     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2005.



                                       REGISTRATION NOS. 333-119611 AND 811-6466

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM N-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                                                             [ ]


                         PRE-EFFECTIVE AMENDMENT NO. 1

                                                                             [X]


                          POST-EFFECTIVE AMENDMENT NO.                       [ ]
                                      AND

                        REGISTRATION STATEMENT UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 40                             [X]

                            ------------------------

                            ML OF NEW YORK VARIABLE
                           ANNUITY SEPARATE ACCOUNT A
                           (EXACT NAME OF REGISTRANT)

                           ML LIFE INSURANCE COMPANY
                                  OF NEW YORK
                              (NAME OF DEPOSITOR)

                            222 BROADWAY, 14TH FLOOR
                               NEW YORK, NY 10038
              (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
               DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (800) 333-6524
                            ------------------------

NAME AND ADDRESS OF AGENT FOR SERVICE:     COPY TO:
BARRY G. SKOLNICK, ESQ.                    STEPHEN E. ROTH, ESQ.
SENIOR VICE PRESIDENT AND GENERAL COUNSEL  MARY E. THORNTON, ESQ.
ML LIFE INSURANCE COMPANY OF NEW YORK      SUTHERLAND ASBILL & BRENNAN LLP
1300 MERRILL LYNCH DRIVE, 2ND FLOOR        1275 PENNSYLVANIA AVENUE, N.W.
PENNINGTON, NEW JERSEY 08534               WASHINGTON, D.C. 20004-2415

                            ------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
                            ------------------------

                     TITLE OF SECURITIES BEING REGISTERED:
   Units of interest in a separate account under flexible premium individual deferred variable annuity contracts.


           EXHIBIT INDEX CAN BE FOUND ON PAGE C-13
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

------------------------------------------------------------

    ML OF NEW YORK VARIABLE ANNUITY
    SEPARATE ACCOUNT A (THE "SEPARATE ACCOUNT")
    FLEXIBLE PREMIUM INDIVIDUAL DEFERRED
    VARIABLE ANNUITY CONTRACT (THE "CONTRACT")
    issued by
    ML LIFE INSURANCE COMPANY OF NEW YORK                                      PROSPECTUS
    HOME OFFICE: 222 Broadway, 14th Floor                                    MARCH 22, 2005
    New York, New York 10038                                             MERRILL LYNCH INVESTOR
    SERVICE CENTER: P.O. Box 44222                                         CHOICE ANNUITY(SM)
    Jacksonville, Florida 32231-4222                                        (INVESTOR SERIES)
    4804 Deer Lake Drive East
    Jacksonville, Florida 32246
    Phone: (800) 333-6524
    offered through
    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
------------------------------------------------------------



This Prospectus describes a flexible premium individual deferred variable annuity contract issued by ML Life Insurance Company of New York ("we" or "us"). The Contract allows the owner (or "you") to accumulate a contract value, and later apply the annuity value to receive fixed annuity payments. This Prospectus provides basic information that you should know before investing. Please read it carefully and keep it for future reference.



The contract value you accumulate under the Contract will fluctuate daily, based on the investment performance of the Separate Account's subaccounts in which you invest. Each subaccount invests in one underlying portfolio. We do not guarantee how any of the portfolios will perform. INVESTING IN THIS CONTRACT INVOLVES RISKS, INCLUDING POSSIBLE LOSS OF SOME OR ALL OF YOUR INVESTMENT.


REPLACING YOUR EXISTING ANNUITY OR LIFE INSURANCE POLICY WITH THIS CONTRACT MAY NOT BE TO YOUR ADVANTAGE.


When you purchase your Contract, you must select one of four Classes of the Contract, each of which has a different surrender charge and asset-based insurance charge. The four available Classes of the Contract are:



P B Class                       P L Class
P C Class                       P XC Class



If you select the XC Class, we will add a bonus amount to your contract value each time you make a premium payment. In certain circumstances, we may take back all or a portion of the bonus amount. The overall expenses for the XC Class will be higher than the expenses for a similar Contract that does not pay a bonus amount. Selecting the XC Class may be beneficial to you only if you own the Contract for a sufficient length of time, and the investment performance of the Separate Account's subaccounts in which you invest is sufficient to compensate for its higher expenses. Over time, the value of the bonus amount(s) could be more than offset by higher expenses.

We put your premium payments as you direct into one or more subaccounts of the Separate Account. In turn, we invest each subaccount's assets in the following corresponding portfolios ("Funds"):


[ ]  MERRILL LYNCH VARIABLE SERIES FUNDS, INC.


       Basic Value V.I. Fund


       Core Bond V.I. Fund


       Domestic Money Market V.I. Fund


       Fundamental Growth V.I. Fund


       Global Allocation V.I. Fund


       Government Bond V.I. Fund


       High Current Income V.I. Fund


       Index 500 V.I. Fund


       International Value V.I. Fund


       Large Cap Core V.I. Fund


       Large Cap Growth V.I. Fund


       Large Cap Value V.I. Fund


       Value Opportunities V.I. Fund



[ ]  MERRILL LYNCH SERIES FUND, INC. (D/B/A FAM SERIES FUND, INC.)


       Mercury Equity Dividend Portfolio


       Mercury Global SmallCap Portfolio


       Mercury International Index Portfolio


       Mercury Low Duration Portfolio


       Mercury Mid Cap Value Opportunities Portfolio


       Mercury Small Cap Index Portfolio



[ ]  MLIG VARIABLE INSURANCE TRUST


       Roszel/Delaware Trend Portfolio


       Roszel/JP Morgan Small Cap Growth Portfolio


       Roszel/Lord Abbett Affiliated Portfolio


       Roszel/Lord Abbett Bond Debenture Portfolio


       Roszel/Lord Abbett Mid Cap Value Portfolio


       Roszel/PIMCO CCM Capital Appreciation Portfolio


       Roszel/PIMCO Small Cap Value Portfolio


       Roszel/Seligman Mid-Cap Growth Portfolio



[ ]  AIM VARIABLE INSURANCE FUNDS


       AIM V.I. Basic Value Fund


       AIM V.I. Mid Cap Core Equity Fund



[ ]  ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.


       AllianceBernstein Small Cap Value Portfolio


       AllianceBernstein Value Portfolio



[ ]  AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.


       VP Ultra(R) Fund



[ ]  AMERICAN FUND INSURANCE SERIES


       Asset Allocation Fund


       Bond Fund


       Growth Fund


       Growth-Income Fund


       International Fund



[ ]  COHEN & STEERS VIF REALTY FUND, INC.



[ ]  DAVIS VARIABLE ACCOUNT FUND, INC.


       Davis Value Portfolio



[ ]  DREYFUS VARIABLE INVESTMENT FUND


       Dreyfus VIF Appreciation Portfolio



[ ]  EATON VANCE VT FLOATING-RATE INCOME FUND



[ ]  FEDERATED INSURANCE SERIES


       Federated Capital Appreciation Fund II


       Federated Kaufmann Fund II



[ ]  FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST


       Templeton Foreign Securities Fund


       Templeton Growth Securities Fund



[ ]  OPPENHEIMER VARIABLE ACCOUNT FUNDS


       Oppenheimer Capital Appreciation Fund/VA


       Oppenheimer Main Street Fund(R)/VA


       Oppenheimer Main Street Small Cap Fund(R)/VA



[ ]  PIONEER VARIABLE CONTRACTS TRUST


       Pioneer Fund VCT Portfolio


       Pioneer High Yield VCT Portfolio


       Pioneer Small Cap Value VCT Portfolio



[ ]  PIMCO ADVISORS VIT


       OpCap Renaissance Portfolio



[ ]  PIMCO VARIABLE INSURANCE TRUST


       CommodityRealReturn Strategy Portfolio


       Real Return Portfolio


       Total Return Portfolio



[ ]  VAN KAMPEN LIFE INVESTMENT TRUST


       Comstock Portfolio



[ ]  WANGER ADVISORS TRUST

       U.S. Smaller Companies



PURCHASES AND REDEMPTIONS OF FUND SHARES; REINVESTMENT. The Separate Account will purchase and redeem shares of the Funds at net asset value to provide benefits under the Contract. Fund distributions to the Separate Account are automatically reinvested at net asset value in additional shares of the Funds.

THIS CONTRACT IS NOT AVAILABLE TO BE PURCHASED AS A
QUALIFIED CONTRACT OR THROUGH A TAX-DEFERRED PLAN.

Please read the current prospectus for each of the Funds available through this Contract carefully before investing and retain them for future reference.



To learn more about the Contract, you may want to read the Statement of Additional Information dated March 22, 2005 (known as the "SAI"). For a free copy of the SAI, simply call or write us at the phone number or address noted above. We have filed the SAI with the U.S. Securities and Exchange Commission ("SEC") and have incorporated it by reference into this Prospectus. (It is legally a part of this Prospectus.) The SAI's table of contents appears at the end of this Prospectus.


The SEC maintains a web site that contains the SAI, material incorporated by reference, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

   THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED THESE CONTRACTS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------
  NOT FDIC INSURED         MAY LOSE VALUE       NO BANK GUARANTEE
-------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


DEFINITIONS.................................................     1

FEE TABLE...................................................     2
  Examples..................................................     4

CAPSULE SUMMARY OF THE CONTRACT.............................     6
  Your Contract in General..................................     6
     Tax-Deferred Accumulation..............................     6
     Accumulation and Annuity Periods.......................     6
     Death Benefit..........................................     6
     Retirement Savings Vehicle.............................     7
     The Separate Account...................................     7
     Tax-Deferred Plans.....................................     7
     Controlling Documents..................................     7
     Other Contracts We Issue...............................     7

  The Classes...............................................     7

  Premiums..................................................     8
     Premium Flexibility....................................     8
     Maximum Premium........................................     8
     Right to Refuse Premiums...............................     8
     Automatic Investment Feature...........................     8
     Premium Allocation.....................................     8
     Maximum Number of Subaccounts..........................     8
     Funds Available for Investment.........................     8

  Transfers Among Subaccounts...............................     8
     Limitation on Transfers................................     8
     Minimum Amounts........................................     8
     Transfer Programs......................................     8

  Partial Withdrawals and Surrender.........................     9
     Partial Withdrawals....................................     9
     Systematic Withdrawal Program..........................     9
     Surrender..............................................     9
     Surrender Charge.......................................     9
     Tax Consequences.......................................     9

  Death Benefits............................................     9
     Standard Death Benefit.................................     9
     GMDB Options...........................................    10

  Annuity Payments..........................................    10

  Fees and Charges..........................................    10
     Asset-Based Insurance Charge...........................    10
     Surrender Charge.......................................    10
     Contract Fee...........................................    10
     Transfer Fee...........................................    10
     Guaranteed Minimum Death Benefit Charge................    10
     Guaranteed Minimum Income Benefit Charge...............    11
     Premium Taxes..........................................    11
     Redemption Fee.........................................    11
     Fund Expenses..........................................    11
     Current/Maximum Fees and Charges.......................    11

  Ten Day Right to Review ("Free Look").....................    11


  Replacement of Contracts..................................    11

ML LIFE INSURANCE COMPANY OF NEW YORK AND THE SEPARATE
  ACCOUNT...................................................    12
  ML Life Insurance Company of New York.....................    12

  The Separate Account......................................    12

  Segregation of Separate Account Assets....................    12

  Number of Subaccounts; Subaccount Investments.............    12

INVESTMENTS OF THE SEPARATE ACCOUNT.........................    13
  General Information and Investment Risks..................    13

  The Funds.................................................    14
     Merrill Lynch Variable Series Funds, Inc. .............    14
     Merrill Lynch Series Fund, Inc. (d/b/a FAM Series Fund,
      Inc.).................................................    16
     MLIG Variable Insurance Trust..........................    17
     AIM Variable Insurance Funds...........................    18
     AllianceBernstein Variable Products Series Fund,
      Inc. .................................................    18
     American Century Variable Portfolios, Inc. ............    19
     American Fund Insurance Series.........................    19
     Cohen & Steers VIF Realty Fund, Inc. ..................    20
     Davis Variable Account Fund, Inc. .....................    20
     Dreyfus Variable Investment Fund.......................    21
     Eaton Vance Variable Trust.............................    21
     Federated Insurance Series.............................    21
     Franklin Templeton Variable Insurance Products Trust...    21
     Oppenheimer Variable Account Funds.....................    22
     Pioneer Variable Contracts Trust.......................    22
     PIMCO Advisors VIT.....................................    23
     PIMCO Variable Insurance Trust.........................    23
     Van Kampen Life Investment Trust.......................    24
     Wanger Advisors Trust..................................    24

  Other Share Classes and Portfolios........................    24

  Purchases and Redemptions of Fund Shares; Reinvestment....    24

  Substitution of Investments...............................    24

FEATURES AND BENEFITS OF THE CONTRACT.......................    25
  Ownership of the Contract.................................    25

  Issuing the Contract......................................    26
     Issue Age..............................................    26
     Information We Need To Issue The Contract..............    26

  Ten Day Right to Review ("Free Look").....................    26

  Classes...................................................    26

  Bonus Payment and Recapture...............................    27

  Premiums..................................................    29
     Minimum and Maximum Premiums...........................    29
     How to Make Payments...................................    29
     Automatic Investment Feature...........................    29
     Premium Investments....................................    29

  Accumulation Units........................................    29

  How Are My Contract Transactions Priced?..................    30

  How Do We Determine The Number of Units?..................    30


  Transfers Among Subaccounts...............................    31
     General................................................    31
     Disruptive Trading.....................................    31

  Dollar Cost Averaging Program.............................    33
     What Is It?............................................    33
     Participating in the DCA Program.......................    33
     Minimum Amounts........................................    33
     When Do We Make DCA Transfers?.........................    33

  Asset Allocation Program..................................    33
     General................................................    33
     Asset Allocation Models................................    34
     Changes to the Composition of the Asset Allocation
      Models................................................    34
     Initial Allocation of the Selected Asset Allocation
      Model.................................................    34
     Quarterly Rebalancing..................................    34
     Allocation of Future Premiums..........................    35
     Other Information......................................    35

  Rebalancing Program.......................................    35

  Partial Withdrawals.......................................    36
     When and How Partial Withdrawals are Made..............    36
     Minimum Amounts........................................    37
     Systematic Withdrawal Program..........................    37

  Surrenders................................................    38

  Death of Annuitant Prior to Annuity Date..................    38

  Death Benefit.............................................    38
     Standard Death Benefit.................................    38
     GMDB Options...........................................    39
       GMDB Base - Return of Premium........................    39
       GMDB Base - Maximum Anniversary Value................    39
     Change of Owner........................................    40
     GMDB Limitation........................................    40
     GMDB Charge............................................    40

  Payment of Death Benefit..................................    40

  Spousal Beneficiary Continuation Option...................    41

  Payments to Contract Owners...............................    41

  Contract Changes..........................................    42

  Annuity Payments..........................................    42
     Evidence of Survival...................................    43
     Misstatement of Age or Sex.............................    43

  Annuity Options...........................................    43
     Death of Owner During Annuity Period...................    43
     Death of Annuitant During the Annuity Period...........    43

  How We Determine Present Value of Future Guaranteed
     Annuity Payments.......................................    44

  Guaranteed Minimum Income Benefit.........................    45
     General................................................    45
     How We Determine the Amount of Your Minimum Guaranteed
      Income................................................    45
     GMIB Base..............................................    45
     GMIB MAV Base..........................................    45
     GMIB Roll-Up Base......................................    46


     GMIB Limitations.......................................    47
     Allocation Guidelines and Restrictions.................    48
     Conditions for Electing to Receive Income Payments.....    48
     Available Annuity Options..............................    49
     Change of Annuitant....................................    49
     GMIB Charge............................................    49

  Misstatement of Age or Sex................................    49

  Inactive Contract.........................................    49

CHARGES, DEDUCTIONS, AND CREDITS............................    49
  Asset-Based Insurance Charge..............................    50

  Surrender Charge..........................................    50
     When Imposed...........................................    50

  How The Surrender Charge Works............................    51
     How Deducted...........................................    51

  Pro Rata Deductions.......................................    52

  Contract Fee..............................................    52

  Transfer Fee..............................................    52

  GMDB Charge...............................................    52

  GMIB Charge...............................................    53

  Other Charges.............................................    53
     Redemption Fee.........................................    53
     Tax Charges............................................    53
     Fund Expenses..........................................    53
     Changes in Contract Charges or Fees....................    53
     Premium Taxes..........................................    53

  Contract Credits..........................................    53

FEDERAL INCOME TAXES........................................    54
  Tax Status of the Contract................................    54
     Diversification Requirements...........................    54
     Owner Control..........................................    54
     Required Distributions.................................    54
     Nonqualified...........................................    54

  Taxation of Annuities.....................................    54
     In General.............................................    54
     Withdrawals and Surrenders.............................    55
     Annuity Payments.......................................    55
     Taxation of Death Benefit Proceeds.....................    55

  Penalty Tax on Some Withdrawals...........................    55

  Transfers, Assignments, or Exchanges of a Contract........    55

  Withholding...............................................    55

  Multiple Contracts........................................    56

  Possible Changes In Taxation..............................    56

  Possible Charge For Our Taxes.............................    56

  Foreign Tax Credits.......................................    56

PERFORMANCE INFORMATION.....................................    56


OTHER INFORMATION...........................................    57
  Notices and Elections.....................................    57

  Voting Rights.............................................    58

  Reports to Contract Owners................................    58

  Material Conflicts........................................    58

  Changes to the Separate Account...........................    59

  Selling the Contract......................................    59

  State Regulation..........................................    60

  Legal Proceedings.........................................    60

  Experts...................................................    60

  Legal Matters.............................................    60

  Registration Statements...................................    60

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL
  INFORMATION...............................................    61

APPENDIX A Example of Bonus Payment and Recapture...........    62

APPENDIX B Example of Maximum Anniversary Value GMDB........    63

APPENDIX C Example of GMIB..................................    64

DEFINITIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

- ACCUMULATION UNIT: A unit of measure used to determine the value of your interest in a subaccount during the accumulation period. There will be Class-distinct accumulation units for each subaccount.


- ACCUMULATION UNIT VALUE: The value of an accumulation unit during a valuation period. Class-distinct accumulation unit values are determined for each subaccount as of the close of trading (generally 4:00 p.m. (ET)) on each day the New York Stock Exchange is open.


- ANNUITANT: Any natural person(s) on whose life annuity payments are based. During the accumulation period, all references to the annuitant shall include any joint annuitants.

- ANNUITY DATE: The date on which you choose to begin receiving annuity payments.


- ANNUITY VALUE: The amount which will be applied to an annuity option on the annuity date. It is the contract value on the annuity date reduced by any charges for premium taxes and any other charges deducted on the annuity date.



- BENEFICIARY(IES): The person(s) or entity(ies) designated by you to receive payment of the death benefit provided under the Contract.


-  CONTRACT ANNIVERSARY: An anniversary of the contract date.

- CONTRACT DATE: The effective date of the Contract. This is usually the business day we receive your initial premium at our Service Center.

- CONTRACT VALUE: The total value of your interest in the Contract as of the end of the valuation period.


- CONTRACT YEAR: A one year period starting on the contract date and on each contract anniversary thereafter.


- INDIVIDUAL RETIREMENT ACCOUNT OR ANNUITY ("IRA"): A retirement arrangement meeting the requirements of Section 408 or 408A of the Internal Revenue Code ("IRC").

-  MATURITY DATE: The latest possible annuity date.

- MONTHAVERSARY: The contract date and the same calendar day of each successive month during the accumulation period. If the contract date falls on the 29(th), 30(th), or 31(st) and there is no corresponding date in a subsequent month, the monthaversary will be the last day of that month.

- NET INVESTMENT FACTOR: An index used to measure the investment performance of a subaccount from one valuation period to the next valuation period. There will be a Class-distinct net investment factor for each subaccount.

- NONQUALIFIED CONTRACT: A Contract issued in connection with a retirement arrangement other than a qualified arrangement described in the IRC.

- QUALIFIED CONTRACT: A Contract issued in connection with a retirement arrangement described under Section 401(a), 403(b), 408, or 408A of the IRC.

- QUARTERVERSARY: The same calendar day of each successive three month period during the accumulation period, beginning with the contract date. If the contract date falls on the 29(th), 30(th), or 31(st) and there is no corresponding date in a subsequent third month, the quarterversary will be the last day of that third month.


- SURRENDER VALUE: The amount available upon surrender of the Contract. It is equal to the contract value reduced by any charges, including the surrender charge, and any applicable recapture of bonus amounts, and increased by any credits, which apply upon surrender.


- TAX SHELTERED ANNUITY: A Contract issued in connection with a retirement arrangement that receives favorable tax status under Section 403(b) of the IRC.


- VALUATION PERIOD: The interval from one determination of the accumulation unit value for a subaccount to the next such determination.

FEE TABLE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer contract value between the subaccounts. State premium taxes may also be deducted.



CONTRACT OWNER TRANSACTION EXPENSES



                Sales Load Imposed on Premiums                     None
         Surrender Charge
                                         AS A % OF PREMIUM WITHDRAWN
   COMPLETE YEARS ELAPSED SINCE
     PAYMENT OF EACH PREMIUM
                                    B CLASS   L CLASS   C CLASS  XC CLASS
             0 years                  7.0%      6.0%     2.0%      8.0%
              1 year                  6.0%      5.0%     0.0%      8.0%
             2 years                  5.0%      4.0%     0.0%      7.0%
             3 years                  4.0%      3.0%     0.0%      7.0%
             4 years                  3.0%      0.0%     0.0%      6.0%
             5 years                  2.0%      0.0%     0.0%      6.0%
             6 years                  1.0%      0.0%     0.0%      5.0%
             7 years                  0.0%      0.0%     0.0%      4.0%
             8 years                  0.0%      0.0%     0.0%      3.0%
             9 years                  0.0%      0.0%     0.0%      0.0%
                                                                 MAXIMUM
                                                        CURRENT  --------
                                                        -------
         Transfer Fee(1)                                  $25      $30



The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses. This table also includes the charges you will pay if you add optional riders to your Contract.


-------------------------------


(1) There is no charge for the first 12 transfers in a contract year.

PERIODIC CHARGES OTHER THAN FUND EXPENSES



SEPARATE ACCOUNT ANNUAL EXPENSES (AS A
PERCENTAGE OF AVERAGE DAILY NET ASSETS IN THE
SUBACCOUNTS)(2)                                     B CLASS   L CLASS   C CLASS   XC CLASS
     Maximum Asset-Based Insurance Charge            2.00%     2.00%     2.00%      2.00%
     Current Asset-Based Insurance Charge for all
     subaccounts other than those noted below        1.25%     1.45%     1.60%      1.65%
     Current Asset-Based Insurance Charge for the
     Pioneer High Yield VCT and Pioneer Small Cap
     Value VCT Subaccounts                           1.20%     1.40%     1.55%      1.60%
     Current Asset-Based Insurance Charge for the
     Cohen & Steers VIF Realty, Dreyfus VIF
     Appreciation, Eaton Vance VT Floating-Rate
     Income, Templeton Foreign Securities,
     Templeton Growth Securities, Oppenheimer
     Capital Appreciation, Oppenheimer Main
     Street, Oppenheimer Main Street Small Cap,
     and Pioneer Fund VCT Subaccounts                1.15%     1.35%     1.50%      1.55%
     Current Asset-Based Insurance Charge for the
     American Funds Asset Allocation, Bond,
     Growth, Growth-Income, and International
     Subaccounts                                     1.40%     1.60%     1.75%      1.80%



                                                                  CURRENT            MAXIMUM
OTHER CHARGES
     Annual Contract Fee(3)                                          $50                $75
ANNUAL CHARGE FOR OPTIONAL RIDERS(4)
     Return of Premium GMDB(5)                                      0.15%              0.40%
     Maximum Anniversary Value GMDB(5)                              0.25%              0.65%
     GMIB(6)                                                        0.50%              0.90%


-------------------------------


(2) To the extent that a Fund, its investment adviser, or its affiliate pays us or our affiliates compensation that is more or less than 0.35% of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue, we may adjust the current asset-based insurance charge for that subaccount. If we adjust this charge, for each 0.05% that the compensation we or our affiliates receive exceeds 0.35%, we reduce the asset-based insurance charge for that subaccount by 0.05%. Similarly, for each 0.05% that the compensation we or our affiliates receive is less than 0.35% of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue, we increase the asset-based insurance charge by 0.05%.



(3) The contract fee will be assessed annually on each contract anniversary and upon surrender or annuitization only if the greater of contract value (less uncollected charges) or premiums (less withdrawals) is less than $50,000.



(4) Each of these charges will be calculated on each monthaversary by multiplying the respective base by the respective current charge percentage and dividing the resulting amount by 12. The sum of the charges calculated on each of the three previous monthaversaries is collected on each quarterversary. If you terminate these riders at any time other than on a quarterversary, we will deduct from the contract value a pro rata amount of any charges that would be collected on the next quarterversary. We won't deduct these charges after the annuity date.



(5) The GMDB Base is generally the minimum value that would be paid under the applicable GMDB. For more information, see "Death Benefit."



(6) The GMIB Base is the amount used to calculate the monthly income payable under the GMIB. For more information, see "Guaranteed Minimum Income Benefit."

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.



RANGE OF EXPENSES FOR THE FUNDS(7)                              MINIMUM        MAXIMUM
TOTAL ANNUAL FUND OPERATING EXPENSES (total of all expenses
  that are deducted from Fund assets, including management
  fees, 12b-1 fees, shareholder service fees, and other
  expenses)(8)                                                     0.38%         3.645%
NET ANNUAL FUND OPERATING EXPENSES (total of all expenses
  that are deducted from Fund assets, including management
  fees, 12b-1 fees, shareholder service fees, and other
  expenses - after any contractual waivers or reimbursements
  of fees and expenses)(9)                                         0.38%         3.645%



                                    EXAMPLES



These Examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner Transaction Expenses, Separate Account Annual Expenses (including the current asset-based insurance charge for the most expensive subaccount), the current Annual Contract Fee, the current Maximum Anniversary Value Charge, the current GMIB Charge, and Annual Fund Operating Expenses.



EXAMPLE 1. This Example assumes that you invest $10,000 in a B Class Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the (a) maximum and (b) minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:



(1)  If you surrender the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)          $1,222                $2,226                $3,234                $5,927
  (b)          $  900                $1,271                $1,649                $2,931


-------------------------------


(7) The Fund expenses used to prepare this table were provided to us by the Funds. We have not independently verified such information. The expenses shown are those incurred for the year ended December 31, 2003 or estimated for the current year. Current or future expenses may be greater or less than those shown. The investment adviser for certain Funds may voluntarily reimburse or waive Fund expenses. For more information about these arrangements, consult the prospectuses for the Funds.



(8) The maximum expenses shown are for the Federated Kaufmann Fund II. Although not contractually obligated to do so, the adviser, administrator, distributor, and shareholder services provider to this Fund expect to waive and reimburse certain amounts, including the management fee, distribution (12b-1) fee, and shareholder services fee. Total annual operating expenses paid by the Fund (after the anticipated voluntary waiver and reimbursement) are expected to be 1.50% for the fiscal year ending December 31, 2004.



(9) The range of Net Annual Fund Operating Expenses takes into account contractual arrangements for certain Funds that require the investment adviser to reimburse or waive fund expenses above a specified threshold until at least May 1, 2005. For more information about these arrangements, consult the prospectuses for the Funds.

(2) If you annuitize or remain invested in the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)           $598                 $1,792                $2,980                $5,927
  (b)           $253                 $  783                $1,349                $2,931



EXAMPLE 2. This Example assumes that you invest $10,000 in an L Class Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the (a) maximum and (b) minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:



(1)  If you surrender the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)          $1,151                $2,193                $3,066                $6,070
  (b)          $  827                $1,233                $1,452                $3,140



(2) If you annuitize or remain invested in the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)           $618                 $1,847                $3,066                $6,070
  (b)           $273                 $  845                $1,452                $3,140



EXAMPLE 3. This Example assumes that you invest $10,000 in a C Class Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the (a) maximum and (b) minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:



(1)  If you surrender the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)           $811                 $1,889                $3,131                $6,174
  (b)           $473                 $  892                $1,530                $3,293



(2) If you annuitize or remain invested in the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)           $633                 $1,889                $3,131                $6,174
  (b)           $289                 $  892                $1,530                $3,293



EXAMPLE 4. This Example assumes that you invest $10,000 in an XC Class Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the (a) maximum and (b) minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:



(1)  If you surrender the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)          $1,858                $2,745                $3,800                $6,455
  (b)          $1,527                $1,780                $2,207                $3,455

(2) If you annuitize or remain invested in the Contract at the end of the applicable time period:



               1 YEAR                3 YEARS               5 YEARS              10 YEARS
  (a)           $663                 $1,978                $3,277                $6,455
  (b)           $304                 $  937                $1,607                $3,455



The Examples reflect the $50 contract fee as 0.05% based on our estimates of anticipated contract size. Contractual waivers and reimbursements are reflected in the first year of the Example, but not in subsequent years. See the "Charges, Deductions, and Credits" section in this Prospectus and the Fund prospectuses for a further discussion of fees and charges.



THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN OF ANY FUND. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR THE PURPOSE OF THE EXAMPLES.



Because the Contracts were not offered for sale prior to March 22, 2005, condensed financial information is not available.



CAPSULE SUMMARY OF THE CONTRACT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This summary provides only a brief overview of the more important features of the Contract. You may obtain more detailed information about the Contract later in this prospectus and in the Statement of Additional Information ("SAI"). PLEASE READ THIS PROSPECTUS CAREFULLY.

                            YOUR CONTRACT IN GENERAL

   - TAX-DEFERRED ACCUMULATION. This annuity is a contract between you (the contract owner) and us in which you agree to make one or more payments to us and, in return, we agree to make a series of payments to you at a later date. The Contract gives you the opportunity to accumulate earnings on your contract value that are generally tax-deferred until:

           - you take money out of the Contract by surrender or partial withdrawal,

           -  we make annuity payments to you,

           -  or we pay the death benefit.

      Your contract value will increase or decrease depending on the investment performance of the subaccounts to which you allocate premiums and transfer contract value, the premiums you pay, the fees and charges we deduct, and the effects of any Contract transactions (such as transfers and partial withdrawals) on your contract value.


   - ACCUMULATION AND ANNUITY PERIODS. Like all deferred annuities, the Contract has two phases: the "pay-in" or accumulation period and the "payout" or annuity period. During the accumulation period, you can allocate premiums and transfer contract value among any combination of subaccounts offered under the Contract. The annuity period begins once you start receiving regular annuity payments from the Contract. You may receive annuity payments under one of the available fixed annuity payment options. The contract value you accumulate during the accumulation period will determine the dollar amount of any annuity payments you receive.



   - DEATH BENEFIT. The Contract also provides a death benefit payable if the owner (or the first owner to die, if the Contract has co-owner, or the annuitant if the owner is a non-natural person) dies before the annuity date.

   - RETIREMENT SAVINGS VEHICLE. The Contract is designed to be a long-term investment in order to provide annuity benefits for you. If you withdraw money from the Contract prematurely, you may incur substantial charges. In addition, any money you take out of the Contract to the extent of gain is subject to tax, and if taken before age 59 1/2 may also be subject to a 10% federal penalty tax. FOR THESE REASONS, YOU NEED TO CONSIDER YOUR CURRENT AND SHORT-TERM INCOME NEEDS CAREFULLY BEFORE YOU DECIDE TO BUY THE CONTRACT.



   - THE SEPARATE ACCOUNT. You may allocate premium(s) to up to 20 of 57 subaccounts. Each subaccount invests exclusively in one of the Funds listed in the beginning of this Prospectus. We reserve the right to offer other subaccounts in the future. Your investment returns on amounts you allocate to the subaccounts will fluctuate each day with the investment performance of those subaccounts and will be reduced by Contract fees and charges. YOU BEAR THE ENTIRE INVESTMENT RISK FOR AMOUNTS YOU ALLOCATE TO THE SUBACCOUNTS.


   - TAX-DEFERRED PLANS. The Contract is only available as a nonqualified contract. It may not be issued as an IRA, Roth IRA, tax-sheltered annuity, SEP IRA, SIMPLE IRA, or purchased through an established tax-qualified custodial account or in connection with a qualified retirement plan or
      Section 457(b) plan.

   - CONTROLLING DOCUMENTS. This Prospectus provides a general description of the Contracts. Your actual Contract and any riders or endorsements are the controlling documents. If you would like to review a copy of the Contract or any riders or endorsements, contact our Service Center.

   - OTHER CONTRACTS WE ISSUE. We offer other variable annuity contracts that are available in different markets and have different fund selections. To obtain more information about these contracts, contact our Service Center or your Financial Advisor.

       FOR INFORMATION CONCERNING COMPENSATION PAID FOR THE SALE OF CONTRACTS, SEE "OTHER INFORMATION - SELLING THE CONTRACT."

                                  THE CLASSES


   - The Contract allows you to select one of four different charge structures based on your specific situation. Each different charge structure is referred to as a "Class." Each Class imposes a different level of surrender charge and asset-based insurance charge. Your Financial Advisor can assist you in selecting the Class that is right for you, based on your needs and preferences. Prior to issuance, you must select one of the four available Classes of the Contract:



           - B CLASS, which imposes a surrender charge on withdrawals equal to a maximum of 7.0% of each premium payment, reducing annually over 7 years following the premium payment, and an asset-based insurance charge that varies by subaccount and currently ranges from 1.15% to 1.40% of subaccount assets (guaranteed not to exceed 2.00%);



           - L CLASS, which imposes a surrender charge on withdrawals equal to a maximum of 6.0% of each premium payment, reducing annually over 4 years following the premium payment, and an asset-based insurance charge that varies by subaccount and currently ranges from 1.35% to 1.60% of subaccount assets (guaranteed not to exceed 2.00%);



           - C CLASS, which imposes a surrender charge on withdrawals equal to 2.0% of each premium payment during the first year following the payment of each premium and an asset-based insurance charge that varies by subaccount and currently ranges from 1.50% to 1.75% of subaccount assets (guaranteed not to exceed 2.00%); and



           - XC CLASS, which imposes a surrender charge on withdrawals equal to a maximum of 8.0% of each premium payment, reducing over 9 years following the premium payment, and an asset-based insurance charge that varies by subaccount and currently ranges from 1.55% to 1.80% of subaccount assets (guaranteed not to exceed 2.00%). If you select this Class, we will add a bonus amount to your contract value each time you make a premium payment. Under certain circumstances, we may recapture all or a portion of the bonus amount.

                                    PREMIUMS

   - PREMIUM FLEXIBILITY. Generally, before the annuity date you can pay premiums as often as you like. The initial premium payment must be $10,000 or more. Subsequent premiums must be $50 or more. The minimum premiums do not vary by Class.


   - MAXIMUM PREMIUM. We may refuse to issue a Contract or accept additional premiums if the total premiums paid under all variable annuity contracts issued by us or our affiliate, Merrill Lynch Life Insurance Company, and owned by you (or any co-owner or the annuitant, if the contract owner is a non-natural person) exceed $1,000,000 (for contract owners under age 70) and $500,000 (for contract owners age 70 or older).



   - RIGHT TO REFUSE PREMIUMS. We reserve the right to refuse to accept any premium payments. No additional premiums may be paid on or after the owner's (or older co-owner's or annuitant's, if the owner is a non-natural person) 81(st) birthday for XC Class Contracts, 83(rd) birthday for B Class Contracts and 85(th) birthday for L and C Class Contracts.


   - AUTOMATIC INVESTMENT FEATURE. Under the automatic investment feature, you can make subsequent premium payments systematically from your Merrill Lynch brokerage account. For more information, see "Automatic Investment Feature."

   - PREMIUM ALLOCATION. We will put premiums into the subaccounts you've selected.

   - MAXIMUM NUMBER OF SUBACCOUNTS. Currently, you may allocate premiums or contract value among up to 20 of the available subaccounts. Generally, within certain limits you may transfer contract value periodically among subaccounts.

   - FUNDS AVAILABLE FOR INVESTMENT. The Funds available for investment are listed at the beginning of this Prospectus. Each subaccount invests in a corresponding Fund. If you want detailed information about the investment objectives of the Funds, see "Investments of the Separate Account" and the prospectuses for the Funds.

                          TRANSFERS AMONG SUBACCOUNTS


   - LIMITATION ON TRANSFERS. Before the annuity date, you may transfer all or part of your contract value among the subaccounts up to twelve times per contract year without charge. You may make more than twelve transfers among available subaccounts during a contract year, but we will charge $25 per extra transfer (guaranteed not to exceed $30). See "Transfers Among Subaccounts." We may impose additional restrictions on transfers that violate our Disruptive Trading Procedures. See "Transfers Among Subaccounts - Disruptive Trading."



   - MINIMUM AMOUNTS. Your transfer from a subaccount must be for a minimum of $100 or the total value in a subaccount, if less. Your minimum value remaining in a subaccount after a transfer must be at least $100, or we will transfer the total subaccount value.



   - TRANSFER PROGRAMS. Several specialized transfer programs are available at no additional cost under the Contract. You cannot use more than one such program at a time.



           - First, we offer a Dollar Cost Averaging Program where money you've put in a designated subaccount is systematically transferred monthly or quarterly into other subaccounts you select without charge. The program may allow you to take advantage of fluctuations in fund share prices over time. There is no guarantee that Dollar Cost Averaging will result in lower average prices or protect against market loss. (See "Dollar Cost Averaging Program.")

           - Second, through participation in the Asset Allocation Program, you may select one of five asset allocation models. Unless you instruct us otherwise, your contract value is automatically rebalanced at the end of each calendar quarter based on the asset allocation model selected. (See "Asset Allocation Program.")


           - Third, you may choose to participate in the Rebalancing Program where we automatically reallocate your contract value quarterly, semi-annually, or annually in order to maintain a particular percentage allocation among the subaccounts that you select. (See "Rebalancing Program.")

                       PARTIAL WITHDRAWALS AND SURRENDER


   - PARTIAL WITHDRAWALS. At any time prior to the annuity date, you may submit a written request to withdraw part of your surrender value, subject to the following rules.


           -  You must request at least $100.

           - Surrender charges may apply and, for XC Class Contracts, bonus amounts may be recaptured.


           - We will not process a withdrawal which would reduce the surrender value below $5,000.


   - SYSTEMATIC WITHDRAWAL PROGRAM. Additionally, under a Systematic Withdrawal Program, you may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually, or annually. For more information, see "Systematic Withdrawal Program."


   - SURRENDER. At any time prior to annuitization, you may submit a written request to surrender your Contract and receive its surrender value in a lump sum or apply it under an Annuity Option (See "Annuity Options"). A surrender may be subject to a surrender charge and, for XC Class Contracts, any bonus amounts subject to recapture will be deducted.



   - SURRENDER CHARGE. Surrenders and partial withdrawals may be subject to a surrender charge with the amount of the charge and the period that it applies depending on the Class (see "Surrender Charge"). However, we won't impose a surrender charge to the extent that withdrawals from the Contract in a contract year do not exceed the "free withdrawal amount" determined as of the date of the withdrawal request. The "free withdrawal amount" equals the greater of (a) the sum of: 10% of each premium subject to a surrender charge (not to exceed the amount of each premium that had not been previously withdrawn as of the beginning of the contract year), less any prior withdrawals during that contract year; and (b) the gain in the Contract plus premiums remaining in the Contract that are no longer subject to a surrender charge. The gain in the Contract equals the excess, if any, of the contract value (less uncollected charges and any bonus amounts subject to recapture) just prior to the withdrawal over total premiums paid into the Contract less prior withdrawals of these premiums.


   - TAX CONSEQUENCES. A partial withdrawal or surrender may have adverse tax consequences, including the imposition of a penalty tax on withdrawals prior to age 59 1/2.

                                 DEATH BENEFITS


   - STANDARD DEATH BENEFIT. The Contract provides a death benefit if you die before the annuity date. Unless you select an optional guaranteed minimum death benefit ("GMDB"), the death benefit equals the contract value, less uncollected charges and any bonus amounts credited in the 6 months prior to the owner's (or the first owner's to die, if the Contract has co-owners or the annuitant's if the owner is a non-natural person) date of death. If any owner (or the annuitant, if the owner is a non-natural person) is over the age of 75 on the contract date, the GMDB options are not available so the standard death benefit will apply.

   - GMDB OPTIONS. For an additional charge, you may elect one of the following GMDB options:


           -  Return of Premium
           -  Maximum Anniversary Value


   If you elect a GMDB option, the death benefit will not be less than the applicable GMDB Base.



   You can find more detailed information about the death benefit, the GMDB options, and how they are calculated, including age limitations that apply, under "Death Benefit."


   The payment of a death benefit may have tax consequences (see "Federal Income Taxes").

                                ANNUITY PAYMENTS

   - Annuity payments begin on the annuity date and are made under the annuity option you select.


   - You may select an annuity date that may not be earlier than the first Contract anniversary and may not be later than the maturity date. The maturity date is the oldest annuitant's 90th birthday. If you do not select an annuity date, the annuity date is the maturity date. Details about the annuity options available under the Contract can be found under "Annuity Options."


   -  Annuity payments may have tax consequences (see "Federal Income Taxes").


   - If the annuitant and any joint annuitant are not over the age of 75 on the contract date, you may elect the Guaranteed Minimum Income Benefit ("GMIB") for an additional charge. The GMIB is an optional rider that provides you the ability to receive guaranteed minimum monthly fixed payments in the future if you annuitize under the terms and conditions of the GMIB rider.


                                FEES AND CHARGES


   - ASSET-BASED INSURANCE CHARGE. We currently impose an asset-based insurance charge to cover expenses and certain risks. The amount of the charge varies by Class and subaccount. We deduct the asset-based insurance charge daily from the net asset value of the subaccounts. We don't deduct this charge after the annuity date.


   - SURRENDER CHARGE. We may impose a surrender charge only if you surrender or take a withdrawal from your Contract. The amount and period of the surrender charge varies by Class.


   - CONTRACT FEE. If the greater of contract value (less uncollected charges), or premiums (less withdrawals), is less than $50,000, we currently impose a $50 contract fee on each contract anniversary and upon surrender or annuitization to reimburse us for expenses related to maintenance of these Contracts. This contract fee will not exceed $75. We don't deduct this fee upon payment of a death benefit or after the annuity date.



   - TRANSFER FEE. You may make up to twelve transfers among subaccounts per contract year without charge. If you make more than twelve, we will charge you $25 (guaranteed not to exceed $30) for each extra transfer. We deduct this fee pro rata from the amount transferred. Transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge.



   - GUARANTEED MINIMUM DEATH BENEFIT CHARGE. If you elect a GMDB, we deduct a charge that compensates us for the costs and risks we assume in providing this benefit. We won't deduct this charge after the annuity date. The GMDB charge varies according to the type of GMDB that you choose. The amount of the GMDB charge is calculated on each monthaversary by multiplying the applicable GMDB Base by the current annual GMDB charge percentage and dividing the resulting amount by 12. On each quarterversary, we deduct the sum of the GMDB charges calculated on each of the three previous monthaversaries. If the GMDB rider is terminated at any time other than on a quarterversary, we will deduct from the contract value a pro rata amount of any charges that would be collected on the next quarterversary.



   - GUARANTEED MINIMUM INCOME BENEFIT CHARGE. If you elect the GMIB, we will deduct a charge that compensates us for the costs and risks we assume in providing this benefit. We won't deduct this charge after the annuity date. The amount of the GMIB charge is calculated on each monthaversary by multiplying the GMIB Base by the current annual GMIB charge percentage and dividing the resulting amount by 12. On each quarterversary, we deduct the sum of the GMIB charges calculated on each of the three previous monthaversaries. If the GMIB rider is terminated at any time other than on a quarterversary, we will deduct from the contract value a pro rata amount of any charges that would be collected on the next quarterversary.



   - PREMIUM TAXES. On the annuity date, we deduct a charge for any premium taxes imposed by a state. Premium tax rates vary from jurisdiction to jurisdiction. They currently range from 0% to 3.5%. New York does not currently impose a premium tax on annuity contracts.



   - REDEMPTION FEE. We reserve the right to collect any redemption fee imposed by any Fund or if required by any regulatory authority.


   - FUND EXPENSES. You will bear the costs of advisory fees and operating expenses deducted from Fund assets.


   - CURRENT/MAXIMUM FEES AND CHARGES. We may change the current charges for the asset-based insurance charge, the Contract Fee, the Transfer Fee, the GMDB Charge, and the GMIB Charge, but the charges will never exceed the maximum charges listed in the Fee Table.

       YOU CAN FIND DETAILED INFORMATION ABOUT ALL FEES AND CHARGES IMPOSED ON THE CONTRACT UNDER "CHARGES, DEDUCTIONS, AND CREDITS."

                     TEN DAY RIGHT TO REVIEW ("FREE LOOK")

   - When you receive the Contract, review it carefully to make sure it is what you intended to purchase. Generally, within 10 days (60 days in the case of a replacement) after you receive the Contract, you may return it for a refund. The Contract will then be deemed void.


   - To receive a refund, return the Contract to the Service Center or to the Financial Advisor who sold it. We will refund the greater of the contract value (less any bonus amounts) or your premiums (less any withdrawals).


                               REPLACEMENT OF CONTRACTS

   - Generally, it is not advisable to purchase a Contract as a replacement for an existing annuity contract or life insurance policy. You should replace an existing contract only when you determine that the Contract is better for you. You may have to pay a surrender charge on your existing contract, and the new Contract may impose a new surrender charge period. Before you buy a Contract, ask your Financial Advisor if purchasing a Contract will be advantageous, given the Contract's features, benefits, and charges compared to your existing contract.

   - You should talk to your tax advisor to make sure that a replacement purchase will qualify as a tax-free exchange. If you surrender your existing contract for cash and then buy the Contract, you may have to pay federal income taxes, including possible penalty taxes, on the surrender. Also, because we will not issue the Contract until we have received the initial premium from your existing insurance company, the issuance of the Contract may be delayed.

ML LIFE INSURANCE COMPANY OF NEW YORK AND THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     ML LIFE INSURANCE COMPANY OF NEW YORK


We are a stock life insurance company organized under the laws of the State of New York on November 28, 1973 and engaged in the sale of life insurance and annuity products. We are an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), a corporation whose common stock is traded on the New York Stock Exchange. Our financial statements can be found in the Statement of Additional Information. You should consider them only in the context of our ability to meet any Contract obligation.


                              THE SEPARATE ACCOUNT

The ML of New York Variable Annuity Separate Account A (the "Separate Account") offers through its subaccounts a variety of investment options. Each option has a different investment objective.

We established the Separate Account on August 14, 1991. It is governed by New York law, our state of domicile. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. The Separate Account meets the definition of a separate account under the federal securities laws. The Separate Account's assets are segregated from all of our other assets.

                     SEGREGATION OF SEPARATE ACCOUNT ASSETS


Effect of              -  Obligations to contract owners and beneficiaries that arise
Segregation               under the Contract are our obligations.
                       -  We own all of the assets in the Separate Account.
                       -  The Separate Account's income, gains, and losses, whether or not realized, derived from Separate Account assets are
                          credited to or charged against the Separate Account without regard to our other income, gains, or losses.
                       -  The assets in each Separate Account will always be at least equal to the reserves and other liabilities of the Separate
                          Account.
                       -  If the Separate Account's assets exceed the required
                          reserves and other Contract liabilities, we may transfer the excess to our general account.
                       -  Under New York insurance law the assets in the Separate
                          Account, to the extent of its reserves and liabilities, may not be charged with liabilities arising out of any other
                          business we conduct nor may the assets of the Separate
                          Account be charged with any liabilities of other separate
                          accounts.


                 NUMBER OF SUBACCOUNTS; SUBACCOUNT INVESTMENTS


Subaccounts            -  There are 57 subaccounts currently available through the
                          Separate Account. All subaccounts invest in a corresponding
                          Fund.
                       -  Subaccounts may be added or closed in the future.


Performance of         -  Although the investment objectives and policies of certain
Similar Funds             Funds are similar to the investment objectives and policies of other portfolios that may be managed or sponsored by the same investment adviser, subadviser, manager, or sponsor, we do not represent or assure that the investment results will be comparable to those of any other portfolio, even where
                          the investment adviser, subadviser, or manager is the same.
                       -  Certain Funds available through the Contract have names similar to funds not available through the Contract. The
                          performance of a fund not available through the Contract
                          does not indicate performance of a similarly named Fund
                          available through the Contract. Differences in portfolio
                          size, actual investments held, fund expenses, and other
                          factors all contribute to differences in fund performance.
                          For all these reasons, you should expect investment results to differ.


INVESTMENTS OF THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    GENERAL INFORMATION AND INVESTMENT RISKS


Information about investment objectives, management, policies, restrictions, expenses, risks, and all other aspects of fund operations can be found in the Funds' prospectuses and Statements of Additional Information. Read these carefully before investing. Fund shares are currently sold to our separate accounts, as well as separate accounts of Merrill Lynch Life Insurance Company (an indirect wholly owned subsidiary of Merrill Lynch & Co.), and insurance companies not affiliated with us, to fund benefits under certain variable annuity and variable life insurance contracts. Shares of these Funds may be offered to certain pension or retirement plans.



The investment adviser of a Fund (or its affiliates) may pay compensation to us or our affiliates, which may be significant, in connection with administration, distribution, or other services provided with respect to the Funds and their availability through the Contracts. The amount of this compensation is based upon a percentage of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue. These percentages differ, and some advisers (or affiliates) may pay more than others. These percentages currently range from 0.20% to 0.35%. In addition, certain Funds make 12b-1 payments to Distributor under their distribution plans in consideration of services provided and expenses incurred by Distributor in distributing Fund shares (see the Fund prospectuses). These payments currently range from 0.15% to 0.25% of Separate Account assets invested in a particular Fund. Merrill Lynch receives additional compensation on assets invested in Merrill Lynch's proprietary funds (i.e., the Merrill Lynch Variable Series Funds, Inc., Merrill Lynch Series Fund, Inc. (d/b/a FAM Series Fund, Inc.), and the MLIG Variable Insurance Trust) because its affiliates provide the Funds with investment advisory, administrative, transfer agency, distribution, and/or other services. Thus, Merrill Lynch may receive more revenue with respect to proprietary funds than nonproprietary funds.



We may receive different compensation from some Funds (or their investment advisers or affiliates) than from others. To the extent that a Fund, its investment adviser, or its affiliate pays us or our affiliates compensation that is more or less than 0.35% of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue, we may adjust the current asset-based insurance charge for that subaccount. If we adjust the asset-based insurance charge, for each 0.05% that the compensation we or our affiliates receive exceeds 0.35%, we reduce the asset-based insurance charge for that subaccount by 0.05%. Similarly, for each 0.05% that the compensation we or our affiliates receive is less than 0.35% of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue, we increase the asset-based insurance charge by 0.05%. For example, if we receive compensation from a Fund, its investment adviser, or its affiliate of 0.47%, we would decrease the asset-based insurance charge by 0.10%, not 0.12%, to 0.37% for that subaccount.

Generally, you should consider the Funds as long-term investments and vehicles for diversification, but not as a balanced investment program. Many of these Funds may not be appropriate as the exclusive investment to fund a Contract for all contract owners. The Fund prospectuses also describe certain additional risks, including investing on an international basis or in foreign securities and investing in lower rated or unrated fixed income securities. There is no guarantee that any Fund will be able to meet its investment objectives. Meeting these objectives depends upon future economic conditions and upon how well Fund management anticipates changes in economic conditions.


                                   THE FUNDS



The following tables summarize each Fund's investment objective(s) and policies. There is no assurance that any of the Funds will achieve the stated objective(s).



MERRILL LYNCH VARIABLE SERIES FUNDS, INC.



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
BASIC VALUE V.I. FUND      This Fund seeks capital appreciation and, secondarily,
(Class I)                  income by investing in securities, primarily equities, that management of the Fund believes are undervalued and
                           therefore represent basic investment value. The Fund's
                           investment adviser is Merrill Lynch Investment Managers,
                           L.P. ("MLIM"). MLIM receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
CORE BOND V.I. FUND        This Fund seeks to obtain a high level of current income.
(Class I)                  Secondarily, the Fund seeks capital appreciation when
                           consistent with the foregoing objective. The Fund invests
                           primarily in fixed income securities of any maturity rated investment grade, or, if unrated, of comparable quality. The
                           Fund's investment adviser is MLIM. MLIM receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
DOMESTIC MONEY MARKET      This Fund seeks to preserve capital, maintain liquidity, and
V.I. FUND (Class I)        achieve the highest possible current income consistent with the foregoing objectives by investing in short-term domestic money market securities. Although the Domestic Money Market
                           V.I. Fund seeks to preserve capital, it is possible to lose money by investing in this Fund. During extended periods of low interest rates, the yields of the Domestic Money Market
                           V.I. Subaccount also may become extremely low and possibly negative. The Fund's investment adviser is MLIM. MLIM
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------
FUNDAMENTAL GROWTH V.I.    This Fund seeks long-term growth of capital. The Fund
FUND (Class I)             purchases primarily common stocks of U.S. companies that
                           Fund management believes have shown above-average rates of growth earnings over the long-term. The Fund will generally invest at least 65% of its total assets in equity
                           securities. The Fund's investment adviser is MLIM. MLIM
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------
GLOBAL ALLOCATION V.I.     This Fund seeks high total investment return by investing
FUND (Class I)             primarily in a portfolio of equity and fixed-income
                           securities, including convertible securities, of U.S. and
                           foreign issuers. The Fund seeks to achieve its objective by investing primarily in securities of issuers located in
                           North and South America, Europe, Australia, and the Far
                           East. The Fund's investment adviser is MLIM. MLIM receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------

         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
GOVERNMENT BOND V.I.       This Fund seeks the highest possible current income
FUND (Class I)             consistent with the protection of capital afforded by
                           investing in debt securities issued or guaranteed by the
                           U.S. government, its agencies, or by instrumentalities. The
                           Fund's investment adviser is MLIM. MLIM receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
HIGH CURRENT INCOME        This Fund seeks to obtain a high level of current income.
V.I. FUND (Class I)        Secondarily, the Fund seeks capital appreciation to the
                           extent consistent with the foregoing objective. The Fund
                           invests principally in fixed-income securities that are
                           rated in the lower rating categories of the established
                           rating services or in unrated securities of comparable
                           quality (including securities commonly known as "junk
                           bonds"). Investment in such securities entails relatively
                           greater risk of loss of income or principal. In an effort to minimize risk, the Fund will diversify its holdings among
                           many issuers. However, there can be no assurance that
                           diversification will protect the Fund from widespread
                           defaults during periods of sustained economic downturn. The
                           Fund's investment adviser is MLIM. MLIM receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
INDEX 500 V.I. FUND        This Fund seeks investment results that, before expenses,
(Class I)                  replicates the total return of the Standard & Poor's 500
                           Composite Stock Price Index (the "S&P 500 Index"). The
                           Fund's investment adviser is MLIM. MLIM receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
INTERNATIONAL VALUE        This Fund seeks to provide current income and long-term
V.I. FUND (Class I)        growth of income, accompanied by growth of capital. In
                           investing the Fund's assets, the investment adviser invests primarily in equities in developed countries outside the
                           United States that Fund management believes are currently
                           undervalued by the market and thus would have a lower price than their true worth. The Fund's investment adviser is
                           MLIM. MLIM receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
LARGE CAP CORE V.I.        This Fund seeks to achieve long-term capital growth. The
FUND (Class I)             Fund seeks to achieve its objective by investing at least
                           80% of its total assets in common stock of companies the
                           adviser selects from among those included in the Russell
                           1000 Index. The Fund uses an investment approach that blends growth and value. The Fund's investment adviser is MLIM.
                           MLIM receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
LARGE CAP GROWTH V.I.      This Fund seeks long-term capital growth. The Fund invests
FUND (Class I)             primarily in a diversified portfolio of equity securities of large cap companies that Fund management believes have good prospects for earnings growth. The Fund's investment adviser is MLIM. MLIM receives an investment advisory fee from the
                           Fund for its services.
---------------------------------------------------------------------------------------
LARGE CAP VALUE V.I.       This Fund seeks long-term capital growth. The Fund invests
FUND (Class I)             primarily in a diversified portfolio of equity securities of large-cap companies included in the Russell 1000 Index that
                           Fund management believes are undervalued. The Fund's
                           investment adviser is MLIM. MLIM receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
VALUE OPPORTUNITIES        This Fund seeks long-term growth of capital by investing in
V.I. FUND (Class I)        a diversified portfolio of securities, primarily common
                           stocks, of relatively small cap companies and emerging
                           growth companies, regardless of size, that Fund management believes have special investment value. The Fund's
                           investment adviser is MLIM. MLIM receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------

MERRILL LYNCH SERIES FUND, INC. (D/B/A FAM SERIES FUND, INC.)



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
MERCURY EQUITY DIVIDEND    This Fund seeks long-term total return and current income.
PORTFOLIO                  Under normal circumstances, the Fund will invest at least
                           80% of its assets in equity securities and at least 80% of its assets in dividend paying securities. The Fund's
                           investment adviser is MLIM d/b/a Mercury Advisors ("Mercury
                           Advisors"). Mercury Advisors receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
MERCURY GLOBAL SMALLCAP    This Fund seeks long-term growth of capital. Under normal
PORTFOLIO                  circumstances, the Fund invests at least 80% of its assets in equity securities of small cap issuers. The Fund will
                           invest in securities of issuers from a variety of countries, including those in emerging markets. Except for unusual
                           circumstances, the Fund will at all times be invested in
                           securities from at least three different countries. The
                           Fund's investment adviser is Mercury Advisors. Mercury
                           Advisors receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
MERCURY INTERNATIONAL      This Fund seeks to match the performance of the Morgan
INDEX PORTFOLIO            Stanley Capital International Europe, Australasia and Far
                           East (Capitalization Weighted) Index in U.S. dollars with
                           net dividends (the "EAFE Index") as closely as possible
                           before the deduction of Fund expenses. The EAFE Index is
                           composed of equity securities of companies from various
                           industrial sectors whose primary trading markets are located outside the United States. The Fund employs a "passive"
                           management approach, and under normal circumstances, will
                           invest at least 80% of its assets in securities or other
                           financial instruments that are components of or correlated with the EAFE Index. The Fund's investment adviser is
                           Mercury Advisors. Mercury Advisors receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
MERCURY LOW DURATION       This Fund seeks to maximize total return, consistent with
PORTFOLIO                  the preservation of capital. The Fund invests in a
                           diversified portfolio of bonds of different maturities,
                           including U.S. Government securities, U.S. Government agency securities, corporate bonds, asset-backed securities, and
                           mortgage backed securities. The Fund's investment adviser is
                           Mercury Advisors. Mercury Advisors receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
MERCURY MID CAP VALUE      This Fund seeks capital appreciation and, secondarily,
OPPORTUNITIES PORTFOLIO    income. Under normal circumstances, the Fund invests at
                           least 80% of its assets in equity securities of mid cap
                           companies. The Fund purchases securities that the investment adviser believes have long term potential to grow in size or to become more profitable or that the stock market may value more highly in the future. The Fund's investment adviser is
                           Mercury Advisors. Mercury Advisors receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
MERCURY SMALL CAP INDEX    This Fund seeks to match the performance of the Russell
PORTFOLIO                  2000(R) Index (the "Russell 2000") as closely as possible
                           before the deduction of Fund expenses. The Russell 2000 is a market-weighted index composed of approximately 2,000 common stocks issued by small-capitalization U.S. companies in a
                           wide range of businesses. The Fund employs a "passive"
                           management approach, and will invest, under normal
                           circumstances, at least 80% of its assets in a portfolio of assets whose performance is expected to match approximately the performance of the Russell 2000. The Fund's investment adviser is Mercury Advisors. Mercury Advisors receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------

MLIG VARIABLE INSURANCE TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
ROSZEL/DELAWARE TREND      This Fund seeks long-term capital appreciation. The Fund
PORTFOLIO                  pursues its investment objective by investing at least 65%
                           of its total assets in small capitalization equity
                           securities of companies that the adviser believes have a
                           potential for high earnings growth rates. The Fund's
                           investment adviser is Roszel Advisors, LLC ("Roszel
                           Advisors"). The subadviser for the Fund is Delaware
                           Management Company. Roszel Advisors receives an investment advisory fee from the Fund for its services. Roszel Advisors pays all subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------
ROSZEL/JP MORGAN SMALL     This Fund seeks long-term capital appreciation. The Fund
CAP GROWTH PORTFOLIO       pursues its investment objective by investing primarily in small capitalization equity securities of companies that the adviser believes have a potential for high earnings growth rates. The Fund's investment adviser is Roszel Advisors. The subadviser for the Fund is J.P. Morgan Investment Management
                           Inc. Roszel Advisors receives an investment advisory fee
                           from the Fund for its services. Roszel Advisors pays all
                           subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------
ROSZEL/LORD ABBETT         This Fund seeks long-term capital appreciation and income.
AFFILIATED PORTFOLIO       The Fund pursues its investment objective by investing
                           primarily in large capitalization equity securities of
                           seasoned U.S. and multinational companies that the adviser believes are undervalued by the market. The Fund's
                           investment adviser is Roszel Advisors. The subadviser for
                           the Fund is Lord, Abbett & Co. LLC. Roszel Advisors receives an investment advisory fee from the Fund for its services.
                           Roszel Advisors pays all subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------
ROSZEL/LORD ABBETT BOND    This Fund seeks a high total return through both income and
DEBENTURE PORTFOLIO        capital appreciation. The Fund invests primarily in a wide variety of income-bearing securities, including convertible bonds and debt securities with equity warrants. The Fund's investment adviser is Roszel Advisors. The subadviser for
                           the Fund is Lord, Abbett & Co. LLC. Roszel Advisors receives an investment advisory fee from the Fund for its services.
                           Roszel Advisors pays all subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------
ROSZEL/LORD ABBETT MID     This Fund seeks long-term capital appreciation. The Fund
CAP VALUE PORTFOLIO        pursues its investment objective by investing primarily in mid capitalization equity securities (generally, those with capitalizations between $500 million and $10 billion) that the adviser believes are undervalued by the market. The
                           Fund's investment adviser is Roszel Advisors. The subadviser for the Fund is Lord, Abbett & Co. LLC. Roszel Advisors
                           receives an investment advisory fee from the Fund for its
                           services. Roszel Advisors pays all subadvisory fees, not the
                           Fund.
---------------------------------------------------------------------------------------
ROSZEL/PIMCO CCM           This Fund seeks long-term capital appreciation. The Fund
CAPITAL APPRECIATION       pursues its investment objective by investing at least 65%
PORTFOLIO                  of its total assets in large capitalization equity
                           securities of companies that the adviser believes have a
                           potential for high earnings growth rates. The Fund's
                           investment adviser is Roszel Advisors. The subadvisers for the Fund are PIMCO Advisors Retail Holdings LLC and Cadence
                           Capital Management LLC. Roszel Advisors receives an
                           investment advisory fee from the Fund for its services.
                           Roszel Advisors pays the subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------

         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
ROSZEL/PIMCO SMALL CAP     This Fund seeks long-term capital appreciation. The Fund
VALUE                      pursues its investment objective by investing primarily in small capitalization equity securities that the adviser
                           believes are undervalued by the market. The Fund's
                           investment adviser is Roszel Advisors. The subadvisers for the Fund are PA Retail Holdings LLC and NFJ Investment Group
                           L.P. Roszel Advisors receives an investment advisory fee
                           from the Fund for its services. Roszel Advisors pays all
                           subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------
ROSZEL/SELIGMAN MID CAP    This Fund seeks long-term capital appreciation. The Fund
GROWTH                     pursues its investment objective by investing primarily in mid capitalization equity securities of companies that the adviser believes have a potential for high earnings growth rates. The Fund's investment adviser is Roszel Advisors. The subadviser for the Fund is J. & W. Seligman & Co.
                           Incorporated. Roszel Advisors receives an investment
                           advisory fee from the Fund for its services. Roszel Advisors pays all subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------



AIM VARIABLE INSURANCE FUNDS



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
AIM V.I. BASIC VALUE       This Fund seeks long-term growth of capital. The Fund seeks
(Series I)                 to meet this objective by investing, normally, at least 65%
                           of its total assets in equity securities of U.S. issuers
                           that have market capitalizations of greater than $500
                           million and that the portfolio managers believe to be
                           undervalued in relation to long-term earning power or other factors. The Fund may also invest up to 35% of its total
                           assets in equity securities of U.S. issuers that have market capitalizations of less than $500 million and in
                           investment-grade non-convertible debt securities, U.S.
                           government securities, and high-quality money market
                           instruments, all of which are issued by U.S. issuers. The
                           Fund's investment adviser is A I M Advisors, Inc. A I M
                           Advisors, Inc. receives an investment advisory fee from the
                           Fund for its services.
---------------------------------------------------------------------------------------
AIM V.I. MID CAP CORE      This Fund seeks long-term growth of capital. The Fund seeks
EQUITY (Series I)          to meet its objective by investing, normally, at least 80%
                           of its net assets plus the amount of any borrowings for
                           investment purposes, in equity securities, including
                           convertible securities, of mid-capitalization companies. The
                           Fund may invest up to 20% of its net assets in equity
                           securities of companies in other market capitalization
                           ranges or in investment-grade debt securities. The Fund's
                           investment adviser is A I M Advisors, Inc. A I M Advisors,
                           Inc. receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN SMALL    This Fund seeks long-term growth of capital. The Fund seeks
CAP VALUE PORTFOLIO        to meet its objective by investing, normally, at least 80%
(Class A)                  of its net assets in a diversified portfolio of equity
                           securities of companies with small market capitalizations.
                           The Fund's investment adviser is Alliance Capital
                           Management, L.P. ("Alliance"). Alliance receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------

         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VALUE    This Fund seeks long-term growth of capital. The Fund seeks
PORTFOLIO (Class A)        to meet its objective by investing in a diversified
                           portfolio of equity securities that the investment adviser believes are undervalued, using its fundamental value
                           approach. The investment adviser uses its research to
                           identify companies whose long-term earning power and
                           dividend paying capability are not reflected in current
                           market prices of their securities. The Fund's investment
                           adviser is Alliance. Alliance receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
VP ULTRA(R) FUND (Class    This Fund seeks long-term capital growth. The fund managers
I)                         look for stocks of large companies they believe will
                           increase in value over time, using a growth investment
                           strategy developed by American Century Investment
                           Management, Inc. This strategy looks for companies with
                           earnings and revenues that are not only growing, but growing at a successively faster, or accelerating pace. This
                           strategy is based on the premise that, over the long term, the stocks of companies with accelerating earnings and
                           revenues have a greater-than-average chance to increase in value. The Fund's investment adviser is American Century
                           Investment Management, Inc. American Century Investment
                           Management, Inc. receives an investment advisory fee from
                           the Fund for its services.
---------------------------------------------------------------------------------------



AMERICAN FUND INSURANCE SERIES



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
ASSET ALLOCATION FUND      This Fund seeks high total return (including income and
(Class 2)                  capital gains) consistent with the preservation of capital over the long term by investing in a diversified portfolio of common stocks and other equity securities, bonds and
                           other intermediate and long-term debt securities and money market instruments. The Fund may invest up to 10% of its
                           assets in equity securities of issuers domiciled outside the
                           United States, and up to 5% of its assets in debt securities of non-U.S. issuers. The Fund may invest up to 25% of its
                           assets in lower quality debt securities. The Fund's
                           investment adviser is Capital Research and Management
                           Company ("Capital Research"). Capital Research receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
BOND FUND (Class 2)        This Fund seeks to maximize current income and preserve
                           capital by investing primarily in fixed-income securities.
                           Normally, the Fund invests at least 80% of its assets in
                           bonds. This policy is subject to change only upon 60 days'
                           notice to shareholders. The Fund will invest at least 65% of its assets in investment-grade debt securities (including
                           cash and cash equivalents) and may invest up to 35% of its assets in lower-rated bonds. The Fund may invest in bonds of issuers domiciled outside the United States. The Fund may
                           also invest up to 20% of its assets in preferred stocks,
                           including convertible and nonconvertible preferred stocks.
                           The Fund's investment adviser is Capital Research. Capital
                           Research receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------

         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
GROWTH FUND (Class 2)      This Fund seeks growth of capital by investing primarily in common stocks of companies that appear to offer superior
                           opportunities for growth of capital. The Fund may invest up to 15% of its assets in equity securities of issuers
                           domiciled outside the United States and Canada and not
                           included in the Standard & Poor's 500 Composite Index. The
                           Fund's investment adviser is Capital Research. Capital
                           Research receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
GROWTH-INCOME FUND         This Fund seeks capital growth and income over time by
(Class 2)                  investing primarily in common stocks and other securities
                           that demonstrate the potential for capital appreciation
                           and/or dividends. The Fund may invest up to 10% of its
                           assets in securities of issuers domiciled outside the United
                           States and not included in Standard & Poor's 500 Composite
                           Index. The Fund's investment adviser is Capital Research.
                           Capital Research receives an investment advisory fee from
                           the Fund for its services.
---------------------------------------------------------------------------------------
INTERNATIONAL FUND         This Fund seeks growth of capital over time by investing
(Class 2)                  primarily in common stocks of companies located outside the
                           United States. The Fund invests mainly in growing companies based in Europe and the Pacific Basin, ranging from small
                           firms to large corporations. The Fund's investment adviser is Capital Research. Capital Research receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



COHEN & STEERS VIF REALTY FUND, INC.



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
COHEN & STEERS VIF         This Fund seeks total return through investment in real
REALTY FUND, INC.          estate securities. In pursuing total return, the Fund
                           equally emphasizes both capital appreciation and current
                           income. Normally, the Fund invests at least 80% of its total assets in common stocks and other equity securities issued by real estate companies, such as real estate investment
                           trusts (REITs). The Fund's investment adviser is Cohen &
                           Steers Capital Management, Inc. Cohen & Steers Capital
                           Management, Inc. receives an investment advisory fee from
                           the Fund for its services.
---------------------------------------------------------------------------------------



DAVIS VARIABLE ACCOUNT FUND, INC.



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
DAVIS VALUE PORTFOLIO      This Fund seeks to provide long-term growth of capital. The
                           Fund invests primarily in common stock of U.S. companies
                           with market capitalizations of at least $10 billion. These companies are selected based on their potential for long-
                           term growth, long-term return, and minimum risk. The Fund's investment adviser is Davis Selected Advisers, LP ("Davis
                           Advisers"). The sub-adviser for the Fund is Davis Selected
                           Advisers-NY, Inc. Davis Advisers receives an investment
                           advisory fee from the Fund for its services. Davis Advisers pays the subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------

DREYFUS VARIABLE INVESTMENT FUND



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
DREYFUS VIF                This Fund seeks long-term capital growth consistent with the
APPRECIATION PORTFOLIO     preservation of capital. Its secondary goal is current
(Service Class)            income. To pursue these goals, the Fund normally invests at least 80% of its assets in common stocks. The Fund focuses on "blue chip" companies with total market capitalizations of more than $5 billion at the time of purchase, including multinational companies. The investment adviser for the Fund is The Dreyfus Corporation. The Dreyfus Corporation receives an investment advisory fee from the Fund for its services.
                           The subadviser for the Fund is Fayez Sarofim & Co.
---------------------------------------------------------------------------------------



EATON VANCE VARIABLE TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
EATON VANCE VT             This Fund seeks to provide a high level of current income.
FLOATING-RATE INCOME       To do so, the Fund invests primarily in senior floating rate
FUND                       loans. The Fund invests at least 80% of its net assets in
                           income producing floating rate loans and other floating rate debt securities. The Fund may also purchase investment grade fixed income debt securities and money market instruments.
                           The Fund's investment adviser is Eaton Vance Management.
                           Eaton Vance Management receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



FEDERATED INSURANCE SERIES



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
FEDERATED CAPITAL          This Fund seeks capital appreciation. The Fund pursues its
APPRECIATION FUND II       investment objective by investing primarily in common stock
(Primary Class)            of companies with large and medium market capitalizations
                           that offer superior growth prospects or of companies whose stock is undervalued. The Fund's investment adviser is
                           Federated Equity Management Company of Pennsylvania
                           ("FEMCOPA"). FEMCOPA receives an investment advisory fee
                           from the Fund for its services.
---------------------------------------------------------------------------------------
FEDERATED KAUFMANN FUND    This Fund seeks capital appreciation. To achieve its
II (Primary Class)         objective, the Fund invests primarily in the stocks of small and medium-sized companies that are traded on national
                           security exchanges, the NASDAQ stock market, and the
                           over-the-counter market. The Fund's investment adviser is
                           FEMCOPA. FEMCOPA receives an investment advisory fee from
                           the Fund for its services.
---------------------------------------------------------------------------------------



FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
TEMPLETON VIP FOREIGN      This Fund seeks long-term capital growth. Under normal
SECURITIES FUND (Class     market conditions, the Fund invests at least 80% of its net
2)                         assets in investments of issuers located outside the U.S., including those in emerging markets. The Fund may, from time to time, have significant investments in one or more
                           countries or in particular sectors such as financial
                           services. Templeton Investment Counsel, LLC is the Fund's
                           investment adviser. Templeton Investment Counsel, LLC
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------

         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
TEMPLETON VIP GROWTH       This Fund seeks long-term capital growth. Under normal
SECURITIES FUND (Class     market conditions, the Fund invests mainly in the equity
2)                         securities of companies located anywhere in the world,
                           including those in the U.S. and emerging markets. In
                           addition to its main investments, depending on current
                           market conditions, the Fund may invest up to 15% of its net assets in debt securities of companies and governments
                           located anywhere in the world. The Fund's investment adviser is Templeton Global Advisors Limited. The subadviser for the
                           Fund is Templeton Asset Management Limited. Templeton Global
                           Advisors Limited receives an investment advisory fee from
                           the Fund for its services. Templeton Global Advisors Limited pays the subadvisory fees, not the Fund.
---------------------------------------------------------------------------------------



OPPENHEIMER VARIABLE ACCOUNT FUNDS



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
OPPENHEIMER CAPITAL        This Fund seeks capital appreciation by investing in
APPRECIATION FUND/VA       securities of well-known, established companies. The
(Service Class)            investment adviser looks primarily for growth companies that it believes have reasonably priced stock in relation to
                           overall stock market valuations. The Fund's investment
                           adviser is OppenheimerFunds, Inc. OppenheimerFunds, Inc.
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------
OPPENHEIMER MAIN STREET    This Fund seeks high total return (which includes growth in
FUND(R)/VA (Service        the value of its shares as well as current income) from
Class)                     equity and debt securities. The Fund currently invests
                           mainly in common stocks of U.S. companies of different
                           capitalization ranges, presently focusing on
                           large-capitalization issuers. The Fund's investment adviser is OppenheimerFunds, Inc. OppenheimerFunds, Inc. receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
OPPENHEIMER MAIN STREET    This Fund seeks capital appreciation. Under normal market
SMALL CAP FUND(R)/VA       conditions, the Fund will invest at least 80% of its net
(Service Class)            assets in common stocks of small- capitalization U.S.
                           companies that the investment adviser believes have
                           favorable business trends or prospects. The Fund's
                           investment adviser is OppenheimerFunds, Inc.
                           OppenheimerFunds, Inc. receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



PIONEER VARIABLE CONTRACTS TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
PIONEER FUND VCT           This Fund seeks reasonable income and capital growth. The
PORTFOLIO (Series II)      Fund invests the major portion of its assets in equity
                           securities, primarily of U.S. issuers. The Fund's investment adviser seeks securities that sell at reasonable prices or substantial discounts to their underlying values and holds these securities until the market values reflect their
                           intrinsic values. The Fund's investment adviser is Pioneer
                           Investment Management, Inc. ("Pioneer"). Pioneer receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
PIONEER HIGH YIELD VCT     This Fund seeks to maximize total return through a
PORTFOLIO (Series II)      combination of income and capital appreciation. Normally,
                           the Fund invests at least 80% of its total assets in below investment grade (high yield) debt securities and preferred stocks. The Fund's investment adviser is Pioneer. Pioneer
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------

         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
PIONEER SMALL CAP VALUE    The Fund seeks capital growth by investing in a diversified
(Series II)                portfolio of securities consisting primarily of common
                           stocks. Normally, the Fund invests at least 80% of its net assets in equity securities of companies whose market
                           values, at the time of investment, do not exceed the greater of the market capitalization of the largest company within the Russell 2000 Index or the 3-year rolling average of the market capitalization of the largest company within the
                           Russell 2000 Index as measured at the end of the preceding month. The Fund's investment adviser is Pioneer. Pioneer
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------



PIMCO ADVISORS VIT



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
OPCAP RENAISSANCE          This Fund seeks long-term capital appreciation and income.
PORTFOLIO                  The Fund invests, under normal conditions, at least 65% of its assets in common stocks of companies with below-average valuations whose business fundamentals are expected to
                           improve. Although the Fund typically invests in companies
                           with market capitalizations of $1 billion to $10 billion at the time of investment, it may invest in companies in any
                           capitalization range. The Fund's investment adviser is OpCap
                           Advisors LLC ("OpCap Advisors"), a subsidiary of Oppenheimer
                           Capital LLC. Oppenheimer Capital LLC has portfolio
                           management responsibility. OpCap Advisors receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



PIMCO VARIABLE INSURANCE TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
PIMCO                      This Fund seeks maximum real return consistent with prudent
COMMODITYREALRETURN        investment management. Under normal circumstances, the Fund
STRATEGY PORTFOLIO         invests in commodity- linked derivative instruments backed
(Administrative Class)     by a portfolio of inflation-indexed securities and other
                           fixed income instruments. The Fund may invest in
                           commodity-linked derivative instruments, including swap
                           agreements, commodity options, futures, options on futures and commodity-linked notes. The Fund's investment adviser is
                           Pacific Investment Management Company LLC ("PIMCO"). PIMCO
                           receives an investment advisory fee from the Fund for its
                           services.
---------------------------------------------------------------------------------------
PIMCO REAL RETURN          This Fund seeks maximum real return, consistent with
PORTFOLIO                  preservation of real capital and prudent investment
(Administrative Class)     management. Under normal circumstances, the Fund invests at least 80% of its net assets in inflation-indexed bonds of
                           varying maturities issued by the U.S. and non-U.S.
                           governments, their agencies, or government-sponsored
                           enterprises and corporations. The Fund is non-diversified, which means that it may concentrate its assets in a smaller number of issuers than a diversified Fund. The Fund's
                           investment adviser is PIMCO. PIMCO receives an investment
                           advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------
PIMCO TOTAL RETURN         This Fund seeks to maximize total return, consistent with
PORTFOLIO                  preservation of capital and prudent investment management.
(Administrative Class)     Under normal circumstances, the Fund invests at least 65% of its assets in a diversified portfolio of fixed income
                           instruments of varying maturities. The average portfolio
                           duration normally varies within a three- to six-year time
                           frame based on PIMCO's forecast for interest rates. The
                           Fund's investment adviser is PIMCO. PIMCO receives an
                           investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------

VAN KAMPEN LIFE INVESTMENT TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
COMSTOCK PORTFOLIO         This Fund seeks capital growth and income through
(Class I)                  investments in equity securities, including common stocks, preferred stocks, and securities convertible into common and preferred stocks. The Fund emphasizes a value style of
                           investing seeking well-established, undervalued companies
                           believed by the Fund's investment adviser to possess the
                           potential for capital growth and income. The Fund's
                           investment adviser is Van Kampen Asset Management. Van
                           Kampen Asset Management receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



WANGER ADVISORS TRUST



         FUND                      INVESTMENT OBJECTIVE AND INVESTMENT ADVISER
---------------------------------------------------------------------------------------
U.S. SMALLER COMPANIES     This Fund seeks long-term growth of capital. Under normal
(Class I)                  circumstances, the Fund invests at least 80% of its net
                           assets (plus any borrowings for investment purposes) at
                           market value at the time of investment in domestic companies with total stock market capitalizations of $5 billion or
                           less. As long as a stock continues to meet the Fund's other investment criteria, the Fund may choose to hold the stock even if it grows beyond an arbitrary capitalization limit.
                           The Fund typically looks for companies with a strong
                           business franchise that offers growth potential, products
                           and services that give the company a competitive advantage, and a stock price that the Fund's adviser believes is
                           reasonable relative to the assets and earning power of the company. The Fund's investment adviser is Columbia Wanger
                           Asset Management, L.P. Columbia Wanger Asset Management,
                           L.P. receives an investment advisory fee from the Fund for its services.
---------------------------------------------------------------------------------------



                       OTHER SHARE CLASSES AND PORTFOLIOS



The Funds offer various classes of shares, each of which has a different level of expenses. Each Fund may also be a single series or portfolio of an open-end investment company that offers other series or portfolios. Accordingly, prospectuses for the Funds may provide information for share classes and series or portfolios that are not available through the Contract. When you consult the prospectus for any Fund, you should be careful to refer to only the information regarding the class of shares and particular series or portfolio that is available through the Contract.



             PURCHASES AND REDEMPTIONS OF FUND SHARES; REINVESTMENT


The Separate Account will purchase and redeem shares of the Funds at net asset value to provide benefits under the Contract. Fund distributions to the Separate Account are automatically reinvested at net asset value in additional shares of the Funds.

                          SUBSTITUTION OF INVESTMENTS

We may substitute a different investment option for any of the current Funds. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the Contracts or for any other reason in our sole discretion. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. A substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing contract value or future premium payments, or both for some or all classes of Contracts. Furthermore, we may close subaccounts to allocation of premium payments or contract value, or both for some or all classes of Contracts, at any time in our sole discretion. However, before any such substitution, we would obtain any necessary approval of the SEC and applicable state insurance departments. We will notify you of any substitutions.

FEATURES AND BENEFITS OF THE CONTRACT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

As we describe the Contract, we will often use the word "you." In this context "you" means "contract owner."

                           OWNERSHIP OF THE CONTRACT


The contract owner (and any co-owner) is entitled to exercise all rights under the Contract. Unless otherwise specified, the purchaser of the Contract will be the contract owner. The Contract can be owned by a trust or a corporation. However, special tax rules apply to Contracts owned by "non-natural persons" such as corporations or trusts. If you are a human being, you are considered a "natural person." You may designate a beneficiary. If you irrevocably name a beneficiary, you can later change the beneficiary only with the irrevocable beneficiary's written consent. If you die before the annuity date, the beneficiary will receive a death benefit. You may also designate an annuitant.



Changing the           -  At any time prior to the annuity date, except when an owner is a non-natural person, you
Annuitant                 may change the annuitant subject to certain requirements and limitations.
                       -  If you change the annuitant, the new annuitant must not have been older than 80 years old on the contract date.
                       -  A change of annuitant cannot cause the maturity date to be later than the maturity date established on the contract date.
                       -  If you don't select an annuitant, you are the annuitant.
                       -  If you elected the GMIB, a change in annuitant may cause the GMIB rider to terminate or limit the GMIB, or reduce the period for exercising the GMIB.

Changing the Owner     -  Upon written request, you may designate a new owner subject to certain requirements and limitations.
                       -  If you change the owner, the new owner must not have been older than 80 years old on the contract date.
                       -  A change in owner terminates all prior beneficiary designations, subject to the consent of any irrevocable beneficiary.
                       -  We are not responsible for the tax consequences of any change in ownership.
                       -  If you elected the GMDB, a change in owner may cause the GMDB rider to terminate or limit the GMDB.

Co-owners of the       -  The Contract may be owned by co-owners, limited to two natural persons.
Contract               -  Co-owners must exercise all rights under the Contract jointly unless we allow them to elect otherwise.
                       -  Upon the death of either co-owner, the surviving co-owner will be deemed to be the primary beneficiary unless you specify otherwise.
                       -  Co-owners may also designate a beneficiary to receive benefits on the surviving co-owner's death.
                       -  Co-owner spouses must each be designated as beneficiary for the other.

Assigning the          -  Assignments will be subject to any payments made and any actions we take before a signed
Contract and              copy of the assignment is received at our Service Center.
Payments Under the     -  We are not responsible for determining whether an assignment is valid or for the tax
Contract                  consequences of any assignment.
                       -  No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless we receive the owner's written consent.

                              ISSUING THE CONTRACT


ISSUE AGE. You can buy a Contract if you (or the older owner, if the Contract has co-owners, or the annuitant, if the owner is a non-natural person) are not older than 80 years old. Annuitants also must not be older than 80 years old on the contract date.



INFORMATION WE NEED TO ISSUE THE CONTRACT. Before we issue the Contract, we need certain information from you. We may require you to complete and return a written application in certain circumstances, such as when the Contract is being issued to replace, or in exchange for, another annuity or life insurance contract. Once we review and approve the application, or the information provided, and you pay the initial premium, we'll issue a Contract. Generally, we'll issue the Contract and invest the premium within two business days of our receiving your premium. If we haven't received necessary information within five business days, we will return the premium and no Contract will be issued.


                     TEN DAY RIGHT TO REVIEW ("FREE LOOK")

When you receive the Contract, review it carefully to make sure it is what you intended to purchase. Generally, within 10 days (60 days in the case of a replacement) after you receive the Contract, you may return it for a refund. The Contract will then be deemed void.


To receive a refund, return the Contract to the Service Center or to the Financial Advisor who sold it. We will then refund the greater of the contract value (less any bonus amounts) or your premiums (less any withdrawals).


                                    CLASSES


The Contract allows you to select one of several different charge structures, each referred to as a Class, based on your specific situation. Each Class imposes different levels of surrender charges and asset-based insurance charges. In addition, the asset-based insurance charges vary by subaccount and may be higher for some subaccounts and lower for others. Depending on your needs and preferences, you can choose the Class that best meets your needs. Prior to issuance, you must select one of the following four available Classes of the
Contract:



B Class                   The B Class imposes a surrender charge on withdrawals equal to a maximum of 7.0% of each premium payment, reducing
                          annually over 7 years following the premium payment and an asset-based insurance charge that varies by subaccount and currently ranges from 1.15% to 1.40% of subaccount assets
                          (guaranteed not to exceed 2.00%).

L Class                   The L Class reduces the period of time that a surrender
                          charge applies on withdrawals, but imposes a higher
                          asset-based insurance charge than the B Class. The L Class imposes a surrender charge on withdrawals equal to a maximum of 6.0% of each premium payment, reducing annually over 4
                          years following the premium payment and an asset-based
                          insurance charge that varies by subaccount and currently
                          ranges from 1.35% to 1.60% of subaccount assets (guaranteed not to exceed 2.00%).

C Class                   The C Class imposes a surrender charge on withdrawals for
                          only one year after each premium payment, but imposes a
                          higher asset-based insurance charge than the B Class and L
                          Class. The C Class imposes a surrender charge on withdrawals equal to 2.0% of each premium payment during the first year following the payment of each premium and an asset-based
                          insurance charge that varies by subaccount and currently
                          ranges from 1.50% to 1.75% of subaccount assets (guaranteed not to exceed 2.00%).


XC Class                  The XC Class adds a bonus amount to contract value each time a premium payment is made, but imposes a longer surrender
                          charge period and a higher asset-based insurance charge than any other Class. The XC Class imposes a surrender charge on withdrawals equal to a maximum of 8.0% of each premium
                          payment, reducing over 9 years following the premium
                          payment, and an asset-based insurance charge that varies by subaccount and currently ranges from 1.55% to 1.80% of
                          subaccount assets (guaranteed not to exceed 2.00%).



                          BONUS PAYMENT AND RECAPTURE



With regard to your initial premium payment, we will add the applicable bonus amount to your contract value on the contract date. With regard to each additional premium payment, we will add the applicable bonus amount to your contract value at the end of the valuation period during which that premium payment is received and accepted at our Service Center. The bonus amount is allocated among the subaccounts in the same manner as the corresponding premium payment.



Each premium payment is allocated to the bonus tiers shown below based on the amount of cumulative premium payments. Each bonus tier amount is the amount of the premium payment allocated to that tier multiplied by the current bonus percentage associated with that tier. The bonus amount attributable to the premium payment is the sum of the bonus tier amounts. Because of the way the tiers work it may not be advantageous to purchase multiple XC Class Contracts.



We may change the current bonus percentages, but they will never be less than the minimum bonus percentages listed in the table. Any changes may apply to newly issued Contracts and to subsequent premium payments for existing Contracts.



--------------------------------------------------------------------------------------------
                                             THEN MAXIMUM     THEN CURRENT     THEN MINIMUM
                                                BONUS            BONUS            BONUS
TIER   IF CUMULATIVE PREMIUM PAYMENTS ARE:  PERCENTAGE IS:   PERCENTAGE IS:   PERCENTAGE IS:
--------------------------------------------------------------------------------------------
  1    Less than or equal to $25,000              5.0%             4.5%             3.0%
--------------------------------------------------------------------------------------------
       Greater than $25,000 but less than
  2    or equal to $125,000                       5.5%             4.5%             3.0%
--------------------------------------------------------------------------------------------
       Greater than $125,000 but less than
  3    or equal to $500,000                       5.5%             4.5%             3.5%
--------------------------------------------------------------------------------------------
       Greater than $500,000 but less than
  4    or equal to $1,000,000                     6.0%             5.5%             4.0%
--------------------------------------------------------------------------------------------
  5    Greater than $1,000,000                    7.0%             5.5%             4.5%
--------------------------------------------------------------------------------------------



We may apply different bonus percentages to each premium payment by breaking out the payment according to the ranges in the above table and multiplying the portion of the payment allocated to each tier by that tier's current bonus percentage. However, a premium payment will only be allocated to the first tier if cumulative premium payments are less than or equal to $25,000. If the initial premium payment exceeds $25,000, the first tier will not apply and the second tier will apply to all cumulative premiums less than or equal to $125,000.



For example, an initial premium payment of $20,000 would receive a maximum bonus amount of $1,000 ($20,000 X 0.05 (tier 1)). If the initial premium payment is $100,000, the maximum bonus amount would be $5,500 ($100,000 X 0.055 (tier 2)).
However, an initial premium payment of $700,000 would receive a maximum bonus amount of $39,500 ($125,000 X 0.055 (tier 2) + $375,000 X 0.055 (tier 3) +
$200,000 X 0.06 (tier 4)). When calculating each bonus amount, "cumulative premium payments" do not include bonus amounts we have previously added to your contract value.



From time to time, we may offer a promotional program with promotional rates for XC Class Contracts issued within specified periods of time (each a "Promotional Period"). Such promotional programs may apply to initial and/or subsequent premium payments received during the Promotional Period. Initial and/or subsequent premium payments received after the Promotional Period will receive the current bonus percentage in effect at that time. No bonus amount (or subsequent recapture thereof, as discussed below) applied pursuant to a promotional program will be based on a percentage that exceeds the maximum bonus percentages shown in the above table. We may terminate any promotional program, or offer another promotional program, at any time in our sole discretion.



If you return the Contract during the "free look" period (see "Ten Day Right to Review ("Free Look")"), we will take back all of the bonus amount(s) we added to your Contract (i.e., recapture it). In addition, we may recapture the bonus in other circumstances. If you surrender the Contract within the three year period following our receipt of a premium payment, we will recapture all or a portion of the bonus amount, if you make a partial withdrawal within the three year period following our receipt of a premium payment, we may recapture all or a portion of the bonus amount. The bonus recapture percentages are presented in the following schedule:



------------------------------------------------------------------------------
                                            BONUS RECAPTURE PERCENTAGE FOR
    COMPLETED YEARS SINCE RECEIPT         SURRENDERS AND PARTIAL WITHDRAWALS
------------------------------------------------------------------------------
                  0                                      100%
------------------------------------------------------------------------------
                  1                                       65%
------------------------------------------------------------------------------
                  2                                       30%
------------------------------------------------------------------------------
                 3+                                       0%
------------------------------------------------------------------------------



If you die (or the first owner to die, if the Contract has co-owners, or the annuitant, if any contract owner is not a natural person), we will only recapture the bonus amounts credited within the six months prior to the date of death. If you die and your spouse continues the Contract, any remaining bonus amounts will no longer be subject to recapture. We do not recapture any bonus amounts on annuitization.



We will recapture bonus amounts from your contract value at the end of the valuation period during which your transaction request is received and accepted at our Service Center.



For each premium payment, the bonus amount subject to recapture is equal to the applicable bonus recapture percentage multiplied by [(a) minus (b)] where:



     (a) is the bonus amount attributable to that premium; and



     (b) is the sum of: each previously recaptured bonus amount attributable to that premium payment divided by the bonus recapture percentage on the date such amount was recaptured.



If you make a partial withdrawal, we will deduct bonus amounts subject to recapture based on the associated premiums withdrawn from the Contract, which are assumed to be withdrawn on a "First In, First Out" (or "FIFO") basis. Currently, we do not recapture any bonus amounts on withdrawals that are within the "free withdrawal amount." The amount recaptured is based on the bonus amount subject to recapture multiplied by the ratio of: (i) the associated premium withdrawn which was subject to a surrender charge to (ii) the total amount of that premium remaining in the Contract immediately prior to the withdrawal which was subject to a surrender charge. We will deduct each recaptured bonus amount on a pro rata basis from among the subaccounts you are invested in, based on the ratio of your subaccount value to your contract value before the partial withdrawal.



If we recapture a bonus, we will take back the bonus amount as if it had never been applied. However, you bear any investment loss and will retain any investment gain attributable to the bonus. We will not recredit any charges, including asset-based insurance charges, imposed on a bonus amount we later take back.

        For an example of how we calculate and recapture bonus amounts, see Appendix A.


        The XC Class imposes higher fees and charges that are used to fully or partially offset bonus amounts paid into the Contract. During the surrender charge period, the amount of the bonus may be more than offset by the applicable bonus recapture percentages, higher asset-based insurance charges, and higher surrender charges. Contract Classes that do not offer a bonus amount and have lower fees and charges may provide larger cash surrender values than the XC Class, depending on the performance of your chosen subaccounts. We encourage you to talk with your Financial Adviser and determine which Class of the Contract is most appropriate for you.


                                    PREMIUMS


MINIMUM AND MAXIMUM PREMIUMS. The initial premium must be $10,000 or more. The minimum subsequent premium is $50. The minimum premiums do not vary by Class. We may refuse to issue a Contract or accept additional premiums for owners under age 70, if the total premiums paid under all variable annuity contracts issued by us and our affiliate, Merrill Lynch Life Insurance Company, on your life (or the life of any co-owner or the life of any annuitant, if the owner is a non-natural person) exceed $1,000,000. We may refuse to issue a Contract or accept additional premiums for owners age 70 or older if the total premiums paid under all variable annuity contracts issued by us and our affiliate, Merrill Lynch Life Insurance Company, on your life (or the life of any co-owner or the life of any annuitant, if the owner is a non-natural person) exceed $500,000. No additional premium payments will be accepted on or after the owner (or the annuitant if the owner is a non-natural person) reaches age 81 for XC Class Contracts; age 83 for B Class Contracts; and age 85 for L Class and C Class Contracts.


The Contract is only available as a nonqualified contract. It may not be issued as an IRA, Roth IRA, tax-sheltered annuity, SEP IRA, SIMPLE IRA, or purchased through an established tax-qualified custodial account or in connection with a qualified retirement plan or Section 457(b) plan.

HOW TO MAKE PAYMENTS. You can pay premiums directly to our Service Center at the address printed on the first page of this Prospectus or have money debited from your MLPF&S brokerage account.


AUTOMATIC INVESTMENT FEATURE. You may make systematic premium payments on a monthly, quarterly, semi-annual, or annual basis. Each payment must be for at least $50. Premiums paid under this feature must be deducted from an MLPF&S brokerage account specified by you and acceptable to us. You must specify how premiums paid under this feature will be allocated among the subaccounts. This feature cannot begin until at least 30 days after the contract date. If you select the Asset Allocation Program or the Rebalancing Program, premiums will be allocated based on the model or the specified subaccounts and percentages you have selected. You may change the specified premium amount, the frequency, the premium allocation, or cancel the Automatic Investment Feature at any time upon notice to us. We reserve the right to make changes to this feature at any time.



PREMIUM INVESTMENTS. We will put premiums into the subaccounts you've selected. Currently, you may allocate your premium among up to 20 of the subaccounts. Allocations must be made in whole numbers. For example, 12% of a premium received may be allocated to the ML Core Bond V.I. Subaccount, 58% allocated to the ML High Current Income V.I. Subaccount, and 30% allocated to the ML Large Cap Core V.I. Subaccount. However, you may not allocate 33 1/3% to the ML Core Bond V.I. Subaccount and 66 2/3% to the ML Large Cap Core V.I. Subaccount. If we don't get allocation instructions when we receive subsequent premiums, we will allocate those premiums according to the allocation instructions you last gave us. If your existing allocation instructions include any subaccounts that are closed, we will allocate amounts designated for such subaccount(s) pro rata among the remaining subaccounts you previously selected. We reserve the right to modify the limit on the number of subaccounts to which future allocations may be made.

                               ACCUMULATION UNITS

Each subaccount has a distinct value for each Class, called the accumulation unit value. The accumulation unit value for each Class and subaccount varies daily with the performance and expenses of the corresponding Fund. We use this value to determine the number of subaccount accumulation units represented by your investment in a subaccount.

                    HOW ARE MY CONTRACT TRANSACTIONS PRICED?

        - We calculate a Class-specific accumulation unit value for each subaccount at the close of trading on each day that the New York Stock Exchange is open.


        - Transactions are priced, which means that accumulation units in your Contract are purchased (added to your Contract) or redeemed (taken out of your Contract), at the accumulation unit value next calculated after our Service Center receives notice of the transaction.



        -  For premium payments, bonus amounts under an XC Class
           Contract, and transfers into a subaccount, accumulation units are purchased.



        - For payment of Contract proceeds (i.e., withdrawals, surrenders, annuitization, and death benefits), transfers out of a subaccount, and deductions for any contract fee, any surrender charge, any recapture of bonus amounts (for an XC Class Contract), any GMDB Charge, any GMIB Charge, any transfer fee, and any premium taxes due, accumulation units are redeemed.



        - To the extent permitted by law, we may change when the accumulation unit value is calculated by giving you 30 days notice or we may defer calculation of the accumulation unit value if an emergency exists making valuation of assets in the Separate Account not reasonable practicable or if the SEC permits such deferral.


                    HOW DO WE DETERMINE THE NUMBER OF UNITS?


        - We determine the number of accumulation units purchased by dividing the dollar value of the premium payment, bonus amount under an XC Class Contract, or the amount transferred into a Class of a subaccount by the value of one accumulation unit for that Class of the subaccount for the valuation period in which the premium payment or transfer is made or bonus amount is added.



        - Similarly, we determine the number of accumulation units redeemed by dividing the dollar value of the amount of the Contract proceeds (i.e., withdrawals, surrenders, annuitization, and death benefits), transfers out of a Class of the subaccount, and deductions for any contract fee, any surrender charge, any recapture of bonus amounts (for an XC Class Contract), any GMDB Charge, any GMIB Charge, any transfer fee, and any premium taxes due by the value of one accumulation unit for that Class of a subaccount for the valuation period in which the redemption is made.


        - The number of subaccount accumulation units for a Contract will therefore increase or decrease as these transactions are made.


        - The number of subaccount accumulation units will not change as a result of investment experience or the deduction of asset-based insurance charges. Instead, this charge and investment experience are reflected in the calculation of the accumulation unit values.



When we establish a subaccount, we set an initial value for an accumulation unit for each Class of that subaccount. Accumulation unit values increase, decrease, or stay the same from one valuation period to the next. An accumulation unit value for any valuation period is determined by multiplying the accumulation unit value for that Class and subaccount for the prior valuation period by the net investment factor for that Class and subaccount for the current valuation period.



The net investment factor is an index used to measure the investment performance of a Class of a subaccount from one valuation period to the next. For any Class of any subaccount, we determine the net investment factor by dividing the value of the assets of that subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period. We subtract from that result the daily equivalent of the asset-based insurance charge for that Class and subaccount for the valuation period. We also take reinvestment of dividends and capital gains into account when we determine the net investment factor.


We may adjust the net investment factor to make provisions for any change in tax law that requires us to pay tax on earnings in the Separate Account or any charge that may be assessed against the Separate Account for assessments or premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. (See "Other Charges.")


                          TRANSFERS AMONG SUBACCOUNTS



GENERAL. Before the annuity date, you may transfer all or part of your contract value among the subaccounts up to twelve times per contract year without charge. You can make additional transfers among subaccounts during the contract year, but we will charge you $25 (guaranteed not to exceed $30) for each extra transfer. We will deduct the transfer fee pro rata from the amount transferred. Transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge. (See "Dollar Cost Averaging Program," "Asset Allocation Program," and "Rebalancing Program.")



Transfers among subaccounts may be made in specific dollar amounts or as a percentage of contract value. You must transfer at least $100 or the total value of a subaccount, if less. Your minimum value remaining in a subaccount after a transfer must be at least $100, or we will transfer the total value of that subaccount.



You may request transfers in writing or, once we receive proper telephone authorization, by telephone. Once we receive proper authorization, transfer requests may also be made through your Merrill Lynch Financial Advisor, or another person you designate. Transfers will be processed as of the end of the valuation period on the date the Service Center receives all the information necessary to process the transfer. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider telephone transfer requests to be received the following business day. (See "Other Information - Notices and Elections" for additional information on potential delays applicable to telephone transactions.)



DISRUPTIVE TRADING. Frequent or short-term transfers among subaccounts, such as those associated with "market timing" transactions, can adversely affect the Funds and the returns achieved by contract owners. In particular, such transfers may dilute the value of the Fund shares, interfere with the efficient management of the Funds' investments, and increase brokerage and administrative costs of the Funds. Accordingly, frequent or short-term transfers by a contract owner among the subaccounts may adversely affect the long-term performance of the Funds, which may, in turn, adversely affect other contract owners and other persons who may have an interest in the Contract (e.g., annuitants and beneficiaries). In order to try to protect our contract owners and the Funds from potentially disruptive or harmful trading activity, we have adopted certain policies and procedures ("Disruptive Trading Procedures"). We employ various means to try to detect such transfer activity, such as periodically examining the number of "round trip" transfers into and out of particular subaccounts made by contract owners within given periods of time and/or examining transfer activity identified by the Funds on a case-by-case basis.



Our policies and procedures may result in restrictions being applied to contract owners who are found to be engaged in disruptive trading activities. Contract owners will receive one warning in writing prior to imposition of any restrictions on transfers. After the first violation, if a "warned" contract owner engages in any further disruptive trading activities within the six-month period following receipt of a warning letter, we will notify them in writing (by mail to the address of record on file with us) of the restrictions that will apply to future transfers under a Contract. Currently, we will require such contract owners to submit all future transfer requests through regular U.S. mail (thereby refusing to accept transfer requests via overnight delivery service, telephone, Internet, facsimile, other electronic means, or through your Financial Advisor). We currently do not, but may in the future, impose different restrictions, such as:



   -  requiring a minimum time period between each transfer;


   - not accepting a transfer request from a third party acting under authorization on behalf of more than one contract owner;


   - limiting the dollar amount or percentage of contract value that may be transferred among the subaccounts at any one time; and


   - refusing to execute future transfer requests that violate our Disruptive Trading Procedures.


Because we have adopted our Disruptive Trading Procedures as a preventative measure to protect contract owners from the potential adverse effects of harmful trading activity, we will impose the restriction stated in the notification on that contract owner even if we cannot identify, in the particular circumstances, any harmful effect from that contract owner's future transfers.


Despite our best efforts, we cannot guarantee that our Disruptive Trading Procedures will detect every potential market timer, but we apply our Disruptive Trading Procedures consistently to all contract owners without special arrangement, waiver, or exception. Our ability to detect and deter such transfer activity may be limited by our operational systems and technological limitations. Furthermore, the identification of contract owners determined to be engaged in disruptive or harmful transfer activity involves judgments that are inherently subjective. In our sole discretion, we may revise our Disruptive Trading Procedures at any time without prior notice as necessary to better detect and deter frequent or short-term transfers that may adversely affect other contract owners or the Funds, to comply with state or federal regulatory requirements, or to impose additional or alternate restrictions on market timers.



The Funds available as investment options under the Contract may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the Funds describe any such policies and procedures. The disruptive trading policies and procedures of a Fund may be different, and more or less restrictive, than our Disruptive Trading Procedures or the disruptive trading policies and procedures of other Funds. You should be aware that we may not have the contractual obligation or the operational capacity to apply the disruptive trading policies and procedures of the respective Funds that would be affected by the transfers. Accordingly, contract owners and other persons with interests in the Contracts should assume that the sole protection they may have against potential harm from frequent transfers is the protection provided by our Disruptive Trading Procedures.



Contract owners and other persons with interests in the Contracts also should be aware that the purchase and redemption orders received by the Funds generally are "omnibus" orders from intermediaries such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and/or individual owners of variable insurance contracts. The omnibus nature of these orders may limit the Funds' ability to apply their respective disruptive trading policies and procedures. We cannot guarantee that the Funds (and thus our contract owners) will not be harmed by transfer activity relating to the retirement plans and/or other insurance companies that may invest in the Funds. In addition, if a Fund believes that an omnibus order we submit may reflect one or more transfer requests from contract owners engaged in disruptive trading activity, the Fund may reject the entire omnibus order.



In the future, some Funds may begin imposing redemption fees on short-term trading (i.e., redemptions of mutual fund shares within a certain number of business days after purchase). We reserve the right to administer and collect any such redemption fees on behalf of the Funds. To the extent permitted by applicable law, we also reserve the right to refuse to make a transfer at any time that we are unable to purchase or redeem shares of any of the Funds available through the Separate Account, including any refusal or restriction on purchases or redemptions of their shares as a result of a Fund's own policies and procedures on disruptive trading activities.

                         DOLLAR COST AVERAGING PROGRAM


WHAT IS IT? The Contract offers an optional transfer program called Dollar Cost Averaging ("DCA"). This program may not begin until at least 30 days after the contract date. This program allows you to reallocate money at monthly or quarterly intervals from a designated subaccount to one or more other subaccounts. The DCA Program is intended to reduce the effect of short term price fluctuations on investment cost. Since we transfer the same dollar amount to selected subaccounts monthly or quarterly, the DCA Program allows you to purchase more accumulation units when prices are low and fewer accumulation units when prices are high. Therefore, you may achieve a lower average cost per accumulation unit over the long-term. However, it is important to understand that a DCA Program does not assure a profit or protect against loss in a declining market. If you choose to participate in the DCA Program you should have the financial ability to continue making transfers through periods of fluctuating markets.


If you choose to participate in the DCA Program, each month or quarter we will transfer amounts from the subaccount that you designate to the subaccounts that you select, in accordance with your allocation instructions.

If you choose the Asset Allocation Program or the Rebalancing Program, you cannot use the DCA Program. We reserve the right to make changes to this program at any time.

PARTICIPATING IN THE DCA PROGRAM. You can choose the DCA Program any time before the annuity date. You may elect the DCA Program in writing or, once we receive proper telephone authorization, by telephone. Once you start using the DCA Program, you must continue it for at least three months. After three months, you may cancel the DCA Program at any time by notifying us in a form satisfactory to us. Once you reach the annuity date, you may no longer use this program.


MINIMUM AMOUNTS. To elect the DCA Program, you need to have a minimum amount of money in the designated subaccount from which the DCA transfers will be made. We determine the amount by multiplying the specified length of your DCA Program in months or quarters by your specified monthly or quarterly transfer amount. Amounts of $100 or more must be allotted for each transfer in the DCA Program. We reserve the right to change these minimums. Allocations must be designated in whole percentage increments. No specific dollar amount designations may be made. Should the amount in your selected subaccount drop below the selected monthly or quarterly transfer amount, we'll notify you that you need to put more money in to continue the program.



WHEN DO WE MAKE DCA TRANSFERS? You select the date for DCA transfers, within certain limitations. We will make the first DCA transfer on the selected date following the later of 30 days after the contract date or the date we receive notice of your DCA election at our Service Center. We'll make subsequent DCA transfers on the same day of each succeeding month or quarter. You may change the frequency of the DCA transfers at any time. Currently, we don't charge for DCA transfers; they are in addition to the twelve annual transfers permitted without charge under the Contract each contract year.



                            ASSET ALLOCATION PROGRAM



THE FOLLOWING IS A GENERAL DESCRIPTION OF THE ASSET ALLOCATION PROGRAM. A COMPLETE DESCRIPTION IS AVAILABLE IN THE DISCLOSURE STATEMENT FOR THE PROGRAM.



GENERAL. We make available to contract owners an Asset Allocation Program, for which our affiliate, Roszel Advisors, LLC ("Roszel Advisors"), provides investment advice. Roszel Advisors is an investment adviser registered under the Investment Advisers Act of 1940. If you participate in the Asset Allocation Program, Roszel Advisors will serve as your investment adviser solely for the purposes of the development of the asset allocation models and periodic updates to the models. The Asset Allocation Program can be elected at issue or in writing at any time after issue. If you elect the Asset Allocation Program you must include all contract value in the Program. There is no charge for participation in the Asset Allocation Program. We may perform certain administrative functions on behalf of Roszel Advisors; however, we are not registered as an investment adviser and are not providing any investment advice in making the

Program available. Furthermore, your Financial Advisor is not providing any investment advice related to the Asset Allocation Program.



THERE IS NO ASSURANCE THAT INVESTMENT RETURNS WILL BE BETTER THROUGH PARTICIPATION IN THE ASSET ALLOCATION PROGRAM. YOUR CONTRACT MAY STILL LOSE MONEY AND EXPERIENCE VOLATILITY.



ASSET ALLOCATION MODELS. Except as described below, a contract owner electing to participate in the Asset Allocation Program (a "Program participant") will have his or her contract value allocated according to one of the model portfolios developed by Roszel Advisors. There are currently five asset allocation models to choose from:



   -  Capital Preservation


   -  Income


   -  Income and Growth


   -  Growth


   -  Aggressive Growth



When electing the Asset Allocation Program, Program participants must complete a standardized questionnaire. Based on the results of the questionnaire, one of the asset allocation models is matched to the Program participant based on his or her investment goals and risk tolerance. Each asset allocation model is intended for a specific type of investor, from aggressive to conservative. Each model identifies specific subaccounts and the percentage of premium or contract value allocated to each of those subaccounts. The Program participant then selects from the available asset allocation models, and may select a model other than the model indicated by the questionnaire.



CHANGES TO THE COMPOSITION OF ASSET ALLOCATION MODELS. On a quarterly basis, Roszel Advisors reviews the asset allocation models and may adjust the composition of each model. Any adjustments become effective on the last business day of the calendar quarter.



If, as a result of such review, a change is made to an asset allocation model, Roszel Advisors will notify Program participants in advance of the change, and each Program participant will have the opportunity to reject the change. A Program participant who chooses to reject a model change creates his or her own portfolio (a "self-directed portfolio"). Roszel Advisors provides no investment advice related to the creation of a self-directed portfolio. Once a Program participant has rejected a change in a model, Roszel Advisors considers that participant to have rejected all future changes in the model and the Asset Allocation Program will be terminated. Therefore, a Program participant who rejects a model change and thereby creates a self-directed portfolio will not receive a periodic review of or changes to his or her portfolio, as would be provided by Roszel Advisors for the asset allocation models. In addition, those participants will no longer receive written materials from Roszel Advisors about the changes being made to the models. However, those participants can elect at any time to again participate in the Asset Allocation Program.



Contract owners who elect, either at issue or with respect to an existing Contract, to participate in the Asset Allocation Program within three weeks prior to the end of a calendar quarter will be provided, prior to their decision to elect the Asset Allocation Program, with information regarding the composition of both the current asset allocation model, as well as any changes to the model which will become effective on the last day of that calendar quarter.



INITIAL ALLOCATION OF THE SELECTED ASSET ALLOCATION MODEL. If you elect the Asset Allocation Program at the time you purchase a Contract, we will allocate your initial premium to the selected model on the contract date. If you elect the Asset Allocation Program at any time after the contract date, we will reallocate your contract value in accordance with the selected model in effect as of the end of the valuation period when we receive the information necessary to process the request.



QUARTERLY REBALANCING. On the last business day of each calendar quarter, we automatically rebalance contract value to maintain the subaccounts and percentages for each Program participant's selected asset allocation model. This quarterly rebalancing takes account of:



   - increases and decreases in contract value in each subaccount due to subaccount performance,


   - increases and decreases in contract value in each subaccount due to subaccount transfers, withdrawals (particularly if taken from specific subaccounts designated by the contract owner), and premium payments (particularly if allocated to specific subaccounts designated by the contract owner), and


   -  any adjustments Roszel Advisors has made to the selected model.



If you elect the Asset Allocation Program after the Contract has been issued, the first quarterly rebalancing will occur at the end of the first calendar quarter following the election.



We will not automatically rebalance self-directed portfolios unless the contract owner elects the Rebalancing Program.



ALLOCATION OF FUTURE PREMIUMS. The asset allocation model that a Program participant selects will override any prior percentage allocations that the participant may have chosen and all future premiums will be allocated accordingly. For self-directed portfolios, future premiums for which no specific allocation instructions are received will be allocated in accordance with the last allocation instructions we received, which may have been a prior version of their asset allocation model. Accordingly, Program participants with self-directed portfolios should consider providing specific allocation instructions with each premium payment or contacting us to update their default allocation instructions.



OTHER INFORMATION. At any time, a Program participant can request to change his or her selected model or the allocation of his or her contract value among the subaccounts, or can elect to terminate the Asset Allocation Program. Roszel Advisors will contact Program participants at least annually to determine whether the participant's financial situation or investment objectives have changed. In addition, when we notify Program participants quarterly of changes to the models, we also will instruct them to notify Roszel Advisors of any changes to their financial situation or investment objectives or if they wish to change their selected model or create a self-directed portfolio. For more information on Roszel Advisor's role as investment adviser for Program participants, please see Roszel Advisor's brochure from their Form ADV, the SEC investment adviser registration form, which will be delivered to contract owners at the time they apply for a Contract. Please contact us if you would like to receive a copy of this brochure. Program participants may also contact us at 1-800-535-5549 with questions about the Asset Allocation Program or the asset allocation models at any time.



Currently, we don't charge for transfers under the Asset Allocation Program; they are in addition to the twelve annual transfers permitted without charge under the Contract. If you choose the DCA Program or the Rebalancing Program, you cannot also elect the Asset Allocation Program.



The Asset Allocation Program may be altered at any time by us.


                              REBALANCING PROGRAM


Under the Rebalancing Program, we will allocate your premiums and rebalance your contract value quarterly, semi-annually, or annually based on the rebalancing date you select and according to the subaccounts and percentages you select based on your investment goals and risk tolerance.



If you elect the Rebalancing Program, we allocate your premiums in accordance with the subaccounts and percentages you have selected. You select the rebalancing frequency and the date for the initial rebalancing within certain limitations. The date you select cannot be earlier than 30 days from the contract date. On the date you select and on each rebalancing date thereafter based on the rebalancing frequency you select, we automatically reallocate your contract value to maintain the particular percentage allocation among the subaccounts that you have selected. If based on your selected date, rebalancing would occur on a date that is not a business day, the rebalancing will occur on the business day following your selected date. You may change the frequency of the Rebalancing Program at any time.


We perform this periodic rebalancing to take account of:

   - increases and decreases in contract value in each subaccount due to subaccount performance, and
   - increases and decreases in contract value in each subaccount due to withdrawals, transfers, and premium payments.

The Rebalancing Program can be elected at issue or at any time after issue. You may elect the Rebalancing Program in writing or, once we receive proper telephone authorization, by telephone. If you elect the Rebalancing Program, you must include all contract value in the program. We allocate all premiums paid under the automatic investment feature and, unless you instruct us otherwise, all other premiums in accordance with the particular percentage allocation among the subaccounts that you have selected. The percentages that you select under the Rebalancing Program will override any prior percentage allocations that you have chosen and we will allocate all future premiums accordingly. You may change your allocations at any time. Once elected, you may instruct us, in a form satisfactory to us, at any time to terminate the program. Currently, we don't charge for transfers under this program; they are in addition to the twelve annual transfers permitted without charge under the Contract each contract year.



We reserve the right to make changes to this program at any time. If you choose the Asset Allocation Program or the DCA Program, you cannot also elect the Rebalancing Program.


                              PARTIAL WITHDRAWALS


WHEN AND HOW PARTIAL WITHDRAWALS ARE MADE. Before the annuity date, you may make lump-sum withdrawals from the Contract. In addition, you may make systematic withdrawals. (See "Partial Withdrawals - Systematic Withdrawal Program"). Surrender charges may apply and, for XC Class Contracts, bonus amounts may be recaptured. (See "Features and Benefits of the Contract - Bonus Payment and Recapture" for more information on bonus recapture.) We don't impose a surrender charge on withdrawals to the extent that they do not exceed the "free withdrawal amount" determined as of the date of the withdrawal request.



THE "FREE WITHDRAWAL AMOUNT"       (a) = the sum of: 10% of the amount of each premium
EQUALS THE GREATER OF (a) OR       subject to a surrender charge (not to exceed the
(b), WHERE:                        amount of each premium that has not been previously
                                   withdrawn as of the beginning of the contract year);
                                   less any prior withdrawals during that contract year;
                                   and
                                   (b) = the gain in the Contract plus premiums
                                   remaining in the Contract that are no longer subject
                                   to a surrender charge.

THE GAIN IN THE CONTRACT IS        (a) = all premiums paid into the Contract less prior
DETERMINED AS THE EXCESS, IF       withdrawals of premiums, and
ANY, OF (b) OVER (a) WHERE:        (b) = the contract value (less uncollected charges
                                   and any remaining bonus amounts subject to recapture)
                                   just prior to the withdrawal.



Any amount previously withdrawn from the Contract during that contract year will be taken into account in determining the "free withdrawal amount" available as of the date of the withdrawal request. For withdrawals in any contract year, we assume gain is withdrawn first, followed by premiums. We do not currently recapture bonus amounts for withdrawals within the "free withdrawal amount." Premiums are assumed to be withdrawn on a first-in, first-out ("FIFO") basis.


Withdrawals are subject to tax to the extent of gain and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Income Taxes.")

        EXAMPLE. Assume that you pay an initial premium of $100,000 and a B Class Contract is issued on April 1, 2005. Assume that your contract value equals $105,000 on September 1, 2005 due to positive investment performance. On that date, you withdraw $20,000. The "free withdrawal amount" equals $10,000 determined as the greater of (a) 10% of each premium subject to a surrender charge (not to exceed the premiums that had not been previously withdrawn as of the beginning of the contract year), less any prior withdrawals during that contract year (10% of $100,000 = $10,000); and (b) gain ($105,000 - $100,000 = $5,000).
        Accordingly, $10,000 of your withdrawal would not be subject to a surrender charge, while the remaining $10,000 would be subject to a surrender charge.

Unless you direct us otherwise, we will make lump-sum withdrawals from subaccounts in the same proportion as the subaccounts bear to your contract value. You may make a withdrawal request in writing to our Service Center or, once you've submitted a proper telephone authorization form to our Service Center, by telephone, but only if the amount withdrawn is to be paid into a Merrill Lynch brokerage account or sent to the address of record. We will process your partial withdrawal as of the end of the valuation period during which we receive the necessary information. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider telephone withdrawal requests to be received the following business day. (See "Other Information - Notices and Elections" for additional information on potential delays applicable to telephone transactions.)



MINIMUM AMOUNTS. The minimum amount that may be withdrawn is $100. We will not process a withdrawal which would reduce the surrender value below $5,000. We reserve the right to change these minimums.



SYSTEMATIC WITHDRAWAL PROGRAM. You may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually, or annually. We currently limit the total amount of these withdrawals in any contract year to the sum of: 10% of the amount of each premium subject to a surrender charge (not to exceed the amount of each premium that has not been previously withdrawn as of the beginning of the contract year); plus remaining premiums no longer subject to surrender charge. Each withdrawal must be for at least $100 and the remaining surrender value must be at least $5,000. You may change the specified dollar amount or frequency of withdrawals or stop the Systematic Withdrawal Program at any time upon notice to us. We will make systematic withdrawals from subaccounts in the same proportion as the subaccounts bear to your contract value. This feature may not begin until at least 30 days after the contract date.


We reserve the right to restrict the maximum amount that may be withdrawn each year under the Systematic Withdrawal Program and to make any other changes to this program at any time. The Systematic Withdrawal Program will end if the systematic withdrawals, when added to prior lump sum withdrawals from the Contract in the same contract year, exceed the "free withdrawal amount" described under "When and How Withdrawals are Made" above.

                                   SURRENDERS



At any time before the annuity date you may surrender the Contract through a full withdrawal of the surrender value, subject to the following conditions.



  Surrenders                  -  Any request to surrender the Contract must be in writing.
                              -  The Contract must be delivered to our Service Center.
                              -  We will pay you an amount equal to the contract value as of the end of the valuation period when we process the
                                 surrender, minus any surrender charge (which varies
                                 according to the Class of the Contract), minus any
                                 recaptured bonus amount (for XC Class Contracts), minus any applicable contract fee, minus any uncollected GMDB Charge, minus any uncollected GMIB Charge, and minus any applicable charge for premium taxes. (See "Charges, Deductions, and
                                 Credits.")
                              -  We won't impose a surrender charge on the "free withdrawal amount" determined as of the date of the surrender request.
                                 (See "Partial Withdrawals" for a discussion of the
                                 calculation of the "free withdrawal amount.")
                              -  Surrenders are subject to tax and, if made prior to age
                                 59 1/2, may also be subject to a 10% federal penalty tax.

  Surrender Charges           -  B Class imposes a surrender charge on withdrawals equal to a
  by Class                       maximum of 7.0% of each premium payment, reducing annually over 7 years following the premium payment;
                              -  L Class imposes a surrender charge on withdrawals equal to a maximum of 6.0% of each premium payment, reducing annually over 4 years following the premium payment;
                              -  C Class imposes a surrender charge on withdrawals equal to
                                 2.0% of each premium payment during the first year following payment of such premium; and
                              -  XC Class imposes a surrender charge on withdrawals equal to a maximum of 8.0% of each premium payment, reducing over 9 years following the premium payment.



For more information on surrender charges, see "Charges, Deductions, and Credits - Surrender Charge."



                    DEATH OF ANNUITANT PRIOR TO ANNUITY DATE



If the owner is a natural person and the annuitant dies before the annuity date, and the annuitant is not the contract owner, the contract owner may designate a new annuitant. If a new annuitant is not designated, the contract owner (or the oldest co-owner) will become the annuitant. If the contract owner is not a natural person, upon the death of the annuitant (or the first annuitant to die if there are joint annuitants), no new annuitant may be named and the death benefit will be paid to the beneficiary. If your sole beneficiary is your surviving spouse, he or she may instead elect to continue the Contract. (See "Spousal Beneficiary Continuation Option.")



                                 DEATH BENEFIT



STANDARD DEATH BENEFIT. The Contract provides a death benefit to the beneficiary if you die (or the first owner to die, if there are co-owners or the annuitant, if the owner is a non-natural person) before the annuity date. UNLESS YOU PURCHASE AN OPTIONAL GUARANTEED MINIMUM DEATH BENEFIT ("GMDB"), THE DEATH BENEFIT EQUALS THE CONTRACT VALUE, LESS UNCOLLECTED CHARGES AND ANY BONUS AMOUNTS CREDITED IN THE 6 MONTHS PRIOR TO THE OWNER'S (OR THE FIRST OWNER TO DIE, IF THE CONTRACT HAS CO-OWNERS OR THE ANNUITANT'S IF THE OWNER IS A NON-NATURAL PERSON) DATE OF DEATH. (See "Features and Benefits of the
Contract - Bonus Payment and Recapture" for more information on bonus recapture.) If any owner (or the annuitant, if the owner is a non-natural person) is over the age of 75 on the contract date, the GMDB options are not available so the standard death benefit will apply.

GMDB OPTIONS. For an additional charge, you may elect one of the GMDB options available under the Contract if you (or the older owner, if the Contract has co-owners, or the annuitant, if the owner is a non-natural person) are age 75 or under on the contract date. IF YOU PURCHASE A GMDB, UNDER THE B CLASS, L CLASS, OR C CLASS CONTRACTS, THE DEATH BENEFIT EQUALS THE GREATER OF THE CONTRACT VALUE LESS UNCOLLECTED CHARGES OR THE GMDB BASE (DESCRIBED BELOW). HOWEVER, IF YOU PURCHASE A GMDB UNDER THE XC CLASS CONTRACT, THE DEATH BENEFIT EQUALS THE GREATER OF THE CONTRACT VALUE, LESS UNCOLLECTED CHARGES AND ANY BONUS AMOUNTS CREDITED IN THE 6 MONTHS PRIOR TO THE OWNER'S (OR THE FIRST OWNER TO DIE, IF THE CONTRACT HAS CO-OWNERS OR THE ANNUITANT'S, IF THE OWNER IS A NON-NATURAL PERSON), OR THE GMDB BASE. (See "Features and Benefits of the Contract - Bonus Payment and Recapture" for more information on bonus recapture.) If a contract owner dies (or the annuitant, if the owner is a non-natural person) within 90 days of the contract date or within 6 months of the date of a change of owner where there was a change in the life upon which payment of the death benefit is based (except see under the spousal beneficiary continuation option), the GMDB Base is zero and no GMDB will be payable.



The GMDB options are:



   -  Return of Premium GMDB



   -  Maximum Anniversary Value GMDB



Once you elect a GMDB option, you cannot change or cancel it. Although we currently permit a GMDB option to be elected at issue only, we reserve the right to permit contract owners to elect a GMDB after issue in the future. The GMDB, however, will terminate if you annuitize or surrender the Contract, upon death (unless the Contract is continued by an eligible spousal beneficiary who qualifies to continue the GMDB rider), or if the Contract otherwise terminates. It may also terminate or the benefit may be reduced if there is a change of owner.


GMDB BASE - RETURN OF PREMIUM. If you purchase the Return of Premium GMDB, the GMDB Base equals:


     -  the premiums paid into the Contract
     less                                          For this formula, each "adjusted" withdrawal
                                                   equals the amount withdrawn multiplied by
     -  "adjusted" withdrawals from the            (a) / (b) where:
        Contract.
                                                     (a) = GMDB Base and
                                                     (b) = the contract value.

                                                   Both (a) and (b) are calculated immediately
                                                   prior to the withdrawal.

GMDB BASE - MAXIMUM ANNIVERSARY VALUE. If you purchase the Maximum Anniversary Value GMDB, the GMDB Base equals the greatest of the anniversary values.


An anniversary value is equal to the contract value, less any bonus amounts subject to recapture, on the contract date or a contract anniversary increased by premium payments and decreased by "adjusted" withdrawals since the contract date or that anniversary. "Adjusted withdrawals" are calculated according to the formula used for the Return of Premium GMDB Base, as described above.



We will calculate an anniversary value on the contract date and for each contract anniversary through the earlier of the contract anniversary on or following your 80(th) birthday or the anniversary on or prior to your date of death. If the Contract has or had co-owners, we will use the oldest owner's 80(th) birthday or the anniversary on or prior to any owner's date of death. If an owner is a non-natural person, we will use the oldest annuitant's 80(th) birthday or the anniversary value on or prior to any annuitant's date of death.



If there is a change of owner and the GMDB continues, subsequent changes in owner will not increase the period of time used to determine anniversary values. At the time of the ownership change, if as of the contract date a new owner was older than the owner whose age is then being used to determine anniversary values and the period of time for calculating anniversary values has not ended, the limitation date used for calculating additional anniversary values will be reset. The new limitation date will be reset based on the age of the new owner, but it will not be reset to a date earlier than the date of the ownership change.


        For an example of the calculation of the Maximum Anniversary Value GMDB, see Appendix B.


CHANGE OF OWNER. For Contracts with a GMDB option, any change to the contract owner(s) will terminate the GMDB unless:

   - The new owner is a spouse or a child of the original owner and was age 75 or under on the contract date;

   -  An owner's spouse or child is removed as an owner; or


   - As a result of the creation or termination of a trust, the life upon which payment of the death benefit is based has not changed; or


   - The change is the result of continuation of the Contract under the spousal beneficiary continuation option and on the spousal continuation date the spouse was not over age 75.



GMDB LIMITATION. If a contract owner dies (or the annuitant, if the owner is a non-natural person) within 90 days of the contract date or within 6 months of the date of a change of owner where there was a change in the life upon which payment of the death benefit is based (except under the spousal beneficiary continuation option), the GMDB Base is zero and no GMDB will be payable.



GMDB CHARGE. We deduct a charge for each GMDB option that compensates us for the costs and risks we assume in providing the GMDB benefit. (See "Charges, Deductions, and Credits - GMDB Charge.")



                            PAYMENT OF DEATH BENEFIT



Unless you have provided otherwise, the death benefit will be paid to, or in equal shares to:



     a. The primary beneficiary who survives you (or who survives the annuitant if the owner is a non-natural person); or, if no primary beneficiary survives you,



     b. The contingent beneficiary who survives you (or who survives the annuitant if the owner is a non-natural person); or, if no contingent beneficiary survives you,



     c.  Your estate.



If a beneficiary survives you, but dies before the death benefit is paid, the heirs or estate of such beneficiary are entitled to the death benefit that would otherwise have been paid to such beneficiary.



The beneficiary must receive his or her respective death benefit under one of the following payment options unless an eligible spousal beneficiary continues the Contract under the spousal beneficiary continuation option. See "Spousal Beneficiary Continuation Option."



                               OPTION 1:  payment of the death benefit in a lump sum within five years of the date of such owner's death; or
Death Benefit               -
Payment Options
                               OPTION 2:  payment of the entire death benefit within five years of the date of such owner's death; or
                            -
                               OPTION 3:  payment of the death benefit under an annuity
                               option over the lifetime of such beneficiary, or over a
                               period that does not exceed the life expectancy, as defined by Internal Revenue Service regulations, of such
                               beneficiary, with payments starting within one year of the date of death of such owner. This option is not available if the beneficiary is a non-natural person.
                            -



We determine the death benefit as of the date we receive certain information at our Service Center. We call this information due proof of death. It consists of the Beneficiary Statement, a certified death certificate, and any additional documentation we may need to process the death claim. If we haven't received the other documents within 60 days following our receipt of a certified death certificate, we will consider due proof of death to have been received and we will pay the death benefit in a lump sum unless there is an eligible spousal beneficiary, in which case we will automatically continue the Contract under the spousal beneficiary continuation option. For multiple beneficiaries, we will pay the first beneficiary to provide us with due proof of death his or her share of the death benefit. We will not pay any remaining beneficiary his or her share of the death benefit until we receive due proof of death from that beneficiary. Such beneficiaries continue to bear the investment risk that the contract value will increase or decrease until such time as they submit due proof of death or until 60 days following our receipt of a certified death certificate, whichever is sooner.



If the age of an owner (or an annuitant, if the owner is a non-natural person) is misstated, any death benefit will be adjusted to reflect the correct age.



Death benefit proceeds are taxable to the extent of gain. (See "Federal Income Taxes - Taxation of Death Benefit Proceeds.")



                    SPOUSAL BENEFICIARY CONTINUATION OPTION



If you die before the annuity date and your beneficiary is an eligible spousal beneficiary, your spouse may elect to continue the Contract. To be an eligible spousal beneficiary, the spouse must not have been older than age 80 on the contract date. If your spouse has not chosen a death benefit payment option by the end of the death benefit election period, we will continue the Contract under the spousal beneficiary continuation option. The "spousal continuation date" is the date on which the eligible spousal beneficiary provides all of the information required to continue the Contract or the date the spousal beneficiary continuation option is automatically applied.



Your spouse becomes the contract owner and the beneficiary until he or she names a new beneficiary. If the death benefit which would have been paid to the surviving spouse is greater than the contract value less uncollected charges as of the spousal continuation date, we will increase the contract value of the continued Contract to equal the death benefit we would have paid to the surviving spouse. On the spousal continuation date, any increase will be allocated to subaccounts based on the ratio of contract value in each subaccount to the contract value prior to the increase. If your spouse is over age 75 on the spousal continuation date, any GMDB option will end.



Any GMIB option will continue unless the annuitant is changed on the spousal continuation date and the new annuitant was over age 75 on the contract date.


                          PAYMENTS TO CONTRACT OWNERS

We'll make any payments to you usually within seven days of our Service Center receiving your proper request. However, we may suspend or postpone payments of any amount where permitted under applicable federal or state laws, rules or regulations.

We may suspend or defer payments in the event that:

   a.  the New York Stock Exchange is closed;

   b. trading on the New York Stock Exchange is restricted by the Securities and Exchange Commission;

   c. the Securities and Exchange Commission declares that an emergency exists making it not reasonably practicable to dispose of securities held in the Separate Account or to determine the value of the Separate Account's assets;

   d. the Securities and Exchange Commission by order so permits for the protection of security holders; or

   e. the payment is derived from a check used to make a premium payment which has not cleared through the banking system.

Applicable laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions and thereby refuse to accept any premium payments or requests for transfers, withdrawals, surrenders, annuitization, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.


We reserve the right, at our option, to defer any payments in accordance with the deferment provisions of the Investment Company Act of 1940, as amended. We will add interest from the date of our receipt of a completed request to the date of payment if such payment is not made within 10 days following receipt of the completed request. The annual rate of interest will not be less than 3%.


                                CONTRACT CHANGES


Changes to the              -  Requests to change the owner, beneficiary, annuitant, or
Contract                       annuity date of a Contract, if acceptable to us, will take effect as of the date you sign such a request, unless we
                               have already acted in reliance on the prior status.
                            -  We are not responsible for the validity of such a request.
                            -  Only our President, Vice President, Secretary, or Assistant
                               Secretary may change this Contract. No one else has
                               authority to modify or waive any provision of the Contract.
                            -  Any change must be in writing, signed, and received at our
                               Service Center.
                            -  At any time, we may make such changes to the Contract,
                               without your consent as required to make it conform with any law, regulation, or ruling issued by a government agency.
                            -  We will notify you of such changes and when required will obtain approval from the appropriate regulatory authority
                               and you.


                                ANNUITY PAYMENTS


We'll make the first annuity payment on the annuity date, and payments will continue according to the annuity option selected. You may select an annuity date that may not be earlier than the first Contract anniversary and may not be later than the maturity date. The maturity date is the oldest annuitant's 90(th) birthday. If you do not select an annuity date, the annuity date is the maturity date. You may change the annuity date at any time before the maturity date.



Contract owners may select from a variety of fixed annuity payment options that we make available from those outlined below in "Annuity Options." If you don't choose an annuity option, we'll use the Life Annuity with Payments Guaranteed for 10 Years annuity option. You may change the annuity option before the annuity date. An option not set forth in this Prospectus may be chosen if it is acceptable to us.



We calculate your annuity payments as of the annuity date, not the date when the annuitization request form is received at the Service Center. Until the annuity date, your contract value will fluctuate in accordance with the performance of the investment options you have selected. After the annuity date, your Contract does not participate in the performance of the Separate Account. On the annuity date, the annuity value will be transferred to our general account and will be applied to the annuity option at the current payout rates, which we will furnish at your request. We determine the dollar amount of annuity payments by applying your annuity value (which equals your contract value, less any uncollected GMDB Charge, GMIB Charge and any applicable Contract Fee, and any applicable premium taxes) on the annuity date to our then current annuity payout rates. Payout rates show the amount of periodic payment that a $1,000 value buys. These rates are based on the annuitant's age and sex (where permitted) and payment options and payment frequency at the time payments begin. The contract provides for gender-based annuity purchase rates when life annuity options are chosen.



The payout rates cannot be less than the guaranteed payout rates which are based on the annuitant's "adjusted age", the guaranteed mortality table (if applicable), and the guaranteed interest rate.



The guaranteed interest rates will never be less than 1% per year. The interest rate is indexed and is determined as follows: for each calendar quarter the interest rate is equal to the average of 5-year constant maturity treasury rates as reported by the Federal Reserve over a consecutive 12 month period ending the second month of the previous calendar quarter, rounded to the nearest one-twentieth of 1%, less 1.25%.

You may choose to receive payments at any payment interval which we make available, but not less frequently than once per year. If the annuity value on the annuity date is less than $2,000, we will pay the annuity value in a lump sum. If any annuity payment would be less than $20, we may change the frequency of payments so that all payments will be at least $20. If after the change in frequency, the annual payment is less than $20, we will pay the annuity value in a lump sum. Unless you tell us differently, we'll make annuity payments directly to your Merrill Lynch brokerage account.



The amount of your annuity payments will not be less than those that would be provided by the application of the annuity value to purchase any single premium immediate annuity contract we then offered to the same class of annuitants.



EVIDENCE OF SURVIVAL. We may require proof that any person on whose continued life any payments are based is alive. We reserve the right to withhold or discontinue payments until we receive proof, in a form satisfactory to us, that such person is living.



MISSTATEMENT OF AGE OR SEX. We may require proof at any time, in a form satisfactory to us, of the age or sex of any annuitant if any payments and benefits are based on such person's age and sex. If the age and/or sex of an annuitant was misstated to us, resulting in an incorrect calculation of annuity payments, we will adjust future annuity payments to reflect the correct age and/or sex. We will deduct any amount we overpaid as the result of a misstatement from future payment(s). If we underpaid any amount as the result of a misstatement, we will correct it with the next payment. We may pay interest on the underpayment. The annual rate of interest will not be less than 3%.



                                ANNUITY OPTIONS



The following fixed annuity payment options may be available. We may in the future offer more or fewer options. You may choose another option that is not set forth in this Prospectus if it is acceptable to us. Once you begin to receive annuity payments, you cannot change the payment option, payment amount, or the payment period. Please note that there is no guarantee that aggregate payments under any of these annuity options will equal the total premiums paid.



DEATH OF OWNER DURING THE ANNUITY PERIOD. If an owner who is not an annuitant dies during the annuity period, any remaining payments under the annuity option in effect will continue to be made at least as rapidly as under the distribution method in effect as of such owner's death. Upon such death, if there is no surviving co-owner, the beneficiary will become the owner.



DEATH OF ANNUITANT DURING THE ANNUITY PERIOD. If the annuitant under an Annuity Option, or the last surviving joint annuitant under a Joint and Survivor Annuity Option, dies while any guaranteed amounts remain unpaid, the owner, or the beneficiary if there is no surviving owner, may choose either:



   (a)  to receive payments for the remainder of the period guaranteed; or



   (b) to receive the present value of the remaining guaranteed payments in a lump sum.



The interest rate used to calculate any present value is the interest rate we used on the annuity date to compute the amount of the annuity payments.

                    HOW WE DETERMINE PRESENT VALUE OF FUTURE
                          GUARANTEED ANNUITY PAYMENTS

         Present value refers to the amount of money needed today to fund the remaining guaranteed payments under the annuity payment option you select. The primary factor in determining present value is the interest rate assumption we use. If you are receiving annuity payments under an option that gives you the ability to take the present value of future payments in a lump sum and you elect to take the lump sum, we will use the same interest rate assumption in calculating the present value that we used to determine your payment stream at the time your annuity payments commenced.


PAYMENTS OF A FIXED    We will make equal payments in an amount you choose until
AMOUNT                 the sum of all payments equals the annuity value applied,
                       increased for interest credited. The amount you choose must provide at least ten years of payments. These payments don't depend on the annuitant's life. If the annuitant dies before the guaranteed amount has been paid, you (or if no surviving owner, the beneficiary) may elect to have payments continued
                       for the amount guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

PAYMENTS FOR A         We will make equal payments for a period you select of at
FIXED PERIOD           least ten years. These payments don't depend on the
                       annuitant's life. If the annuitant dies before the end of
                       the period, you (or if no surviving owner, the beneficiary)
                       may elect to have payments continued for the period
                       guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

*LIFE ANNUITY          We make payments for as long as the annuitant lives.
                       Payments will cease with the last payment made before the
                       annuitant's death.

LIFE ANNUITY WITH      We make payments for as long as the annuitant lives. In
PAYMENTS GUARANTEED    addition, even if the annuitant dies before the period ends,
FOR 5, 10, 15, OR      we guarantee payments for 5, 10, 15, or 20 years. If the
20 YEARS               annuitant dies before the guarantee period ends, you (or if no surviving owner, the beneficiary) may elect to have
                       payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

LIFE ANNUITY WITH      We make payments for as long as the annuitant lives. In
GUARANTEED RETURN      addition, even if the annuitant dies, we guarantee payments
OF ANNUITY VALUE       until the sum of all annuity payments equals the annuity
                       value applied. If the annuitant dies while guaranteed
                       amounts remain unpaid, you (or if no surviving owner, the
                       beneficiary) may elect to have payments continued for the
                       amount guaranteed or to receive the present value of the
                       remaining guaranteed amount in a lump sum.

*JOINT AND SURVIVOR    We make payments for the lives of the annuitant and a
LIFE ANNUITY           designated second person. Payments will continue as long as either one is living.


-------------------------------

* These  options are "pure" life annuities. Therefore, it is possible for the payee to receive only  one annuity payment  if the  person (or persons)  on whose  life
  (lives)  payment is  based dies  after only  one payment  or to  receive only two annuity payments if  that person (those  persons) dies after  only two  payments, etc.


JOINT AND SURVIVOR     We make payments during the lives of the annuitant and a
LIFE ANNUITY WITH      designated second person. Payments will continue as long as
PAYMENTS GUARANTEED    either one is living. In addition, even if the annuitant and
FOR 5, 10, 15, OR      the designated second person die before the guaranteed
20 YEARS               period ends, we guarantee payments for 5, 10, 15, or 20
                       years. If the annuitant and the designated second person die before the end of the period, you (or if no surviving owner, the beneficiary) may elect to have payments continued for
                       the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.



                       GUARANTEED MINIMUM INCOME BENEFIT



GENERAL. The Guaranteed Minimum Income Benefit ("GMIB") is an option available for an additional charge that offers you the ability to receive guaranteed minimum monthly fixed payments in the future if you annuitize under the terms and conditions of the GMIB rider. If you elect the GMIB rider, you know the level of minimum income that will be available to you upon annuitization, assuming no withdrawals or additional premiums, regardless of fluctuating market conditions. YOU MAY NEVER NEED TO RELY UPON THE GMIB RIDER, WHICH SHOULD BE VIEWED AS A PAYMENT "FLOOR." You must annuitize under the terms and conditions of the GMIB rider to obtain any benefit from the GMIB. If you do not annuitize under the GMIB rider, the charges collected for this benefit will not be refunded. There is a waiting period of 10 years from the contract date before you can annuitize under the GMIB rider.



If you decide that you want the protection offered by the GMIB rider, you must elect it at issue. You cannot elect the GMIB rider if the annuitant or joint annuitant is older than age 75 on the contract date. You may not cancel the GMIB rider once elected. The GMIB rider will terminate upon full surrender, annuitization (under the Contract or the GMIB rider), expiration of the last exercise period, death, or termination of the Contract. The GMIB rider will also terminate if the annuitant or joint annuitant is changed and the new annuitant or joint annuitant was older than age 75 on the contract date. However, the GMIB rider will not terminate at death if an eligible spousal beneficiary continues the Contract under the spousal beneficiary continuation option, unless the annuitant is also changed and the new annuitant was older than age 75 on the contract date. If there is a change of annuitant and the rider continues, the GMIB may be reduced and the last exercise date may be reset to an earlier date.



HOW WE DETERMINE THE AMOUNT OF YOUR MINIMUM GUARANTEED INCOME. If you elect the GMIB rider, we determine the amount of minimum income available to you on the date you exercise the GMIB rider by applying the GMIB Base (less applicable premium taxes) to the GMIB Annuity Option Payout Rates ("GMIB rates") for the annuity option you select.


        THE GMIB BASE IS ONLY USED TO CALCULATE THE GMIB, AND DOES NOT ESTABLISH OR GUARANTEE A CONTRACT VALUE, CASH VALUE, MINIMUM DEATH BENEFIT, OR A MINIMUM RETURN FOR ANY SUBACCOUNT.



Because the GMIB rates are based on conservative actuarial factors, the amount of lifetime income that the GMIB rider guarantees may be less than the amount of income that would be provided by applying your annuity value to then-current annuity payout rates for the same annuity option. Therefore, you should view the benefit provided if you annuitize under the terms and conditions of the GMIB rider as a payment "floor." Your amount of lifetime income, however, will not be less than it would be if we applied your annuity value on the exercise date to then-current annuity purchase rates for the same annuity option. Annuity payout rates depend on the sex and ages of the annuitant and any joint annuitant.



GMIB BASE. The GMIB Base equals the greater of the GMIB MAV Base and the GMIB Roll-Up Base.



GMIB MAV BASE. The GMIB MAV Base is equal to the greatest anniversary value. An anniversary value is equal to the contract value, less any bonus amount subject to recapture, on the contract date and on each contract anniversary, increased by premium payments and decreased by "adjusted" withdrawals since the contract date or that anniversary.


        For this formula, each "adjusted" withdrawal equals the amount withdrawn multiplied by (a) / (b) where:
          (a) = GMIB MAV Base and
          (b) = the contract value.
        Both (a) and (b) are calculated immediately prior to the withdrawal.



We will calculate an anniversary value on the contract date and on each contract anniversary thereafter through the earlier of the contract anniversary on or following the oldest annuitant's 80(th) birthday and the date you exercise your GMIB. Changes in the annuitant may cause the rider to terminate. If the rider continues in effect, changes in the annuitant will not increase the period of time used to determine anniversary values. At the time of the annuitant change, if as of the contract date a new annuitant was older than the annuitant whose age is then being used to determine anniversary values and the period of time for calculating the anniversary values has not ended, the limitation date for calculating additional anniversary values will be reset. The new limitation date will be reset based on the age of the new annuitant, but will not be reset to a date earlier than the date of the annuitant change.



GMIB ROLL-UP BASE. The GMIB Roll-Up Base equals the sum of GMIB Roll-Up Base A and GMIB Roll-Up Base B. Dividing the GMIB Roll-Up Base into these components allows us to apply different rates of interest to the GMIB Base associated with certain subaccounts (called "Restricted Subaccounts.") The Restricted Subaccounts currently include the ML Domestic Money Market V.I. Subaccount and the Eaton Vance VT Floating-Rate Income Subaccount.



   GMIB ROLL-UP BASE A:  GMIB Roll-Up Base A is equal to:



      - the initial premium allocated to subaccounts other than the Restricted Subaccounts, with interest compounded daily from the contract date at an annual rate of 5%, plus



      - subsequent premiums allocated to and contract value transferred into subaccounts other than the Restricted Subaccounts after the contract date, with interest compounded daily from the contract anniversary on or following each premium payment or transfer at an annual rate of 5%, less



      - all "adjusted" withdrawals and all transfers from subaccounts other than the Restricted Subaccounts, with interest compounded daily from the contract anniversary on or following each withdrawal or transfer at an annual rate of 5%.

   The GMIB Roll-Up Base A will not be less than zero.

        For this formula, each "adjusted" withdrawal from subaccounts other than the Restricted Subaccounts is equal to the amount of such withdrawal multiplied by an adjustment factor.



        If the total of all withdrawals from subaccounts other than the Restricted Subaccounts during the contract year, including the amount of the requested withdrawal, is less than or equal to 5% times the GMIB Roll-Up Base A as of the beginning of the contract year, the adjustment factor is 1.0.



        If the total of all withdrawals from subaccounts other than the Restricted Subaccounts, including the requested withdrawal, is greater than 5% times the GMIB Roll-Up Base A as of the beginning of the contract year, the adjustment factor is (a) divided by (b) where:



          (a) = GMIB Roll-Up Base A and



          (b) = the contract value in all subaccounts other than the Restricted Subaccounts.



        Both (a) and (b) are calculated immediately prior to the withdrawal.

   GMIB ROLL-UP BASE B:  GMIB Roll-Up Base B is equal to:

      - the initial premium allocated to the Restricted Subaccounts, with interest compounded daily from the contract date at an annual rate of 3%, plus

      - subsequent premiums allocated to and contract value transferred into the Restricted Subaccounts after the contract date, with interest compounded daily from the contract anniversary on or following each premium payment or transfer at an annual rate of 3%, less


      - all "adjusted" withdrawals and all transfers from the Restricted Subaccounts, with interest compounded daily from the contract anniversary on or following each withdrawal or transfer at an annual rate of 3%.


   The GMIB Roll-Up Base B will not be less than zero.

        For this formula, each "adjusted" withdrawal from Restricted Subaccounts is equal to the amount of such withdrawal multiplied by an adjustment factor.



        If the total of all withdrawals from Restricted Subaccounts during the contract year, including the amount of the requested withdrawal, is less than or equal to 3% times the GMIB Roll-Up Base B as of the beginning of the contract year, the adjustment factor is 1.0.



        If the total of all withdrawals from Restricted Subaccounts, including the requested withdrawal, is greater than 3% times the GMIB Roll-Up Base B as of the beginning of the contract year, the adjustment factor is (a) divided by (b) where:



          (a) = GMIB Roll-Up Base B and



          (b) = the contract value in the Restricted Subaccounts.



        Both (a) and (b) are calculated immediately prior to the withdrawal.


GMIB LIMITATIONS. The period during which the interest will accrue for purposes of calculating the GMIB Roll-Up Base A or the GMIB Roll-Up Base B is limited. Interest accrues until the earliest of:



   1.  The 20(th) contract anniversary;



   2. The contract anniversary on or following the oldest annuitant's 80(th) birthday; or



   3.  The date you exercise your GMIB.

If there is a change in annuitant and the GMIB continues, subsequent changes in annuitant will not increase the period of time used to determine interest. At the time of the annuitant change, if as of the contract date a new annuitant was older than the annuitant whose age is then being used to determine the period during which interest will accrue and the period of time for calculating such interest has not ended, then the limitation date used for calculating additional interest will be reset. The new limitation date will be reset based on the age of the new annuitant, but will not be reset to a date earlier than the date of the annuitant change.



ALLOCATION GUIDELINES AND RESTRICTIONS. We do not currently, but may in the future, impose certain allocation guidelines and restrictions. Under these allocation guidelines and restrictions, we may require contract owners with the GMIB rider to allocate at least 35% and no more than 85% to subaccounts in the Large Cap, Mid Cap, Small Cap, and International investment categories. The subaccounts currently available in these investment categories are as follows:



--------------------------------------------------------------------------------------------------
      INVESTMENT CATEGORY                                     SUBACCOUNTS
--------------------------------------------------------------------------------------------------
Large Cap                             AIM V.I. Basic Value, AllianceBernstein Value, American
                                      Century VP Ultra(R), American Funds -- AFIS Growth, American
                                      Funds -- AFIS Growth-Income, Davis Value, Dreyfus VIF
                                      Appreciation, Federated Capital Appreciation II, ML Basic
                                      Value V.I., Mercury Equity Dividend, ML Fundamental Growth
                                      VI, ML Index 500 V.I., ML Large Cap Core V.I., ML Large Cap
                                      Growth V.I., ML Large Cap Value V.I., Oppenheimer Capital
                                      Appreciation/VA, Oppenheimer Main Street(R)/VA, Pioneer Fund
                                      VCT, Roszel/Lord Abbett Affiliated, Roszel/PIMCO CCM Capital
                                      Appreciation, Van Kampen Comstock
--------------------------------------------------------------------------------------------------
Mid Cap                               AIM V.I. Mid Cap Core Equity, Federated Kaufmann II, Mercury
                                      Mid Cap Value Opportunities, PIMCO OpCap Renaissance,
                                      Roszel/Lord Abbett Mid Cap Value, Roszel/Seligman Mid Cap
                                      Growth
--------------------------------------------------------------------------------------------------
Small Cap                             AllianceBernstein Small Cap Value, Mercury Small Cap Index,
                                      ML Value Opportunities VI, Oppenheimer Main Street Small
                                      Cap/VA(R), Pioneer Small Cap Value VCT, Roszel/Delaware
                                      Trend, Roszel/JP Morgan Small Cap Growth, Roszel/PIMCO Small
                                      Cap Value, Wanger U.S. Smaller Companies
--------------------------------------------------------------------------------------------------
International                         American Funds -- AFIS International, Franklin Templeton VIP
                                      Foreign Securities, Franklin Templeton VIP Growth
                                      Securities, Mercury Global Small Cap, Mercury International
                                      Index, ML International Value V.I.
--------------------------------------------------------------------------------------------------


We would also require contract owners with the GMIB rider to use the quarterly rebalancing feature. We will notify you at least 90 days in advance of the imposition of any such allocation guidelines and restrictions. If, at the end of this 90-day notice period, you have not complied with these allocation guidelines and restrictions, we will impose a higher charge for the GMIB for the duration of your Contract, but in no event will this charge exceed the maximum charge shown in the "Fee Table."


CONDITIONS FOR ELECTING TO RECEIVE INCOME PAYMENTS. You cannot exercise the GMIB until the expiration of the waiting period. The waiting period expires on the 10(th) contract anniversary. AFTER THE WAITING PERIOD, YOU MAY ONLY EXERCISE THE GMIB ON A CONTRACT ANNIVERSARY OR WITHIN THE 30 DAYS IMMEDIATELY FOLLOWING THAT CONTRACT ANNIVERSARY. The last timeframe within which you can exercise the GMIB begins at the contract anniversary on or following the 85(th) birthday of the oldest annuitant or joint annuitant named at any time under the GMIB rider and expires 30 days later. Because of the length of the waiting period combined with the latest permissible exercise date, we will not allow you to elect the GMIB rider if either the annuitant or joint annuitant is older than age 75 on the contract date.


If you annuitize your Contract at any time other than during a permitted exercise period, the GMIB is not available. For example, you cannot exercise the rider if you annuitize your Contract twelve and one half years after you purchase the Contract or seven years after you purchase the Contract. You are not required to use the GMIB rider to receive annuity payments. However, we will not refund fees paid for the GMIB rider if you annuitize outside of the terms and conditions of the GMIB rider.

AVAILABLE ANNUITY OPTIONS. The annuity options available when using the GMIB to receive your fixed income are limited to the following:

   -  Life Annuity
   -  Joint and Survivor Life Annuity
   -  Life Annuity with Payments Guaranteed for 10 Years
   -  Joint and Survivor Life Annuity with Payments Guaranteed for 10 Years

If you select the Joint and Survivor Life Annuity or Joint and Survivor Life Annuity with Payments Guaranteed for 10 Years, the designated second person is deemed to be the joint annuitant for purposes of the GMIB rider.


CHANGE OF ANNUITANT. If an annuitant or joint annuitant is changed and, as of the contract date, the new annuitant or joint annuitant was older than age 75, the GMIB rider will terminate. Otherwise, if the new annuitant's or joint annuitant's age on the contract date was older than the age of the oldest annuitant currently being used to determine the GMIB, we will reset the last timeframe within which you can exercise the GMIB based on the new annuitant's or joint annuitant's age. If the recalculated last exercise date is earlier than the date of the change of annuitant, the GMIB rider will terminate.



GMIB CHARGE. We deduct a charge for the GMIB rider that compensates us for the costs and risks we assume in providing this benefit. (See "Charges, Deductions, and Credits - GMIB Charge.")


         For an example of the calculation of the GMIB, see Appendix C.



                           MISSTATEMENT OF AGE OR SEX



We may require proof at any time, in a form satisfactory to us, of the age or sex of any annuitant, owner or beneficiary if any payments and benefits under the Contract are based on such person's age and sex. If the age or sex of any such person has been misstated, any payments and benefits will be adjusted based on the correct age and sex of such person.



                               INACTIVE CONTRACT



The Contract will be terminated at the end of any valuation period if all of the following conditions are satisfied:



1)   No premium payments have been received during the prior 36 months;



2) The total of all premium payments made, less any partial withdrawals, is less than $5,000; and



3)   The contract value (less uncollected charges) is less than $5,000.



Accordingly, no Contract will be terminated due solely to negative investment performance. If the Contract is terminated due to the above reasons, we will pay you the surrender value in a lump sum.


CHARGES, DEDUCTIONS, AND CREDITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We deduct the charges described below to cover costs and expenses, services provided, and risks assumed under the Contracts. The amount of the charges deducted may differ depending on the Class of the Contract. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits. For example, the surrender charge may not fully cover all of the sales and distribution expenses we actually incur, and we may use proceeds from other charges in part to cover such expenses.

                          ASSET-BASED INSURANCE CHARGE


We impose an asset-based insurance charge, which varies according to Class and subaccount. The current asset-based insurance charge may be changed, but it will never exceed the maximum charge of 2.00% for any Class and subaccount. The current asset-based insurance charge for the B Class is generally 1.25%, however, it may be 1.15%, 1.20%, or 1.40% depending on the subaccount. The current asset-based insurance charge for the L Class is generally 1.45%, however, it may be 1.35%, 1.40%, or 1.60% depending on the subaccount. The current asset-based insurance charge for the C Class is generally 1.60%, however, it may be 1.50%, 1.55%, or 1.75% depending on the subaccount. The current asset-based insurance charge for the XC Class is generally 1.65%, however, it may be 1.55%, 1.60%, or 1.80% depending on the subaccount. (See the "Fee Table.")



We deduct this charge daily from the net asset value of the subaccounts prior to the annuity date. This amount compensates us for mortality risks we assume for the annuity payment made under the Contract. These guarantees include making annuity payments which won't change based on our actual mortality experience.



The charge also compensates us for expense risks we assume to cover Contract maintenance expenses. These expenses may include issuing Contracts, maintaining records, making available and maintaining subaccounts under the Contract, and performing accounting, regulatory compliance, and reporting functions.



To the extent that a Fund, its investment adviser, or its affiliate pays us or our affiliates compensation that is more or less than 0.35% of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue, we may adjust the current asset-based insurance charge for that subaccount. If we adjust the asset-based insurance charge, for each 0.05% that the compensation we or our affiliates receive exceeds 0.35%, we reduce the asset-based insurance charge for that subaccount by 0.05%. Similarly, for each 0.05% that the compensation we or our affiliates receive is less than 0.35% of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue, we increase the asset-based insurance charge by 0.05%. For example, if we receive compensation from a Fund, its investment adviser, or its affiliate of 0.47%, we would decrease the asset-based insurance charge by 0.10%, not 0.12%, to 0.37% for that subaccount. See the "Fee Table" for the current asset-based insurance charge applicable to each subaccount.



If the asset-based insurance charge is inadequate to cover the actual expenses of mortality, maintenance, and administration, we will bear the loss. If the charge exceeds the actual expenses, we will add the excess to our profit and it may be used to finance distribution expenses. However, we may change the asset-based insurance charge at any time, but it will never exceed the maximum charge of 2.00% for any Class and Subaccount.


                                SURRENDER CHARGE

WHEN IMPOSED. We may impose a surrender charge on partial withdrawals and surrenders. The amount of the surrender charge varies by Class. This charge is for expenses relating to the sale of the Contract, such as commissions, preparation of sales literature, and other promotional activity. However, the Contract permits withdrawal of the "free withdrawal amount" annually without a surrender charge through lump-sum or systematic withdrawals. (See "Withdrawals and Surrenders.")

The surrender charge equals a percentage of each premium withdrawn. Each premium is subject to the charge for the applicable period specified below (12 month periods) from the date we receive it, as follows:


-----------------------------------------------------------------------
COMPLETE YEARS ELAPSED SINCE
     PAYMENT OF PREMIUM       B CLASS   L CLASS   C CLASS    XC CLASS
-----------------------------------------------------------------------
          0 years              7.0%      6.0%      2.0%        8.0%
-----------------------------------------------------------------------
           1 year              6.0%      5.0%      0.0%        8.0%
-----------------------------------------------------------------------
          2 years              5.0%      4.0%      0.0%        7.0%
-----------------------------------------------------------------------
          3 years              4.0%      3.0%      0.0%        7.0%
-----------------------------------------------------------------------
          4 years              3.0%      0.0%      0.0%        6.0%
-----------------------------------------------------------------------
          5 years              2.0%      0.0%      0.0%        6.0%
-----------------------------------------------------------------------
          6 years              1.0%      0.0%      0.0%        5.0%
-----------------------------------------------------------------------
          7 years              0.0%      0.0%      0.0%        4.0%
-----------------------------------------------------------------------
          8 years              0.0%      0.0%      0.0%        3.0%
-----------------------------------------------------------------------
          9 years              0.0%      0.0%      0.0%        0.0%
-----------------------------------------------------------------------



The charge is calculated on total premiums withdrawn from the Contract. If the contract value at the time of withdrawal is less than your premiums paid in, the charge will still be based on the remaining premiums.



The "free withdrawal amount" is never subject to the surrender charge. For withdrawals in any contract year, we assume gain is withdrawn first, followed by premiums. Premiums are assumed to be withdrawn on a first-in, first-out ("FIFO") basis. The example below explains this charge.


                         HOW THE SURRENDER CHARGE WORKS

         If you have an L Class Contract and made a $10,000 premium payment and due to negative investment experience only $9,500 remained in the Contract when you withdrew it two years later, we would impose a 4.0% charge on $9,000 (which represents the $10,000 premium payment less the $1,000 "free withdrawal amount"). If instead the $10,000 premium payment you made to the Contract grew to $11,000 due to positive investment experience, and you withdrew $600 of gain two years later, and withdrew the remaining $10,400 in a subsequent withdrawal that same contract year, we would not impose a surrender charge on the $600 withdrawn (as it represents gain, and not premium) and we would impose a 4.0% surrender charge only on $10,000 of the $10,400 subsequent withdrawal (as $400 of that amount represents gain).



HOW DEDUCTED. For surrenders, we deduct the charge from the amount of your withdrawal request. For partial withdrawals, we deduct the charge on a pro rata basis from among the subaccounts you're invested in, based on the ratio of your subaccount value to your contract value. The example below shows how this works.

                              PRO RATA DEDUCTIONS



         You have a C Class Contract with a current contract value of $100,000. $60,000 is in the ML Basic Value Subaccount, and $40,000 is in the ML Core Bond Subaccount. You withdraw $20,000 from the Contract, and the entire $20,000 is subject to a 2.0% surrender charge ($400). Accordingly, $240 (60% of $400) is deducted from the ML Basic Value Subaccount and $160 (40% of $400) is deducted from the ML Core Bond Subaccount.



                                  CONTRACT FEE



We may charge a $50 contract fee on each contract anniversary. We will impose this fee if the greater of contract value (less uncollected charges) or premiums (less withdrawals) is less than $50,000.


The contract fee compensates us for the expenses related to the maintenance of the Contract. We do not deduct the contract fee after the annuity date. The contract fee may be changed, but it will never exceed the maximum fee of $75.

If the contract fee         -  We deduct this fee from your contract value on each Contract
applies, we will               anniversary before the annuity date.
deduct it as
follows:

                            -  We deduct this fee from your contract value if you surrender or annuitize the Contract on any date other than a contract anniversary.
                            -  We deduct this fee on a pro rata basis from all subaccounts in which your contract value is invested.


                                  TRANSFER FEE



You may make up to twelve transfers among subaccounts per contract year without charge. If you make more than twelve, we will charge you $25 (guaranteed not to exceed $30) for each extra transfer in that contract year. We deduct this fee pro rata from the amount transferred. Transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge. (See "Dollar Cost Averaging Program," "Asset Allocation Program," "Rebalancing Program," and "Transfers Among Subaccounts.")


                                  GMDB CHARGE


If you elect a GMDB, we will deduct a charge that compensates us for the costs and risks we assume in providing this benefit. We won't deduct this charge after the annuity date. The current and maximum GMDB charges vary according to the type of GMDB that you choose. We have the right to change the current GMDB charge, but it will never exceed the maximum GMDB charge. The amount of the GMDB charge is calculated on each monthaversary by multiplying the GMDB Base by the current annual GMDB charge percentage noted below and dividing the resulting amount by 12. On each quarterversary, we deduct the sum of the GMDB charges calculated on each of the three previous monthaversaries from the contract value. (See "Death Benefit - Guaranteed Minimum Death Benefit Options" for the definition of the respective GMDB Base values.) The annual GMDB charges are as follows:



----------------------------------------------------------
                                   CURRENT       MAXIMUM
         TYPE OF GMDB            GMDB CHARGE   GMDB CHARGE
----------------------------------------------------------
       Return of Premium            0.15%         0.40%
----------------------------------------------------------
   Maximum Anniversary Value        0.25%         0.65%
----------------------------------------------------------



If the GMDB rider is terminated at any time other than on a quarterversary, we will deduct from the contract value a pro rata amount of any charges that would be collected on the next quarterversary. We deduct the GMDB charge on a pro rata basis from all subaccounts in which your contract value is invested. We deduct the GMDB charge regardless of whether the GMDB has any value.

                                  GMIB CHARGE


If you elect the GMIB, we will deduct a charge that compensates us for the costs and risks we assume in providing this benefit. We do not deduct the GMIB charge after the annuity date. The current annual GMIB charge is 0.50%. We have the right to change the current GMIB charge, but it will never exceed the maximum GMIB charge which is 0.90%. The amount of the GMIB charge is calculated on each monthaversary by multiplying the GMIB Base by the current annual GMIB charge percentage and dividing the resulting amount by 12. (See "Guaranteed Minimum Income Benefit" for the definition of GMIB Base). On each quarterversary, we deduct the sum of the GMIB charges calculated on each of the three previous monthaversaries from the contract value. If the GMIB rider is terminated at any time other than on a quarterversary, we will deduct from the contract value a pro rata amount of any charges that would be collected on the next quarterversary. We deduct the GMIB charge on a pro rata basis from all subaccounts in which your contract value is invested. We deduct the GMIB charge regardless of whether annuity payments under the GMIB would be higher than those provided under the Contract.


                                 OTHER CHARGES


REDEMPTION FEE. We reserve the right to collect any redemption fee imposed by any Fund or if required by any regulatory authority.


TAX CHARGES. We reserve the right, subject to any necessary regulatory approval, to charge for assessments or federal premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. We also reserve the right to deduct from the Separate Account any taxes imposed on the Separate Account's investment earnings. (See "Tax Status of the Contract.")

FUND EXPENSES. In calculating net asset values, the Funds deduct advisory fees and operating expenses from assets. (See "Fee Table.") Information about those fees and expenses also can be found in the prospectuses for the Funds, and in the applicable Statement of Additional Information for each Fund.


CHANGES IN CONTRACT CHARGES OR FEES. If we have reserved the right to change a contract charge or fee, any such changes will be applied by Class, and will be based upon changes in applicable experience factors such as investment income and returns, mortality, persistency, expenses, and taxes. Any change will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which the Contract is delivered. The charges after any change will not exceed the maximum charges.


PREMIUM TAXES. Various states impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.


Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 3.5%. Although we pay these taxes when due, we won't deduct them from your contract value until the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, we will also deduct a charge for these taxes on any withdrawal, surrender or death benefit paid under the Contract.


Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the contract owner's state of residence, our status within that state, and the premium tax laws of that state. New York does not currently impose a premium tax on annuity contracts.

                                CONTRACT CREDITS


Credits may be added to your contract value. Currently, we are not adding any credits to your contract value. We reserve the right to add, modify, or discontinue any credit at any time in our sole discretion.

FEDERAL INCOME TAXES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following summary discussion is based on our understanding of current federal income tax law as the Internal Revenue Service (IRS) now interprets it. We can't guarantee that the law or the IRS's interpretation won't change. It does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other tax advisors should be consulted for further information.

We haven't considered any applicable federal gift, estate or any state or other tax laws. Of course, your own tax status or that of your beneficiary can affect the tax consequences of ownership or receipt of distributions.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money - generally for retirement purposes. Your annuity must be independent of any tax-qualified retirement or pension plan and is termed a nonqualified contract. THE CONTRACT IS ONLY AVAILABLE AS A NONQUALIFIED CONTRACT. IT MAY NOT BE ISSUED AS AN IRA, ROTH IRA, TAX-SHELTERED ANNUITY, SEP IRA, SIMPLE IRA, OR PURCHASED THROUGH AN ESTABLISHED TAX-QUALIFIED CUSTODIAL ACCOUNT OR IN CONNECTION WITH A QUALIFIED RETIREMENT PLAN OR SECTION 457(b) PLAN.

                           TAX STATUS OF THE CONTRACT

DIVERSIFICATION REQUIREMENTS. Section 817(h) of the Internal Revenue Code (IRC) and the regulations under it provide that separate account investments underlying a contract must be "adequately diversified" for it to qualify as an annuity contract under IRC section 72. The Separate Account, through the subaccounts, intends to comply with the diversification requirements of the regulations under Section 817(h). This will affect how we make investments.

OWNER CONTROL. In some circumstances, owners of variable contracts who retain excessive control over the investment of the underlying separate account assets may be treated as the owners of those assets and may be subject to tax on income produced by those assets. Although there is little guidance in this area and published guidance does not address certain aspects of the Contracts, we believe that the owner of a Contract should not be treated as the owner of the underlying assets. We reserve the right to modify the Contracts to bring them into conformity with applicable standards should such modification be necessary to prevent owners of the Contracts from being treated as the owners of the underlying Separate Account assets.

REQUIRED DISTRIBUTIONS. To qualify as an annuity contract under Section 72(s) of the IRC, a nonqualified annuity contract must provide that: (a) if any owner dies on or after the annuity starting date but before all amounts under the Contract have been distributed, the remaining amounts will be distributed at least as quickly as under the method being used when the owner died; and (b) if any owner dies before the annuity starting date, all amounts under the Contract will be distributed within five years of the date of death. So long as the distributions begin within a year of the owner's death, the IRS will consider these requirements satisfied for any part of the owner's interest payable to or for the benefit of a "designated beneficiary" and distributed over the beneficiary's life or over a period that cannot exceed the beneficiary's life expectancy. A designated beneficiary is the person the owner names as beneficiary and who assumes ownership when the owner dies. A designated beneficiary must be a natural person. If the deceased owner's spouse is the designated beneficiary, he or she can continue the Contract when such contract owner dies.

NONQUALIFIED. Nonqualified Contracts are designed to comply with Section 72(s), although no regulations interpreting these requirements have yet been issued. We will review the Contract and amend it if necessary to make sure that it continues to comply with the section's requirements when such requirements are clarified by regulation or otherwise.

                             TAXATION OF ANNUITIES

IN GENERAL. IRC Section 72 governs annuity taxation generally. We believe an owner who is a natural person usually won't be taxed on increases in the value of a contract until there is a distribution (i.e., the owner withdraws all or part of the contract value or takes annuity payments). Assigning, pledging, or agreeing to assign or pledge any part of the contract value usually will be considered a distribution. Distributions of accumulated investment earnings are taxable as ordinary income.


The owner of any annuity contract who is not a natural person (e.g., a corporation or a trust) generally must include in income any increase in the excess of the contract value over the "investment in the contract" during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person may wish to discuss them with a competent tax advisor. Bonus amounts are not treated as an "investment in the contract."


WITHDRAWALS AND SURRENDERS. The following discussion applies generally to Contracts owned by a natural person: When you take a withdrawal from a Contract, the amount received generally will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value immediately before the distribution over the investment in the Contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time.

ANNUITY PAYMENTS. Although tax consequences may vary depending on the annuity option selected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be paid from a Contract because an owner or annuitant (if an owner is not a natural person) has died. If the payments are made in a single sum, they're taxed the same way a surrender from the Contract is taxed. If they are distributed as annuity payments, they're taxed as annuity payments.

                        PENALTY TAX ON SOME WITHDRAWALS

You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on some withdrawals. However, there is usually no penalty on distributions:

(1)   on or after you reach age 59 1/2;

(2) after you die (or after the annuitant dies, if an owner isn't an individual);

(3)   after you become disabled; or

(4) that are part of a series of substantially equal periodic (at least annual) payments for your life (or life expectancy) or the joint lives (or life expectancies) of you and your beneficiary.

Other exceptions may be applicable under certain circumstances and special rules may apply in connection with the exceptions listed above. You should consult a tax advisor with regard to exceptions from the penalty tax.

               TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF A CONTRACT

Transferring or assigning ownership of the Contract, designating an annuitant, designating a payee or beneficiary who is not also the owner, or exchanging a Contract can have other tax consequences that we don't discuss here. If you're thinking about any of those transactions, contact a tax advisor.

                                  WITHHOLDING


Annuity distributions usually are subject to withholding for the recipient's Federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. However, recipients can choose not to have tax withheld from distributions.

                               MULTIPLE CONTRACTS

All nonqualified deferred annuity contracts that we (or our affiliates) issue to the same owner during any calendar year are generally treated as one annuity contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs. This could affect when income is taxable and how much is subject to the ten percent penalty tax discussed above.

                          POSSIBLE CHANGES IN TAXATION

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax advisor should be consulted with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

                         POSSIBLE CHARGE FOR OUR TAXES

Currently we don't charge the Separate Account for any federal, state, or local taxes on them or the Contracts (other than premium taxes), but we reserve the right to charge the Separate Account or the Contracts for any tax or other cost resulting from the tax laws that we believe should be attributed to them.

                              FOREIGN TAX CREDITS

To the extent that any Fund makes the appropriate election, certain foreign taxes paid by the Fund will be treated as being paid by the Company, which may deduct or claim a tax credit for such taxes. The benefits of any such deduction or credit will not be passed through to the contract owners.

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

From time to time, we may advertise yields, effective yields, and total returns for the subaccounts for a Class. These figures are based on historical earnings and do not indicate or project future performance. We may also advertise performance of the subaccounts in comparison to certain performance rankings and indices. More detailed information on the calculation of performance information appears in the Statement of Additional Information.

Effective yields and total returns for a subaccount for a Class are based on the investment performance of the corresponding Fund. Fund expenses influence Fund performance.

The yield of the ML Domestic Money Market V.I. Subaccount refers to the annualized income generated by an investment in the subaccount over a specified 7-day period on a Class-specific basis. The yield is calculated by assuming that the income generated for that 7-day period is generated each 7-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.


The yield of a subaccount (other than the ML Domestic Money Market V.I. Subaccount) refers to the annualized income generated by an investment in the subaccount over a specified 30-day or one month period on a Class-specific basis. The yield is calculated by assuming the income generated by the investment during that 30-day or one-month period is generated each period over 12 months and is shown as a percentage of the investment.


The average annual total return of a subaccount refers to return quotations assuming an investment has been held in each subaccount for 1, 5 and 10 years, or for a shorter period, if applicable. We provide average annual total returns for the subaccounts on a Class-specific basis. The average annual total returns represent the average compounded rates of return that would cause an initial investment of $1,000 to equal the value of that investment at the end of each period. These percentages include any surrender charge that would apply if you terminated the Contract at the end of each period indicated, but exclude any deductions for premium taxes. Total returns do not reflect any rider charges, nor bonus amounts, if applicable.



We may also advertise or present yield or total return performance information computed on different bases, but this information will always be accompanied by average annual total returns for the corresponding subaccounts for each Class. For example, we may present total return performance information that doesn't reflect a deduction for the surrender charge. This presentation assumes that an investment in the Contract will extend beyond the period when the surrender charge applies, consistent with the long term investment and retirement objectives of the Contract. We may also advertise total return performance information for the Funds. We may also present total return performance information for a subaccount for periods before the date the subaccount commenced operations on a Class-specific basis. If we do, we'll base performance of the corresponding Fund as if the subaccount existed for the same periods as those indicated for the corresponding Fund, with a level of fees and charges equal to those currently imposed under the Contracts for each Class. We may also present total performance information for a hypothetical Contract assuming allocation of the initial premium to more than one subaccount or assuming monthly transfers from one subaccount to designated other subaccounts under a Dollar Cost Averaging Program. We may also present total performance information for a hypothetical Contract assuming participation in the Asset Allocation Program or the Rebalancing Program. This information will reflect the performance of the affected subaccounts for the duration of the allocation under the hypothetical Contract. It will also reflect the deduction of charges described above except for the surrender charge. This information may also be compared to various indices.


Advertising and sales literature for the Contracts may also compare the performance of the subaccounts on a Class-specific basis and Funds to the performance of other variable annuity issuers in general or to the performance of particular types of variable annuities investing in mutual funds, with investment objectives similar to each of the Funds corresponding to the subaccounts. Performance information may also be based on rankings by services which monitor and rank the performance of variable annuity issuers in each of the major categories of investment objectives on an industry-wide basis. Advertising and sales literature for the Contracts may also compare the performance of the subaccounts on a Class-specific basis to various indices measuring market performance. These unmanaged indices assume the reinvestment of dividends, but do not reflect any deduction for the expense of operating or managing an investment portfolio.

Advertising and sales literature for the Contracts may also contain information on the effect of tax deferred compounding on subaccount investment returns, or returns in general. The tax deferral may be illustrated by graphs and charts and may include a comparison at various points in time of the return from an investment in a Contract (or returns in general) on a tax-deferred basis (assuming one or more tax rates) with the return on a currently taxable basis.

OTHER INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NOTICES AND ELECTIONS

To be effective all notices, choices, and changes you make under the Contract must be in writing and signed, and be received at our Service Center, unless we have authorized you to use another method. Such communication must be provided by you or your representative, if authorized by you in writing. If you have submitted a telephone authorization form, you may make the following choices via telephone:

(1)   Transfers

(2)   Premium allocation instructions

(3)   Withdrawals, other than full surrenders

(4)   Requests to change the annuity date

We will use reasonable procedures to confirm that a telephone request is genuine. These procedures may include possible tape recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. We do not have any liability if we act on a request that we reasonably believe is genuine.

Because telephone transactions will be available to anyone who provides certain information about you and your Contract, you should protect that information. We may not be able to verify that you are the person providing telephone instructions, or that you have authorized any such person to act for you.

Telephone systems may not always be available. Any telephone system, whether it is yours, your service provider's, your Financial Advisor's, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider requests to be received the following business day. Although we have taken precautions to help our systems handle heavy use, we cannot guarantee reliability under all circumstances. If you are experiencing problems, you should make your request by writing to our Service Center.

                                 VOTING RIGHTS

We own all Fund shares held in the Separate Account. As the owner, we have the right to vote on any matter put to vote at any Funds' shareholder meetings. However, we will vote all Fund shares attributable to Contracts by following instructions we receive from you. If we don't receive voting instructions, we'll vote those shares in the same proportion as shares for which we receive instructions. We determine the number of shares you may give voting instructions on by dividing your interest in a subaccount by the net asset value per share of the corresponding Fund. We'll determine the number of shares you may give voting instructions on as of a record date we choose. We may vote Fund shares in our own right if laws change to permit us to do so.

You have voting rights until the annuity date. You may give voting instructions concerning:

(1)   the election of a Fund's Board of Directors;

(2)   ratification of a Fund's independent accountant;

(3) approval of the investment advisory agreement for a Fund corresponding to your selected subaccounts;

(4) any change in a fundamental investment policy of a Fund corresponding to your selected subaccounts; and

(5)   any other matter requiring a vote of the Fund's shareholders.

                           REPORTS TO CONTRACT OWNERS

At least once each contract year before the annuity date, we will send you information about your Contract. It will outline all your Contract transactions during the year, your Contract's current number of accumulation units in each subaccount, the value of each accumulation unit of each subaccount, and the contract value.

You will also receive an annual and a semi-annual report containing financial statements and a list of portfolio securities of the Funds.

                               MATERIAL CONFLICTS

It is conceivable that material conflicts could arise as a result of both variable annuity and variable life insurance separate accounts investing in the Funds. Although no material conflicts are foreseen, the participating insurance companies will monitor events in order to identify any material conflicts between variable annuity and variable life insurance contract owners to determine what action, if any, should be taken. Material conflicts could result from such things as (1) changes in state insurance law, (2) changes in federal income tax law or (3) differences between voting instructions given by variable annuity and variable life insurance contract owners. If a conflict occurs, we may be required to eliminate one or more subaccounts of the Separate Account or substitute a new subaccount. In responding to any conflict, we will take the action we believe necessary to protect our contract owners.

                        CHANGES TO THE SEPARATE ACCOUNT

We may also add new subaccounts to the Separate Account, eliminate subaccounts in the Separate Account, deregister the Separate Account under the Investment Company Act of 1940 (the "1940 Act"), make any changes required by the 1940 Act, operate the Separate Account as a management investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a subaccount or separate account to another subaccount or separate account pursuant to a combination or otherwise, and create new separate accounts. Before we make certain changes we may need approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any changes.

                              SELLING THE CONTRACT

We have entered into a distribution agreement with our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S" or "Distributor"), for the distribution and sale of the Contracts. Distributor offers the Contracts through its registered representatives ("Financial Advisors"). The Financial Advisors are registered with the NASD, Inc., licensed as insurance agents in the states in which they do business, and appointed through Merrill Lynch Life Agency, Inc. as our insurance agents. Merrill Lynch Life Agency, Inc. is a wholly owned subsidiary of Distributor.

We pay commissions to Merrill Lynch Life Agency, Inc. for sales of the Contracts by the Financial Advisors. Pursuant to a sales agreement, Merrill Lynch Life Agency, Inc. pays Distributor a portion of the commissions it receives from us for the sales of the Contracts, and the Distributor pays the Financial Advisors a portion of the commissions it receives from Merrill Lynch Life Agency, Inc. for the sales of the Contracts. Merrill Lynch Life Agency, Inc. also pays the District Annuity Specialists a portion of the commissions it receives for the sales of the Contracts. Each District Annuity Specialist provides training and marketing support to Financial Advisors in a specific geographic region and is compensated based on sales of the Contracts in that region.


The maximum amount of commissions paid to Merrill Lynch Life Agency, Inc. is 5.25% of each premium and up to 1.20% of contract value per year. The maximum commission payable to Financial Advisors for Contract sales is 2.30% of each premium and up to 0.51% of contract value per year. The amount of commissions will vary by Class, but will not exceed the maximum amounts listed above. The maximum amount of compensation that may be paid to District Annuity Specialists is 0.12% of each premium.


Financial Advisors and their branch managers are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation items. Non-cash items include conferences, seminars, and trips (including travel, lodging, and meals in connection therewith), entertainment, merchandise, and other similar items. In addition, Financial Advisors who meet certain productivity, persistency, and length of service standards and/or their branch managers may be eligible for additional compensation from Distributor. District Annuity Specialists who meet certain productivity standards may also be eligible for additional compensation from Merrill Lynch Life Agency, Inc. Sales of the Contracts may help Financial Advisors, their branch managers, and District Annuity Specialists qualify for such benefits. Distributor's Financial Advisors and their branch managers may receive other payments from Distributor for services that do not directly involve the sale of the Contracts, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services.

The Distributor does not currently sell the Contracts through other broker-dealers ("selling firms"). However, the Distributor may enter into selling agreements with selling firms in the future. Selling firms may be compensated on a different basis than Merrill Lynch Life Agency, Inc. and the Financial Advisors;

however, commissions paid to selling firms and their sales representatives will not exceed those described above.

Commissions and other incentives or payments described above are not charged directly to Contract owners or the Separate Account. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

                                STATE REGULATION

We are subject to the laws of the State of New York and to the regulations of the New York Insurance Department. We are also subject to the insurance laws and regulations of all jurisdictions in which we're licensed to do business.

We file an annual statement with the insurance departments of jurisdictions where we do business. The statement discloses our operations for the preceding year and our financial condition as of the end of that year. Our books and accounts are subject to insurance department review at all times. The New York Insurance Department, in conjunction with the National Association of Insurance Commissioners, conducts a full examination of our operations periodically.

                               LEGAL PROCEEDINGS

There are no legal proceedings involving the Separate Account. We and MLPF&S are engaged in various kinds of routine litigation that, in our judgment, are not material to our total assets.


                                    EXPERTS



The financial statements of ML Life Insurance Company of New York as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and the financial statements of the Separate Account as of December 31, 2003 and 2002, and for the each of the two years in the period ended December 31, 2003, incorporated by reference in this Prospectus and included in the Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and which report on ML Life Insurance Company of New York includes an explanatory paragraph for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, by retroactively restating its 2003 and 2002 financial statements), which are included and incorporated by reference herein, and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Their principal business address is Two World Financial Center, New York, New York 10281-1414.



                                 LEGAL MATTERS


Our organization, our authority to issue the Contract, and the validity of the form of the Contract have been passed upon by Barry G. Skolnick, our General Counsel. Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

                            REGISTRATION STATEMENTS

Registration Statements that relate to the Contract and its investment options have been filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus does not contain all of the information in the registration statements. You can obtain the omitted information from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The contents of the Statement of Additional Information for the Contract include the following:

OTHER INFORMATION
  Selling the Contract
  Financial Statements
  Administrative Services Arrangements

CALCULATION OF YIELDS AND TOTAL RETURNS
  Money Market Yield
  Other Subaccount Yields
  Total Returns

FINANCIAL STATEMENTS OF ML OF NEW YORK VARIABLE ANNUITY
  SEPARATE ACCOUNT A

FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW
  YORK

APPENDIX A - EXAMPLE OF BONUS PAYMENT AND RECAPTURE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


EXAMPLE: You purchase a Merrill Lynch Investor Choice Annuity XC Class contract with an initial premium of $200,000 on April 10, 2005. You make a withdrawal (including any applicable surrender charge (SC)) of $100,000 on June 5, 2006 and pay a subsequent premium of $400,000 on July 1, 2006. You make a second withdrawal of $250,000 on October 2, 2007. Your bonus amounts paid and recaptured, based on HYPOTHETICAL Contract Values and transactions, are illustrated below. This example assumes hypothetical positive and negative investment performance of the Separate Account. There is, of course, no assurance that the Separate Account will experience positive investment performance. FOR A DETAILED EXPLANATION OF HOW WE CALCULATE BONUS AMOUNTS PAID AND RECAPTURED, SEE "FEATURES AND BENEFITS OF THE CONTRACT - BONUS PAYMENT AND RECAPTURE."


                                                                             TRANSACTIONS          BONUS AMOUNTS
                                                                          -------------------   --------------------    CONTRACT
DATE                                                                       PREM.     WITHDR.     PAID     RECAPTURED      VALUE
----------------------------------------------------------------------------------------------------------------------------------
4/10/2005   THE CONTRACT IS ISSUED                                        $200,000              $ 9,000                $   209,000
            Premium 1 on 4/10/05 = $200,000
            Bonus 1 = (.045 X $125,000) + (.045 X $75,000) = $9,000
            Bonus 1Subj. to Recapture Before = Bonus 1 Recapture
            Percentage (BRP) X Bonus 1
                  = 100% X $9,000 = $9,000
4/10/2006   FIRST CONTRACT ANNIVERSARY                                                                                 $   219,000
            Assume Contract Value increased by $10,000 due to positive investment performance.
            Bonus 1 Subj. to Recapture Before = Bonus 1 BRP X Bonus 1 =
            65% X $9,000 = $5,850
6/5/2006    OWNER TAKES A $100,000 WITHDRAWAL                                        $100,000             $2,500.67    $110,499.33
            Assume Contract Value decreased by $6,000 due to negative
            investment performance.
            Bonus 1 Subj. to Recapture Before = Bonus 1 BRP X Bonus 1 =
            65% X $9,000 = $5,850
            Gain= Contract Value - Bonus Amounts Subj. to Recapture -
            Remaining Premiums
                = $213,000 - $200,000 - $5,850 = $7,150
            Free Withdrawal Amount = Greater of 10% Premium or Gain =
            Max ($20,000, $7,150) = $20,000
            Prem 1 Withdrawn = Withdrawal - Gain = $100,000 - $7,150 =
            $92,850
            Prem 1 Withdrawn without SC = Free-Out - Gain = $20,000 -
            $7,150 = $12,850
            Bonus 1Recapture Ratio = Prem 1 Withdrawn Subj. to SC/Prem 1
            Remaining Immediately Prior
                  = $80,000/($200,000 - $12,850) = $80,000/$187,150 =
            .427465
            Bonus 1Recaptured = Bonus 1 Subj. to Recapture X Bonus 1
            Recapture Ratio
                  = $5,850 X .427465 = $2,500.67
            Bonus 1Subj. to Recapture After = BRP X (Bonus 1 -
            Recaptured Amt/Bonus 1 BRP at Recapture)
                  = 65% X ($9,000 - $2,500.67/65%) = $3,349.33
7/1/2006    OWNER PUTS IN $400,000 ADDITIONAL PREMIUM                     $400,000              $19,000                $   519,000
            Assume Contract Value decreased to $100,000 due to negative investment performance.
            Bonus 2 = (.045 X $300,000) + (.055 X $100,000) = $19,000
            Bonus 2 Subj. to Recapture = Bonus 2 BRP X Bonus 2 = 100% X
            $19,000 = $19,000
            Bonus 1Subj. to Recapture = Bonus 1 BRP X (Bonus 1 -
            Recaptured Amt/Bonus 1 BRP at Recapture)
                  = 65% X ($9,000 - $2,500.67/65%) = $3,349.33
10/2/2007   OWNER TAKES A $250,000 WITHDRAWAL                                        $250,000             $8,331.22    $261,668.78
            Assume Contract Value increased by $1,000 due to negative
            investment performance.
            Bonus 1Subj. to Recapture Before = BRP X (Bonus 1 - Bonus 1
            Recaptured/Bonus 1 BRP at Recapture)
                  = 30% X ($9,000 - $2,500.67/65%) = $1,545.84
            Bonus 2 Subj. to Recapture Before = Bonus 2 BRP X Bonus 2 =
            65% X $19,000 = $12,350
            Gain= Contract Value - Bonus Amounts Subj. to Recapture -
            Remaining Premiums
                = $520,000 - $13,895.84 - ($200,000 - $92,850) -
            $400,000 = -$1,045.84, that is, $0.
            Free Withdrawal Amount = Greater of 10% Premium or Gain =
            Max ($20,000+$40,000, $0) = $60,000
            Prem Withdrawn = Withdrawal - Gain = $250,000 - $0 =
            $250,000
            Prem Withdrawn without SC = Free-Out - Gain = $60,000 - $0 =
            $60,000
            Prem 1 Withdrawn without SC = Min ($107,150, $60,000) =
            $60,000
            Bonus 1Recapture Ratio = Prem 1 Withdrawn Subj. to SC/Prem 1
            Remaining Immediately Prior
                  = $47,150/($107,150 - $60,000) = $47,150 / $47,150 =
            1.000000
            Bonus 1Recaptured = Bonus 1 Subj. to Recapture X Bonus 1
            Recapture Ratio = $1,545.84 X 1.000000
                  = $1,545.84 X 1.000000 = $1,545.84
            Bonus 2Recapture Ratio = Prem 2 Withdrawn Subj. to SC/Prem 2
            Remaining Immediately Prior
                  = $142,850/($400,000 - $0) = 0.357125
            Bonus 2Recaptured = Bonus 2 Subj. to Recapture X Bonus 2
            Recapture Ratio = $19,000 X 0.357125
                  = $19,000.00 X 0.357125 = $6,785.38
            Bonus 2Subj. to Recapture After = BRP X (Bonus 2 -
            Recaptured Amt/Bonus 2 BRP at Recapture)
                  = 65% X ($19,000 - $6,785.38/65%) = $5,564.62

            BONUS AMOUNT
             SUBJECT TO
DATE         RECAPTURE
----------
4/10/2005    $    9,000
4/10/2006    $    5,850
6/5/2006     $ 3,349.33
7/1/2006     $22,349.33
10/2/2007    $ 5,564.62

APPENDIX B - EXAMPLE OF MAXIMUM ANNIVERSARY VALUE GMDB

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


EXAMPLE: Assume that you are under age 76 at issue. You pay an initial premium of $100,000 on April 10, 2005 and a subsequent premium of $10,000 on June 5, 2006. You also make withdrawals of $50,000 on July 1, 2006 and $3,000 on October 2, 2007 (any applicable surrender charge is assumed to be deducted from the amount of the withdrawal). Your death benefit, based on HYPOTHETICAL Contract Values and transactions, and selection of the Maximum Anniversary Value ("MAV") GMDB option, are illustrated below. This example assumes hypothetical positive and negative investment performance of the Separate Account, as indicated, to demonstrate the calculation of the death benefit when the MAV GMDB is selected. There is, of course, no assurance that the Separate Account will experience positive investment performance. The example does not reflect the deduction of fees and charges or the addition or recapture of bonus amounts. FOR A DETAILED EXPLANATION OF HOW WE CALCULATE THE DEATH BENEFIT, SEE "DEATH BENEFIT: MAV GMDB BASE."


                                                                                                              (B)
                                                                             TRANSACTIONS         (A)
                                                                          ------------------      MAV       CONTRACT
DATE                                                                       PREM.     WITHDR.   GMDB BASE     VALUE
--------------------------------------------------------------------------------------------------------------------
4/10/2005   THE CONTRACT IS ISSUED                                        $100,000             $ 100,000    $100,000
            4/10/05 anniversary value = Initial Premium on 4/10/05 =
            $100,000
            MAV GMDB Base = greatest of anniversary values = $100,000
4/10/2006   FIRST CONTRACT ANNIVERSARY                                                         $ 110,000    $110,000
            Assume Contract Value increased by $10,000 due to positive investment performance.
            4/10/06 anniversary value = Contract Value on 4/10/06 =
            $110,000
            MAV GMDB Base = greatest of anniversary values = 4/10/06
            anniversary value = $110,000
6/5/2006    OWNER PUTS IN $10,000 ADDITIONAL PREMIUM                      $ 10,000             $ 120,000    $114,000
            Assume Contract Value decreased by $6,000 due to negative
            investment performance.
            4/10/06 anniversary value = anniversary value before +
            Additional Premium
            = $110,000 + $10,000 = $120,000
            MAV GMDB Base = greatest of anniversary values = 4/10/06
            anniversary value = $120,000
7/1/2006    OWNER TAKES A $50,000 WITHDRAWAL                                         $50,000   $  60,000    $ 50,000
            Assume Contract Value decreased by $14,000 due to negative investment performance.
            adjusted withdrawal = withdrawal X (MAV GMDB Base before
            withdrawal)
                                         Contract Value before
            withdrawal
                          = $50,000 X ($120,000/$100,000)
                          = $60,000
            4/10/06 anniversary value = 4/10/06 anniversary value before
            - adjusted withdrawal
            = $120,000 - $60,000 = $60,000
            MAV GMDB Base = greatest of anniversary values = 4/10/06
            anniversary value = $60,000
4/10/2007   SECOND CONTRACT ANNIVERSARY                                                        $  60,000    $ 55,000
            Assume Contract Value increased by $5,000 due to positive
            investment performance.
            4/10/06 anniversary value = $60,000
            4/10/07 anniversary value = Contract Value on 4/10/07 =
            $55,000
            MAV GMDB Base = greatest of anniversary values = 4/10/06
            anniversary value = $60,000
10/2/2007   OWNER TAKES A $3,000 WITHDRAWAL                                                    $56,470.59   $ 48,000
            Assume Contract Value decreased by $4,000 due to negative
            investment performance.
            adjusted withdrawal = withdrawal X (MAV GMDB Base before
            withdrawal)
                                        Contract Value before withdrawal
                          = $3,000 X ($60,000/$51,000)
                          = $3,529.41
            4/10/06 anniversary value = 4/10/06 anniversary value before
            - adjusted withdrawal
            = $60,000 - $3,529.41 = $56,470.59
            MAV GMDB Base = greatest of anniversary values = 4/10/06
            anniversary value = $56,470.59
4/10/2008   THIRD CONTRACT ANNIVERSARY                                                         $  62,500    $ 62,500
            Assume contract value increased by $14,500 due to positive investment performance.
            4/10/06 anniversary value = $56,470.59
            4/10/08 anniversary value = Contract Value on 4/10/08 =
            $62,500
            MAV GMDB Base = greatest anniversary values = 4/10/08
            anniversary value
            = $62,500


DATE                  DEATH BENEFIT
----------
4/10/2005     $100,000  (maximum of (A), (B))
4/10/2006     $110,000  (maximum of (A), (B))
6/5/2006      $120,000  (maximum of (A), (B))
7/1/2006       $60,000  (maximum of (A), (B))
4/10/2007      $60,000  (maximum of (A), (B))
10/2/2007   $56,470.59  (maximum of (A), (B))
4/10/2008      $62,500  (maximum of (A), (B))

APPENDIX C - EXAMPLE OF GMIB

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


THE PURPOSE OF THIS EXAMPLE IS TO ILLUSTRATE THE OPERATION OF THE GUARANTEED MINIMUM INCOME BENEFIT (GMIB). NO INVESTMENT RETURNS ARE ASSUMED AS ONLY THE GMIB GUARANTEED MINIMUM PAYMENTS ARE ILLUSTRATED. ACTUAL INVESTMENT RETURNS MAY RESULT IN A HIGHER PAYMENT. HOWEVER, THE GMIB RIDER WOULD GENERALLY NOT HAVE PROVIDED ANY ADDITIONAL BENEFIT IN THESE CASES UNLESS THERE WAS A SUDDEN, SHARP DECLINE IN INVESTMENT RETURNS. THE EXAMPLE ASSUMES NO INVESTMENT IN RESTRICTED SUBACCOUNTS, NO WITHDRAWALS AND NO PREMIUM TAXES. ANY CHANGE TO THESE ASSUMPTIONS WOULD REDUCE THE GMIB BASE AND THEREFORE THE GMIB GUARANTEED MINIMUM PAYMENT.



FACTS: Assume that a male, age 60 purchases a Merrill Lynch Investor Choice Annuity (B Class) Contract on April 1, 2005 with the Guaranteed Minimum Income Benefit, and makes an initial premium payment of $100,000 and chooses the Life with Payments Guaranteed for 10 Years annuity option. The following chart shows the GMIB guaranteed minimum payout amounts if he were to exercise the GMIB Rider on the Contract Anniversaries shown:



---------------------------------------------------------------------------------
                                                                  ANNUAL GMIB
CONTRACT ANNIVERSARY*                          GMIB BASE          PAYMENTS**
---------------------------------------------------------------------------------
(5(th)) April 1, 2010                          $127,628       GMIB NOT AVAILABLE
                                                                 FOR EXERCISE
---------------------------------------------------------------------------------
(10(th)) April 1, 2015                         $162,889             $10,184
---------------------------------------------------------------------------------
(15(th)) April 1, 2020                         $207,893             $14,868
---------------------------------------------------------------------------------
(20(th)) April 1, 2025                         $265,330             $21,715
---------------------------------------------------------------------------------
(25(th)) April 1, 2030***                      $265,330             $24,516
---------------------------------------------------------------------------------
(30(th)) April 1, 2035                              n/a         GMIB TERMINATED
---------------------------------------------------------------------------------



  * The Contract may also be annuitized under the terms and conditions of the GMIB rider during the 30 day period immediately following each contract anniversary whenever GMIB is available for exercise.



 ** GMIB payments must be made on a monthly basis. Annual amounts (monthly times
    12) are illustrative.



*** If the Contract were not annuitized during the 30 day period following this contract anniversary, the GMIB rider would terminate and no future guaranteed minimum income benefit would be provided. Furthermore, GMIB Charges previously collected would not be refunded.



FOR A DETAILED EXPLANATION OF HOW WE CALCULATE THE GMIB BASE AND DETERMINE THE ACTUAL PAYOUT AMOUNT UPON EXERCISE OF THE GMIB RIDER, SEE "GUARANTEED MINIMUM INCOME BENEFIT."

------------------------------------------------------------

    ML OF NEW YORK VARIABLE ANNUITY
    SEPARATE ACCOUNT A (THE "SEPARATE ACCOUNT")

FLEXIBLE PREMIUM INDIVIDUAL
DEFERRED
VARIABLE ANNUITY CONTRACT
(THE "CONTRACT")

issued by

ML LIFE INSURANCE COMPANY OF
NEW YORK


HOME OFFICE: 222 Broadway,
14th Floor
New York, New York 10038


SERVICE CENTER: P.O. Box
44222
Jacksonville, Florida
32231-4222
4804 Deer Lake Drive East
Jacksonville, Florida 32246
PHONE: (800) 333-6524

                              STATEMENT OF
offered through                   ADDITIONAL INFORMATION
MERRILL LYNCH, PIERCE, FENNER         MARCH 22, 2005
& SMITH INCORPORATED              MERRILL LYNCH INVESTOR
                                    CHOICE ANNUITY(SM)
                                     (INVESTOR SERIES)
------------------------------------------------------------


This individual deferred variable annuity contract (the "Contract") is designed to provide comprehensive and flexible ways to invest and to create a source of income protection for later in life through the payment of annuity benefits. An annuity is intended to be a long-term investment. Contract owners should consider their need for deferred income before purchasing the Contract. The Contract is issued by ML Life Insurance Company of New York ("ML of New York") on a nonqualified basis. It may not be issued as an IRA, Roth IRA, tax-sheltered annuity, SEP IRA, SIMPLE IRA, or purchased through an established tax-qualified custodial account or in connection with a qualified retirement plan or Section 457(b) plan.


This Statement of Additional Information is not a prospectus and should be read together with the Contract's Prospectus dated March 22, 2005, which is available on request and without charge by writing to or calling ML of New York at the Service Center address or phone number set forth above.

TABLE OF CONTENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OTHER INFORMATION...........................................    2
  Selling the Contract......................................    2
  Financial Statements......................................    2
  Administrative Services Arrangements......................    2
CALCULATION OF YIELDS AND TOTAL RETURNS.....................    2
  Money Market Yield........................................    2
  Other Subaccount Yields...................................    3
  Total Returns.............................................    4
FINANCIAL STATEMENTS OF ML OF NEW YORK VARIABLE ANNUITY
  SEPARATE ACCOUNT A........................................  S-1
FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW
  YORK......................................................  G-1

OTHER INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SELLING THE CONTRACT

The Contracts are offered to the public on a continuous basis. We anticipate continuing to offer the Contracts, but reserve the right to discontinue the offering.

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S" or "Distributor") serves as principal underwriter for the Contracts. Distributor is a Delaware corporation and its home office is located at 4 World Financial Center, New York, New York 10080. Distributor is an indirect, wholly owned subsidiary of Merrill Lynch & Co., Inc. Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of NASD, Inc. Distributor offers the Contracts through its Financial Advisors. Financial Advisors are appointed as our insurance agents through Merrill Lynch Life Agency Inc.


For the years ended December 31, 2004, 2003, and 2002, Distributor did not receive any commissions in connection with the sale of the Contracts.


                              FINANCIAL STATEMENTS

The financial statements of ML of New York included in this Statement of Additional Information should be distinguished from the financial statements of the Separate Account and should be considered only as bearing upon the ability of ML of New York to meet any obligations it may have under the Contract.

                      ADMINISTRATIVE SERVICES ARRANGEMENTS


ML of New York has entered into a Service Agreement with its parent, Merrill Lynch Insurance Group, Inc. ("MLIG"), pursuant to which ML of New York can arrange for MLIG to provide directly or through affiliates certain services. Pursuant to this agreement, ML of New York has arranged for MLIG to provide administrative services for the Separate Account and the Contracts, and MLIG, in turn, has arranged for a subsidiary, Merrill Lynch Insurance Group Services, Inc. ("MLIG Services"), to provide these services. Compensation for these services, which will be paid by ML of New York, will be based on the charges and expenses incurred by MLIG Services, and will reflect MLIG Services' actual costs. For the years ended December 31, 2004, 2003, and 2002, no administrative services fees were paid in connection with the sale of the Contracts.


CALCULATION OF YIELDS AND TOTAL RETURNS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               MONEY MARKET YIELD

From time to time, ML of New York may quote in advertisements and sales literature the current annualized yield for the ML Domestic Money Market V.I. Subaccount for a 7-day period in a manner that does not take into consideration any realized or unrealized gains or losses on shares of the underlying Funds or on their respective portfolio securities. On a Class-specific basis, the current annualized yield is computed by: (a) determining the net change (exclusive of realized gains and losses on the sales of securities and unrealized appreciation and depreciation) at the end of the 7-day period in the value of a hypothetical account under a Contract having a balance of 1 unit at the beginning of the period, (b) dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return; and
(c) annualizing this quotient on a 365-day basis. The net change in account value reflects: (1) net income from the Fund attributable to the hypothetical account; and

(2) charges and deductions imposed under the Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for: (1) the current asset-based insurance charge for each Class and subaccount (1.15% to 1.40% for the B Class; 1.50% to 1.75% for the C Class; 1.35% to 1.60% for the L Class; and 1.55% to 1.80% for the XC Class); and (2) the annual contract fee. For purposes of calculating current yield for a Contract, an average per unit contract fee is used. Based on our current estimates of anticipated contract size, we have assumed the average per unit contract fee to be 0.05%. On a Class-specific basis, current yield will be calculated according to the following formula:


                   Current Yield = ((NCF - ES)/UV) X (365/7)

Where:

NCF       =   the net change in the value of the Fund (exclusive of
              realized gains and losses on the sale of securities and
              unrealized appreciation and depreciation) for the 7-day
              period attributable to a hypothetical account having a
              balance of 1 unit.
ES        =   per unit expenses for the hypothetical account for the 7-day period.
UV        =   the unit value on the first day of the 7-day period.

ML of New York also may quote the effective yield of the ML Domestic Money Market V.I. Subaccount for the same 7-day period, determined on a compounded basis. On a Class-specific basis, the effective yield is calculated by compounding the unannualized base period return according to the following formula:

               Effective Yield = (1 + ((NCF - ES)/UV))(365/7) - 1

Where:

NCF       =   the net change in the value of the Fund (exclusive of
              realized gains and losses on the sale of securities and
              unrealized appreciation and depreciation) for the 7-day
              period attributable to a hypothetical account having a
              balance of 1 unit.
ES        =   per unit expenses for the hypothetical account for the 7-day period.
UV        =   the unit value on the first day of the 7-day period.

Because of the charges and deductions imposed under the Contract, the yields for the ML Domestic Money Market V.I. Subaccount will be lower than the yield for the corresponding underlying Fund.

The yields on amounts held in the ML Domestic Money Market V.I. Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yields for the subaccount are affected by changes in interest rates on money market securities, average portfolio maturity of the underlying Fund, the types and qualities of portfolio securities held by the Fund, and the Fund's operating expenses. Yields on amounts held in the ML Domestic Money Market V.I. Subaccount may also be presented for periods other than a 7-day period.

                            OTHER SUBACCOUNT YIELDS

From time to time, ML of New York may quote in sales literature or advertisements the current annualized yield of one or more of the subaccounts (other than the ML Domestic Money Market V.I. Subaccount) for a Contract for a 30-day or one-month period on a Class-specific basis. The annualized yield of a subaccount refers to income generated by the subaccount over a specified 30-day or one-month period. Because the yield is annualized, the yield generated by the subaccount during the 30-day or one-month period is assumed to be generated each period over a 12-month period. On a Class-specific basis, the yield is computed by: (1) dividing the net investment income of the Fund attributable to the subaccount units less subaccount expenses for the period; by (2) the maximum offering price per unit on the last day of the period times the daily average number of units outstanding for the period; then

(3) compounding that yield for a 6-month period; and then (4) multiplying that result by 2. Expenses attributable to the subaccount include the current asset-based insurance charge for each Class and subaccount (1.15% to 1.40% for the B Class; 1.50% to 1.75% for the C Class; 1.35% to 1.60% for the L Class; and 1.55% to 1.80% for the XC Class); and the annual contract fee. For purposes of calculating the 30-day or one-month yield, an average contract fee per dollar of contract value in the subaccount is used to determine the amount of the charge attributable to the subaccount for the 30-day or one-month period. Based on our current estimates of anticipated contract size, we have assumed the average contract fee to be 0.05%. On a Class-specific basis, the 30-day or one-month yield is calculated according to the following formula:


                Yield = 2 X ((((NI - ES)/(U X UV)) + 1)(6) - 1)

Where:

NI        =   net investment income of the Fund for the 30-day or
              one-month period attributable to the subaccount's units.
ES        =   expenses of the subaccount for the 30-day or one-month
              period.
U         =   the average number of units outstanding.
UV        =   the unit value at the close of the last day in the 30-day or one-month.

Currently, ML of New York may quote yields on bond subaccounts. Because of the charges and deductions imposed under the Contracts, the yield for a subaccount will be lower than the yield for the corresponding Fund.

The yields on the amounts held in the subaccounts normally will fluctuate over time. Therefore, a disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A subaccount's actual yields are affected by the types and quality of portfolio securities held by the corresponding Fund, and its operating expenses.

Yield calculations do not take into account the surrender charge on amounts surrendered or withdrawn under the Contract deemed to consist of premiums paid within the applicable surrender charge period. A surrender charge will not be imposed on the "free withdrawal amount" each year.

                                 TOTAL RETURNS


From time to time, ML of New York also may quote in sales literature or advertisements, total returns, including average annual total returns for one or more of the subaccounts for various periods of time on a Class-specific basis. Average annual total returns will be provided for a subaccount on a Class-specific basis for 1, 5 and 10 years, or for a shorter period, if applicable. We will not show any performance information for periods of less than six months.



Total returns assume the Contract was surrendered at the end of the period shown, and are not indicative of performance if the Contract was continued for a longer period. Total returns do not reflect any rider charges or bonus amounts if applicable.


Average annual total returns for other periods of time may also be disclosed from time to time. For example, average annual total returns may be provided based on the assumption that a subaccount had been in existence and had invested in the corresponding underlying Fund for the same period as the corresponding Fund had been in operation. The Funds and the subaccounts corresponding to the Funds commenced operations as indicated below:


                                                       FUND INCEPTION     SUBACCOUNT INCEPTION
                        FUND                                DATE                  DATE
                        ----                          -----------------   --------------------
ML Basic Value V.I. Fund (Class I)                    July 1, 1993         July 1, 1993
ML Core Bond V.I. Fund (Class I)                      April 29, 1982       February 21, 1992
ML Domestic Money Market V.I. Fund (Class I)          February 21, 1992    February 21, 1992
ML Fundamental Growth V.I. Fund (Class I)             April 3, 2000        April 3, 2000
ML Global Allocation V.I. Fund (Class I)              February 21, 1992    February 21, 1992
ML Government Bond V.I. Fund (Class I)                May 16, 1994         May 16, 1994
ML High Current Income V.I. Fund (Class I)            April 29, 1982       February 21, 1992
ML Index 500 V.I. Fund (Class I)                      December 13, 1986    December 19, 1986
ML International Value V.I. Fund (Class I)            June 10, 1998        November 21, 2003
ML Large Cap Core V.I. Fund (Class I)                 April 29, 1982       February 21, 1992
ML Large Cap Growth V.I. Fund (Class I)               April 30, 1999       November 21, 2003
ML Large Cap Value V.I. Fund (Class I)                April 23, 2001       May 1, 2001
ML Value Opportunities V.I. Fund (Class I)            April 29, 1982       February 21, 1992
Mercury Low Duration Portfolio                        December 30, 2004    March 22, 2005
Mercury Global SmallCap Portfolio                     December 30, 2004    March 22, 2005
Mercury International Index Portfolio                 December 30, 2004    March 22, 2005
Mercury Small Cap Index Portfolio                     December 30, 2004    March 22, 2005
Mercury Equity Dividend Portfolio                     December 30, 2004    March 22, 2005
Mercury Mid Cap Value Opportunities Portfolio         December 30, 2004    March 22, 2005
MLIG Roszel/Delaware Trend Portfolio                  May 1, 2003          May 1, 2003
MLIG Roszel/JP Morgan Small Cap Growth Portfolio      July 1, 2002         July 1, 2002
MLIG Roszel/Lord Abbett Affiliated Portfolio          May 1, 2003          May 1, 2003
MLIG Roszel/Lord Abbett Bond Debenture Portfolio      July 1, 2002         July 1, 2002
MLIG Roszel/Lord Abbett Mid-Cap Value Portfolio       July 1, 2002         July 1, 2002
MLIG Roszel/PIMCO CCM Capital Appreciation Portfolio  May 1, 2003          May 1, 2003
MLIG Roszel/PIMCO Small-Cap Value Portfolio           July 1, 2002         July 1, 2002
MLIG Roszel/Seligman Mid-Cap Growth Portfolio         July 1, 2002         July 1, 2002
                                                      September 10,        March 22, 2005
AIM V.I. Basic Value Fund (Series I)                  2001
                                                      September 10,        March 22, 2005
AIM V.I. Mid Cap Core Equity Fund (Series I)          2001
AllianceBernstein Small Cap Value Portfolio (Class    May 2, 2001          March 22, 2005
  A)
AllianceBernstein Value Portfolio (Class A)           July 22, 2002        March 22, 2005
American Century VP Ultra(R) Fund (Class I)           May 1, 2001          May 1, 2004
American Fund Asset Allocation Fund (Class 2)******   August 1, 1989       March 22, 2005
American Fund Bond Fund (Class 2)******               January 2, 1996      March 22, 2005
American Fund Growth Fund (Class 2)******             February 8, 1984     March 22, 2005
American Fund Growth-Income Fund (Class 2)******      February 8, 1984     March 22, 2005
American Fund International Fund (Class 2)******      May 1, 1990          March 22, 2005
Cohen & Steers VIF Realty Fund, Inc.                  January 18, 2005     March 22, 2005
Davis Value Portfolio                                 July 1, 1999         April 3, 2000
Dreyfus VIF Appreciation Portfolio (Service Class)    December 31, 2000    March 22, 2005
Eaton Vance VT Floating-Rate Income Fund              May 2, 2001          March 22, 2005
Federated Capital Appreciation Fund II (Primary       June 19, 2000        May 1, 2004
  Class)
Federated Kaufmann Fund II (Primary Class)            April 30, 2002       May 1, 2004
Templeton Foreign Securities Fund (Class 2)*          May 1, 1992          March 22, 2005
Templeton Growth Securities Fund (Class 2)**          March 15, 1994       March 22, 2005
Oppenheimer Capital Appreciation Fund/VA (Service     September 18,        March 22, 2005
  Class)                                              2001
Oppenheimer Main Street Fund(R)/VA (Service Class)    July 13, 2000        March 22, 2005
Oppenheimer Main Street Small Cap Fund(R)/VA          July 16, 2001        March 22, 2005
  (Service Class)
Pioneer Fund VCT Portfolio (Series II)***             February 13, 1928    March 22, 2005
Pioneer High Yield VCT Portfolio (Series II)****      February 12, 1998    March 22, 2005

                                                       FUND INCEPTION     SUBACCOUNT INCEPTION
                        FUND                                DATE                  DATE
                        ----                          -----------------   --------------------
Pioneer Small Cap Value VCT Portfolio (Series         February 28, 1997    March 22, 2005
  II)*****
PIMCO Advisors OpCap Renaissance Portfolio            July 10, 2002        May 1, 2004
PIMCO CommodityRealReturn Strategy Portfolio          June 30, 2004        March 22, 2005
  (Administrative Class)
                                                      September 30,        March 22, 2005
PIMCO Real Return Portfolio (Administrative Class)    1999
PIMCO Total Return Portfolio (Administrative Class)   December 31, 1997    April 3, 2000
Van Kampen LIT Comstock Portfolio (Class I)           April 30, 1999       May 1, 2004
Wanger U.S. Smaller Companies                         May 3, 1995          March 22, 2005


---------------


       * Because Class 2 shares were first available on May 1, 1997, performance shown for periods prior to that date represents the historical results of Class 1 shares. For periods beginning on May 1, 1997 Class 2's results reflect an additional 12b-1 fee expense, which also affects future performance.



      ** Because Class 2 shares were first available on January 6, 1999, performance shown for periods prior to that date represents historical results of Class 1 shares. For periods beginning January 6, 1999, Class 2's results reflect an additional 12b-1 fee expense, which also affects future performance.



    *** Because Class II shares were first available on October 31, 1997, performance shown for periods prior to that date will reflect performance of the Fund, adjusted for expenses of Class II.



   **** Because Class II shares were first available on May 1, 2000, performance shown for periods prior to that date will reflect performance of the Fund, adjusted for expenses of Class II.



  ***** Because Class II shares were first available on November 8, 2001, performance shown for periods prior to that date will reflect performance of the Fund, adjusted for expenses of Class II.



 ****** Because Class 2 shares were first available on April 30, 1997, performance shown for periods prior to that date will reflect performance of the Fund, adjusted for expenses of Class 2.



Average annual total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 under each Class of the Contract to the redemption value or that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will generally be as of the most recent calendar quarter-end. Average annual total returns are calculated for each Class using subaccount unit values calculated on each valuation day based on the performance of the corresponding underlying Fund, the deductions for the current asset-based insurance charge for each Class and subaccount (1.15% to 1.40% for the B Class, 1.50% to 1.75% for the C Class; 1.35% to 1.60% for the L Class; and 1.55% to 1.80% for the XC Class), and the contract fee, and assume a surrender of the Contract at the end of the period for the return quotation. Total returns therefore reflect a deduction of the surrender charge if applicable. Total returns for the XC Class do not reflect the addition of bonus amounts. Total returns do not reflect any rider charges. For purposes of calculating total return, an average per dollar contract fee attributable to the hypothetical account for the period is used. Based on our current estimates of anticipated contract size, we have assumed the average contract fee to be 0.05%. On a Class-specific basis, the average annual total return is then calculated according to the following formula:


                            TR = ((ERV/P)(1/N)) - 1

Where:

TR        =   the average annual total return net of subaccount recurring charges (such as the asset-based insurance charge and
              contract fee).

ERV       =   the ending redeemable value (net of any applicable surrender charge) at the end of the period of the hypothetical account with an initial payment of $1,000.
P         =   a hypothetical initial payment of $1,000.
N         =   the number of years in the period.

From time to time, ML of New York also may quote in sales literature or advertisements Class-specific total returns for other periods or that do not reflect the surrender charge. These are calculated in exactly the same way as average annual total returns described above, except that the ending redeemable value of the hypothetical account for the period is replaced with an ending value for the period that does not take into account any surrender charge on surrender of the Contract. In addition, such nonstandard returns may also be quoted for other periods.

From time to time, ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract on a Class-specific basis assuming the initial premium is allocated to more than one subaccount or assuming monthly transfers from a specified subaccount to one or more designated subaccounts under a dollar cost averaging program. ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract on a Class-specific basis assuming participation in an asset allocation or rebalancing program. These returns will reflect the performance of the affected subaccount(s) on a Class-specific basis for the amount and duration of the allocation to each subaccount for the hypothetical Contract. They also will reflect the deduction of the charges described above except for the surrender charge. For example, total return information for a Contract with a dollar cost averaging program for a 12-month period will assume commencement of the program at the beginning of the most recent 12-month period for which average annual total return information is available. This information will assume an initial lump-sum investment in a specified subaccount (the "DCA subaccount") at the beginning of that period and monthly transfers of a portion of the contract value from the DCA subaccount to designated other subaccount(s) during the 12-month period. The total return for the Contract for this 12-month period therefore will reflect the return on the portion of the contract value that remains invested in the DCA subaccount for the period it is assumed to be so invested, as affected by monthly transfers, and the return on amounts transferred to the designated other subaccounts for the period during which those amounts are assumed to be invested in those subaccounts. The return for an amount invested in a subaccount will be based on the performance of that subaccount for the duration of the investment, and will reflect the charges described above other than the surrender charge. Performance information for a dollar cost-averaging program also may show the returns for various periods for a designated subaccount assuming monthly transfers to the subaccount, and may compare those returns to returns assuming an initial lump-sum investment in that subaccount. This information also may be compared to various indices, such as the Merrill Lynch 91-day Treasury Bills index or the U.S. Treasury Bills index and may be illustrated by graphs, charts, or otherwise.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES - UNAUDITED
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Domestic               Core                 High
                                                                            Money                 Bond               Current
                                                                            Market                V.I.                Income
                                                                          V.I. Fund               Fund              V.I. Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (Note 1):
    Domestic Money Market V.I. Fund, 27,696 shares
      (Cost $27,696)                                                $            27,696  $                    $
    Core Bond V.I. Fund, 4,022 shares
      (Cost $46,985)                                                                                  49,353
    High Current Income V.I. Fund, 2,572 shares
      (Cost $20,747)                                                                                                       20,370
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $            27,696  $            49,353  $            20,370

Liabilities
  Due to ML Life Insurance Company of New York                                       14                   24                   10
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $            27,682  $            49,329  $            20,360
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            27,682  $            49,329  $            20,360
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Large                Value               American
                                                                           Cap Core          Opportunities           Balanced
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Large Cap Core V.I. Fund, 1,584 shares
      (Cost $46,770)                                                $            41,594  $                    $
    Value Opportunities V.I. Fund, 1,344 shares
      (Cost $30,322)                                                                                  35,637
    American Balanced V.I. Fund, 669 shares
      (Cost $8,712)                                                                                                         7,654
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $            41,594  $            35,637  $             7,654

Liabilities
  Due to ML Life Insurance Company of New York                                       20                   17                    3
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $            41,574  $            35,620  $             7,651
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            41,574  $            35,620  $             7,651
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Global           Utilities and            Basic
                                                                          Allocation            Telecom               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Global Allocation V.I. Fund, 3,416 shares
      (Cost $40,326)                                                $            40,348  $                    $
    Utilities and Telecommunications V.I. Fund, 319 shares
      (Cost $3,089)                                                                                    2,573
    Basic Value V.I. Fund, 5,105 shares
      (Cost $68,653)                                                                                                       74,429
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $            40,348  $             2,573  $            74,429

Liabilities
  Due to ML Life Insurance Company of New York                                       20                    1                   36
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $            40,328  $             2,572  $            74,393
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            40,328  $             2,572  $            74,393
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Government             Index                Global
                                                                             Bond                 500                 Growth
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Government Bond V.I. Fund, 2,713 shares
      (Cost $29,368)                                                $            28,951  $                    $
    Index 500 V.I. Fund, 2,111 shares
      (Cost $33,061)                                                                                  30,169
    Global Growth V.I. Fund, 677 shares
      (Cost $6,964)                                                                                                         5,976
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $            28,951  $            30,169  $             5,976

Liabilities
  Due to ML Life Insurance Company of New York                                       15                   14                    3
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $            28,936  $            30,155  $             5,973
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            28,936  $            30,155  $             5,973
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Large Cap           Fundamental         International
                                                                            Value                Growth               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Large Cap Value V.I. Fund, 484 shares
      (Cost $4,878)                                                 $             6,204  $                    $
    Fundamental Growth V.I. Fund, 2,059 shares
      (Cost $13,134)                                                                                  14,145
    International Value V.I. Fund, 1,889 shares
      (Cost $20,306)                                                                                                       22,786
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $             6,204  $            14,145  $            22,786

Liabilities
  Due to ML Life Insurance Company of New York                                        3                    8                   10
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $             6,201  $            14,137  $            22,776
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             6,201  $            14,137  $            22,776
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                           Large
                                                                             Cap           AllianceBernstein    AllianceBernstein
                                                                            Growth              Premier             Growth and
                                                                             V.I.                Growth               Income
                                                                            Fund               Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Large Cap Growth V.I. Fund, 1,016 shares
      (Cost $9,448)                                                 $             9,018  $                    $

  Investments in AllianceBernstein Variable Products Series Fund, Inc. (Note 1):
    AllianceBernstein Premier Growth Portfolio, 1,090 shares
      (Cost $36,825)                                                                                  23,155
    AllianceBernstein Growth and Income Portfolio, 162 shares
      (Cost $2,969)                                                                                                         3,563
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $             9,018  $            23,155  $             3,563

Liabilities
  Due to ML Life Insurance Company of New York                                        4                   12                    3
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $             9,014  $            23,143  $             3,560
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             9,014  $            23,143  $             3,560
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                  MFS                AIM V.I.
                                                                      AllianceBernstein         Emerging             Premier
                                                                          Technology             Growth               Equity
                                                                          Portfolio              Series                Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in AllianceBernstein Variable Products Series Fund, Inc. (cont'd) (Note 1):
    AllianceBernstein Technology Portfolio, 88 shares
      (Cost $1,202)                                                 $             1,172  $                    $

  Investments in MFS Variable Insurance Trust (Note 1):
    MFS Emerging Growth Series, 732 shares
      (Cost $20,889)                                                                                  11,233

  Investments in AIM Variable Insurance Funds (Note 1):
    AIM V.I. Premier Equity Fund, 743 shares
      (Cost $21,423)                                                                                                       14,655
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $             1,172  $            11,233  $            14,655

Liabilities
  Due to ML Life Insurance Company of New York                                        1                    5                    7
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $             1,171  $            11,228  $            14,648
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             1,171  $            11,228  $            14,648
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           AIM V.I.             AIM V.I.
                                                                           Capital           International            Davis
                                                                         Appreciation            Growth               Value
                                                                             Fund                 Fund              Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in AIM Variable Insurance Funds (cont'd) (Note 1):
    AIM V.I. Capital Appreciation Fund, 465 shares
      (Cost $12,884)                                                $             9,584  $                    $
    AIM V.I. International Growth Fund, 38 shares
      (Cost $545)                                                                                        662

  Investment in Davis Variable Account Fund, Inc. (Note 1):
    Davis Value Portfolio, 2,277 shares
      (Cost $23,368)                                                                                                       24,913
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $             9,584  $               662  $            24,913

Liabilities
  Due to ML Life Insurance Company of New York                                        4                    1                   13
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $             9,580  $               661  $            24,900
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             9,580  $               661  $            24,900
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                                     Seligman
                                                                            Total                 PEA               Small-Cap
                                                                            Return            Renaissance             Value
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investment in PIMCO Variable Insurance Trust (Note 1):
    Total Return Portfolio, 3,891 shares
      (Cost $40,545)                                                $            41,169  $                    $

  Investment in PIMCO Advisors VIT  (Note 1):
    PEA Renaissance Portfolio, 204 shares
      (Cost $2,944)                                                                                    2,827

  Investment in Seligman Portfolios, Inc. (Note 1):
    Seligman Small-Cap Value Portfolio, 397 shares
      (Cost $6,471)                                                                                                         6,706
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $            41,169  $             2,827  $             6,706

Liabilities
  Due to ML Life Insurance Company of New York                                       22                    1                    4
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $            41,147  $             2,826  $             6,702
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            41,147  $             2,826  $             6,702
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================


                                                                           Emerging                                     VP
                                                                            Growth              Comstock          International
                                                                          Portfolio            Portfolio               Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investment in Van Kampen Life Investment Trust (Note 1):
    Emerging Growth Portfolio,18 shares
      (Cost $441)                                                   $               429  $                    $

  Investments in Van Kampen Life Investment Trust (con't) (Note 1):
    Comstock Portfolio, 76 shares
      (Cost $924)                                                                                        949

  Investments in American Century Variable Portfolios, Inc.  (Note 1):
    VP International Fund, 777 shares
      (Cost $4,854)                                                                                                         5,011
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $               429  $               949  $             5,011

Liabilities
  Due to ML Life Insurance Company of New York                                        0                    1                    3
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $               429  $               948  $             5,008
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $               429  $               948  $             5,008
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                                    Federated
                                                                              VP               Federated             Capital
                                                                            Ultra               Kaufmann           Appreciation
                                                                             Fund               Fund II              Fund II
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in American Century Variable Portfolio, Inc. (cont'd) (Note 1):
    VP Ultra Fund, 70 shares
      (Cost $673)                                                   $               647  $                    $

  Investments in Federated Insurance Series  (Note 1):
    Federated Kaufmann Fund II, 17 shares
      (Cost $188)                                                                                        192
    Federated Capital Appreciation Fund II, 5 shares
      (Cost $26)                                                                                                               26
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $               647  $               192  $                26

Liabilities
  Due to ML Life Insurance Company of New York                                        0                    0                    0
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $               647  $               192  $                26
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $               647  $               192  $                26
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /             Roszel /             Roszel /
                                                                          JP Morgan           Lord Abbett          Lord Abbett
                                                                          Small Cap               Bond               Mid Cap
                                                                            Growth             Debenture              Value
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in MLIG Variable Insurance Trust (Note 1):
    Roszel / JP Morgan Small Cap Growth Portfolio, 495 shares
      (Cost $4,817)                                                 $             5,693  $                    $
    Roszel / Lord Abbett Bond Debenture Portfolio, 114 shares
      (Cost $1,272)                                                                                    1,284
    Roszel / Lord Abbett Mid Cap Value Portfolio, 868 shares
      (Cost $8,772)                                                                                                        10,153
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $             5,693  $             1,284  $            10,153

Liabilities
  Due to ML Life Insurance Company of New York                                        2                    1                    6
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $             5,691  $             1,283  $            10,147
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             5,691  $             1,283  $            10,147
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                           Roszel /             Roszel /
                                                                            PIMCO               Seligman            Roszel /
                                                                          Small Cap             Mid Cap              Delaware
                                                                            Value                Growth               Trend
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in MLIG Variable Insurance Trust (cont'd) (Note 1):
    Roszel / PIMCO Small Cap Value Portfolio, 352 shares
      (Cost $3,734)                                                 $             4,421  $                    $
    Roszel / Selligman Mid Cap Growth Portfolio, 243 shares
      (Cost $2,739)                                                                                    2,839
    Roszel / Delaware Trend Portfolio, 361 shares
      (Cost $4,078)                                                                                                         4,429
                                                                    -------------------- -------------------- --------------------
    Total Assets                                                    $             4,421  $             2,839  $             4,429

Liabilities
  Due to ML Life Insurance Company of New York                                        3                    2                    2
                                                                    -------------------- -------------------- --------------------
Net Assets                                                          $             4,418  $             2,837  $             4,427
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             4,418  $             2,837  $             4,427
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES  - UNAUDITED (Continued)
AS OF SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==========================================
                                                                           Roszel /             Roszel /
                                                                             Lord                PIMCO
                                                                            Abbett            CCM Capital
                                                                          Affiliated          Appreciation
                                                                          Portfolio            Portfolio
                                                                    ==================== ====================
(In thousands)

Assets
  Investments in MLIG Variable Insurance Trust (cont'd) (Note 1):
    Roszel / Lord Abbett Affiliated Portfolio, 220 shares
      (Cost $2,606)                                                 $             2,559  $
    Roszel / PIMCO CCM Capital Appreciation Portfolio, 1,044 shares
      (Cost $11,798)                                                                                  12,370
                                                                    -------------------- --------------------
    Total Assets                                                    $             2,559  $            12,370

Liabilities
  Due to ML Life Insurance Company of New York                                        1                    6
                                                                    -------------------- --------------------
Net Assets                                                          $             2,558  $            12,364
                                                                    ==================== ====================

Net Assets
  Accumulation Units                                                $             2,558  $            12,364
                                                                    ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED
FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Domestic               Core                 High
                                                                            Money                 Bond               Current
                                                                            Market                V.I.                Income
                                                                          V.I. Fund               Fund               V.I Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               174  $             1,470  $             1,269
 Asset-Based Insurance Charges (Note 6)                                            (332)                (540)                (217)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (158)                 930                1,052
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 0                   72               (1,180)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                      0                  234                1,347
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                      0                  306                  167
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (158)               1,236                1,219
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                          21,858                   64                   63
 Contract Owner Withdrawals                                                      (7,926)              (5,331)              (2,477)
 Net Transfers In (Out) (Note 3)                                                (22,441)              (4,905)                (754)
 Contract Charges (Note 6)                                                           (6)                  (8)                  (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (8,515)             (10,180)              (3,171)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (8,673)              (8,944)              (1,952)
Net Assets, Beginning of Period                                                  36,355               58,273               22,312
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            27,682  $            49,329  $            20,360
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Large                Value               American
                                                                           Cap Core          Opportunities           Balanced
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (435)                (380)                 (82)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (435)                (380)                 (82)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,354)               1,662                 (278)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  2,837                 (270)                 430
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,483                1,392                  152
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,048                1,012                   70
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             102                  108                    0
 Contract Owner Withdrawals                                                      (3,259)              (2,624)                (662)
 Net Transfers In (Out) (Note 3)                                                    640               (2,168)                (166)
 Contract Charges (Note 6)                                                          (11)                  (5)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (2,528)              (4,689)                (830)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (1,480)              (3,677)                (760)
Net Assets, Beginning of Period                                                  43,054               39,297                8,411
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            41,574  $            35,620  $             7,651
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Global            Utilities and            Basic
                                                                          Allocation            Telecom               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                36  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (398)                 (27)                (812)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (398)                   9                 (812)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (437)                (610)                 657
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  2,094                  846                  953
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,657                  236                1,610
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,259                  245                  798
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              94                    0                  168
 Contract Owner Withdrawals                                                      (3,320)                (363)              (6,415)
 Net Transfers In (Out) (Note 3)                                                  6,062                 (132)              (1,041)
 Contract Charges (Note 6)                                                          (10)                  (1)                 (14)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           2,826                 (496)              (7,302)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           4,085                 (251)              (6,504)
Net Assets, Beginning of Period                                                  36,243                2,823               80,897
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            40,328  $             2,572  $            74,393
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Government             Index                Global
                                                                             Bond                 500                 Growth
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               660  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (314)                (352)                 (59)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      346                 (352)                 (59)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               190                1,195                 (599)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                     53                 (710)                 807
 Capital Gain Distributions (Note 2)                                                 71                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    314                  485                  208
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          660                  133                  149
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              37                   94                   19
 Contract Owner Withdrawals                                                      (2,361)              (2,207)                (296)
 Net Transfers In (Out) (Note 3)                                                 (2,051)              (4,872)                 216
 Contract Charges (Note 6)                                                           (7)                 (12)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (4,382)              (6,997)                 (63)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (3,722)              (6,864)                  86
Net Assets, Beginning of Period                                                  32,658               37,019                5,887
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            28,936  $            30,155  $             5,973
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Large Cap           Fundamental         International
                                                                            Value                Growth               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (61)                (152)                (243)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (61)                (152)                (243)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               202                   53                  335
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    242                 (279)                 962
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    444                 (226)               1,297
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          383                 (378)               1,054
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              34                  100                   81
 Contract Owner Withdrawals                                                        (570)              (1,078)              (1,869)
 Net Transfers In (Out) (Note 3)                                                    621                  801                  (20)
 Contract Charges (Note 6)                                                           (1)                  (7)                  (4)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                              84                 (184)              (1,812)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             467                 (562)                (758)
Net Assets, Beginning of Period                                                   5,734               14,699               23,534
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             6,201  $            14,137  $            22,776
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                            Large
                                                                             Cap           AllianceBernstein    AllianceBernstein
                                                                            Growth              Premier             Growth and
                                                                             V.I.                Growth               Income
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                40
 Asset-Based Insurance Charges (Note 6)                                             (75)                (288)                 (47)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (75)                (288)                  (7)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                12               (6,791)                  25
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                   (577)               6,483                    8
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (565)                (308)                  33
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (640)                (596)                  26
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              17                   65                   23
 Contract Owner Withdrawals                                                        (479)              (1,790)                (339)
 Net Transfers In (Out) (Note 3)                                                  6,341              (10,348)                  64
 Contract Charges (Note 6)                                                           (4)                 (10)                  (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           5,875              (12,083)                (253)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           5,235              (12,679)                (227)
Net Assets, Beginning of Period                                                   3,779               35,822                3,787
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             9,014  $            23,143  $             3,560
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                  MFS               AIM V.I.
                                                                      AllianceBernstein         Emerging             Premier
                                                                          Technology             Growth               Equity
                                                                          Portfolio              Series                Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (13)                (126)                (166)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (13)                (126)                (166)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                91               (1,581)              (1,274)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                   (218)               1,490                  886
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (127)                 (91)                (388)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (140)                (217)                (554)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   51                   17
 Contract Owner Withdrawals                                                         (53)                (854)              (1,384)
 Net Transfers In (Out) (Note 3)                                                    249                 (756)              (1,312)
 Contract Charges (Note 6)                                                            0                   (3)                  (5)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             196               (1,562)              (2,684)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                              56               (1,779)              (3,238)
Net Assets, Beginning of Period                                                   1,115               13,007               17,886
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             1,171  $            11,228  $            14,648
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           AIM V.I.             AIM V.I.
                                                                           Capital           International            Davis
                                                                         Appreciation            Growth               Value
                                                                             Fund                 Fund              Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (92)                  (8)                (241)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (92)                  (8)                (241)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (526)                  26                  282
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    200                   25                  201
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (326)                  51                  483
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (418)                  43                  242
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              29                    6                  256
 Contract Owner Withdrawals                                                        (504)                 (91)              (1,647)
 Net Transfers In (Out) (Note 3)                                                  3,301                  (15)              11,197
 Contract Charges (Note 6)                                                           (4)                   0                   (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           2,822                 (100)               9,804
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           2,404                  (57)              10,046
Net Assets, Beginning of Period                                                   7,176                  718               14,854
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             9,580  $               661  $            24,900
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                                     Seligman
                                                                            Total                 PEA               Small-Cap
                                                                            Return            Renaissance             Value
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               514  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (431)                 (10)                 (54)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       83                  (10)                 (54)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                92                   (6)                 158
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    616                 (117)                (188)
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    708                 (123)                 (30)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          791                 (133)                 (84)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             332                    4                   81
 Contract Owner Withdrawals                                                      (3,299)                 (91)                (350)
 Net Transfers In (Out) (Note 3)                                                  9,167                3,046                4,735
 Contract Charges (Note 6)                                                           (7)                   0                   (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           6,193                2,959                4,465
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           6,984                2,826                4,381
Net Assets, Beginning of Period                                                  34,163                    0                2,321
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            41,147  $             2,826  $             6,702
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004


                                                                                         Divisions Investing In
                                                                    ==============================================================


                                                                           Emerging                                     VP
                                                                            Growth              Comstock          International
                                                                          Portfolio            Portfolio               Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                22
 Asset-Based Insurance Charges (Note 6)                                              (5)                  (4)                 (47)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (5)                  (4)                 (25)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                (7)                   0                    3
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                     (4)                  25                    0
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    (11)                  25                    3
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          (16)                  21                  (22)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               1                    0                   11
 Contract Owner Withdrawals                                                         (35)                 (20)                (169)
 Net Transfers In (Out) (Note 3)                                                     18                  948                1,236
 Contract Charges (Note 6)                                                            0                   (1)                  (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             (16)                 927                1,077
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             (32)                 948                1,055
Net Assets, Beginning of Period                                                     461                    0                3,953
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               429  $               948  $             5,008
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                                    Federated
                                                                              VP               Federated             Capital
                                                                            Ultra               Kaufmann           Appreciation
                                                                             Fund               Fund II              Fund II
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                              (3)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (3)                   0                    0
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                (1)                  (1)                   0
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    (26)                   4                    0
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    (27)                   3                    0
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          (30)                   3                    0
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    5                    0
 Contract Owner Withdrawals                                                         (16)                 (11)                   0
 Net Transfers In (Out) (Note 3)                                                    693                  195                   26
 Contract Charges (Note 6)                                                            0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             677                  189                   26
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             647                  192                   26
Net Assets, Beginning of Period                                                       0                    0                    0
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               647  $               192  $                26
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /             Roszel /             Roszel /
                                                                          JP Morgan           Lord Abbett          Lord Abbett
                                                                          Small Cap               Bond               Mid Cap
                                                                            Growth             Debenture              Value
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                49  $                58
 Asset-Based Insurance Charges (Note 6)                                             (59)                 (15)                (108)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (59)                  34                  (50)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               141                   17                  838
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                   (223)                 (34)                (303)
 Capital Gain Distributions (Note 2)                                                  0                    7                  377
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    (82)                 (10)                 912
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (141)                  24                  862
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               3                    4                  117
 Contract Owner Withdrawals                                                        (414)                (119)                (705)
 Net Transfers In (Out) (Note 3)                                                    613                   68               (1,242)
 Contract Charges (Note 6)                                                           (2)                  (2)                  (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             200                  (49)              (1,833)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                              59                  (25)                (971)
Net Assets, Beginning of Period                                                   5,632                1,308               11,118
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             5,691  $             1,283  $            10,147
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /             Roszel /
                                                                            PIMCO               Seligman            Roszel /
                                                                          Small Cap             Mid Cap              Delaware
                                                                            Value                Growth               Trend
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (56)                 (25)                 (45)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (56)                 (25)                 (45)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               296                   27                   67
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    233                 (190)                (135)
 Capital Gain Distributions (Note 2)                                                 59                   92                   67
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    588                  (71)                  (1)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          532                  (96)                 (46)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              38                   21                    8
 Contract Owner Withdrawals                                                        (391)                 (70)                (216)
 Net Transfers In (Out) (Note 3)                                                 (1,760)               1,178                  619
 Contract Charges (Note 6)                                                           (3)                  (3)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (2,116)               1,126                  409
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (1,584)               1,030                  363
Net Assets, Beginning of Period                                                   6,002                1,807                4,064
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             4,418  $             2,837  $             4,427
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS - UNAUDITED (Continued) FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                                                                             Divisions Investing In
                                                                    =========================================
                                                                          Roszel /             Roszel /
                                                                             Lord                PIMCO
                                                                            Abbett            CCM Capital
                                                                          Affiliated          Appreciation
                                                                          Portfolio            Portfolio
                                                                    ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                10  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (36)                (126)
                                                                    -------------------- --------------------
  Net Investment Income (Loss)                                                      (26)                (126)
                                                                    -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               394                  246
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                   (485)                (256)
 Capital Gain Distributions (Note 2)                                                108                   90
                                                                    -------------------- --------------------
  Net Gain (Loss) on Investments                                                     17                   80
                                                                    -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           (9)                 (46)
                                                                    -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              28                    1
 Contract Owner Withdrawals                                                        (191)                (873)
 Net Transfers In (Out) (Note 3)                                                 (1,611)               1,054
 Contract Charges (Note 6)                                                           (3)                  (4)
                                                                    -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,777)                 178
                                                                    -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (1,786)                 132
Net Assets, Beginning of Period                                                   4,344               12,232
                                                                    -------------------- --------------------
Net Assets, End of Period                                           $             2,558  $            12,364
                                                                    ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Domestic               Core                 High
                                                                            Money                 Bond               Current
                                                                            Market                V.I.                Income
                                                                          V.I. Fund               Fund              V.I. Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               318  $             2,130  $             1,785
 Asset-Based Insurance Charges (Note 6)                                            (612)                (769)                (278)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (294)               1,361                1,507
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 0                  131               (1,105)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                      0                  250                4,395
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                      0                  381                3,290
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (294)               1,742                4,797
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                          33,288                   82                   42
 Contract Owner Withdrawals                                                     (14,684)              (5,101)              (1,516)
 Net Transfers In (Out) (Note 3)                                                (27,855)               8,893                  544
 Contract Charges (Note 6)                                                           (8)                 (15)                  (6)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (9,259)               3,859                 (936)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (9,553)               5,601                3,861
Net Assets, Beginning of Period                                                  45,908               52,672               18,451
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            36,355  $            58,273  $            22,312
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Large                Value               American
                                                                           Cap Core          Opportunities           Balanced
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               152  $               125  $               178
 Asset-Based Insurance Charges (Note 6)                                            (501)                (448)                (108)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (349)                (323)                  70
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,949)                 593                 (484)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 12,189               11,188                1,879
 Capital Gain Distributions (Note 2)                                                  0                  156                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 10,240               11,937                1,395
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        9,891               11,614                1,465
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              95                   53                    0
 Contract Owner Withdrawals                                                      (2,132)              (2,466)                (763)
 Net Transfers In (Out) (Note 3)                                                  1,225                 (409)                (354)
 Contract Charges (Note 6)                                                          (13)                 (11)                  (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (825)              (2,833)              (1,120)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           9,066                8,781                  345
Net Assets, Beginning of Period                                                  33,988               30,516                8,066
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            43,054  $            39,297  $             8,411
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Global            Utilities and            Basic
                                                                          Allocation            Telecom               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               960  $                80  $               810
 Asset-Based Insurance Charges (Note 6)                                            (386)                 (36)                (944)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      574                   44                 (134)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (973)                (724)              (1,535)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  8,799                1,135               21,255
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  7,826                  411               19,720
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        8,400                  455               19,586
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             177                    0                  144
 Contract Owner Withdrawals                                                      (2,049)                (218)              (4,602)
 Net Transfers In (Out) (Note 3)                                                  4,224                 (291)                 754
 Contract Charges (Note 6)                                                          (12)                  (1)                 (23)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           2,340                 (510)              (3,727)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          10,740                  (55)              15,859
Net Assets, Beginning of Period                                                  25,503                2,878               65,038
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            36,243  $             2,823  $            80,897
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Government           Developing             Index
                                                                             Bond           Capital Markets            500
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $             1,539  $                31  $               458
 Asset-Based Insurance Charges (Note 6)                                            (601)                 (20)                (440)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      938                   11                   18
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               342                 (172)                (195)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (1,836)                 719                8,302
 Capital Gain Distributions (Note 2)                                                966                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (528)                 547                8,107
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          410                  558                8,125
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             136                    0                  118
 Contract Owner Withdrawals                                                      (3,778)                 (43)              (1,638)
 Net Transfers In (Out) (Note 3)                                                (11,783)              (2,207)               5,759
 Contract Charges (Note 6)                                                           (8)                  (1)                 (11)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                         (15,433)              (2,251)               4,228
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                         (15,023)              (1,693)              12,353
Net Assets, Beginning of Period                                                  47,681                1,693               24,666
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            32,658  $                 0  $            37,019
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Global               Focus              Large Cap
                                                                            Growth               Twenty               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                53  $                 0  $                25
 Asset-Based Insurance Charges (Note 6)                                             (66)                  (4)                 (67)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (13)                  (4)                 (42)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (897)                (391)                  41
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  2,329                  472                1,456
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,432                   81                1,497
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,419                   77                1,455
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               2                    0                   64
 Contract Owner Withdrawals                                                        (280)                 (23)                (542)
 Net Transfers In (Out) (Note 3)                                                    (92)                (391)                 584
 Contract Charges (Note 6)                                                           (2)                   0                   (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (372)                (414)                 105
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           1,047                 (337)               1,560
Net Assets, Beginning of Period                                                   4,840                  337                4,174
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             5,887  $                 0  $             5,734
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                         Fundamental                                Large Cap
                                                                            Growth           International            Growth
                                                                             V.I.              Value V.I.              V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                16  $               636  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (205)                (251)                 (36)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (189)                 385                  (36)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,392)                (735)                (318)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  4,439                6,924                1,132
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  3,047                6,189                  814
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        2,858                6,574                  778
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              62                   49                   25
 Contract Owner Withdrawals                                                        (970)              (1,227)                (188)
 Net Transfers In (Out) (Note 3)                                                 (5,042)               1,231                  903
 Contract Charges (Note 6)                                                           (2)                  (6)                  (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (5,952)                  47                  739
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (3,094)               6,621                1,517
Net Assets, Beginning of Period                                                  17,793               16,913                2,262
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            14,699  $            23,534  $             3,779
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                           AllianceBernstein    AllianceBernstein
                                                                      AllianceBernstein         Premier             Growth and
                                                                            Quasar               Growth               Income
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                35
 Asset-Based Insurance Charges (Note 6)                                             (22)                (458)                 (55)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (22)                (458)                 (20)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,217)              (2,245)                (342)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  1,766                9,365                1,296
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    549                7,120                  954
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          527                6,662                  934
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               4                   41                   14
 Contract Owner Withdrawals                                                         (53)              (2,022)                (594)
 Net Transfers In (Out) (Note 3)                                                 (3,234)              (1,637)                (330)
 Contract Charges (Note 6)                                                           (1)                 (17)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (3,284)              (3,635)                (910)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (2,757)               3,027                   24
Net Assets, Beginning of Period                                                   2,757               32,795                3,763
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                 0  $            35,822  $             3,787
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                  MFS
                                                                      AllianceBernstein         Emerging               MFS
                                                                          Technology             Growth              Research
                                                                          Portfolio              Series               Series
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                74
 Asset-Based Insurance Charges (Note 6)                                              (9)                (166)                (113)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (9)                (166)                 (39)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (74)              (1,502)              (8,377)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    288                4,684                9,693
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    214                3,182                1,316
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          205                3,016                1,277
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   66                    9
 Contract Owner Withdrawals                                                          (4)                (570)                (351)
 Net Transfers In (Out) (Note 3)                                                    666               (1,001)             (11,876)
 Contract Charges (Note 6)                                                            0                   (7)                  (5)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             662               (1,512)             (12,223)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             867                1,504              (10,946)
Net Assets, Beginning of Period                                                     248               11,503               10,946
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             1,115  $            13,007  $                 0
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                             MFS                AIM V.I.             AIM V.I.
                                                                          Investors             Premier              Capital
                                                                            Trust                Equity            Appreciation
                                                                            Series                Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 7  $                50  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (10)                (231)                 (91)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (3)                (181)                 (91)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (166)              (1,462)                (596)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    254                5,240                2,327
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                     88                3,778                1,731
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           85                3,597                1,640
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   26                    6
 Contract Owner Withdrawals                                                         (82)                (989)                (369)
 Net Transfers In (Out) (Note 3)                                                 (1,074)              (1,629)                (813)
 Contract Charges (Note 6)                                                            0                   (9)                  (4)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,156)              (2,601)              (1,180)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (1,071)                 996                  460
Net Assets, Beginning of Period                                                   1,071               16,890                6,716
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                 0  $            17,886  $             7,176
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           AIM V.I.
                                                                        International            Davis                Total
                                                                            Growth               Value                Return
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 4  $                76  $               736
 Asset-Based Insurance Charges (Note 6)                                             (12)                (135)                (390)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (8)                 (59)                 346
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (24)                (174)                 475
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    183                2,693                 (291)
 Capital Gain Distributions (Note 2)                                                  0                    0                  217
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    159                2,519                  401
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          151                2,460                  747
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               4                   40                  176
 Contract Owner Withdrawals                                                          (6)                (454)              (2,861)
 Net Transfers In (Out) (Note 3)                                                      9                4,611               17,488
 Contract Charges (Note 6)                                                            0                   (2)                  (5)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                               7                4,195               14,798
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             158                6,655               15,545
Net Assets, Beginning of Period                                                     560                8,199               18,618
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               718  $            14,854  $            34,163
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Seligman             Delaware
                                                                          Small-Cap               VIP                Emerging
                                                                            Value                Trend                Growth
                                                                          Portfolio              Series             Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (45)                  (7)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (45)                  (7)                  (7)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               376                   77                  (48)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    729                   64                  150
 Capital Gain Distributions (Note 2)                                                 25                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,130                  141                  102
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,085                  134                   95
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              51                    3                    0
 Contract Owner Withdrawals                                                        (210)                 (10)                 (22)
 Net Transfers In (Out) (Note 3)                                                 (1,030)                (758)                 (92)
 Contract Charges (Note 6)                                                            0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,189)                (765)                (114)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (104)                (631)                 (19)
Net Assets, Beginning of Period                                                   2,425                  631                  480
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             2,321  $                 0  $               461
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                                               Roszel /             Roszel /
                                                                                               JP Morgan           Lord Abbett
                                                                              VP               Small Cap               Bond
                                                                        International            Growth             Debenture
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                26  $                 0  $                26
 Asset-Based Insurance Charges (Note 6)                                             (47)                 (59)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (21)                 (59)                  19
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (104)                 102                   10
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    876                1,354                   40
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    772                1,456                   50
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          751                1,397                   69
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    0                   17
 Contract Owner Withdrawals                                                        (206)                (387)                 (76)
 Net Transfers In (Out) (Note 3)                                                    (64)               1,140                1,125
 Contract Charges (Note 6)                                                           (1)                  (1)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (271)                 752                1,066
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             480                2,149                1,135
Net Assets, Beginning of Period                                                   3,473                3,483                  173
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             3,953  $             5,632  $             1,308
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /              Roszel /             Roszel /
                                                                         Lord Abbett             PIMCO               Seligman
                                                                           Mid Cap             Small Cap             Mid Cap
                                                                            Value                Value                Growth
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                33  $                70  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (166)                 (66)                 (15)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (133)                   4                  (15)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                             1,214                  435                   12
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  1,651                  373                  333
 Capital Gain Distributions (Note 2)                                                  0                  221                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  2,865                1,029                  345
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        2,732                1,033                  330
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              74                    6                   24
 Contract Owner Withdrawals                                                        (785)                (449)                 (79)
 Net Transfers In (Out) (Note 3)                                                    551                 (741)                 735
 Contract Charges (Note 6)                                                           (1)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (161)              (1,184)                 680
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           2,571                 (151)               1,010
Net Assets, Beginning of Period                                                   8,547                6,153                  797
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            11,118  $             6,002  $             1,807
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                                                Roszel /             Roszel /
                                                                           Roszel /                Lord                PIMCO
                                                                           Delaware              Abbett            CCM Capital
                                                                            Trend              Affiliated          Appreciation
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (20)                 (20)                 (37)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (20)                 (20)                 (37)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                20                  126                   27
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    486                  438                  828
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    506                  564                  855
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          486                  544                  818
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    6                    0
 Contract Owner Withdrawals                                                        (109)                (111)                (167)
 Net Transfers In (Out) (Note 3)                                                  3,687                3,905               11,582
 Contract Charges (Note 6)                                                            0                    0                   (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           3,578                3,800               11,414
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           4,064                4,344               12,232
Net Assets, Beginning of Period                                                       0                    0                    0
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             4,064  $             4,344  $            12,232
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK

NOTES TO FINANCIAL STATEMENTS - UNAUDITED

1.    ORGANIZATION

   ML of New York Variable Annuity Separate Account A ("Separate Account A"), a separate account of ML Life Insurance Company of New York ("ML of New York"), was established to support ML of New York's operations with respect to certain variable annuity contracts ("Contracts"). Separate Account A is governed by New York State Insurance Law. ML of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co."). Separate Account A is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and consists of forty-one investment divisions that support three annuity contracts - Retirement Plus, Retirement Power, and Retirement Optimizer. The investment divisions are as follows:

   - Merrill Lynch Variable Series Funds, Inc. - Sixteen of the investment divisions (eighteen during the year) each invest in the shares of a single mutual fund portfolio of the Merrill Lynch Variable Series Funds, Inc. ("Merrill Variable Funds"). The investment advisor to Merrill Variable Funds is Merrill Lynch Investment Managers, L.P. ("MLIM"), an indirect subsidiary of Merrill Lynch & Co. The investment divisions are as follows:

             Fund           Retirement   Retirement   Retirement
                               Plus        Power      Optimizer
   Domestic Money Market    Available    Available    Available
   V.I. Fund
   Core Bond V.I. Fund (4)   Available    Available    Available
   High Current Income V.I.  Available       Not          Not
   Fund                                   Available    Available
   Large Cap Core V.I. Fund  Available       Not          Not
   (3)                                    Available    Available
   Value Opportunities V.I.  Available    Available    Available
   Fund (7)
   American Balanced V.I.    Available       Not          Not
   Fund (2)                               Available    Available
   Global Allocation V.I.    Available       Not          Not
   Fund (6)                               Available    Available
   Utilities and             Available       Not          Not
   Telecommunications V.I.                Available    Available
   Fund (2)
   Basic Value V.I. Fund     Available    Available    Available
   Government Bond V.I.      Available    Available    Available
   Fund
   Index 500 V.I. Fund       Available    Available    Available
   Global Growth V.I. Fund   Available       Not          Not
                                          Available    Available
   Large Cap Value V.I.      Available       Not          Not
   Fund                                   Available    Available
   Fundamental Growth V.I.   Available    Available    Available
   Fund
   International Value V.I.  Available    Available    Available
   Fund (1)
   Large Cap Growth V.I.     Available       Not          Not
   Fund (1),(5)                           Available    Available

1. Effective November 21, 2003, the Merrill Lynch Variable Series Funds, Inc. renamed the investment divisions as follows:
   - The Mercury International Value V.I. Fund was renamed the International Value V.I. Fund.
   -  The  Large Cap  Growth V.I. Fund was renamed the Large Cap
      Growth V.I. Fund.
2. Prior to the periods included in these financial statements, the American Balanced V.I. Fund and Utilities & Telecommunications V.I. Fund were closed to allocations of premiums and contract value.
3. Following the close of business on April 30, 2002, the Natural Resources Focus Fund was liquidated and substituted into the Large Cap Core V.I. Fund.
4. Following the close of business on April 30, 2002, the Global Bond Focus Fund was liquidated and substituted into the Core Bond V.I. Fund.
5. Following the close of business on November 21, 2003, the Focus Twenty V.I. Fund was liquidated and substituted into the Large Cap Growth V.I. Fund.
6. Following the close of business on November 21, 2003, the Developing Capital Markets V.I. Fund was liquidated and substituted into the Global Allocation V.I. Fund.
7. Effective July 26, 2004 the Small Cap Value V.I. fund was renamed the Value Opportunities V.I. Fund.

   - AllianceBernstein Variable Products Series Fund, Inc. - Three of the investment divisions (four during the year) each invest in the shares of a single mutual fund portfolio of the AllianceBernstein Variable Products Series Fund, Inc. ("AllianceBernstein"). The investment advisor to AllianceBernstein is AllianceBernstein Capital Management, L.P. Effective March 31, 2003 the Premier Growth Portfolio was renamed the AllianceBerstein Premier Growth Portfolio, the Growth and Income Portfolio was renamed the AllianceBerstein Growth and Income Portfolio, and the Technology Portfolio was renamed the AllianceBernstein Technology Portfolio.

              Fund         Retirement    Retirement   Retirement
                              Plus         Power       Optimizer
       AllianceBernstein    Available    Available     Available
       Premier Growth
       Portfolio
       AllianceBernstein        Not       Available    Available
       Growth and Income     Available
       Portfolio
       AllianceBernstein     Available       Not          Not
       Technology                         Available    Available
       Portfolio

   - MFS Variable Insurance Trust - One of the investment divisions (three during the year) invests in the shares of a single mutual fund portfolio of the MFS Variable Insurance Trust ("MFS"). The investment advisor to MFS is Massachusetts Financial Services Company.

              Fund         Retirement    Retirement   Retirement
                               Plus         Power      Optimizer
       MFS Emerging Growth   Available    Available    Available
       Series

   -  AIM   Variable  Insurance  Funds - Three of the investment
      divisions each invest in the shares of a single mutual fund portfolio of the AIM Variable Insurance Funds("AIM").
      The investment advisor to AIM is AIM Advisors, Inc.

               Fund          Retirement  Retirement   Retirement
                                Plus        Power      Optimizer
       AIM V.I. Premier      Available    Available    Available
       Equity Fund
       AIM V.I. Capital      Available       Not          Not
       Appreciation Fund                  Available    Available
       AIM V.I.                 Not       Available    Available
       International Growth  Available
       Fund

   - Davis Variable Account Fund, Inc. - One of the investment divisions invests in the shares of a single mutual fund portfolio of the Davis Variable Account Fund, Inc. ("Davis"). The investment advisor to Davis is Davis Selected Advisers, L.P.

             Fund          Retirement   Retirement    Retirement
                              Plus         Power      Optimizer
       Davis Value           Available    Available    Available
       Portfolio

   - PIMCO Variable Insurance Trust - One of the investment divisions invests in the shares of a single mutual fund portfolio of the PIMCO Variable Insurance Trust ("PIMCO"). The investment advisor to PIMCO is Pacific Investment Management Company, LLC.

             Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Total Return          Available    Available    Available
       Portfolio

   - PIMCO Advisors VIT-One of the investment divisions invests in the shares of a single mutual fund portfolio of the PIMCO Advisors VIT ("PVIT"). The investment advisor to
      PVIT is OpCap Advisors LLC.

             Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       PEA Renaissance       Available    Available    Available
       Portfolio

   - Seligman Portfolios, Inc.- One of the investment divisions invests in the shares of a single mutual fund portfolio of the Seligman Portfolios, Inc. ("Seligman"). The investment advisor to Seligman is J. & W. Seligman & Co. Inc.

              Fund         Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Seligman Small-Cap       Not       Available    Available
       Value Portfolio       Available

   - Van Kampen Life Investment Trust - Two of the investment divisions invests in the shares of a single mutual fund portfolio of the Van Kampen Life Investment Trust ("Van Kampen"). The investment advisor to Van Kampen is Van Kampen Asset Management, Inc.

             Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Emerging Growth          Not       Available    Available
       Portfolio             Available
       Comstock Portfolio    Available    Available    Available

   - American Century Variable Portfolios, Inc. - Two of the investment divisions invests in the shares of a single mutual fund portfolio of the American Century Variable Portfolios, Inc. (" American Century "). The investment advisor to American Century is American Century Investment Management, Inc.

             Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       VP International      Available       Not          Not
       Fund                               Available    Available
       VP Ultra Fund         Available    Available    Available

   - Federated Insurance Series - Two of the investment divisions invests in the shares of a single mutual fund portfolio of the Federated Insurance Series.("Federated"). The investment advisor to Federated is Federated Equity Management Company of Pennsylvania.

             Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Federated Kaufmann    Available    Available    Available
       Fund II
       Federated Capital     Available    Available    Available
       Appreciation  Fund
       II

   - MLIG Variable Insurance Trust - Eight of the investment divisions each invest in the shares of a single mutual fund portfolio of the MLIG Variable Insurance Trust ("MLIG Variable Trust"). The investment advisor to MLIG Variable Trust is Roszel Advisors, LLC, an indirect subsidiary of Merrill Lynch & Co.

           Fund                Retirement  Retirement Retirement
                                  Plus       Power     Optimizer
       Roszel / J P Morgan      Available   Available  Available
       Small Cap Growth Porfolio
       Roszel / Lord Abbett Bond   Not      Available  Available
       Debenture Portfolio       Available
       Roszel / Lord Abbett Mid  Available  Available  Available
       Cap Value Portfolio
       Roszel / PIMCO Small      Available  Available  Available
       Cap Value Portfolio
       Roszel / Seligman Mid     Available  Available  Available
       Cap Growth Portfolio
       Roszel / Delaware Trend   Available  Available  Available
       Portfolio (1),(2)
       Roszel / Lord Abbett      Available  Available  Available
       Affiliated Portfolio (1)
       Roszel / PIMCO CCM        Available  Available  Available
       Capital Appreciation
       Portfolio (1),(3)

1. The Roszel / Delaware Trend Portfolio, Roszel / Lord Abbett Affiliated Portfolio, and Roszel / PIMCO CCM Capital Appreciation Portfolio commenced operations on May 1, 2003.
2. Following the close of business on November 21, 2003, the AllianceBernstein Quasar Portfolio and Delaware VIP Trend Series were liquidated and substituted into the Roszel / Delaware Trend Portfolio.
3. Following the close of business on November 21, 2003, the MFS Research Series and MFS Investor Trust Series were liquidated and substituted into the Roszel / PIMCO CCM Capital Appreciation Portfolio.

   The assets of Separate Account A are registered in the name of ML of New York. The portion of Separate Account A's assets applicable to the Contracts are not chargeable with liabilities arising out of any other business ML of New York may conduct.
                            S-21
   The change in net assets accumulated in Separate Account A provides the basis for the periodic determination of the amount of increased or decreased benefits under the Contracts.

   The net assets may not be less than the amount required under New York State Insurance Law to provide for death benefits
   (without  regard  to  the guaranteed minimum  death  benefits
   ("GMDB")) and other Contract benefits.

2. SIGNIFICANT ACCOUNTING POLICIES

   The financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for variable annuity separate accounts registered as unit investment trusts. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Investments of the investment divisions are included in the statement of assets and liabilities at the net asset value of the shares held in the underlying funds, which value their investments at market value. Dividend income includes ordinary dividends and capital gain distributions and is recognized on the ex-dividend date. All dividends are automatically reinvested. Realized gains and losses on the sales of investments are computed on the first in first out basis. Investment transactions are recorded on the trade date.

   The  operations  of Separate Account A are  included  in  the
   Federal income tax return of ML of New York. Under the provisions of the Contracts, ML of New York has the right to charge Separate Account A for any Federal income tax attributable to Separate Account A. No charge is currently being made against Separate Account A for such tax since, under current tax law, ML of New York pays no tax on investment income and capital gains reflected in variable annuity contract reserves. However, ML of New York retains the right to charge for any Federal income tax incurred that is attributable to Separate Account A if the law is changed. Charges for state and local taxes, if any, attributable to Separate Account A may also be made.

   The   liabilities  represent  accrued  asset-based  insurance
   charges due to ML Life Insurance Company of New York.

3. NET TRANSFERS

   For Retirement Plus Contracts, net transfers include transfers among applicable Separate Account A investment divisions, as well as transfers from applicable Separate Account A investment divisions to the Domestic Money Market V.I. Fund investment division of ML of New York Variable Annuity Separate Account B.

   For Retirement Power and Retirement Optimizer Contracts, net transfers include transfers among applicable Separate Account
   A investment divisions.

4. PURCHASES AND SALES OF INVESTMENTS

The cost of purchases and proceeds from sales of investments for the period ended September 30, 2004 were as follows:

(In thousands)
                                                                          Purchases              Sales
                                                                    -------------------- --------------------
Domestic Money Market V.I. Fund                                     $            17,227  $            25,886
Core Bond V.I. Fund                                                               4,029               13,255
High Current Income V.I. Fund                                                     2,047                4,156
Large Cap Core V.I. Fund                                                          1,091                4,034
Value Opportunities V.I. Fund                                                     1,176                6,228
American Balanced V.I. Fund                                                           0                  909
Global Allocation V.I. Fund                                                       5,394                2,946
Utilities and Telecommunications V.I. Fund                                           35                  521
Basic Value V.I. Fund                                                             3,036               11,114
Government Bond V.I. Fund                                                         1,592                5,542
Index 500 V.I. Fund                                                               1,870                9,205
Global Growth V.I. Fund                                                             697                  816
Large Cap Value V.I. Fund                                                           946                  920
Fundamental Growth V.I. Fund                                                      1,423                1,751
International Value V.I. Fund                                                     1,493                3,538
Large Cap Growth V.I. Fund                                                        6,384                  580
AllianceBernstein Premier Growth Portfolio                                          404               12,763
AllianceBernstein Growth and Income Portfolio                                       840                1,097
AllianceBernstein Technology Portfolio                                              689                  505
MFS Emerging Growth Series                                                          458                2,141
AIM V.I. Premier Equity Fund                                                         77                2,920
AIM V.I. Capital Appreciation Fund                                                3,751                1,017
AIM V.I. International Growth Fund                                                   44                  151
Davis Value Portfolio                                                            11,941                2,365
Total Return Portfolio                                                           12,586                6,288
PEA Renaissance Portfolio                                                         3,049                   99
Seligman Small-Cap Value Portfolio                                                4,990                  575
Emerging Growth Portfolio                                                            36                   57
Comstock Portfolio                                                                  969                   45
VP International Fund                                                             1,359                  304
VP Ultra Fund                                                                       693                   19
Federated Kaufmann Fund II                                                          199                   10
Federated Capital Appreciation Fund II                                               26                    0
Roszel / JP Morgan Small Cap Growth Portfolio                                       800                  657
Roszel / Lord Abbett Bond Debenture Portfolio                                       375                  382
Roszel / Lord Abbett Mid Cap Value Portfolio                                      2,446                3,946
Roszel / PIMCO Small Cap Value Portfolio                                          1,236                3,346
Roszel / Seligman Mid Cap Growth Portfolio                                        1,326                  131
Roszel / Delaware Trend Portfolio                                                   809                  376
Roszel / Lord Abbett Affiliated Portfolio                                         1,909                3,603
Roszel / PIMCO CCM Capital Appreciation Portfolio                                 1,896                1,748
                                                                    -------------------- --------------------
                                                                    $           101,348  $           135,946
                                                                    ==================== ====================

5. UNIT VALUES

The following is a summary of units outstanding, unit values and net assets for variable annuity contracts. The investment income ratio represents the  dividends, excluding the distributions of capital gains,  received by the investment division from the  underlying mutual fund, net of management fees assessed by the fund manager, divided by the average  net assets.
These ratios exclude  those expenses, such as mortality and expense charges, that result in direct reductions  in the unit values. The  recognition of investment income by  the investment division is affected by the timing of the  declaration of dividends by the underlying fund in  which the investment divisions invest. The investment income ratio is calculated on a prospective basis and is presented for the years 2004, 2003, 2002 and 2001. The expense  ratio  represents  the annualized contract expenses of the  separate account, consisting  primarily  of  mortality  and  expense  charges,  for  each period indicated. The ratios  include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through  the redemption of units and expenses  of  the  underlying fund are excluded. The total return amounts include changes in the value of the underlying  mutual  fund, which includes  expenses assessed through the reduction of unit values. The ratio does not include  any  expenses  assessed  through the redemption of units. Investment divisions with a date notation indicate  the effective date of that investment division in the separate account. The total return is calculated for the  period indicated or  from the effective date through the end of the reporting period. As the
total return is presented   as a  range of  minimum  to maximum  values, based  on the  product  grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(In thousands, except unit values)

Domestic Money Market V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          2,111 $     9.86 $    13.62 $     27,682      0.72 %      1.35 %    1.59 %     -0.64 %    -0.05 %
   December 31, 2003          2,826       9.92      13.68       36,355      0.73        1.35      1.59       -0.86      -0.67
   December 31, 2002          3,570      10.01      13.77       45,908      1.47        1.35      1.59       -0.12       0.07
   December 31, 2001          4,171      10.01      13.75       52,632      3.64        1.35      1.59        0.09       2.45
   December 31, 2000          2,467      13.41      13.41       33,085       n/a        1.35      1.35        4.38       4.58

Core Bond V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          2,725 $    11.06 $    19.22 $     49,329      3.74 %      1.35 %    1.59 %      2.08 %     2.22 %
   December 31, 2003          3,423      10.83      18.79       58,273      3.78        1.35      1.59        3.11       3.30
   December 31, 2002          2,910      10.50      18.18       52,672      4.74        1.35      1.59        7.84       8.05
   December 31, 2001          3,040      16.82      16.82       51,139      5.53        1.35      1.35        5.14       5.14
   December 31, 2000          2,565      15.98      15.98       40,995       n/a        1.35      1.35        8.43       8.43



High Current Income V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            982 $    20.73 $    20.73 $     20,360      7.90 %      1.35 %    1.35 %      5.94 %     5.94 %
   December 31, 2003          1,141      19.55      19.55       22,312      8.67        1.35      1.35       26.33      26.33
   December 31, 2002          1,193      15.47      15.47       18,451     10.35        1.35      1.35       -2.83      -2.83
   December 31, 2001          1,503      15.91      15.91       23,924     10.67        1.35      1.35        2.51       2.51
   December 31, 2000          1,727      15.51      15.51       26,788       n/a        1.35      1.35       -8.42      -8.42

Large Cap Core V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,626 $    25.57 $    25.57 $     41,574      0.00 %      1.35 %    1.35 %      2.45 %     2.45 %
   December 31, 2003          1,726      24.95      24.95       43,054      0.41        1.35      1.35       29.70      29.70
   December 31, 2002          1,768      19.23      19.23       33,988      0.76        1.35      1.35      -18.14     -18.14
   December 31, 2001          1,867      23.47      23.47       43,836      0.70        1.35      1.35       -8.73      -8.73
   December 31, 2000          2,051      25.70      25.70       52,720       n/a        1.35      1.35      -11.15     -11.15

Value Opportunities V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,117 $    12.34 $    32.25 $     35,620      0.00 %      1.35 %    1.59 %      2.33 %     2.46 %
   December 31, 2003          1,258      12.06      31.46       39,297      0.38        1.35      1.59       40.66      40.93
   December 31, 2002          1,385       8.57      22.31       30,516      0.00        1.35      1.59      -24.96     -24.82
   December 31, 2001          1,671      29.66      29.66       49,565      4.67        1.35      1.35       28.00      28.00
   December 31, 2000          1,718      23.15      23.15       39,763       n/a        1.35      1.35       13.10      13.10



American Balanced V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            417 $    18.36 $    18.36 $      7,651      0.00 %      1.35 %    1.35 %      0.88 %     0.88 %
   December 31, 2003            463      18.19      18.19        8,411      2.23        1.35      1.35       19.86      19.86
   December 31, 2002            532      15.16      15.16        8,066      2.57        1.35      1.35      -14.88     -14.88
   December 31, 2001            634      17.81      17.81       11,286      2.55        1.35      1.35       -8.73      -8.73
   December 31, 2000            587      19.49      19.49       11,433       n/a        1.35      1.35       -3.09      -3.09

Natural Resources Focus Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003                                                Division was not available
   December 31, 2002              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2001             40      15.29      15.29          609      0.14        1.35      1.35      -12.28     -12.28
   December 31, 2000             49      17.42      17.42          849       n/a        1.35      1.35       37.17      37.17

Global Allocation V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,981 $    20.36 $    20.36 $     40,328      0.00 %      1.35 %    1.35 %      3.41 %     3.41 %
   December 31, 2003          1,842      19.68      19.68       36,243      3.36        1.35      1.35       32.82      32.82
   December 31, 2002          1,722      14.81      14.81       25,503      3.32        1.35      1.35       -9.42      -9.42
   December 31, 2001          1,822      16.34      16.34       29,786      1.39        1.35      1.35      -10.18     -10.18
   December 31, 2000          2,084      18.18      18.18       37,885       n/a        1.35      1.35      -10.92     -10.92



Utilities and Telecommunications V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            137 $    18.79 $    18.79 $      2,572      1.76 %      1.35 %    1.35 %      9.68 %     9.68 %
   December 31, 2003            165      17.12      17.12        2,823      3.00        1.35      1.35       18.52      18.52
   December 31, 2002            199      14.44      14.44        2,878      3.41        1.35      1.35      -19.90     -19.90
   December 31, 2001            267      18.01      18.01        4,810      4.59        1.35      1.35      -15.26     -15.26
   December 31, 2000            308      21.24      21.24        6,538       n/a        1.35      1.35       -4.11      -4.11

International Equity Focus Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003                                                Division was not available
   December 31, 2002                                                Division was not available
   December 31, 2001              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2000            677      13.20      13.20        8,937       n/a        1.35      1.35      -18.47     -18.47

Global Bond Focus Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003                                                Division was not available
   December 31, 2002              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2001            186      11.68      11.68        2,179      3.46        1.35      1.35       -4.60      -4.60
   December 31, 2000            220      12.23      12.23        2,691       n/a        1.35      1.35       -1.07      -1.07



Basic Value V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          2,743 $    11.98 $    30.57 $     74,393      0.00 %      1.35 %    1.59 %      0.68 %     0.81 %
   December 31, 2003          3,040      11.90      30.31       80,897      1.18        1.35      1.59       31.13      31.38
   December 31, 2002          3,157       9.08      23.06       65,038      1.02        1.35      1.59      -19.07     -18.91
   December 31, 2001          2,969      11.21      28.42       78,710      4.11        1.35      1.59        2.60      14.13
   December 31, 2000          2,529      27.63      27.63       69,878       n/a        1.35      1.59        9.29      11.03

Government Bond V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,834 $    10.94 $    16.76 $     28,936      2.90 %      1.35 %    1.59 %      1.99 %     2.12 %
   December 31, 2003          2,114      10.73      16.40       32,658      3.62        1.35      1.59        0.46       0.65
   December 31, 2002          3,289      10.67      16.29       47,681      5.86        1.35      1.59        8.05       8.25
   December 31, 2001          2,559       9.87      15.04       35,481      5.50        1.35      1.59       -1.26       5.48
   December 31, 2000          1,643      14.24      14.24       23,396       n/a        1.35      1.35        9.90       9.90

Developing Capital Markets V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2002            259       6.54       6.54        1,693      0.39        1.35      1.35      -11.49     -11.49
   December 31, 2001            302       7.38       7.38        2,231      0.89        1.35      1.35        0.00       0.00
   December 31, 2000            340       7.37       7.37        2,506       n/a        1.35      1.35      -29.72     -29.72



Index 500 V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          2,220 $     7.25 $    14.97 $     30,155      0.00 %      1.35 %    1.59 %      0.00 %     0.13 %
   December 31, 2003          3,018       7.25      14.95       37,019      1.46        1.35      1.59       26.12      26.36
   December 31, 2002          2,261       5.75      11.82       24,666      1.22        1.35      1.59      -23.63     -23.48
   December 31, 2001          2,574       7.53      15.44       36,127      0.97        1.35      1.59      -13.67       7.00
   December 31, 2000          2,205      17.85      17.85       39,355       n/a        1.35      1.35      -10.67     -10.67

Global Growth V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            662 $     9.03 $     9.03 $      5,973      0.00 %      1.35 %    1.35 %      2.66 %     2.66 %
   December 31, 2003            670       8.79       8.79        5,887      1.08        1.35      1.35       31.70      31.70
   December 31, 2002            726       6.67       6.67        4,840      0.11        1.35      1.35      -28.74     -28.74
   December 31, 2001            875       9.35       9.35        8,188      0.59        1.35      1.35      -24.15     -24.15
   December 31, 2000          1,423      12.32      12.32       17,529       n/a        1.35      1.35      -16.22     -16.22


Balanced Capital Focus Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003                                                Division was not available
   December 31, 2002                                                Division was not available
   December 31, 2001              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2000            190      10.82      10.82        2,054       n/a        1.35      1.35        4.90       4.90



Focus Twenty V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2002            246       1.37       1.37          337      0.00        1.35      1.35      -39.81     -39.81
   December 31, 2001            448       2.27       2.27        1,016      0.00        1.35      1.35      -69.69     -69.69
   December 31, 2000	        730       7.47       7.47        5,454       n/a        1.35      1.35      -25.35     -25.35

Large Cap Value V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            519 $    11.95 $    11.95 $      6,201      0.00 %      1.35 %    1.35 %      6.59 %     6.59 %
   December 31, 2003            512      11.20      11.20        5,734      0.50        1.35      1.35       32.12      32.12
   December 31, 2002            492       8.48       8.48        4,174      0.93        1.35      1.35      -13.83     -13.83
   December 31, 2001             83       9.83       9.83          816      2.03        1.35      1.35       -1.78      -1.78


Fundamental Growth V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,865 $     6.46 $     9.24 $     14,137      0.00 %      1.35 %    1.59 %     -2.74 %    -2.62 %
   December 31, 2003          1,900       6.64       9.50       14,699      0.11        1.35      1.59       25.97      26.20
   December 31, 2002          3,039       5.27       7.54       17,793      0.11        1.35      1.59      -28.66     -28.52
   December 31, 2001          1,583       7.38      10.56       12,715      1.47        1.35      1.59      -19.42       5.60



International Value V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,798 $    11.38 $    13.32 $     22,776      0.00 %      1.35 %    1.59 %      4.44 %     4.47 %
   December 31, 2003          1,951      10.90      12.75       23,534      3.47        1.35      1.59       40.00      40.26
   December 31, 2002          1,962       7.78       9.10       16,913      3.69        1.35      1.59      -12.94     -12.77
   December 31, 2001          2,563       8.94      10.45       25,254      4.78        1.35      1.59      -14.29       4.49
   December 31, 2000          2,132      11.56      11.56       24,649       n/a        1.35      1.35        1.39       1.39


Large Cap Growth V.I. Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,069 $     8.43 $     8.43 $      9,014      0.00 %      1.35 %    1.35 %     -5.12 %    -5.12 %
   December 31, 2003            425       8.88       8.88        3,779      0.00        1.35      1.35       32.15      32.15
   December 31, 2002            337       6.72       6.72        2,262      0.00        1.35      1.35      -24.46     -24.46
   December 31, 2001            308       8.89       8.89        2,737      0.04        1.35      1.35      -10.64     -10.64
   December 31, 2000            284       9.94       9.94        2,823       n/a        1.35      1.35      -17.15     -17.15

2000 ML Select Ten V.I. Trust
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003                                                Division was not available
   December 31, 2002                                                Division was not available
   December 31, 2001                                             Division matured during the year
   December 31, 2000            290 $    10.67 $    10.67 $      3,089       n/a        1.35 %    1.35 %     13.54 %    13.54 %



AllianceBernstein Quasar Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2002            519       5.31       5.31        2,757      0.00        1.35      1.35      -32.72     -32.72
   December 31, 2001            998       7.89       7.89        7,874      3.46        1.35      1.35      -14.02     -14.02
   December 31, 2000          1,111 $     9.17 $     9.17 $     10,190       n/a        1.35 %    1.35 %     -7.44 %    -7.44 %

AllianceBernstein Premier Growth Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,830 $     5.08 $    13.76 $     23,143      0.00 %      1.35 %    1.59 %     -2.74 %    -2.62 %
   December 31, 2003          2,705       5.22      14.13       35,822      0.00        1.35      1.59       21.72      21.95
   December 31, 2002          3,016       4.29      11.58       32,795      0.00        1.35      1.59      -31.74     -31.61
   December 31, 2001          3,674       6.29      16.92       59,507      5.41        1.35      1.59      -18.52       8.66
   December 31, 2000          3,799      20.72      20.72       78,717       n/a        1.35      1.35      -17.78     -17.78

AllianceBernstein Growth and Income Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            332 $    10.70 $    10.73 $      3,560      1.32 %      1.55 %    1.59 %      0.67 %     0.70 %
   December 31, 2003            356      10.62      10.66        3,787      1.01        1.55      1.59       30.42      30.47
   December 31, 2002            461       8.14       8.18        3,763      0.54        1.55      1.59      -23.28     -23.25
   December 31, 2001            475      10.61      10.66        5,069      1.49        1.55      1.59       -1.24       6.09



AllianceBernstein Technology Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            195 $     6.00 $     6.00 $      1,171      0.00 %      1.35 %    1.35 %     -9.26 %    -9.26 %
   December 31, 2003            169       6.61       6.61        1,115      0.00        1.35      1.35       42.08      42.08
   December 31, 2002             53       4.65       4.65          248      0.00        1.35      1.35      -42.52     -42.52
   December 31, 2001            289       8.09       8.09        2,337      0.00        1.35      1.35      -19.18     -19.18

MFS Emerging Growth Series
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,093 $     4.11 $    11.68 $     11,228      0.00 %      1.35 %    1.59 %     -2.27 %    -2.14 %
   December 31, 2003          1,242       4.20      11.93       13,007      0.00        1.35      1.59       28.18      28.42
   December 31, 2002          1,393       3.28       9.28       11,503      0.00        1.35      1.59      -34.81     -34.68
   December 31, 2001          1,760       5.03      14.21       23,045      0.00        1.35      1.59      -34.54      14.69
   December 31, 2000          1,856      21.65      21.65       40,193       n/a        1.35      1.35      -20.76     -20.76

MFS Research Series
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2002          1,131       9.67       9.67       10,946      0.28        1.35      1.35      -25.59     -25.59
   December 31, 2001          1,469      12.99      12.99       19,095      1.20        1.35      1.35      -22.39     -22.39
   December 31, 2000          1,666      16.73      16.73       27,877       n/a        1.35      1.35       -6.22      -6.22



MFS Investors Trust Series
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2002            164       6.20       8.14        1,071      0.53        1.55      1.59      -22.21     -22.18
   December 31, 2001            134       7.98      10.46        1,069      0.00        1.55      1.59      -17.29       4.64

AIM V.I. Premier Equity Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,220 $     5.45 $    12.47 $     14,648      0.00 %      1.35 %    1.59 %     -3.68 %    -3.55 %
   December 31, 2003          1,438       5.66      12.93       17,886      0.29        1.35      1.59       23.11      23.34
   December 31, 2002          1,665       4.59      10.48       16,890      0.29        1.35      1.59      -31.36     -31.23
   December 31, 2001          2,276       6.69      15.22       33,902      0.12        1.35      1.59      -13.95       6.02
   December 31, 2000          2,338      17.65      17.65       41,259       n/a        1.35      1.35      -15.87     -15.87

AIM V.I. Capital Appreciation Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            835 $    11.47 $    11.47 $      9,580      0.00 %      1.35 %    1.35 %     -4.13 %    -4.13 %
   December 31, 2003            600      11.96      11.96        7,176      0.00        1.35      1.35       27.72      27.72
   December 31, 2002            717       9.36       9.36        6,716      0.00        1.35      1.35      -25.41     -25.41
   December 31, 2001            876      12.54      12.54       10,988      0.00        1.35      1.35      -24.39     -24.39
   December 31, 2000          1,018      16.57      16.57       16,870       n/a        1.35      1.35      -12.19     -12.19



AIM V.I. International Growth Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004             91 $     6.41 $    11.46 $        661      0.00 %      1.55 %    1.59 %      6.45 %     6.49 %
   December 31, 2003            108       6.02      10.76          718      0.53        1.55      1.59       27.03      27.08
   December 31, 2002            113       4.74       8.47          560      0.30        1.55      1.59      -17.01     -16.97
   December 31, 2001            641       5.71      10.20        3,661     11.13        1.55      1.59      -24.75       1.99

Davis Value Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          2,515 $     9.21 $    11.59 $     24,900      0.00 %      1.35 %    1.59 %      2.27 %     2.41 %
   December 31, 2003          1,545       9.01      11.33       14,854      0.81        1.35      1.59       27.71      27.95
   December 31, 2002          1,098       7.05       8.87        8,199      0.76        1.35      1.59      -17.58     -17.43
   December 31, 2001            925       8.56      10.76        8,367      1.82        1.35      1.59      -11.82       7.56

Total Return Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          3,449 $    11.16 $    12.98 $     41,147      1.78 %      1.35 %    1.59 %      2.27 %     2.40 %
   December 31, 2003          2,924      10.89      12.69       34,163      2.80        1.35      1.59        3.39       3.58
   December 31, 2002          1,646      10.51      12.27       18,618      4.06        1.35      1.59        7.37       7.57
   December 31, 2001            946       9.93      11.43       10,794      8.73        1.55      1.59       -0.71       6.67



PEA Renaissance Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            284 $     9.98 $     9.99 $      2,826      0.00 %      1.35 %    1.59 %  n/a      % n/a      %

Seligman Small-Cap Value Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            385 $    15.20 $    18.70 $      6,702      0.00 %      1.55 %    1.59 %      3.08 %     3.11 %
   December 31, 2003            136      14.74      18.14        2,321      0.00        1.55      1.59       47.58      47.64
   December 31, 2002            205       9.98      12.29        2,425      0.00        1.55      1.59      -16.71     -16.67
   December 31, 2001            389      11.98      14.75        5,716      0.65        1.55      1.59       19.78      21.56

Delaware VIP Trend Series
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004                                                Division was not available
   December 31, 2003              0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
   December 31, 2002             96       5.33       9.26          631      0.00        1.55      1.59      -21.20     -21.17
   December 31, 2001             63       6.77      11.74          429      0.00        1.55      1.59      -16.68      17.41



Emerging Growth Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004             99 $     4.18 $     8.56 $        429      0.00 %      1.55 %    1.59 %     -3.71 %    -3.68 %
   December 31, 2003            103       4.35       8.88          461      0.00        1.55      1.59       25.34      25.39
   December 31, 2002            137       3.47       7.09          480      0.24        1.55      1.59      -33.55     -33.53
   December 31, 2001            125       5.22      10.66          666      0.00        1.55      1.59      -32.58       6.58

Comstock Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004             91 $    10.35 $    10.36 $        948      0.00 %      1.35 %    1.59 %    n/a    %   n/a    %

VP International Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            642 $     7.81 $     7.81 $      5,008      0.63 %      1.35 %    1.35 %     -0.22 %    -0.27 %
   December 31, 2003            506       7.82       7.82        3,953      0.75        1.35      1.35       22.78      22.78
   December 31, 2002            546       6.37       6.37        3,473      0.72        1.35      1.35      -21.48     -21.48
   December 31, 2001            411       8.10       8.10        3,333      0.00        1.35      1.35      -19.06     -19.06

VP Ultra Fund
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004             66 $     9.71 $     9.72 $        647      0.00 %      1.35 %    1.59 %    n/a    %   n/a    %

Federated Kaufmann Fund II
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004             20 $     9.75 $     9.76 $        192      0.00 %      1.35 %    1.59 %    n/a    %   n/a    %

Federated Capital Appreciation Fund II
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004              3 $     9.82 $     9.83 $         26      0.00 %      1.35 %    1.59 %    n/a    %   n/a    %

Roszel / JP Morgan Small Cap Growth Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            511 $    11.09 $    11.15 $      5,691      0.00 %      1.35 %    1.59 %     -2.54 %    -2.42 %
   December 31, 2003            493      11.38      11.42        5,632      0.00        1.35      1.59       34.90      35.16
   December 31, 2002            412       8.43       8.44        3,483      0.00        1.35      1.59      -15.68     -15.62



Roszel / Lord Abbett Bond Debenture Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            104 $    12.32 $    12.33 $      1,283      4.85 %      1.55 %    1.59 %      1.98 %     2.01 %
   December 31, 2003            108      12.08      12.09        1,308      5.82        1.55      1.59       15.17      15.22
   December 31, 2002             16      10.49      10.49          173      0.00        1.55      1.59        4.90       4.92

Roszel / Lord Abbett Mid Cap Value Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            851 $    11.86 $    11.93 $     10,147      0.76 %      1.35 %    1.59 %      7.85 %     7.99 %
   December 31, 2003          1,008      11.00      11.04       11,118      0.29        1.35      1.59       22.78      23.01
   December 31, 2002            953       8.96       8.97        8,547      0.00        1.35      1.59      -10.42     -10.35

Roszel / PIMCO Small Cap Value Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            330 $    11.67 $    11.71 $      4,418      0.00 %      1.35 %    1.59 %      9.27 %     9.41 %
   December 31, 2003            491      12.21      12.26        6,002      1.55        1.35      1.59       31.09      31.34
   December 31, 2002            661       9.32       9.33        6,153      2.37        1.35      1.59       -6.84      -6.78



Roszel / Seligman Mid Cap Growth Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            243 $    11.66 $    11.72 $      2,837      0.00 %      1.35 %    1.59 %     -2.47 %    -2.34 %
   December 31, 2003            151      11.95      11.99        1,807      0.00        1.35      1.59       31.23      31.48
   December 31, 2002             88       9.11       9.12          797      0.00        1.35      1.59       -8.93      -8.87

Roszel / Delaware Trend Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            363 $    12.17 $    12.21 $      4,427      0.00 %      1.35 %    1.59 %     -0.71 %    -0.58 %
   December 31, 2003            331      12.26      12.28        4,064      0.00        1.35      1.59       22.59      22.73

Roszel / Lord Abbett Affiliated Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004            215 $    11.89 $    11.93 $      2,558      0.41 %      1.35 %    1.59 %     -0.73 %    -0.61 %
   December 31, 2003            362      11.98      12.00        4,344      0.00        1.35      1.59       19.82      19.95

Roszel / PIMCO CCM Capital Appreciation Portfolio
--------------------------------------------------------------

                                                                        Investment       Expense                  Total
                        Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
                        --------------------------------------------------------------------------------------------------------
                                       Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
                        --------------------------------------------------------------------------------------------------------
  September 30, 2004          1,056 $    13.34 $    13.42 $     12,364      0.00 %      1.35 %    1.59 %     -0.32 %    -0.19 %
   December 31, 2003          1,043      11.71      11.72       12,232      0.00        1.35      1.59       17.05      17.18


6.CHARGES AND FEES

  The  following table  is a listing of all expenses charged to the separate account.  Mortality and expense, rider and administrative  charges may be assessed through a reduction in unit value or redemption of units or as fixed charges.

  Retirement Plus

  Charge                                      When Charge Is Deducted                 Amount Deducted
  ------------------------------------------  --------------------------------------  ---------------------------------------------
  Mortality and expense charge                Daily - reduction of unit values        1/365 of 1.25% per day
  Administration charge                       Daily - reduction of unit values        1/365 of 0.10% per day
  Contract maintenance charge                 Annually - redemption of units          $40 at the end  of  each contract year if the
                                                                                      contract  value is less than $50,000 and upon
                                                                                      surrender  if  other  than  on  the  contract
                                                                                      anniversary
  Estate enhancer charge provides             Annually - redemption of units          0.25% of  the average  contract  value at the
  coverage  in  addition  to that                                                     end  of  each  of  the  prior  four  contract
  provided by the death benefit                                                       quarters  and  a  pro  rata  amount  of  this
                                                                                      charge  upon surrender, annuitization, death,
                                                                                      or termination of the rider
  Guaranteed    minimum    income             Quarterly - redemption of units         0.40%  of the  contract  value at  the end of
  benefit  ("GMIB")  provides the                                                     each  calendar  quarter  based  on  the  GMIB
  future   ability   to   receive                                                     benefit base as of  the last business  day of
  guaranteed minimum payments                                                         each month within the calendar  quarter and a
                                                                                      pro rata amount  of this fee upon termination
                                                                                      of the rider
  Contingent    deferred    sales             Per incident - redemption of units      7% of premium withdrawn for year 0
  charge                                                                              6% of premium withdrawn for year 1
                                                                                      5% of premium withdrawn for year 2
                                                                                      4% of premium withdrawn for year 3
                                                                                      3% of premium withdrawn for year 4
                                                                                      2% of premium withdrawn for year 5
                                                                                      1% of premium withdrawn for year 6
                                                                                      0% of premium withdrawn for year 7 or more
  Transfer fee                                Per incident - redemption of units      $25  for  each  transfer   after   the  sixth
                                                                                      transfer in a contract year

  Retirement Power

  Charge                                      When Charge Is Deducted                 Amount Deducted
  ------------------------------------------  --------------------------------------  ---------------------------------------------
  Mortality and expense risks and             Daily - reduction of unit values        1/365 of 1.59% per day
  administrative charge
  Contract maintenance charge                 Annually - redemption of units          $40 at the end of each contract year and upon
                                                                                      a  full withdrawal  only if  the  greater  of
                                                                                      contract value, or premiums less withdrawals,
                                                                                      is less than $25,000
  Estate enhancer charge provides             Annually - redemption of units          0.25% of  the average  contract  value at the
  coverage  in  addition  to that                                                     end  of  each  of  the  prior  four  contract
  provided by the death benefit                                                       quarters  and  a  pro  rata  amount  of  this
                                                                                      charge  upon surrender, annuitization, death,
                                                                                      or termination of the rider
  Transfer fee                                Per incident - redemption of units      $25  for  each  transfer after   the  twelfth
                                                                                      transfer in a contract year



  Retirement Optimizer

  Charge                                      When Charge Is Deducted                 Amount Deducted
  ------------------------------------------  --------------------------------------  ---------------------------------------------
  Mortality and expense risks and             Daily - reduction of unit values        1/365 of 1.55% per day
  administrative charge
  Contract maintenance charge                 Annually - redemption of units          $40 at the end of each contract year and upon
                                                                                      a  full withdrawal  only if  the  greater  of
                                                                                      contract value, or premiums less withdrawals,
                                                                                      is less than $25,000
  Estate enhancer charge provides             Annually - redemption of units          0.25% of  the average  contract  value at the
  coverage  in  addition  to that                                                     end  of  each  of  the  prior  four  contract
  provided by the death benefit                                                       quarters  and  a  pro  rata  amount  of  this
                                                                                      charge  upon surrender, annuitization, death,
                                                                                      or termination of the rider
  Contingent    deferred    sales             Per incident - redemption of units      6% of premium withdrawn for year 0
                                                                                      6% of premium withdrawn for year 1
                                                                                      5% of premium withdrawn for year 2
                                                                                      0% of premium withdrawn for year 3 or more
  Transfer fee                                Per incident - redemption of units      $25  for  each  transfer after   the  twelfth
                                                                                      transfer in a contract year


7. UNITS ISSUED AND REDEEMED

Units issued and redeemed during 2004 and 2003 were as follows:



                                      Domestic             Core               High              Large              Value
                                       Money               Bond             Current            Cap Core        Opportunities
                                       Market              V.I.              Income              V.I.               V.I.
                                      V.I Fund             Fund             V.I Fund             Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003               3,570              2,910              1,193              1,768              1,385
Activity during 2003:
     Issued                                  4,931              1,579                 77                103                146
     Redeemed                               (5,675)            (1,066)              (129)              (145)              (273)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003             2,826              3,423              1,141              1,726              1,258
Activity during 2004:
     Issued                                  1,379                188                 40                 47                 44
     Redeemed                               (2,094)              (886)              (199)              (147)              (185)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004            2,111              2,725                982              1,626              1,117
                                 ================== ================== ================== ================== ==================



                                      American           Global          Utilities and          Basic            Government
                                      Balanced          Allocation          Telecom             Value               Bond
                                        V.I.               V.I.               V.I.               V.I.               V.I.
                                        Fund               Fund               Fund               Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003                 532              1,722                199              3,157              3,289
Activity during 2003:
     Issued                                      0                275                  0                307                397
     Redeemed                                  (69)              (155)               (34)              (424)            (1,572)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               463              1,842                165              3,040              2,114
Activity during 2004:
     Issued                                      0                279                  0                190                 56
     Redeemed                                  (46)              (140)               (28)              (487)              (336)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004              417              1,981                137              2,743              1,834
                                 ================== ================== ================== ================== ==================



                                     Developing           Index              Global             Focus            Large Cap
                                  Capital Markets          500               Growth             Twenty             Value
                                        V.I.               V.I.               V.I.               V.I.               V.I.
                                        Fund               Fund               Fund               Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003                 259              2,261                726                246                492
Activity during 2003:
     Issued                                      0              1,564                 54                  1                190
     Redeemed                                 (259)              (807)              (110)              (247)              (170)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003                 0              3,018                670                  0                512
Activity during 2004:
     Issued                                      0                171                 80                  0                 87
     Redeemed                                    0               (969)               (88)                 0                (80)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004                0              2,220                662                  0                519
                                 ================== ================== ================== ================== ==================


                                                                                                                 Alliance-
                                    Fundamental                            Large Cap          Alliance-          Bernstein
                                       Growth         International          Growth           Bernstein           Premier
                                        V.I.            Value V.I.            V.I.              Quasar             Growth
                                        Fund               Fund               Fund            Portfolio          Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003               3,039              1,962                337                519              3,016
Activity during 2003:
     Issued                                    652              1,463                235                  5                287
     Redeemed                               (1,791)            (1,474)              (147)              (524)              (598)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003             1,900              1,951                425                  0              2,705
Activity during 2004:
     Issued                                    187                127                705                  0                 32
     Redeemed                                 (222)              (280)               (61)                 0               (907)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004            1,865              1,798              1,069                  0              1,830
                                 ================== ================== ================== ================== ==================


                                     Alliance-
                                     Bernstein          Alliance-             MFS                                   MFS
                                     Growth and         Bernstein           Emerging             MFS             Investors
                                       Income           Technology           Growth            Research            Trust
                                     Portfolio          Portfolio            Series             Series             Series
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003                 461                 53              1,393              1,131                164
Activity during 2003:
     Issued                                     55                176                 56                  5                  3
     Redeemed                                 (160)               (60)              (207)            (1,136)              (167)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               356                169              1,242                  0                  0
Activity during 2004:
     Issued                                     73                106                 42                  0                  0
     Redeemed                                  (97)               (80)              (191)                 0                  0
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004              332                195              1,093                  0                  0
                                 ================== ================== ================== ================== ==================



                                     AIM V.I.           AIM V.I.           AIM V.I.
                                      Premier            Capital         International          Davis              Total
                                       Equity          Appreciation          Growth             Value              Return
                                        Fund               Fund               Fund            Portfolio          Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003               1,665                717                113              1,098              1,646
Activity during 2003:
     Issued                                     16                 19              1,894                627              2,457
     Redeemed                                 (243)              (136)            (1,899)              (180)            (1,179)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003             1,438                600                108              1,545              2,924
Activity during 2004:
     Issued                                      8                315                  7              1,206              1,039
     Redeemed                                 (226)               (80)               (24)              (236)              (514)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004            1,220                835                 91              2,515              3,449
                                 ================== ================== ================== ================== ==================



                                                         Seligman           Delaware
                                        PEA             Small-Cap             VIP              Emerging
                                    Renaissance           Value              Trend              Growth            Comstock
                                     Portfolio          Portfolio            Series           Portfolio          Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003                   0                205                 96                137                  0
Activity during 2003:
     Issued                                      0                129                 10                  4                  0
     Redeemed                                    0               (198)              (106)               (38)                 0
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003                 0                136                  0                103                  0
Activity during 2004:
     Issued                                    294                278                  0                  9                 98
     Redeemed                                  (10)               (29)                 0                (13)                (7)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004              284                385                  0                 99                 91
                                 ================== ================== ================== ================== ==================


                                                                                                                 Roszel /
                                                                                              Federated          JP Morgan
                                         VP                 VP             Federated           Capital           Small Cap
                                   International          Ultra             Kaufmann         Appreciation          Growth
                                        Fund               Fund             Fund II            Fund II           Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003                 546                  0                  0                  0                412
Activity during 2003:
     Issued                                     46                  0                  0                  0                157
     Redeemed                                  (86)                 0                  0                  0                (76)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               506                  0                  0                  0                493
Activity during 2004:
     Issued                                    174                 68                 21                  3                 75
     Redeemed                                  (38)                (2)                (1)                 0                (57)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004              642                 66                 20                  3                511
                                 ================== ================== ================== ================== ==================


                                      Roszel /           Roszel /           Roszel /           Roszel /
                                    Lord Abbett        Lord Abbett           PIMCO             Seligman           Roszel /
                                       Bond              Mid Cap           Small Cap           Mid Cap            Delaware
                                     Debenture            Value              Value              Growth             Trend
                                     Portfolio          Portfolio          Portfolio          Portfolio          Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2003                  16                953                661                 88                  0
Activity during 2003:
     Issued                                    103                684                398                 77                344
     Redeemed                                  (11)              (629)              (568)               (14)               (13)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               108              1,008                491                151                331
Activity during 2004:
     Issued                                     27                179                 95                102                 60
     Redeemed                                  (31)              (336)              (256)               (10)               (28)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at September 30, 2004              104                851                330                243                363
                                 ================== ================== ================== ================== ==================


 sye                                     Roszel /           Roszel /
                                        Lord              PIMCO
                                       Abbett          CCM Capital
                                     Affiliated        Appreciation
                                     Portfolio          Portfolio
(In thousands)                   ------------------ ------------------

Outstanding at January 1, 2003                   0                  0
Activity during 2003:
     Issued                                    460              1,064
     Redeemed                                  (98)               (21)
                                 ------------------ ------------------

Outstanding at December 31, 2003               362              1,043
Activity during 2004:
     Issued                                    151                152
     Redeemed                                 (298)              (139)
                                 ------------------ ------------------

Outstanding at September 30, 2004              215              1,056
                                 ================== ==================

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
ML Life Insurance Company of New York:

We have audited the accompanying statements of assets and liabilities of each of the divisions of ML of New York Variable Annuity Separate Account A, comprised of divisions investing in the Domestic Money Market V.I. Fund, Core Bond V.I. Fund, High Current Income V.I. Fund, Large Cap Core V.I. Fund, Small Cap Value V.I. Fund, American Balanced V.I. Fund, Natural Resources Focus Fund (liquidated following close of business on April 30, 2002), Global Allocation V.I. Fund, Utilities and Telecommunications V.I. Fund, Global Bond Focus Fund (liquidated following close of business on April 30, 2002), Basic Value V.I. Fund, Government Bond V.I. Fund, Developing Capital Markets V.I. Fund (liquidated following close of business on November 21, 2003), Index 500 V.I. Fund, Global Growth V.I. Fund, Focus Twenty V.I. Fund (liquidated following close of business on November 21,
2003), Large Cap Value V.I. Fund, Fundamental Growth V.I. Fund, International Value V.I. Fund (formerly Mercury International Value V.I. Fund), Large Cap Growth V.I. Fund (formerly Merrill Lynch Large Cap Growth V.I. Fund),
AllianceBernstein Quasar Portfolio (formerly Quasar Portfolio, liquidated following close of business on November 21, 2003), AllianceBernstein Premier Growth Portfolio (formerly Premier Growth Portfolio), AllianceBernstein Growth and Income Portfolio (formerly Growth and Income Portfolio), AllianceBernstein Technology Portfolio (formerly Technology Portfolio), MFS Emerging Growth Series, MFS Research Series (liquidated following close of business on November 21, 2003), MFS Investors Trust Series (liquidated following close of business on November 21, 2003), AIM V.I. Premier Equity Fund, AIM V.I. Capital Appreciation Fund, AIM V.I. International Growth Fund, Davis Value Portfolio, Total Return Portfolio, Seligman Small-Cap Value Portfolio, Delaware VIP Trend Series (liquidated following close of business on November 21, 2003), Emerging Growth Portfolio, VP International Fund, Roszel / JP Morgan Small Cap Growth Portfolio, Roszel / Lord Abbett Bond Debenture Portfolio, Roszel / Lord Abbett Mid Cap Value Portfolio, Roszel / PIMCO Small Cap Value Portfolio, Roszel / Seligman Mid Cap Growth Portfolio, Roszel / Delaware Trend Portfolio (commenced operations May 1, 2003), Roszel / Lord Abbett Affiliated Portfolio (commenced operations May 1,
2003), and Roszel / PIMCO CCM Capital Appreciation Portfolio (commenced operations May 1, 2003) (collectively, the "Divisions"), as of December 31, 2003 and the related statements of operations and changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the management of ML Life Insurance Company of New York. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of mutual fund securities owned at December 31, 2003. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial positions of the Divisions as of December 31, 2003, the results of their operations and the changes in their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.
Deloitte & Touche, LLP
New York, New York


March 5, 2004


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Domestic               Core                 High
                                                                            Money                 Bond               Current
                                                                            Market                V.I.                Income
                                                                          V.I. Fund               Fund              V.I. Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (Note 1):
    Domestic Money Market V.I. Fund, 36,355 shares
      (Cost $36,355)                                                $            36,355  $                    $
    Core Bond V.I. Fund, 4,773 shares
      (Cost $56,139)                                                                                  58,273
    High Current Income V.I. Fund, 2,842 shares
      (Cost $24,036)                                                                                                       22,312
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $            36,355  $            58,273  $            22,312
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            36,355  $            58,273  $            22,312
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Large              Small Cap             American
                                                                           Cap Core              Value               Balanced
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Large Cap Core V.I. Fund, 1,698 shares
      (Cost $51,067)                                                $            43,054  $                    $
    Small Cap Value V.I. Fund, 1,535 shares
      (Cost $33,712)                                                                                  39,297
    American Balanced V.I. Fund, 750 shares
      (Cost $9,899)                                                                                                         8,411
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $            43,054  $            39,297  $             8,411
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            43,054  $            39,297  $             8,411
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Global           Utilities and            Basic
                                                                          Allocation            Telecom               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Global Allocation V.I. Fund, 3,207 shares
      (Cost $38,315)                                                $            36,243  $                    $
    Utilities and Telecommunications V.I. Fund, 383 shares
      (Cost $4,185)                                                                                    2,823
    Basic Value V.I. Fund, 5,653 shares
      (Cost $76,074)                                                                                                       80,897
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $            36,243  $             2,823  $            80,897
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            36,243  $             2,823  $            80,897
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Government             Index                Global
                                                                             Bond                 500                 Growth
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Government Bond V.I. Fund, 3,084 shares
      (Cost $33,128)                                                $            32,658  $                    $
    Index 500 V.I. Fund, 2,622 shares
      (Cost $39,201)                                                                                  37,019
    Global Growth V.I. Fund, 692 shares
      (Cost $7,682)                                                                                                         5,887
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $            32,658  $            37,019  $             5,887
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            32,658  $            37,019  $             5,887
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Large Cap           Fundamental
                                                                            Value                Growth           International
                                                                             V.I.                 V.I.              Value V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Large Cap Value V.I. Fund, 482 shares
      (Cost $4,650)                                                 $             5,734  $                    $
    Fundamental Growth V.I. Fund, 2,106 shares
      (Cost $13,409)                                                                                  14,699
    International Value V.I. Fund, 2,063 shares
      (Cost $22,016)                                                                                                       23,534
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $             5,734  $            14,699  $            23,534
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             5,734  $            14,699  $            23,534
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Large Cap        AllianceBernstein    AllianceBernstein
                                                                            Growth              Premier             Growth and
                                                                             V.I.                Growth               Income
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd) (Note 1):
    Large Cap Growth V.I. Fund, 408 shares
      (Cost $3,632)                                                 $             3,779  $                    $

  Investments in AllianceBernstein Variable Products Series Fund, Inc. (Note 1):
    AllianceBernstein Premier Growth Portfolio, 1,660 shares
      (Cost $55,975)                                                                                  35,822
    AllianceBernstein Growth and Income Portfolio, 174 shares
      (Cost $3,201)                                                                                                         3,787
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $             3,779  $            35,822  $             3,787
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             3,779  $            35,822  $             3,787
                                                                    ==================== ==================== ====================
See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                  MFS                AIM V.I.
                                                                      AllianceBernstein         Emerging             Premier
                                                                          Technology             Growth               Equity
                                                                          Portfolio              Series                Fund
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in AllianceBernstein Variable Products Series Fund, Inc. (cont'd) (Note 1):
    AllianceBernstein Technology Portfolio, 77 shares
      (Cost $927)                                                   $             1,115  $                    $

  Investments in MFS Variable Insurance Trust (Note 1):
    MFS Emerging Growth Series, 839 shares
      (Cost $24,153)                                                                                  13,007

  Investments in AIM Variable Insurance Funds (Note 1):
    AIM V.I. Premier Equity Fund, 884 shares
      (Cost $25,540)                                                                                                       17,886
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $             1,115  $            13,007  $            17,886
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             1,115  $            13,007  $            17,886
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           AIM V.I.             AIM V.I.
                                                                           Capital           International            Davis
                                                                         Appreciation            Growth               Value
                                                                             Fund                 Fund              Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in AIM Variable Insurance Funds (cont'd)(Note 1):
    AIM V.I. Capital Appreciation Fund, 337 shares
      (Cost $10,676)                                                $             7,176  $                    $
    AIM V.I. International Growth Fund, 45 shares
      (Cost $626)                                                                                        718

  Investment in Davis Variable Account Fund, Inc. (Note 1):
    Davis Value Portfolio, 1,405 shares
      (Cost $13,510)                                                                                                       14,854
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $             7,176                  718  $            14,854
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             7,176  $               718  $            14,854
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                Seligman
                                                                            Total              Small-Cap             Emerging
                                                                            Return               Value                Growth
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investment in PIMCO Variable Insurance Trust (Note 1):
    Total Return Portfolio, 3,298 shares
      (Cost $34,155)                                                $            34,163  $                    $

  Investment in Seligman Portfolios, Inc. (Note 1):
    Seligman Small-Cap Value Portfolio, 143 shares
      (Cost $1,898)                                                                                    2,321

  Investment in Van Kampen Life Investment Trust (Note 1):
    Emerging Growth Portfolio, 19 shares
      (Cost $455)                                                                                                             461
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $            34,163  $             2,321  $               461
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            34,163  $             2,321  $               461
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                                               Roszel /             Roszel /
                                                                                               JP Morgan           Lord Abbett
                                                                              VP               Small Cap               Bond
                                                                        International            Growth             Debenture
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investment in American Century Variable Portfolios, Inc. (Note 1):
    VP International Fund, 615 shares
      (Cost $3,796)                                                 $             3,953  $                    $

  Investments in MLIG Variable Insurance Trust (Note 1):
    Roszel / JP Morgan Small Cap Growth Portfolio, 483 shares
      (Cost $4,533)                                                                                    5,632
    Roszel / Lord Abbett Bond Debenture Portfolio, 114 shares
      (Cost $1,262)                                                                                                         1,308
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $             3,953  $             5,632  $             1,308
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             3,953  $             5,632  $             1,308
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /             Roszel /             Roszel /
                                                                         Lord Abbett             PIMCO               Seligman
                                                                           Mid Cap             Small Cap             Mid Cap
                                                                            Value                Value                Growth
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in MLIG Variable Insurance Trust (cont'd) (Note 1):
    Roszel / Lord Abbett Mid Cap Value Portfolio, 990 shares
      (Cost $9,434)                                                 $            11,118  $                    $
    Roszel / PIMCO Small Cap Value Portfolio, 523 shares
      (Cost $5,548)                                                                                    6,002
    Roszel / Seligman Mid Cap Growth Portfolio, 148 shares
      (Cost $1,517)                                                                                                         1,807
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $            11,118  $             6,002  $             1,807
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            11,118  $             6,002  $             1,807
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF ASSETS AND LIABILITIES (Continued)
AS OF DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                                               Roszel /             Roszel /
                                                                          Roszel /                Lord                PIMCO
                                                                           Delaware              Abbett            CCM Capital
                                                                            Trend              Affiliated          Appreciation
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Assets
  Investments in MLIG Variable Insurance Trust (cont'd) (Note 1):
    Roszel / Delaware Trend Portfolio, 328 shares
      (Cost $3,578)                                                 $             4,064  $                    $
    Roszel / Lord Abbett Affiliated Portfolio, 359 shares
      (Cost $3,906)                                                                                    4,344
    Roszel / PIMCO CCM Capital Appreciation Portfolio, 1,034 shares
      (Cost $11,404)                                                                                                       12,232
                                                                    -------------------- -------------------- --------------------
Total Assets                                                        $             4,064  $             4,344  $            12,232
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             4,064  $             4,344  $            12,232
                                                                    ==================== ==================== ====================
See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Domestic               Core                 High
                                                                            Money                 Bond               Current
                                                                            Market                V.I.                Income
                                                                          V.I. Fund               Fund              V.I. Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               318  $             2,130  $             1,785
 Asset-Based Insurance Charges (Note 6)                                            (612)                (769)                (278)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (294)               1,361                1,507
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 0                  131               (1,105)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                      0                  250                4,395
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                      0                  381                3,290
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (294)               1,742                4,797
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                          33,288                   82                   42
 Contract Owner Withdrawals                                                     (14,684)              (5,101)              (1,516)
 Net Transfers In (Out) (Note 3)                                                (27,855)               8,893                  544
 Contract Charges (Note 6)                                                           (8)                 (15)                  (6)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (9,259)               3,859                 (936)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (9,553)               5,601                3,861
Net Assets, Beginning of Period                                                  45,908               52,672               18,451
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            36,355  $            58,273  $            22,312
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Large              Small Cap             American
                                                                           Cap Core              Value               Balanced
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               152  $               125  $               178
 Asset-Based Insurance Charges (Note 6)                                            (501)                (448)                (108)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (349)                (323)                  70
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,949)                 593                 (484)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 12,189               11,188                1,879
 Capital Gain Distributions (Note 2)                                                  0                  156                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 10,240               11,937                1,395
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        9,891               11,614                1,465
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              95                   53                    0
 Contract Owner Withdrawals                                                      (2,132)              (2,466)                (763)
 Net Transfers In (Out) (Note 3)                                                  1,225                 (409)                (354)
 Contract Charges (Note 6)                                                          (13)                 (11)                  (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (825)              (2,833)              (1,120)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           9,066                8,781                  345
Net Assets, Beginning of Period                                                  33,988               30,516                8,066
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            43,054  $            39,297  $             8,411
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Global            Utilities and            Basic
                                                                          Allocation            Telecom               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               960  $                80  $               810
 Asset-Based Insurance Charges (Note 6)                                            (386)                 (36)                (944)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      574                   44                 (134)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (973)                (724)              (1,535)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  8,799                1,135               21,255
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  7,826                  411               19,720
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        8,400                  455               19,586
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             177                    0                  144
 Contract Owner Withdrawals                                                      (2,049)                (218)              (4,602)
 Net Transfers In (Out) (Note 3)                                                  4,224                 (291)                 754
 Contract Charges (Note 6)                                                          (12)                  (1)                 (23)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           2,340                 (510)              (3,727)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          10,740                  (55)              15,859
Net Assets, Beginning of Period                                                  25,503                2,878               65,038
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            36,243  $             2,823  $            80,897
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Government           Developing             Index
                                                                             Bond           Capital Markets            500
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $             1,539  $                31  $               458
 Asset-Based Insurance Charges (Note 6)                                            (601)                 (20)                (440)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      938                   11                   18
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               342                 (172)                (195)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (1,836)                 719                8,302
 Capital Gain Distributions (Note 2)                                                966                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (528)                 547                8,107
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          410                  558                8,125
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             136                    0                  118
 Contract Owner Withdrawals                                                      (3,778)                 (43)              (1,638)
 Net Transfers In (Out) (Note 3)                                                (11,783)              (2,207)               5,759
 Contract Charges (Note 6)                                                           (8)                  (1)                 (11)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                         (15,433)              (2,251)               4,228
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                         (15,023)              (1,693)              12,353
Net Assets, Beginning of Period                                                  47,681                1,693               24,666
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            32,658  $                 0  $            37,019
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Global               Focus              Large Cap
                                                                            Growth               Twenty               Value
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                53  $                 0  $                25
 Asset-Based Insurance Charges (Note 6)                                             (66)                  (4)                 (67)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (13)                  (4)                 (42)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (897)                (391)                  41
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  2,329                  472                1,456
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,432                   81                1,497
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,419                   77                1,455
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               2                    0                   64
 Contract Owner Withdrawals                                                        (280)                 (23)                (542)
 Net Transfers In (Out) (Note 3)                                                    (92)                (391)                 584
 Contract Charges (Note 6)                                                           (2)                   0                   (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (372)                (414)                 105
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           1,047                 (337)               1,560
Net Assets, Beginning of Period                                                   4,840                  337                4,174
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             5,887  $                 0  $             5,734
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                         Fundamental                                Large Cap
                                                                            Growth           International            Growth
                                                                             V.I.              Value V.I.              V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                16  $               636  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (205)                (251)                 (36)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (189)                 385                  (36)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,392)                (735)                (318)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  4,439                6,924                1,132
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  3,047                6,189                  814
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        2,858                6,574                  778
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              62                   49                   25
 Contract Owner Withdrawals                                                        (970)              (1,227)                (188)
 Net Transfers In (Out) (Note 3)                                                 (5,042)               1,231                  903
 Contract Charges (Note 6)                                                           (2)                  (6)                  (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (5,952)                  47                  739
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (3,094)               6,621                1,517
Net Assets, Beginning of Period                                                  17,793               16,913                2,262
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            14,699  $            23,534  $             3,779
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                           AllianceBernstein    AllianceBernstein
                                                                      AllianceBernstein         Premier             Growth and
                                                                            Quasar               Growth               Income
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                35
 Asset-Based Insurance Charges (Note 6)                                             (22)                (458)                 (55)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (22)                (458)                 (20)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,217)              (2,245)                (342)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  1,766                9,365                1,296
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    549                7,120                  954
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          527                6,662                  934
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               4                   41                   14
 Contract Owner Withdrawals                                                         (53)              (2,022)                (594)
 Net Transfers In (Out) (Note 3)                                                 (3,234)              (1,637)                (330)
 Contract Charges (Note 6)                                                           (1)                 (17)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (3,284)              (3,635)                (910)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (2,757)               3,027                   24
Net Assets, Beginning of Period                                                   2,757               32,795                3,763
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                 0  $            35,822  $             3,787
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                  MFS
                                                                      AllianceBernstein         Emerging               MFS
                                                                          Technology             Growth              Research
                                                                          Portfolio              Series               Series
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                74
 Asset-Based Insurance Charges (Note 6)                                              (9)                (166)                (113)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (9)                (166)                 (39)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (74)              (1,502)              (8,377)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    288                4,684                9,693
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    214                3,182                1,316
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          205                3,016                1,277
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   66                    9
 Contract Owner Withdrawals                                                          (4)                (570)                (351)
 Net Transfers In (Out) (Note 3)                                                    666               (1,001)             (11,876)
 Contract Charges (Note 6)                                                            0                   (7)                  (5)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             662               (1,512)             (12,223)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             867                1,504              (10,946)
Net Assets, Beginning of Period                                                     248               11,503               10,946
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             1,115  $            13,007  $                 0
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                             MFS                AIM V.I.             AIM V.I.
                                                                          Investors             Premier              Capital
                                                                            Trust                Equity            Appreciation
                                                                            Series                Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 7  $                50  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (10)                (231)                 (91)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (3)                (181)                 (91)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (166)              (1,462)                (596)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    254                5,240                2,327
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                     88                3,778                1,731
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           85                3,597                1,640
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   26                    6
 Contract Owner Withdrawals                                                         (82)                (989)                (369)
 Net Transfers In (Out) (Note 3)                                                 (1,074)              (1,629)                (813)
 Contract Charges (Note 6)                                                            0                   (9)                  (4)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,156)              (2,601)              (1,180)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (1,071)                 996                  460
Net Assets, Beginning of Period                                                   1,071               16,890                6,716
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                 0  $            17,886  $             7,176
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           AIM V.I.
                                                                        International            Davis                Total
                                                                            Growth               Value                Return
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 4  $                76  $               736
 Asset-Based Insurance Charges (Note 6)                                             (12)                (135)                (390)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (8)                 (59)                 346
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (24)                (174)                 475
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    183                2,693                 (291)
 Capital Gain Distributions (Note 2)                                                  0                    0                  217
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    159                2,519                  401
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          151                2,460                  747
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               4                   40                  176
 Contract Owner Withdrawals                                                          (6)                (454)              (2,861)
 Net Transfers In (Out) (Note 3)                                                      9                4,611               17,488
 Contract Charges (Note 6)                                                            0                   (2)                  (5)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                               7                4,195               14,798
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             158                6,655               15,545
Net Assets, Beginning of Period                                                     560                8,199               18,618
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               718  $            14,854  $            34,163
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Seligman             Delaware
                                                                          Small-Cap               VIP                Emerging
                                                                            Value                Trend                Growth
                                                                          Portfolio              Series             Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (45)                  (7)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (45)                  (7)                  (7)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               376                   77                  (48)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    729                   64                  150
 Capital Gain Distributions (Note 2)                                                 25                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,130                  141                  102
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,085                  134                   95
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              51                    3                    0
 Contract Owner Withdrawals                                                        (210)                 (10)                 (22)
 Net Transfers In (Out) (Note 3)                                                 (1,030)                (758)                 (92)
 Contract Charges (Note 6)                                                            0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,189)                (765)                (114)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (104)                (631)                 (19)
Net Assets, Beginning of Period                                                   2,425                  631                  480
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             2,321  $                 0  $               461
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                                               Roszel /             Roszel /
                                                                                               JP Morgan           Lord Abbett
                                                                              VP               Small Cap               Bond
                                                                        International            Growth             Debenture
                                                                             Fund              Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                26  $                 0  $                26
 Asset-Based Insurance Charges (Note 6)                                             (47)                 (59)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (21)                 (59)                  19
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (104)                 102                   10
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    876                1,354                   40
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    772                1,456                   50
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          751                1,397                   69
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    0                   17
 Contract Owner Withdrawals                                                        (206)                (387)                 (76)
 Net Transfers In (Out) (Note 3)                                                    (64)               1,140                1,125
 Contract Charges (Note 6)                                                           (1)                  (1)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (271)                 752                1,066
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             480                2,149                1,135
Net Assets, Beginning of Period                                                   3,473                3,483                  173
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             3,953  $             5,632  $             1,308
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /             Roszel /             Roszel /
                                                                         Lord Abbett             PIMCO               Seligman
                                                                           Mid Cap             Small Cap             Mid Cap
                                                                            Value                Value                Growth
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                33  $                70  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (166)                 (66)                 (15)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (133)                   4                  (15)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                             1,214                  435                   12
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  1,651                  373                  333
 Capital Gain Distributions (Note 2)                                                  0                  221                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  2,865                1,029                  345
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        2,732                1,033                  330
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              74                    6                   24
 Contract Owner Withdrawals                                                        (785)                (449)                 (79)
 Net Transfers In (Out) (Note 3)                                                    551                 (741)                 735
 Contract Charges (Note 6)                                                           (1)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (161)              (1,184)                 680
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           2,571                 (151)               1,010
Net Assets, Beginning of Period                                                   8,547                6,153                  797
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            11,118  $             6,002  $             1,807
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2003

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                                               Roszel /             Roszel /
                                                                          Roszel /                Lord                PIMCO
                                                                           Delaware              Abbett            CCM Capital
                                                                            Trend              Affiliated          Appreciation
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (20)                 (20)                 (37)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (20)                 (20)                 (37)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                20                  126                   27
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    486                  438                  828
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    506                  564                  855
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          486                  544                  818
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    6                    0
 Contract Owner Withdrawals                                                        (109)                (111)                (167)
 Net Transfers In (Out) (Note 3)                                                  3,687                3,905               11,582
 Contract Charges (Note 6)                                                            0                    0                   (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           3,578                3,800               11,414
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           4,064                4,344               12,232
Net Assets, Beginning of Period                                                       0                    0                    0
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             4,064  $             4,344  $            12,232
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Domestic               Core                 High
                                                                            Money                 Bond               Current
                                                                            Market                V.I.                Income
                                                                          V.I. Fund               Fund              V.I. Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               732  $             2,476  $             2,231
 Asset-Based Insurance Charges (Note 6)                                            (701)                (706)                (291)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       31                1,770                1,940
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 0                  (64)              (4,478)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                      0                2,399                1,637
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                      0                2,335               (2,841)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           31                4,105                 (901)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                          42,656                  229                   50
 Contract Owner Withdrawals                                                     (22,836)              (4,786)              (2,054)
 Net Transfers In (Out) (Note 3)                                                (26,568)               1,998               (2,561)
 Contract Charges (Note 6)                                                           (7)                 (13)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (6,755)              (2,572)              (4,572)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (6,724)               1,533               (5,473)
Net Assets, Beginning of Period                                                  52,632               51,139               23,924
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            45,908  $            52,672  $            18,451
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Large              Small Cap             American
                                                                           Cap Core              Value               Balanced
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               307  $                 0  $               247
 Asset-Based Insurance Charges (Note 6)                                            (543)                (570)                (130)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (236)                (570)                 117
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (2,090)              (1,770)                (724)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (5,621)             (11,907)                (921)
 Capital Gain Distributions (Note 2)                                                  0                2,157                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (7,711)             (11,520)              (1,645)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (7,947)             (12,090)              (1,528)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             221                  169                    0
 Contract Owner Withdrawals                                                      (3,581)              (2,844)                (743)
 Net Transfers In (Out) (Note 3)                                                  1,471               (4,273)                (945)
 Contract Charges (Note 6)                                                          (12)                 (11)                  (4)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,901)              (6,959)              (1,692)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (9,848)             (19,049)              (3,220)
Net Assets, Beginning of Period                                                  43,836               49,565               11,286
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            33,988  $            30,516  $             8,066
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Natural              Global            Utilities and
                                                                          Resources            Allocation            Telecom
                                                                            Focus                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $               929  $               130
 Asset-Based Insurance Charges (Note 6)                                              (3)                (377)                 (50)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (3)                 552                   80
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               140               (1,496)                (646)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    (56)              (1,901)                (394)
 Capital Gain Distributions (Note 2)                                                  0                    0                   88
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                     84               (3,397)                (952)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           81               (2,845)                (872)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   49                    0
 Contract Owner Withdrawals                                                         (18)              (1,978)                (752)
 Net Transfers In (Out) (Note 3)                                                   (672)                 503                 (307)
 Contract Charges (Note 6)                                                            0                  (12)                  (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (690)              (1,438)              (1,060)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (609)              (4,283)              (1,932)
Net Assets, Beginning of Period                                                     609               29,786                4,810
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                 0  $            25,503  $             2,878
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Global               Basic              Government
                                                                             Bond                Value                 Bond
                                                                            Focus                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                19  $               745  $             2,335
 Asset-Based Insurance Charges (Note 6)                                              (9)                (997)                (563)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       10                 (252)               1,772
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (439)              (2,446)                 185
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    422              (14,072)               1,144
 Capital Gain Distributions (Note 2)                                                  0                  767                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    (17)             (15,751)               1,329
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           (7)             (16,003)               3,101
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                  446                  368
 Contract Owner Withdrawals                                                        (220)              (4,480)              (3,705)
 Net Transfers In (Out) (Note 3)                                                 (1,952)               6,387               12,443
 Contract Charges (Note 6)                                                            0                  (22)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (2,172)               2,331                9,099
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (2,179)             (13,672)              12,200
Net Assets, Beginning of Period                                                   2,179               78,710               35,481
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                 0  $            65,038  $            47,681
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                          Developing             Index                Global
                                                                       Capital Markets            500                 Growth
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 8  $               362  $                 6
 Asset-Based Insurance Charges (Note 6)                                             (28)                (407)                 (83)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (20)                 (45)                 (77)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 6                 (944)              (2,063)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                   (207)              (7,083)                  29
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (201)              (8,027)              (2,034)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (221)              (8,072)              (2,111)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                  315                    8
 Contract Owner Withdrawals                                                         (99)              (1,822)                (479)
 Net Transfers In (Out) (Note 3)                                                   (217)              (1,871)                (763)
 Contract Charges (Note 6)                                                           (1)                 (11)                  (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (317)              (3,389)              (1,237)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (538)             (11,461)              (3,348)
Net Assets, Beginning of Period                                                   2,231               36,127                8,188
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             1,693  $            24,666  $             4,840
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                            Focus              Large Cap           Fundamental
                                                                            Twenty               Value                Growth
                                                                             V.I.                 V.I.                 V.I.
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                22  $                13
 Asset-Based Insurance Charges (Note 6)                                              (7)                 (32)                (175)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (7)                 (10)                (162)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,128)                (108)                (541)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    838                 (383)              (3,233)
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (290)                (491)              (3,774)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (297)                (501)              (3,936)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                   38                  334
 Contract Owner Withdrawals                                                         (38)                 (93)                (591)
 Net Transfers In (Out) (Note 3)                                                   (344)               3,915                9,272
 Contract Charges (Note 6)                                                            0                   (1)                  (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (382)               3,859                9,014
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (679)               3,358                5,078
Net Assets, Beginning of Period                                                   1,016                  816               12,715
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               337  $             4,174  $            17,793
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                               Large Cap
                                                                        International            Growth         AllianceBernstein
                                                                          Value V.I.              V.I.                Quasar
                                                                             Fund                 Fund              Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $               862  $                 0  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (322)                 (34)                 (73)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      540                  (34)                 (73)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,235)                (289)              (2,149)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (2,417)                (381)                (162)
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (3,652)                (670)              (2,311)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (3,112)                (704)              (2,384)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              99                    4                   12
 Contract Owner Withdrawals                                                      (1,429)                (158)                (260)
 Net Transfers In (Out) (Note 3)                                                 (3,892)                 384               (2,483)
 Contract Charges (Note 6)                                                           (7)                  (1)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (5,229)                 229               (2,733)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (8,341)                (475)              (5,117)
Net Assets, Beginning of Period                                                  25,254                2,737                7,874
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            16,913  $             2,262  $             2,757
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                      AllianceBernstein    AllianceBernstein
                                                                           Premier             Growth and       AllianceBernstein
                                                                            Growth               Income             Technology
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                23  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (591)                 (68)                 (18)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (591)                 (45)                 (18)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (2,562)                (175)                (644)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                (14,120)                (762)                (161)
 Capital Gain Distributions (Note 2)                                                  0                  118                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                (16,682)                (819)                (805)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                      (17,273)                (864)                (823)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             234                  149                    3
 Contract Owner Withdrawals                                                      (3,678)                (240)                 (60)
 Net Transfers In (Out) (Note 3)                                                 (5,975)                (351)              (1,209)
 Contract Charges (Note 6)                                                          (20)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (9,439)                (442)              (1,266)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                         (26,712)              (1,306)              (2,089)
Net Assets, Beginning of Period                                                  59,507                5,069                2,337
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            32,795  $             3,763  $               248
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                             MFS                                       MFS
                                                                           Emerging               MFS               Investors
                                                                            Growth              Research              Trust
                                                                            Series               Series               Series
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                42  $                 6
 Asset-Based Insurance Charges (Note 6)                                            (238)                (200)                 (18)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (238)                (158)                 (12)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (2,618)              (2,036)                 (70)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (5,442)              (2,371)                (215)
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (8,060)              (4,407)                (285)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (8,298)              (4,565)                (297)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             130                   44                    1
 Contract Owner Withdrawals                                                      (1,344)              (1,146)                (153)
 Net Transfers In (Out) (Note 3)                                                 (2,022)              (2,476)                 451
 Contract Charges (Note 6)                                                           (8)                  (6)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (3,244)              (3,584)                 299
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                         (11,542)              (8,149)                   2
Net Assets, Beginning of Period                                                  23,045               19,095                1,069
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            11,503  $            10,946  $             1,071
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002


                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           AIM V.I.             AIM V.I.             AIM V.I.
                                                                           Premier              Capital           International
                                                                            Equity            Appreciation            Growth
                                                                             Fund                 Fund                 Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                69  $                 0  $                 3
 Asset-Based Insurance Charges (Note 6)                                            (326)                (117)                 (16)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                     (257)                (117)                 (13)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (2,210)                (573)                 302
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (7,037)              (1,929)                (167)
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (9,247)              (2,502)                 135
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (9,504)              (2,619)                 122
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             275                   94                    5
 Contract Owner Withdrawals                                                      (1,705)                (700)                 (88)
 Net Transfers In (Out) (Note 3)                                                 (6,067)              (1,043)              (3,140)
 Contract Charges (Note 6)                                                          (11)                  (4)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (7,508)              (1,653)              (3,223)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                         (17,012)              (4,272)              (3,101)
Net Assets, Beginning of Period                                                  33,902               10,988                3,661
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            16,890  $             6,716  $               560
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                                                                     Seligman
                                                                            Davis                Total              Small-Cap
                                                                            Value                Return               Value
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                63  $               616  $                 0
 Asset-Based Insurance Charges (Note 6)                                            (118)                (233)                 (92)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (55)                 383                  (92)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (204)                 120                 (629)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (1,352)                 431               (1,068)
 Capital Gain Distributions (Note 2)                                                  0                  205                   28
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (1,556)                 756               (1,669)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (1,611)               1,139               (1,761)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             177                  422                  157
 Contract Owner Withdrawals                                                        (292)              (1,236)                (361)
 Net Transfers In (Out) (Note 3)                                                  1,560                7,499               (1,326)
 Contract Charges (Note 6)                                                           (2)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           1,443                6,685               (1,530)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (168)               7,824               (3,291)
Net Assets, Beginning of Period                                                   8,367               10,794                5,716
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             8,199  $            18,618  $             2,425
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================

                                                                           Delaware
                                                                             VIP                Emerging                VP
                                                                            Trend                Growth           International
                                                                            Series             Portfolio               Fund
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 2  $                25
 Asset-Based Insurance Charges (Note 6)                                             (14)                 (13)                 (47)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (14)                 (11)                 (22)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (227)                (167)                 (50)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    (98)                (184)                (777)
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (325)                (351)                (827)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (339)                (362)                (849)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              21                   12                  117
 Contract Owner Withdrawals                                                        (109)                 (96)                (128)
 Net Transfers In (Out) (Note 3)                                                    629                  260                1,001
 Contract Charges (Note 6)                                                            0                    0                   (1)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             541                  176                  989
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             202                 (186)                 140
Net Assets, Beginning of Period                                                     429                  666                3,333
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               631  $               480  $             3,473
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                                         Divisions Investing In
                                                                    ==============================================================
                                                                          Roszel /             Roszel /             Roszel /
                                                                          JP Morgan           Lord Abbett          Lord Abbett
                                                                          Small Cap               Bond               Mid Cap
                                                                            Growth             Debenture              Value
                                                                          Portfolio            Portfolio            Portfolio
                                                                    ==================== ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                 0  $                 2  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (20)                   0                  (40)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (20)                   2                  (40)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 6                    0                   44
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                   (254)                   5                   33
 Capital Gain Distributions (Note 2)                                                  0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (248)                   5                   77
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (268)                   7                   37
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              10                    0                   28
 Contract Owner Withdrawals                                                         (62)                   0                 (126)
 Net Transfers In (Out) (Note 3)                                                  3,803                  166                8,608
 Contract Charges (Note 6)                                                            0                    0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           3,751                  166                8,510
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           3,483                  173                8,547
Net Assets, Beginning of Period                                                       0                    0                    0
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             3,483  $               173  $             8,547
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (Continued)
FOR THE PERIOD ENDED DECEMBER 31, 2002

                                                                             Divisions Investing In
                                                                    =========================================
                                                                          Roszel /             Roszel /
                                                                            PIMCO               Seligman
                                                                          Small Cap             Mid Cap
                                                                            Value                Growth
                                                                          Portfolio            Portfolio
                                                                    ==================== ====================
(In thousands)

Investment Income (Loss):
 Ordinary Dividends (Note 2)                                        $                35  $                 0
 Asset-Based Insurance Charges (Note 6)                                             (22)                  (5)
                                                                    -------------------- --------------------
  Net Investment Income (Loss)                                                       13                   (5)
                                                                    -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 1                    8
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                     81                  (42)
 Capital Gain Distributions (Note 2)                                                  0                    0
                                                                    -------------------- --------------------
  Net Gain (Loss) on Investments                                                     82                  (34)
                                                                    -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           95                  (39)
                                                                    -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               6                    6
 Contract Owner Withdrawals                                                         (73)                 (14)
 Net Transfers In (Out) (Note 3)                                                  6,125                  844
 Contract Charges (Note 6)                                                            0                    0
                                                                    -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           6,058                  836
                                                                    -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           6,153                  797
Net Assets, Beginning of Period                                                       0                    0
                                                                    -------------------- --------------------
Net Assets, End of Period                                           $             6,153  $               797
                                                                    ==================== ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK

NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION

   ML of New York Variable Annuity Separate Account A ("Separate Account A"), a separate account of ML Life Insurance Company of New York ("ML of New York"), was established to support ML of New York's operations with respect to certain variable annuity contracts ("Contracts"). Separate Account A is governed by New York State Insurance Law. ML of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co."). Separate Account A is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and consists of thirty-six investment divisions (forty-two during the year) that support three annuity contracts - Retirement Plus, Retirement Power, and Retirement Optimizer. The investment divisions are as follows:

   - Merrill Lynch Variable Series Funds, Inc. - Sixteen of the investment divisions (eighteen during the year) each invest in the shares of a single mutual fund portfolio of the Merrill Lynch Variable Series Funds, Inc. ("Merrill Variable Funds ") . The investment advisor to Merrill Variable Funds is Merrill Lynch Investment Managers, L.P. ("MLIM"), an indirect subsidiary of Merrill Lynch & Co. The investment divisions are as follows:

                Fund            Retirement   Retirement   Retirement
                                   Plus        Power      Optimizer
      Domestic Money Market     Available    Available    Available
      V.I. Fund
      Core Bond V.I. Fund (4)   Available    Available    Available
      High Current Income V.I.  Available       Not          Not
      Fund                                   Available    Available
      Large Cap Core V.I. Fund  Available       Not          Not
      (3)                                    Available    Available
      Small Cap Value V.I.      Available    Available    Available
      Fund
      American Balanced V.I.    Available       Not          Not
      Fund (2)                               Available    Available
      Global Allocation V.I.    Available       Not          Not
      Fund (6)                               Available    Available
      Utilities and Telecom     Available       Not          Not
      V.I. Fund (2)                          Available    Available
      Basic Value V.I. Fund     Available    Available    Available
      Government Bond V.I.      Available    Available    Available
      Fund
      Index 500 V.I. Fund       Available    Available    Available
      Global Growth V.I. Fund   Available       Not          Not
                                             Available    Available
      Large Cap Value V.I.      Available       Not          Not
      Fund                                   Available    Available


      Fundamental Growth V.I.   Available    Available    Available
      Fund
      International Value V.I.  Available    Available    Available
      Fund (1)
      Large Cap Growth V.I.     Available       Not          Not
      Fund (1),(5)                           Available    Available

1. Effective November 21, 2003, the Merrill Lynch Variable Series Funds, Inc. renamed the investment divisions as follows:
   - The Mercury International Value V.I. Fund was renamed the International Value V.I. Fund.
   - The Merrill Lynch Large Cap Growth V.I. Fund was renamed the Large Cap Growth V.I. Fund.
2. Prior to the periods included in these financial statements, the American Balanced V.I. Fund and Utilities & Telecommunications V.I. Fund were closed to allocations of premiums and contract value.
3.    Following  the close of business on April  30,  2002,  the
      Natural Resources Focus Fund was liquidated and substituted into the Large Cap Core V.I. Fund.
4. Following the close of business on April 30, 2002, the Global Bond Focus Fund was liquidated and substituted into the Core Bond V.I. Fund.
5. Following the close of business on November 21, 2003, the Focus Twenty V.I. Fund was liquidated and substituted into the Large Cap Growth V.I. Fund.
6. Following the close of business on November 21, 2003, the Developing Capital Markets V.I. Fund was liquidated and substituted into the Global Allocation V.I. Fund.

   - AllianceBernstein Variable Products Series Fund, Inc. - Three of the investment divisions (four during the year) each invest in the shares of a single mutual fund portfolio of the AllianceBernstein Variable Products Series Fund, Inc. ("AllianceBernstein"). The investment advisor to AllianceBernstein is AllianceBernstein Capital Management , L.P. Effective March 31, 2003 the Premier Growth Portfolio was renamed the AllianceBerstein Premier Growth Portfolio, the Growth and Income Portfolio was renamed the AllianceBerstein Growth and Income Portfolio, and the Technology Portfolio was renamed the AllianceBernstein Technology Portfolio.

              Fund          Retirement    Retirement   Retirement
                               Plus         Power      Optimizer
       AllianceBernstein     Available    Available    Available
       Premier Growth
       Portfolio
       AllianceBernstein        Not       Available    Available
       Growth and Income     Available
       Portfolio
       AllianceBernstein     Available       Not          Not
       Technology                         Available    Available
       Portfolio


   - MFS Variable Insurance Trust - One of the investment divisions (three during the year) invests in the shares of a single mutual fund portfolio of the MFS Variable Insurance Trust ("MFS"). The investment advisor to MFS is Massachusetts Financial Services Company.

              Fund          Retirement    Retirement   Retirement
                               Plus         Power      Optimizer
       MFS Emerging Growth   Available    Available    Available
       Series

   - AIM Variable Insurance Funds - Three of the investment divisions each invest in the shares of a single mutual fund portfolio of the AIM Variable Insurance Funds("AIM").
      The investment advisor to AIM is AIM Advisors, Inc.

               Fund          Retirement  Retirement   Retirement
                                Plus        Power      Optimizer
       AIM V.I. Premier      Available    Available    Available
       Equity Fund
       AIM V.I. Capital      Available       Not          Not
       Appreciation Fund                  Available    Available
       AIM V.I.                 Not       Available    Available
       International Growth  Available
       Fund

   - Davis Variable Account Fund, Inc. - One of the investment divisions invests in the shares of a single mutual fund portfolio of the Davis Variable Account Fund, Inc.
      ("Davis").  The  investment  advisor  to  Davis  is  Davis
      Selected Advisers, L.P.

              Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Davis Value           Available    Available    Available
       Portfolio

   - PIMCO Variable Insurance Trust - One of the investment divisions invests in the shares of a single mutual fund portfolio of the PIMCO Variable Insurance Trust ("PIMCO"). The investment advisor to PIMCO is Pacific Investment Management Company.

              Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Total Return          Available    Available    Available
       Portfolio

   - Seligman Portfolios , Inc. - One of the investment divisions invests in the shares of a single mutual fund portfolio of the Seligman Portfolios, Inc. ("Seligman"). The investment advisor to Seligman is J. & W. Seligman & Co. Inc.

              Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Seligman Small-Cap       Not       Available    Available
       Value Portfolio       Available


   - Van Kampen Life Investment Trust - One of the investment divisions invests in the shares of a single mutual fund portfolio of the Van Kampen Life Investment Trust ("Van Kampen"). The investment advisor to Van Kampen is Van Kampen Asset Management, Inc.

              Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       Emerging Growth          Not       Available    Available
       Portfolio             Available

   - American Century Variable Portfolios, Inc. - One of the investment divisions invests in the shares of a single mutual fund portfolio of the American Century Variable Portfolios , Inc. ("American Century") . The investment advisor to American Century is American Century Investment Management, Inc.

              Fund          Retirement   Retirement    Retirement
                               Plus         Power      Optimizer
       VP International      Available       Not          Not
       Fund                               Available    Available

   - MLIG Variable Insurance Trust - Eight of the investment divisions each invest in the shares of a single mutual fund portfolio of the MLIG Variable Insurance Trust ("MLIG Variable Trust"). The investment advisor to MLIG Variable Trust is Roszel Advisors, LLC, an indirect subsidiary of Merrill Lynch & Co.

                     Fund               Retirement  Retirement  Retirement
                                           Plus        Power    Optimizer
      Roszel / J P Morgan Small Cap      Available   Available  Available
      Growth Porfolio
      Roszel / Lord Abbett Bond             Not     Available  Available
      Debenture Portfolio                Available
      Roszel / Lord Abbett Mid Cap Value Available  Available  Available
      Portfolio
      Roszel / PIMCO Small Cap Value     Available  Available  Available
      Portfolio
      Roszel / Seligman Mid Cap Growth   Available  Available  Available
      Portfolio
      Roszel / Delaware Trend Portfolio  Available  Available  Available
      (1),(2)
      Roszel / Lord Abbett Affiliated    Available  Available  Available
      Portfolio (1)
      Roszel / PIMCO CCM Capital         Available  Available  Available
      Appreciation Portfolio (1),(3)

1. The Roszel / Delaware Trend Portfolio, Roszel / Lord Abbett Affiliated Portfolio, and Roszel / PIMCO CCM Capital Appreciation Portfolio commenced operations on May 1, 2003.
2. Following the close of business on November 21, 2003, the AllianceBernstein Quasar Portfolio and Delaware VIP Trend Series were liquidated and substituted into the Roszel / Delaware Trend Portfolio.


3. Following the close of business on November 21, 2003, the MFS Research Series and MFS Investor Trust Series were liquidated and substituted into the Roszel / PIMCO CCM
      Capital Appreciation Portfolio.

   The assets of Separate Account A are registered in the name of ML of New York. The portion of Separate Account A's assets applicable to the Contracts are not chargeable with liabilities arising out of any other business ML of New York may conduct.

   The  change in net assets accumulated in Separate  Account  A provides  the  basis  for the periodic determination  of  the
   amount   of   increased  or  decreased  benefits  under   the
   Contracts.

   The net assets may not be less than the amount required under New York State Insurance Law to provide for death benefits
   (without  regard  to  the  guaranteed  minimum death benefits
   ("GMDB")) and other Contract benefits.

2.   SIGNIFICANT ACCOUNTING POLICIES

   The financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for variable annuity separate accounts registered as unit investment trusts. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Investments of the investment divisions are included in the statement of assets and liabilities at the net asset value of the shares held in the underlying funds, which value their investments at market value. Dividend income includes ordinary dividends and capital gain distributions and is recognized on the ex-dividend date. All dividends are automatically reinvested. Realized gains and losses on the sales of investments are computed on the first in first out basis. Investment transactions are recorded on the trade date.


   The  operations  of Separate Account A are  included  in  the
   Federal income tax return of ML of New York. Under the provisions of the Contracts, ML of New York has the right to charge Separate Account A for any Federal income tax attributable to Separate Account A. No charge is currently being made against Separate Account A for such tax since, under current tax law, ML of New York pays no tax on investment income and capital gains reflected in variable annuity contract reserves. However, ML of New York retains the right to charge for any Federal income tax incurred that is attributable to Separate Account A if the law is changed. Charges for state and local taxes, if any, attributable to Separate Account A may also be made.

3.   NET TRANSFERS

   For Retirement Plus Contracts, net transfers include transfers among applicable Separate Account A investment divisions, as well as transfers from applicable Separate Account A investment divisions to the Domestic Money Market V.I. Fund investment division of ML of New York Variable Annuity Separate Account B.

   For Retirement Power and Retirement Optimizer Contracts, net transfers include transfers among applicable Separate Account
   A investment divisions.


4. PURCHASES AND SALES OF INVESTMENTS

The cost of purchases and proceeds from sales of investments for the period ended December 31, 2003 were as follows:

(In thousands)
                                                                          Purchases              Sales
                                                                    -------------------- --------------------
Domestic Money Market V.I. Fund                                     $            55,693  $            65,246
Core Bond V.I. Fund                                                              20,402               15,182
High Current Income V.I. Fund                                                     3,060                2,489
Large Cap Core V.I. Fund                                                          2,169                3,343
Small Cap Value V.I. Fund                                                         2,651                5,651
American Balanced V.I. Fund                                                         177                1,227
Global Allocation V.I. Fund                                                       5,711                2,797
Utilities and Telecommunications V.I. Fund                                           79                  545
Basic Value V.I. Fund                                                             4,852                8,713
Government Bond V.I. Fund                                                         7,733               21,262
Developing Capital Markets V.I. Fund                                                 31                2,271
Index 500 V.I. Fund                                                              11,616                7,370
Global Growth V.I. Fund                                                             460                  845
Focus Twenty V.I. Fund                                                                2                  420
Large Cap Value V.I. Fund                                                         1,753                1,690
Fundamental Growth V.I. Fund                                                      4,166               10,307
International Value V.I. Fund                                                    32,971               32,539
Large Cap Growth V.I. Fund                                                        5,532                4,829
AllianceBernstein Quasar Portfolio                                                   25                3,331
AllianceBernstein Premier Growth Portfolio                                        1,817                5,910
AllianceBernstein Growth and Income Portfolio                                       518                1,448
AllianceBernstein Technology Portfolio                                              965                  312
MFS Emerging Growth Series                                                          488                2,166
MFS Research Series                                                                 117               12,379
MFS Investors Trust Series                                                           29                1,188
AIM V.I. Premier Equity Fund                                                        142                2,924
AIM V.I. Capital Appreciation Fund                                                  180                1,451
AIM V.I. International Growth Fund                                                9,092                9,093
Davis Value Portfolio                                                             5,683                1,547
Total Return Portfolio                                                           29,704               14,343
Seligman Small-Cap Value Portfolio                                                1,805                3,014
Delaware VIP Trend Series                                                            90                  862
Emerging Growth Portfolio                                                            24                  145
VP International Fund                                                               330                  622
Roszel / JP Morgan Small Cap Growth Portfolio                                     1,495                  802
Roszel / Lord Abbett Bond Debenture Portfolio                                     1,210                  125
Roszel / Lord Abbett Mid Cap Value Portfolio                                      6,323                6,617
Roszel / PIMCO Small Cap Value Portfolio                                          4,665                5,624
Roszel / Seligman Mid Cap Growth Portfolio                                          815                  150
Roszel / Delaware Trend Portfolio                                                 3,724                  166
Roszel / Lord Abbett Affiliated Portfolio                                         4,960                1,180
Roszel / PIMCO CCM Capital Appreciation Portfolio                                11,640                  263
                                                                    -------------------- --------------------
                                                                    $           244,899  $           262,388
                                                                    ==================== ====================


5. UNIT VALUES

The following is a summary of units outstanding, unit values and net assets for variable annuity contracts. The investment income ratio represents the  dividends, excluding the distributions of capital gains,  received by the investment division from the  underlying mutual fund, net of management fees assessed by the fund manager, divided by the average  net assets.
These ratios exclude  those expenses, such as mortality and expense charges, that result in direct reductions  in the unit values. The  recognition of investment income by  the investment division is affected by the timing of the  declaration of dividends by the underlying fund in  which the investment divisions invest. The investment income ratio is calculated on a prospective basis and is presented for the years 2003, 2002 and 2001. The expense ratio represents the annualized contract expenses of the  separate account, consisting primarily of mortality and expense charges,  for each period  indicated. The ratios  include only those expenses that  result in a direct reduction  to unit values. Charges  made directly to contract owner accounts through  the redemption of units and expenses of the underlying fund are excluded. The total return amounts include changes in the value of the underlying mutual fund, which includes expenses assessed through the reduction of unit values. The ratio does not include any expenses assessed through the redemption of units. Investment divisions with a date notation indicate  the effective date of that investment division in the  separate account. The total return is calculated for the  period indicated  or  from  the  effective date  through the  end of the reporting period. As the total return is
presented   as a  range of  minimum  to maximum   values, based  on  the  product  grouping representing  the  minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(In thousands, except unit values)

Domestic Money Market V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            2,826 $     9.92 $    13.68 $     36,355      0.73 %      1.35 %    1.59 %     -0.86 %    -0.67 %
    2002            3,570      10.01      13.77       45,908      1.47        1.35      1.59       -0.12       0.07
    2001            4,171      10.01      13.75       52,632      3.64        1.35      1.59        0.09       2.45
    2000            2,467      13.41      13.41       33,085                  1.35      1.35        4.38       4.58
    1999            2,623      12.82      12.82       33,625                  1.35      1.35        3.39       3.39

Core Bond V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            3,423 $    10.83 $    18.79 $     58,273      3.78 %      1.35 %    1.59 %      3.11 %     3.30 %
    2002            2,910      10.50      18.18       52,672      4.74        1.35      1.59        7.84       8.05
    2001            3,040      16.82      16.82       51,139      5.53        1.35      1.35        5.14       5.14
    2000            2,565      15.98      15.98       40,995                  1.35      1.35        8.43       8.43
    1999            2,879      14.72      14.72       42,373                  1.35      1.35       -3.76      -3.76



5. UNIT VALUES (Continued)

High Current Income V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,141 $    19.55 $    19.55 $     22,312      8.67 %      1.35 %    1.35 %     26.33 %    26.33 %
    2002            1,193      15.47      15.47       18,451     10.35        1.35      1.35       -2.83      -2.83
    2001            1,503      15.91      15.91       23,924     10.67        1.35      1.35        2.51       2.51
    2000            1,727      15.51      15.51       26,788                  1.35      1.35       -8.42      -8.42
    1999            1,879      16.92      16.92       31,785                  1.35      1.35        4.43       4.43

Large Cap Core V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,726 $    24.95 $    24.95 $     43,054      0.41 %      1.35 %    1.35 %     29.70 %    29.70 %
    2002            1,768      19.23      19.23       33,988      0.76        1.35      1.35      -18.14     -18.14
    2001            1,867      23.47      23.47       43,836      0.70        1.35      1.35       -8.73      -8.73
    2000            2,051      25.70      25.70       52,720                  1.35      1.35      -11.15     -11.15
    1999            2,191      28.89      28.89       63,309                  1.35      1.35       29.54      29.54

Small Cap Value V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,258 $    12.06 $    31.46 $     39,297      0.38 %      1.35 %    1.59 %     40.66 %    40.93 %
    2002            1,385       8.57      22.31       30,516      0.00        1.35      1.59      -24.96     -24.82
    2001            1,671      29.66      29.66       49,565      4.67        1.35      1.35       28.00      28.00
    2000            1,718      23.15      23.15       39,763                  1.35      1.35       13.10      13.10
    1999            1,677      20.45      20.45       34,303                  1.35      1.35       32.22      32.22



5. UNIT VALUES (Continued)

American Balanced V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              463 $    18.19 $    18.19 $      8,411      2.23 %      1.35 %    1.35 %     19.86 %    19.86 %
    2002              532      15.16      15.16        8,066      2.57        1.35      1.35      -14.88     -14.88
    2001              634      17.81      17.81       11,286      2.55        1.35      1.35       -8.73      -8.73
    2000              587      19.49      19.49       11,433                  1.35      1.35       -3.09      -3.09
    1999              703      20.09      20.09       14,129                  1.35      1.35        7.16       7.16

Natural Resources Focus Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                                                  Division was not available
    2002                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2001               40      15.29      15.29          609      0.14        1.35      1.35      -12.28     -12.28
    2000               49      17.42      17.42          849                  1.35      1.35       37.17      37.17
    1999               53      12.68      12.68          676                  1.35      1.35       24.94      24.94

Global Allocation V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,842 $    19.68 $    19.68 $     36,243      3.36 %      1.35 %    1.35 %     32.82 %    32.82 %
    2002            1,722      14.81      14.81       25,503      3.32        1.35      1.35       -9.42      -9.42
    2001            1,822      16.34      16.34       29,786      1.39        1.35      1.35      -10.18     -10.18
    2000            2,084      18.18      18.18       37,885                  1.35      1.35      -10.92     -10.92
    1999            2,343      20.38      20.38       47,752                  1.35      1.35       19.63      19.63



5. UNIT VALUES (Continued)

Utilities and Telecommunications V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              165 $    17.12 $    17.12 $      2,823      3.00 %      1.35 %    1.35 %     18.52 %    18.52 %
    2002              199      14.44      14.44        2,878      3.41        1.35      1.35      -19.90     -19.90
    2001              267      18.01      18.01        4,810      4.59        1.35      1.35      -15.26     -15.26
    2000              308      21.24      21.24        6,538                  1.35      1.35       -4.11      -4.11
    1999              356      22.12      22.12        7,864                  1.35      1.35       11.01      11.01

International Equity Focus Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                                                  Division was not available
    2002                                                  Division was not available
    2001                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2000              677      13.20      13.20        8,937                  1.35      1.35      -18.47     -18.47
    1999              765      16.18      16.18       12,374                  1.35      1.35       35.65      35.65

Global Bond Focus Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                                                  Division was not available
    2002                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2001              186      11.68      11.68        2,179      3.46        1.35      1.35       -4.60      -4.60
    2000              220      12.23      12.23        2,691                  1.35      1.35       -1.07      -1.07
    1999              267      12.35      12.35        3,297                  1.35      1.35       -9.50      -9.50



5. UNIT VALUES (Continued)

Basic Value V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            3,040 $    11.90 $    30.31 $     80,897      1.18 %      1.35 %    1.59 %     31.13 %    31.38 %
    2002            3,157       9.08      23.06       65,038      1.02        1.35      1.59      -19.07     -18.91
    2001            2,969      11.21      28.42       78,710      4.11        1.35      1.59        2.60      14.13
    2000            2,529      27.63      27.63       69,878                  1.35      1.59        9.29      11.03
    1999            2,506      24.86      24.86       62,297                  1.35      1.35       19.37      19.37

Government Bond V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            2,114 $    10.73 $    16.40 $     32,658      3.62 %      1.35 %    1.59 %      0.46 %     0.65 %
    2002            3,289      10.67      16.29       47,681      5.86        1.35      1.59        8.05       8.25
    2001            2,559       9.87      15.04       35,481      5.50        1.35      1.59       -1.26       5.48
    2000            1,643      14.24      14.24       23,396                  1.35      1.35        9.90       9.90
    1999            1,843      12.95      12.95       23,861                  1.35      1.35       -3.21      -3.21

Developing Capital Markets V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2002              259       6.54       6.54        1,693      0.39        1.35      1.35      -11.49     -11.49
    2001              302       7.38       7.38        2,231      0.89        1.35      1.35        0.00       0.00
    2000              340       7.37       7.37        2,506                  1.35      1.35      -29.72     -29.72
    1999              556      10.48      10.48        5,827                  1.35      1.35       63.14      63.14



5. UNIT VALUES (Continued)

Index 500 V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            3,018 $     7.25 $    14.95 $     37,019      1.46 %      1.35 %    1.59 %     26.12 %    26.36 %
    2002            2,261       5.75      11.82       24,666      1.22        1.35      1.59      -23.63     -23.48
    2001            2,574       7.53      15.44       36,127      0.97        1.35      1.59      -13.67       7.00
    2000            2,205      17.85      17.85       39,355                  1.35      1.35      -10.67     -10.67
    1999            2,180      19.96      19.96       43,515                  1.35      1.35       18.77      18.77

Global Growth V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              670 $     8.79 $     8.79 $      5,887      1.08 %      1.35 %    1.35 %     31.70 %    31.70 %
    2002              726       6.67       6.67        4,840      0.11        1.35      1.35      -28.74     -28.74
    2001              875       9.35       9.35        8,188      0.59        1.35      1.35      -24.15     -24.15
    2000            1,423      12.32      12.32       17,529                  1.35      1.35      -16.22     -16.22
    1999              796      14.69      14.69       11,698                  1.35      1.35       36.70      36.70


Balanced Capital Focus Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                                                  Division was not available
    2002                                                  Division was not available
    2001                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2000              190      10.82      10.82        2,054                  1.35      1.35        4.90       4.90
    1999              165      10.30      10.30        1,704                  1.35      1.35        6.30       6.30



5. UNIT VALUES (Continued)

Focus Twenty V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2002              246       1.37       1.37          337      0.00        1.35      1.35      -39.81     -39.81
    2001              448       2.27       2.27        1,016      0.00        1.35      1.35      -69.69     -69.69
    2000              730       7.47       7.47        5,454                  1.35      1.35      -25.35     -25.35

Large Cap Value V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              512 $    11.20 $    11.20 $      5,734      0.50 %      1.35 %    1.35 %     32.12 %    32.12 %
    2002              492       8.48       8.48        4,174      0.93        1.35      1.35      -13.83     -13.83
    2001               83       9.83       9.83          816      2.03        1.35      1.35       -1.78      -1.78

Fundamental Growth V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,900 $     6.64 $     9.50 $     14,699      0.11 %      1.35 %    1.59 %     25.97 %    26.20 %
    2002            3,039       5.27       7.54       17,793      0.11        1.35      1.59      -28.66     -28.52
    2001            1,583       7.38      10.56       12,715      1.47        1.35      1.59      -19.42       5.60



5. UNIT VALUES (Continued)

International Value V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,951 $    10.90 $    12.75 $     23,534      3.47 %      1.35 %    1.59 %     40.00 %    40.26 %
    2002            1,962       7.78       9.10       16,913      3.69        1.35      1.59      -12.94     -12.77
    2001            2,563       8.94      10.45       25,254      4.78        1.35      1.59      -14.29       4.49
    2000            2,132      11.56      11.56       24,649                  1.35      1.35        1.39       1.39
    1999            1,805      11.39      11.39       20,558                  1.35      1.35       19.93      19.93


Large Cap Growth V.I. Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              425 $     8.88 $     8.88 $      3,779      0.00 %      1.35 %    1.35 %     32.15 %    32.15 %
    2002              337       6.72       6.72        2,262      0.00        1.35      1.35      -24.46     -24.46
    2001              308       8.89       8.89        2,737      0.04        1.35      1.35      -10.64     -10.64
    2000              284       9.94       9.94        2,823                  1.35      1.35      -17.15     -17.15
    1999               76      11.98      11.98          906                  1.35      1.35       39.80      39.80

2000 ML Select Ten V.I. Trust
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                                                  Division was not available
    2002                                                  Division was not available
    2001                                               Division matured during the year
    2000              290 $    10.67 $    10.67 $      3,089                  1.35 %    1.35 %     13.54 %    13.54 %



5. UNIT VALUES (Continued)

1999 ML Select Ten V.I. Trust
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                                                  Division was not available
    2002                                                  Division was not available
    2001                                                  Division was not available
    2000                                               Division matured during the year
    1999              574 $     9.39 $     9.39 $      5,386                  1.35 %    1.35 %     -7.34 %    -7.34 %

AllianceBernstein Quasar Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2002              519       5.31       5.31        2,757      0.00        1.35      1.35      -32.72     -32.72
    2001              998       7.89       7.89        7,874      3.46        1.35      1.35      -14.02     -14.02
    2000            1,111       9.17       9.17       10,190                  1.35      1.35       -7.44      -7.44
    1999              519       9.90       9.90        5,136                  1.35      1.35       15.39      15.39

AllianceBernstein Premier Growth Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            2,705 $     5.22 $    14.13 $     35,822      0.00 %      1.35 %    1.59 %     21.72 %    21.95 %
    2002            3,016       4.29      11.58       32,795      0.00        1.35      1.59      -31.74     -31.61
    2001            3,674       6.29      16.92       59,507      5.41        1.35      1.59      -18.52       8.66
    2000            3,799      20.72      20.72       78,717                  1.35      1.35      -17.78     -17.78
    1999            3,581      25.17      25.17       90,143                  1.35      1.35       30.41      30.41



5. UNIT VALUES (Continued)

AllianceBernstein Growth and Income Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              356 $    10.62 $    10.66 $      3,787      1.01 %      1.55 %    1.59 %     30.42 %    30.47 %
    2002              461       8.14       8.18        3,763      0.54        1.55      1.59      -23.28     -23.25
    2001              475      10.61      10.66        5,069      1.49        1.55      1.59       -1.24       6.09

AllianceBernstein Technology Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              169 $     6.61 $     6.61 $      1,115      0.00 %      1.35 %    1.35 %     42.08 %    42.08 %
    2002               53       4.65       4.65          248      0.00        1.35      1.35      -42.52     -42.52
    2001              289       8.09       8.09        2,337      0.00        1.35      1.35      -19.18     -19.18

MFS Emerging Growth Series
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,242 $     4.20 $    11.93 $     13,007      0.00 %      1.35 %    1.59 %     28.18 %    28.42 %
    2002            1,393       3.28       9.28       11,503      0.00        1.35      1.59      -34.81     -34.68
    2001            1,760       5.03      14.21       23,045      0.00        1.35      1.59      -34.54      14.69
    2000            1,856      21.65      21.65       40,193                  1.35      1.35      -20.76     -20.76
    1999            1,525      27.30      27.30       41,631                  1.35      1.35       74.17      74.17



5. UNIT VALUES (Continued)

MFS Research Series
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2002            1,131       9.67       9.67       10,946      0.28        1.35      1.35      -25.59     -25.59
    2001            1,469      12.99      12.99       19,095      1.20        1.35      1.35      -22.39     -22.39
    2000            1,666      16.73      16.73       27,877                  1.35      1.35       -6.22      -6.22
    1999            1,278      17.82      17.82       22,776                  1.35      1.35       22.26      22.26

MFS Investors Trust Series
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2002              164       6.20       8.14        1,071      0.53        1.55      1.59      -22.21     -22.18
    2001              134       7.98      10.46        1,069      0.00        1.55      1.59      -17.29       4.64

AIM V.I. Premier Equity Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,438 $     5.66 $    12.93 $     17,886      0.29 %      1.35 %    1.59 %     23.11 %    23.34 %
    2002            1,665       4.59      10.48       16,890      0.29        1.35      1.59      -31.36     -31.23
    2001            2,276       6.69      15.22       33,902      0.12        1.35      1.59      -13.95       6.02
    2000            2,338      17.65      17.65       41,259                  1.35      1.35      -15.87     -15.87
    1999            2,198      20.96      20.96       46,076                  1.35      1.35       28.03      28.03



5. UNIT VALUES (Continued)

AIM V.I. Capital Appreciation Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              600 $    11.96 $    11.96 $      7,176      0.00 %      1.35 %    1.35 %     27.72 %    27.72 %
    2002              717       9.36       9.36        6,716      0.00        1.35      1.35      -25.41     -25.41
    2001              876      12.54      12.54       10,988      0.00        1.35      1.35      -24.39     -24.39
    2000            1,018      16.57      16.57       16,870                  1.35      1.35      -12.19     -12.19
    1999              742      18.86      18.86       13,990                  1.35      1.35       42.53      42.53

AIM V.I. International Growth Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              108 $     6.02 $    10.76 $        718      0.53 %      1.55 %    1.59 %     27.03 %    27.08 %
    2002              113       4.74       8.47          560      0.30        1.55      1.59      -17.01     -16.97
    2001              641       5.71      10.20        3,661     11.13        1.55      1.59      -24.75       1.99

Davis Value Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,545 $     9.01 $    11.33 $     14,854      0.81 %      1.35 %    1.59 %     27.71 %    27.95 %
    2002            1,098       7.05       8.87        8,199      0.76        1.35      1.59      -17.58     -17.43
    2001              925       8.56      10.76        8,367      1.82        1.35      1.59      -11.82       7.56



5. UNIT VALUES (Continued)

Total Return Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            2,924 $    10.89 $    12.69 $     34,163      2.80 %      1.35 %    1.59 %      3.39 %     3.58 %
    2002            1,646      10.51      12.27       18,618      4.06        1.35      1.59        7.37       7.57
    2001              946       9.93      11.43       10,794      8.73        1.55      1.59       -0.71       6.67

Seligman Small-Cap Value Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              136 $    14.74 $    18.14 $      2,321      0.00 %      1.55 %    1.59 %     47.58 %    47.64 %
    2002              205       9.98      12.29        2,425      0.00        1.55      1.59      -16.71     -16.67
    2001              389      11.98      14.75        5,716      0.65        1.55      1.59       19.78      21.56

Delaware VIP Trend Series
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003                0 $     0.00 $     0.00 $          0      0.00 %      0.00 %    0.00 %      0.00 %     0.00 %
    2002               96       5.33       9.26          631      0.00        1.55      1.59      -21.20     -21.17
    2001               63       6.77      11.74          429      0.00        1.55      1.59      -16.68      17.41



5. UNIT VALUES (Continued)

Emerging Growth Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              103 $     4.35 $     8.88 $        461      0.00 %      1.55 %    1.59 %     25.34 %    25.39 %
    2002              137       3.47       7.09          480      0.24        1.55      1.59      -33.55     -33.53
    2001              125       5.22      10.66          666      0.00        1.55      1.59      -32.58       6.58

VP International Fund
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              506 $     7.82 $     7.82 $      3,953      0.75 %      1.35 %    1.35 %     22.78 %    22.78 %
    2002              546       6.37       6.37        3,473      0.72        1.35      1.35      -21.48     -21.48
    2001              411       8.10       8.10        3,333      0.00        1.35      1.35      -19.06     -19.06

Roszel / JP Morgan Small Cap Growth Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              493 $    11.38 $    11.42 $      5,632      0.00 %      1.35 %    1.59 %     34.90 %    35.16 %
    2002              412       8.43       8.44        3,483      0.00        1.35      1.59      -15.68     -15.62



5. UNIT VALUES (Continued)

Roszel / Lord Abbett Bond Debenture Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              108 $    12.08 $    12.09 $      1,308      5.82 %      1.55 %    1.59 %     15.17 %    15.22 %
    2002               16      10.49      10.49          173      0.00        1.55      1.59        4.90       4.92

Roszel / Lord Abbett Mid Cap Value Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,008 $    11.00 $    11.04 $     11,118      0.29 %      1.35 %    1.59 %     22.78 %    23.01 %
    2002              953       8.96       8.97        8,547      0.00        1.35      1.59      -10.42     -10.35

Roszel / PIMCO Small Cap Value Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              491 $    12.21 $    12.26 $      6,002      1.55 %      1.35 %    1.59 %     31.09 %    31.34 %
    2002              661       9.32       9.33        6,153      2.37        1.35      1.59       -6.84      -6.78



5. UNIT VALUES (Continued)

Roszel / Seligman Mid Cap Growth Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              151 $    11.95 $    11.99 $      1,807      0.00 %      1.35 %    1.59 %     31.23 %    31.48 %
    2002               88       9.11       9.12          797      0.00        1.35      1.59       -8.93      -8.87

Roszel / Delaware Trend Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              331 $    12.26 $    12.28 $      4,064      0.00 %      1.35 %    1.59 %     22.59 %    22.73 %

Roszel / Lord Abbett Affiliated Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003              362 $    11.98 $    12.00 $      4,344      0.00 %      1.35 %    1.59 %     19.82 %    19.95 %

Roszel / PIMCO CCM Capital Appreciation Portfolio
--------------------------------------------------------------

                                                              Investment       Expense                  Total
December 31,  Units(000's)      Unit Value        Net Assets  Income Ratio      Ratio                  Return
              --------------------------------------------------------------------------------------------------------
                             Lowest    Highest     (000's)                 Lowest    Highest     Lowest    Highest
              --------------------------------------------------------------------------------------------------------
    2003            1,043 $    11.71 $    11.72 $     12,232      0.00 %      1.35 %    1.59 %     17.05 %    17.18 %



6.CHARGES AND FEES

  The  following table  is a listing of all expenses charged to the separate account.  Mortality and expense, rider and administrative  charges may be assessed through a reduction in unit value or redemption of units or as fixed charges.

  Retirement Plus

  Charge                                      When Charge Is Deducted                 Amount Deducted
  ------------------------------------------  --------------------------------------  ---------------------------------------------
  Mortality and expense charge                Daily - reduction of unit values        1/365 of 1.25% per day
  Administration charge                       Daily - reduction of unit values        1/365 of 0.10% per day
  Contract maintenance charge                 Annually - redemption of units          $40 at the end  of  each contract year if the
                                                                                      contract  value is less than $50,000 and upon
                                                                                      surrender  if  other  than  on  the  contract
                                                                                      anniversary
  Estate enhancer charge provides             Annually - redemption of units          0.25% of  the average  contract  value at the
  coverage  in  addition  to that                                                     end  of  each  of  the  prior  four  contract
  provided by the death benefit                                                       quarters  and  a  pro  rata  amount  of  this
                                                                                      charge  upon surrender, annuitization, death,
                                                                                      or termination of the rider
  Guaranteed    minimum    income             Quarterly - redemption of units         0.40%  of the  contract  value at  the end of
  benefit  ("GMIB")  provides the                                                     each  calendar  quarter  based  on  the  GMIB
  future   ability   to   receive                                                     benefit base as of  the last business  day of
  guaranteed minimum payments                                                         each month within the calendar  quarter and a
                                                                                      pro rata amount  of this fee upon termination
                                                                                      of the rider
  Contingent    deferred    sales             Per incident - redemption of units      7% of premium withdrawn for year 0
  charge                                                                              6% of premium withdrawn for year 1
                                                                                      5% of premium withdrawn for year 2
                                                                                      4% of premium withdrawn for year 3
                                                                                      3% of premium withdrawn for year 4
                                                                                      2% of premium withdrawn for year 5
                                                                                      1% of premium withdrawn for year 6
                                                                                      0% of premium withdrawn for year 7 or more
  Transfer fee                                Per incident - redemption of units      $25  for  each  transfer   after   the  sixth
                                                                                      transfer in a contract year

  Retirement Power

  Charge                                      When Charge Is Deducted                 Amount Deducted
  ------------------------------------------  --------------------------------------  ---------------------------------------------
  Mortality and expense risks and             Daily - reduction of unit values        1/365 of 1.59% per day
  administrative charge
  Contract maintenance charge                 Annually - redemption of units          $40 at the end of each contract year and upon
                                                                                      a  full withdrawal  only if  the  greater  of
                                                                                      contract value, or premiums less withdrawals,
                                                                                      is less than $25,000
  Estate enhancer charge provides             Annually - redemption of units          0.25% of  the average  contract  value at the
  coverage  in  addition  to that                                                     end  of  each  of  the  prior  four  contract
  provided by the death benefit                                                       quarters  and  a  pro  rata  amount  of  this
                                                                                      charge  upon surrender, annuitization, death,
                                                                                      or termination of the rider
  Transfer fee                                Per incident - redemption of units      $25  for  each  transfer after   the  twelfth
                                                                                      transfer in a contract year



6. CHARGES AND FEES (Continued)

  Retirement Optimizer

  Charge                                      When Charge Is Deducted                 Amount Deducted
  ------------------------------------------  --------------------------------------  ---------------------------------------------
  Mortality and expense risks and             Daily - reduction of unit values        1/365 of 1.55% per day
  administrative charge
  Contract maintenance charge                 Annually - redemption of units          $40 at the end of each contract year and upon
                                                                                      a  full withdrawal  only if  the  greater  of
                                                                                      contract value, or premiums less withdrawals,
                                                                                      is less than $25,000
  Estate enhancer charge provides             Annually - redemption of units          0.25% of  the average  contract  value at the
  coverage  in  addition  to that                                                     end  of  each  of  the  prior  four  contract
  provided by the death benefit                                                       quarters  and  a  pro  rata  amount  of  this
                                                                                      charge  upon surrender, annuitization, death,
                                                                                      or termination of the rider
  Contingent    deferred    sales             Per incident - redemption of units      6% of premium withdrawn for year 0
                                                                                      6% of premium withdrawn for year 1
                                                                                      5% of premium withdrawn for year 2
                                                                                      0% of premium withdrawn for year 3 or more
  Transfer fee                                Per incident - redemption of units      $25  for  each  transfer after   the  twelfth
                                                                                      transfer in a contract year



7. UNITS ISSUED AND REDEEMED

Units issued and redeemed during 2003 and 2002 were as follows:



                                      Domestic             Core               High              Large            Small Cap
                                       Money               Bond             Current            Cap Core            Value
                                       Market              V.I.              Income              V.I.               V.I.
                                      V.I Fund             Fund             V.I Fund             Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002               4,171              3,040              1,503              1,867              1,671
Activity during 2002:
     Issued                                  9,531                469                 88                137                650
     Redeemed                              (10,132)              (599)              (398)              (236)              (936)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002             3,570              2,910              1,193              1,768              1,385
Activity during 2003:
     Issued                                  4,931              1,579                 77                103                146
     Redeemed                               (5,675)            (1,066)              (129)              (145)              (273)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003             2,826              3,423              1,141              1,726              1,258
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)


                                      American           Natural            Global          Utilities and          Global
                                      Balanced          Resources          Allocation          Telecom              Bond
                                        V.I.              Focus               V.I.               V.I.              Focus
                                        Fund               Fund               Fund               Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002                 634                 40              1,822                267                186
Activity during 2002:
     Issued                                      0                  0                132                  2                  0
     Redeemed                                 (102)               (40)              (232)               (70)              (186)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002               532                  0              1,722                199                  0
Activity during 2003:
     Issued                                      0                  0                275                  0                  0
     Redeemed                                  (69)                 0               (155)               (34)                 0
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               463                  0              1,842                165                  0
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)


                                       Basic            Government         Developing           Index              Global
                                       Value               Bond         Capital Markets          500               Growth
                                        V.I.               V.I.               V.I.               V.I.               V.I.
                                        Fund               Fund               Fund               Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002               2,969              2,559                302              2,574                875
Activity during 2002:
     Issued                                    654              1,575                  0                420                 93
     Redeemed                                 (466)              (845)               (43)              (733)              (242)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002             3,157              3,289                259              2,261                726
Activity during 2003:
     Issued                                    307                397                  0              1,564                 54
     Redeemed                                 (424)            (1,572)              (259)              (807)              (110)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003             3,040              2,114                  0              3,018                670
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)


                                       Focus            Large Cap         Fundamental                            Large Cap
                                       Twenty             Value              Growth         International          Growth
                                        V.I.               V.I.               V.I.            Value V.I.            V.I.
                                        Fund               Fund               Fund               Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002                 448                 83              1,583              2,563                308
Activity during 2002:
     Issued                                      2                522              4,896                336                106
     Redeemed                                 (204)              (113)            (3,440)              (937)               (77)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002               246                492              3,039              1,962                337
Activity during 2003:
     Issued                                      1                190                652              1,463                235
     Redeemed                                 (247)              (170)            (1,791)            (1,474)              (147)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003                 0                512              1,900              1,951                425
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)


                                                    AllianceBernstein  AllianceBernstein                            MFS
                                 AllianceBernstein       Premier           Growth and     AllianceBernstein       Emerging
                                       Quasar             Growth             Income           Technology           Growth
                                     Portfolio          Portfolio          Portfolio          Portfolio            Series
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002                 998              3,674                475                289              1,760
Activity during 2002:
     Issued                                     51                148                320                 40                751
     Redeemed                                 (530)              (806)              (334)              (276)            (1,118)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002               519              3,016                461                 53              1,393
Activity during 2003:
     Issued                                      5                287                 55                176                 56
     Redeemed                                 (524)              (598)              (160)               (60)              (207)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003                 0              2,705                356                169              1,242
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)


                                                           MFS             AIM V.I.           AIM V.I.           AIM V.I.
                                        MFS             Investors           Premier            Capital         International
                                      Research            Trust              Equity          Appreciation          Growth
                                       Series             Series              Fund               Fund               Fund
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002               1,469                134              2,276                876                641
Activity during 2002:
     Issued                                     47                 60                 60                 43              6,178
     Redeemed                                 (385)               (30)              (671)              (202)            (6,706)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002             1,131                164              1,665                717                113
Activity during 2003:
     Issued                                      5                  3                 16                 19              1,894
     Redeemed                               (1,136)              (167)              (243)              (136)            (1,899)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003                 0                  0              1,438                600                108
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)


                                                                            Seligman           Delaware
                                       Davis              Total            Small-Cap             VIP              Emerging
                                       Value              Return             Value              Trend              Growth
                                     Portfolio          Portfolio          Portfolio            Series           Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002                 925                946                389                 63                125
Activity during 2002:
     Issued                                    309              1,520                313                188                161
     Redeemed                                 (136)              (820)              (497)              (155)              (149)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002             1,098              1,646                205                 96                137
Activity during 2003:
     Issued                                    627              2,457                129                 10                  4
     Redeemed                                 (180)            (1,179)              (198)              (106)               (38)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003             1,545              2,924                136                  0                103
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)

                                                        Roszel /           Roszel /           Roszel /           Roszel /
                                                        JP Morgan         Lord Abbett        Lord Abbett           PIMCO
                                         VP             Small Cap             Bond             Mid Cap           Small Cap
                                   International          Growth           Debenture            Value              Value
                                        Fund            Portfolio          Portfolio          Portfolio          Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002                 411                  0                  0                  0                  0
Activity during 2002:
     Issued                                    179                489                 21              1,068                684
     Redeemed                                  (44)               (77)                (5)              (115)               (23)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002               546                412                 16                953                661
Activity during 2003:
     Issued                                     46                157                103                684                398
     Redeemed                                  (86)               (76)               (11)              (629)              (568)
                                 ------------------ ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               506                493                108              1,008                491
                                 ================== ================== ================== ================== ==================


7. UNITS ISSUED AND REDEEMED (Continued)

                                     Roszel /                              Roszel /           Roszel /
                                      Seligman          Roszel /              Lord              PIMCO
                                      Mid Cap            Delaware            Abbett          CCM Capital
                                       Growth             Trend            Affiliated        Appreciation
                                     Portfolio          Portfolio          Portfolio          Portfolio
(In thousands)                   ------------------ ------------------ ------------------ ------------------

Outstanding at January 1, 2002                   0                  0                  0                  0
Activity during 2002:
     Issued                                    104                  0                  0                  0
     Redeemed                                  (16)                 0                  0                  0
                                 ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2002                88                  0                  0                  0
Activity during 2003:
     Issued                                     77                344                460              1,064
     Redeemed                                  (14)               (13)               (98)               (21)
                                 ------------------ ------------------ ------------------ ------------------

Outstanding at December 31, 2003               151                331                362              1,043
                                 ================== ================== ================== ==================

PART I. Financial Information
Item 1. Financial Statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS
(Dollars in thousands) (Unaudited)

                                                                    September 30,     December 31,
                                                                        2004            2003(1)
                                                                    -------------     -----------
ASSETS

INVESTMENTS:
    Fixed maturity securities, at estimated fair value
         (amortized cost:  2004 - $172,596; 2003 - $177,770)         $  175,551       $  182,182
    Policy loans on insurance contracts                                  76,846           80,992
                                                                     ----------       ----------
             Total Investments                                          252,397          263,174

CASH AND CASH EQUIVALENTS                                                16,208           12,338

ACCRUED INVESTMENT INCOME                                                 4,350            4,332

DEFERRED POLICY ACQUISITION COSTS                                        27,427           25,035

OTHER ASSETS                                                              5,877            3,648

SEPARATE ACCOUNTS ASSETS                                                930,431          943,233
                                                                     ----------       ----------

TOTAL ASSETS                                                         $1,236,690       $1,251,760
                                                                     ==========       ==========


(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.                      (Continued)

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS (Continued)
(Dollars in thousands, except common stock par value and shares) (Unaudited)

                                                                     September 30,     December 31,
                                                                         2004            2003(1)
                                                                     -------------     ------------
LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES:
      POLICYHOLDER LIABILITIES AND ACCRUALS:
         Policyholders' account balances                              $  209,158        $  216,197
         Claims and claims settlement expenses                             4,535             4,071
                                                                      ----------        ----------

                  Total policyholder liabilities and accruals            213,693           220,268

      OTHER POLICYHOLDER FUNDS                                             2,546             2,114

      FEDERAL INCOME TAXES - DEFERRED                                      4,356             4,698

      FEDERAL INCOME TAXES - CURRENT                                          17               965

      AFFILIATED PAYABLES - NET                                            3,446             2,837

      OTHER LIABILITIES                                                      264                28

      SEPARATE ACCOUNTS LIABILITIES                                      930,431           943,233
                                                                      ----------        ----------

                  Total Liabilities                                    1,154,753         1,174,143
                                                                      ----------        ----------

STOCKHOLDER'S EQUITY:
      Common stock, $10 par value - 220,000 shares
         authorized, issued and outstanding                                2,200             2,200
      Additional paid-in capital                                          52,310            52,310
      Retained earnings                                                   26,591            21,756
      Accumulated other comprehensive income                                 836             1,351
                                                                      ----------        ----------

                  Total Stockholder's Equity                              81,937            77,617
                                                                      ----------        ----------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                            $1,236,690        $1,251,760
                                                                      ==========        ==========

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
(Dollars in thousands) (Unaudited)

                                                                                 Three Months Ended
                                                                                    September 30,
                                                                               ------------------------
                                                                                2004           2003(1)
                                                                               -------         --------
REVENUES:
         Policy charge revenue                                                 $ 4,579         $ 4,181
         Net investment income                                                   2,717           2,916
         Net realized investment losses                                              -          (1,138)
                                                                               -------         -------

                           Total Revenues                                        7,296           5,959
                                                                               -------         -------

BENEFITS AND EXPENSES:
         Interest credited to policyholders' account balances                    2,276           2,404
         Policy benefits (net of reinsurance recoveries:  2004 - $440;
           2003 - $74)                                                             979             507
         Reinsurance premium ceded                                                 494             366
         Amortization of deferred policy acquisition costs                      (2,015)            453
         Insurance expenses and taxes                                              807             959
                                                                               -------         -------

                           Total Benefits and Expenses                           2,541           4,689
                                                                               -------         -------

                           Earnings Before Federal Income Tax Provision          4,755           1,270
                                                                               -------         -------
FEDERAL INCOME TAX PROVISION (BENEFIT):
         Current                                                                    17             580
         Deferred                                                                1,268            (135)
                                                                               -------         -------

                           Total Federal Income Tax Provision                    1,285             445
                                                                               -------         -------

NET EARNINGS                                                                   $ 3,470         $   825
                                                                               =======         =======

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
(Dollars in thousands) (Unaudited)

                                                                                          Nine Months Ended
                                                                                             September 30,
                                                                                       -------------------------
                                                                                         2004           2003(1)
                                                                                       --------         --------
REVENUES:
         Policy charge revenue                                                         $ 13,781         $ 12,056
         Net investment income                                                            8,379            9,751
         Net realized investment gains                                                      245              544
                                                                                       --------         --------

                           Total Revenues                                                22,405           22,351
                                                                                       --------         --------

BENEFITS AND EXPENSES:
         Interest credited to policyholders' account balances                             6,887            7,393
         Policy benefits (net of reinsurance recoveries:  2004 - $825;
           2003 - $299)                                                                   2,016            2,849
         Reinsurance premium ceded                                                        1,395            1,179
         Amortization of deferred policy acquisition costs                                  196            3,031
         Insurance expenses and taxes                                                     2,151            2,714
                                                                                       --------         --------

                           Total Benefits and Expenses                                   12,645           17,166
                                                                                       --------         --------

                           Earnings Before Federal Income Tax Provision                   9,760            5,185
                                                                                       --------         --------

FEDERAL INCOME TAX PROVISION (BENEFIT):
         Current                                                                          1,863            3,418
         Deferred                                                                         1,030           (1,603)
                                                                                       --------         --------

                           Total Federal Income Tax Provision                             2,893            1,815
                                                                                       --------         --------

EARNINGS BEFORE CHANGE IN ACCOUNTING PRINCIPLE                                            6,867            3,370
                                                                                       --------         --------

                           Change in Accounting Principle, Net of Tax                    (2,032)               -
                                                                                       --------         --------

NET EARNINGS                                                                           $  4,835         $  3,370
                                                                                       ========         ========

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands) (Unaudited)

                                                                               Three Months Ended
                                                                                  September 30,
                                                                             -----------------------
                                                                              2004           2003(1)
                                                                             -------         -------
NET EARNINGS                                                                 $ 3,470         $   825
                                                                             -------         -------

OTHER COMPREHENSIVE INCOME:

   Net unrealized gains (losses) on available-for-sale securities:
      Net unrealized holding gains (losses) arising during the period          1,908          (1,167)
      Reclassification adjustment for losses included in net earnings              -           1,187
                                                                             -------         -------

      Net unrealized gains on investment securities                            1,908              20

      Adjustments for:
         Policyholder liabilities                                               (106)            315
         Deferred federal income taxes                                          (631)           (117)
                                                                             -------         -------

   Total other comprehensive income, net of taxes                              1,171             218
                                                                             -------         -------

COMPREHENSIVE INCOME                                                         $ 4,641         $ 1,043
                                                                             =======         =======

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

 ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands) (Unaudited)

                                                                                Nine Months Ended
                                                                                   September 30,
                                                                             ------------------------
                                                                              2004           2003(1)
                                                                             -------         --------
NET EARNINGS                                                                 $ 4,835         $ 3,370
                                                                             -------         -------

OTHER COMPREHENSIVE INCOME (LOSS):

   Net unrealized gains (losses) on available-for-sale securities:
      Net unrealized holding gains (losses) arising during the period         (1,212)          2,570
      Reclassification adjustment for gains included in net earnings            (245)           (232)
                                                                             -------         -------

      Net unrealized gains (losses) on investment securities                  (1,457)          2,338

      Adjustments for:
              Policyholder liabilities                                           664             729
              Deferred federal income taxes                                      278          (1,073)
                                                                             -------         -------

   Total other comprehensive income (loss), net of taxes                        (515)          1,994
                                                                             -------         -------

COMPREHENSIVE INCOME                                                         $ 4,320         $ 5,364
                                                                             =======         =======

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY
(Dollars in thousands) (Unaudited)

                                                                                                   Accumulated
                                                                Additional                            other          Total
                                                  Common         paid-in            Retained      comprehensive   stockholder's
                                                  stock          capital          earnings (1)       income         equity(1)
                                                ---------       ----------        ------------    -------------   -------------
BALANCE JANUARY 1, 2003                         $  2,200         $ 52,310           $ 17,627        $    189       $ 72,326

  Net earnings                                                                         4,129                          4,129

  Other comprehensive income, net of tax                                                               1,162          1,162
                                                --------         --------           --------        --------       --------

BALANCE, DECEMBER 31, 2003                         2,200           52,310             21,756           1,351         77,617

  Net earnings                                                                         4,835                          4,835

  Other comprehensive loss, net of tax                                                                  (515)          (515)
                                                --------         --------           --------        --------       --------

BALANCE, SEPTEMBER 30, 2004                     $  2,200         $ 52,310           $ 26,591        $    836       $ 81,937
                                                ========         ========           ========        ========       ========

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

                                                                                       Nine Months Ended
                                                                                         September 30,
                                                                                   --------------------------
                                                                                     2004           2003(1)
                                                                                   ---------        --------
Cash Flows From Operating Activities:
  Net earnings                                                                     $  4,835         $  3,370
  Noncash items included in earnings:
    Change in accounting principle, net of tax                                        2,032                -
    Amortization of deferred policy acquisition costs                                   196            3,031
    Capitalization of policy acquisition costs                                       (2,594)          (1,376)
    Amortization of investments                                                         458              532
    Interest credited to policyholders' account balances                              6,887            7,393
    Change in variable contract reserves                                               (372)               -
    Provision (benefit) for deferred Federal income tax                               1,030           (1,603)
  (Increase) decrease in operating assets:
    Accrued investment income                                                           (18)             143
    Federal income taxes - current                                                        -            1,628
    Other                                                                            (2,229)            (275)
  Increase (decrease) in operating liabilities:
    Claims and claims settlement expenses                                               608            1,821
    Other policyholder funds                                                            432              217
    Federal income taxes - current                                                     (948)             454
    Affiliated payables - net                                                           609            3,388
    Other                                                                               236             (276)
  Other operating activities:
    Net realized investment gains                                                      (245)            (544)
                                                                                   --------         --------

             Net cash and cash equivalents provided by operating activities          10,917           17,903
                                                                                   --------         --------
Cash Flows From Investing Activities:
  Proceeds from (payments for):
    Sales of available-for-sale securities                                            3,698           35,650
    Maturities of available-for-sale securities                                      23,571           50,390
    Purchases of available-for-sale securities                                      (22,308)         (89,445)
    Policy loans on insurance contracts                                               4,146            4,247
                                                                                   --------         --------

             Net cash and cash equivalents provided by investing activities        $  9,107         $    842
                                                                                   --------         --------

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.                      (Continued)

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS (Continued)
(Dollars in thousands) (Unaudited)

                                                                                      Nine Months Ended
                                                                                        September 30,
                                                                                  -------------------------
                                                                                    2004            2003(1)
                                                                                  --------         --------
Cash Flows From Financing Activities:
  Proceeds from (payments for):
     Policyholder deposits (excludes internal policy replacement deposits)        $ 54,167         $ 35,209
     Policyholder withdrawals (including transfers from separate accounts)         (70,321)         (52,168)
                                                                                  --------         --------

         Net cash and cash equivalents used in financing activities                (16,154)         (16,959)
                                                                                  --------         --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                            3,870            1,786

CASH AND CASH EQUIVALENTS:
         Beginning of year                                                          12,338           23,092
                                                                                  --------         --------

         End of period                                                            $ 16,208         $ 24,878
                                                                                  ========         ========

Supplementary Disclosure of Cash Flow Information:
         Cash paid to affiliates for:
                  Federal income taxes                                            $  2,811         $  1,336
                  Intercompany interest                                                 14                8

(1) Prior period amounts have been restated as discussed in Note 3 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
(Dollars in thousands)

NOTE 1. BASIS OF PRESENTATION

ML Life Insurance Company of New York (the "Company") is a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co."). The Company sells non-participating annuity products, including variable annuities, modified guaranteed annuities, and immediate annuities. The Company is domiciled in the State of New York.

For a complete discussion of the Company's 2003 financial statements and accounting policies, refer to the Company's restated 2003 Annual Report on Form 10-K for the year ended December 31, 2003, which was included as an Exhibit 99.1 to Form 8-K dated May 18, 2004.

The interim Financial Statements for the three and nine month periods are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the financial statements have been included. These unaudited Financial Statements should be read in conjunction with the audited financial statements included in the 2003 Annual Report on Form 10-K. The December 31, 2003 unaudited Balance Sheet was derived from the audited 2003 financial statements and was adjusted for the amounts included in Note 3. The nature of the Company's business is such that the results of any interim period are not necessarily indicative of results for a full year. In presenting the Financial Statements, management makes estimates that affect the reported amounts and disclosures in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Financial Statements, and it is possible that such changes could occur in the near term.

Certain reclassifications and format changes have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

NOTE 2. ACCOUNTING PRONOUNCEMENTS

On January 1, 2004, the Company adopted the provisions of Statement of Position ("SOP") 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. SOP 03-1 requires the establishment of a liability for contracts that contain death or other insurance benefits using a reserve methodology that is different from the methodology that the Company previously employed. As a result, the Company recorded a $3,120 increase in policyholder liabilities and a $6 decrease in deferred policy acquisition costs resulting in a charge to earnings of $2,032, net of a federal income tax benefit of $1,094, which was reported as a cumulative effect of a change in accounting principle. For the three and nine months ended September 30, 2004, changes in policyholder liabilities related to SOP 03-1 did not have a material impact on the Company's Statements of Earnings.

In addition, SOP 03-1 requires new disclosures regarding the Company's Separate Accounts and insurance contracts containing guarantee provisions. See Note 6 to the Financial Statements for these disclosures.

In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other-than-temporary and therefore would result in a recognized loss depends on market conditions and management's intent and ability to hold the securities with unrealized losses. In September 2004, the Financial Accounting Standards Board ("FASB") approved FASB Staff Position EITF 03-1-1, which defers the effective date for recognition and measurement guidance contained in EITF 03-1 until certain issues are resolved. The impact on the Company's Financial Statements will be determined when the final EITF 03-1 is issued. The Company expects that the issues will be resolved in the fourth quarter 2004 and will adopt the guidance at that time. The Company previously implemented the disclosure requirements of EITF 03-1 in its 2003 Financial Statements. See Note 4 to the 2003 Annual Report for additional information.

NOTE 3. OTHER EVENTS

On December 31, 2002, the FASB issued SFAS No.148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, Accounting for Stock Based Compensation. Effective for the first quarter 2004, Merrill Lynch & Co. adopted the fair value method of accounting for stock-based compensation under SFAS 123, using the retroactive restatement method described in SFAS 148. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The adoption of the fair value method of accounting by Merrill Lynch & Co. resulted in additional allocated compensation expense to the Company. The Company's December 31, 2003 Balance Sheet has been restated to reflect such expenses. Accordingly, the December 31, 2003 Balance Sheet reflects a $377 increase in net affiliated payables, a $127 decrease in current federal income taxes payable, and a $250 decrease in retained earnings. For the three and nine months ended September 30, 2004 and 2003, the allocation of additional compensation expense did not have a material impact on the Company's Statements of Earnings.

NOTE 4. INVESTMENTS

The Company's investments in fixed maturity and equity securities are classified as available-for-sale and are carried at estimated fair value with unrealized gains and losses included in stockholder's equity as a component of accumulated other comprehensive income (loss), net of tax. If management determines that a decline in the value of an available-for-sale security is other-than-temporary, the carrying value is adjusted to estimated fair value and the decline in value is recorded as a net realized investment loss. There were no realized investment losses on securities deemed to have incurred other-than-temporary declines in fair value for the three and nine month periods ended September 30, 2004. For the three and nine month periods ended September 30, 2003, realized investment losses on securities deemed to have incurred other-than-temporary declines in fair value were $786.

The Company has recorded certain adjustments to policyholders' account balances in conjunction with unrealized holding gains or losses on investments classified as available-for-sale. The Company adjusts those liabilities as if the unrealized holding gains or losses had actually been realized, with corresponding credits or charges reported in accumulated other comprehensive income, net of taxes. The components of net unrealized gains included in accumulated other comprehensive income were as follows:

                                               September 30,      December 31,
                                                   2004               2003
                                               -------------      ------------
Assets:
    Fixed maturity securities                     $2,955            $4,412
                                                  ------            ------
Liabilities:
    Policyholders' account balances                1,670             2,334
    Federal income taxes - deferred                  449               727
                                                  ------            ------
                                                   2,119             3,061
                                                  ------            ------
Stockholder's equity:
    Accumulated other comprehensive income        $  836            $1,351
                                                  ======            ======

NOTE 5. DEFERRED POLICY ACQUISITION COSTS

The components of amortization of DAC for the three and nine month periods ended September 30 were as follows:

                                                             Three Months Ended               Nine Months Ended
                                                                September 30,                   September 30,
                                                           -----------------------         ----------------------
                                                             2004           2003             2004          2003
                                                           -------         -------         --------       -------
Normal amortization related to variable life
    and annuity insurance products                         $   952         $   453         $ 3,163        $ 3,031
DAC unlocking related to variable annuity products (1)      (2,967)              -          (2,967)             -
                                                           -------         -------         -------        -------

Total net amortization of DAC                              $(2,015)        $   453         $   196        $ 3,031
                                                           =======         =======         =======        =======

(1) During 2003 DAC unlocking for variable annuity and variable life insurance products was recorded in the fourth quarter 2003.

The impact of revisions to estimates on cumulative amortization of deferred policy acquisition costs ("DAC") is recorded as a charge or benefit to current operations ("DAC unlocking"). During the third quarter 2004 the Company elected to adopt new assumptions for market returns associated with assets held in the Company's variable annuity separate accounts. If returns over a determined historical period differ from the Company's long-term assumption, returns for future determined periods are calculated so that the long-term assumption is achieved. This method for projecting market returns is known as reversion to the mean. The Company previously established estimates for market returns based on actual historical results and on future anticipated market returns without the use of a mean reversion technique.

NOTE 6. SEPARATE ACCOUNTS

The Company's Separate Accounts consist of variable annuities and variable life contracts, of which the assets and liabilities are legally segregated and reported as separate captions in the Balance Sheets. Separate Accounts are established in conformity with New York State Insurance Law and are generally not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to claims of the Company only to the extent the value of such assets exceeds Separate Accounts liabilities. The assets of the Separate Accounts are carried at the daily net asset value of the mutual funds in which they invest.

Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, the net investment income and net realized and unrealized gains and losses attributable to Separate Accounts assets supporting variable annuities and variable life contracts accrue directly to the contract owner and are not reported as revenue in the Statements of Earnings. Mortality, policy administration and surrender charges associated with Separate Accounts products are included in revenue in the Statements of Earnings.

VARIABLE ANNUITY CONTRACTS CONTAINING GUARANTEES

The Company issues variable annuity contracts in which the Company may contractually guarantee to the contract owner a guaranteed minimum death benefit ("GMDB") and/or an optional guaranteed minimum income benefit ("GMIB"). In general, contracts containing GMDB provisions provide a death benefit equal to the greater of the GMDB or the contract value. Depending on the type of contract, the GMDB may equal: i) contract deposits accumulated at a specified interest rate, ii) the contract value on specified contract anniversaries, iii) return of contract deposits, or iv) some combination of these benefits. Each benefit type is reduced for contract withdrawals. In general, contracts containing GMIB provisions provide the option to receive a guaranteed future income stream upon annuitization. There is a waiting period of ten years that must elapse before the GMIB provision can be exercised.

At September 30, 2004, the Company had the following variable annuity contracts containing guarantees:

                                                                             GMDB                  GMIB
                                                                        --------------         -----------
Net amount at risk                                                      $   88,449 (1)         $    59     (2)
Average attained age of contract owners                                         66                  58
Weighted average period remaining until expected annuitization                 n/a                  10 yrs

(1) Net amount at risk for GMDB is defined as the current GMDB in excess of the contract owners' current account balance at the balance sheet date.

(2) Net amount at risk for GMIB is defined as the present value of the minimum guaranteed annuity payments available to the contract owner determined in accordance with the terms of the contract in excess of the contract owners' current account balance at the balance sheet date.

The Company has recorded liabilities for contracts containing guarantees as a component of policyholder liabilities in the September 30, 2004 Balance Sheet. Prior to the adoption of SOP 03-1, the Company's liability was $144 and was included as a component of claims and claims settlement expenses in the December 31, 2003 Balance Sheet. Changes in these guarantee liabilities are included as a component of policy benefits in the Statements of Earnings. The variable annuity liability for each type of guarantee at September 30, 2004 was as follows:

                                               GMDB                         GMIB
                                          --------------                 -----------
Balance at January 1, 2004                $        3,087                 $         -
Incurred guarantee benefits                          956                          18
Paid guarantee benefits                           (1,354)                          -
                                          --------------                 -----------

Balance at September 30, 2004             $        2,689                 $        18
                                          ==============                 ===========

The GMDB liability is determined by projecting future expected guaranteed benefits under multiple scenarios for returns on Separate Accounts assets. The Company uses estimates for mortality and surrender assumptions that are based on actual and projected experience for each contract type. These estimates are consistent with the estimates used in the calculation of DAC.

At September 30, 2004, contract owners' account balances by mutual fund class for contracts containing each type of guarantee were distributed as follows:

                                               Money
                                               Market            Bond           Equity          Balanced          Total
                                           -------------        -------         -------         --------     --------------
GMDB only                                  $      27,182        138,220         383,881          47,293      $      596,576

GMDB and GMIB (3)                          $       2,579         14,296          46,398           6,312      $       69,585
                                           -------------        -------         -------          ------      --------------

Total                                      $      29,761        152,516         430,279          53,605      $      666,161
                                           =============        =======         =======          ======      ==============

(3) All variable annuity contracts with GMIB provisions include a GMDB.

VARIABLE LIFE CONTRACTS CONTAINING GUARANTEES

The Company has issued variable life contracts in which the Company contractually guarantees to the contract owner a GMDB. In general, contracts containing GMDB provisions provide a death benefit equal to the amount specified in the contract regardless of the level of the contract's account value.

The Company has recorded liabilities for contracts containing guarantees as a component of policyholder liabilities in the Balance Sheets. Changes in the guarantee liability are included as a component of policy benefits in the Statements of Earnings. The variable life GMDB liability at September 30, 2004 was $188. The variable life GMDB liability is set as a percentage of asset-based fees and cost of insurance charges deducted from contracts that include a GMDB provision. The percentage is established based on the Company's estimate of the likelihood of future GMDB claims.

At September 30, 2004, contract owners' account balances by mutual fund class for contracts containing GMDB provisions were distributed as follows:

                    Money
                    Market           Bond           Equity         Balanced          Other       Total
                  ----------        ------          ------         --------          -----     ----------
GMDB              $   38,563        40,243          82,610          101,893           634      $  263,943

NOTE 7. FEDERAL INCOME TAXES

The following is a reconciliation of the provision for income taxes based on earnings before Federal income taxes, computed using the Federal statutory tax rate, versus the reported provision for income taxes for the three and nine month periods ended September 30:

                                                                        Three Months Ended              Nine Months Ended
                                                                           September 30,                  September 30,
                                                                      -----------------------        -----------------------
                                                                        2004            2003          2004            2003
                                                                      --------        -------        -------         -------
 Provision for income taxes computed at Federal statutory rate        $ 1,664         $   445        $ 3,416         $ 1,815
 Increase (decrease) in income taxes resulting from:
    Dividend received deduction                                          (370)              -           (611)              -
    Foreign tax credit                                                     (9)              -             88               -
                                                                      -------         -------        -------         -------

Federal income tax provision                                          $ 1,285         $   445        $ 2,893         $ 1,815
                                                                      =======         =======        =======         =======

The Federal statutory rate for each of the three and nine month periods ended September 30 was 35%.

NOTE 8. STOCKHOLDER'S EQUITY AND STATUTORY ACCOUNTING PRACTICES

The Company's statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the New York Insurance Department. The State of New York has adopted the National Association of Insurance Commissioner's statutory accounting practices, as a component of prescribed or permitted accounting practices by the State of New York.

Statutory capital and surplus at September 30, 2004 and December 31, 2003 were $32,713 and $28,371, respectively. For the nine month periods ended September 30, 2004 and 2003, statutory net income was $4,663 and $5,734, respectively.

NOTE 9. SEGMENT INFORMATION

In reporting to management, the Company's operating results are categorized into two business segments: Annuities and Life Insurance. The Company's Annuity segment consists of variable annuities and interest-sensitive annuities. The Company's Life Insurance segment consists of variable life insurance products and interest-sensitive life insurance products. The Company currently does not manufacture, market, or issue life insurance products. The accounting policies of the business segments are the same as those for the Company's financial statements included herein. All revenue and expense transactions are recorded at the product level and accumulated at the business segment level for review by management. The "Other" category, presented in the following segment financial information, represents net revenues and net earnings on assets that do not support annuity or life insurance contract owner liabilities.

The following table summarizes each business segment's contribution to consolidated net revenues and net earnings for the three and nine month periods ended September 30. The prior period amounts have been restated as discussed in
Note 3 to the financial statements.

                                                                   Three Months Ended               Nine Months Ended
                                                                      September 30,                   September 30,
                                                                ------------------------        -------------------------
                                                                  2004            2003            2004             2003
                                                                --------        --------        --------         --------
Net Revenues (1):
    Annuities                                                   $  2,841        $  1,714        $  8,761         $  8,680
    Life Insurance                                                 2,063           1,635           6,105            5,751
    Other                                                            116             206             652              527
                                                                --------        --------        --------         --------

      Total Net Revenues                                        $  5,020        $  3,555        $ 15,518         $ 14,958
                                                                ========        ========        ========         ========

Net Earnings Before Change in Accounting Principle:
    Annuities                                                   $  3,020        $    291        $  4,554         $  2,009
    Life Insurance                                                   374             401           1,889            1,019
    Other                                                             76             133             424              342
                                                                --------        --------        --------         --------

      Net Earnings Before Change in Accounting Principle           3,470             825           6,867            3,370
                                                                --------        --------        --------         --------

Change in Accounting Principle, Net of Tax:
    Annuities                                                          -               -          (1,917)               -
    Life Insurance                                                     -               -            (115)               -
                                                                --------        --------        --------         --------

      Change in Accounting Principle, Net of Tax                       -               -          (2,032)               -
                                                                --------        --------        --------         --------

      Total Net Earnings                                        $  3,470        $    825        $  4,835         $  3,370
                                                                ========        ========        ========         ========

(1) Net revenues include total revenues net of interest credited to policyholders' account balances.

INDEPENDENT AUDITORS' REPORT

The Board of Directors of
ML Life Insurance Company of New York:

We have audited the accompanying balance sheets of ML Life Insurance Company of New York (the "Company"), a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc., as of December 31, 2003 and 2002, and the related statements of earnings, comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2004 the Company changed its method of accounting for stock-based compensation to conform to SFAS 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, and retroactively, restated the 2003, 2002 and 2001 financial statements.

Deloitte & Touche, LLP
New York, New York

March 1, 2004 (May 4, 2004 as to Note 2)

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND 2002
(Dollars in thousands, except common stock par value and shares)

                                                                                  2003 (1)         2002 (1)
                                                                                ------------     ------------
ASSETS

INVESTMENTS:
    Fixed maturity securities, at estimated fair value
        (amortized cost: 2003 - $177,770 ; 2002 - $161,708)                     $    182,182     $    165,467
    Equity securities, at estimated fair value
        (cost: 2003 - $0; 2002 - $5,896)                                                   -            5,625
    Policy loans on insurance contracts                                               80,992           86,603
                                                                                ------------     ------------

        Total Investments                                                            263,174          257,695

CASH AND CASH EQUIVALENTS                                                             12,338           23,092
ACCRUED INVESTMENT INCOME                                                              4,332            4,845
DEFERRED POLICY ACQUISITION COSTS                                                     25,035           27,522
FEDERAL INCOME TAXES - CURRENT                                                             -            1,628
OTHER ASSETS                                                                           3,648            4,143
SEPARATE ACCOUNTS ASSETS                                                             943,233          810,384
                                                                                ------------     ------------

TOTAL ASSETS                                                                    $  1,251,760     $  1,129,309
                                                                                ============     ============

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.                      (Continued)

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS (Continued)
AS OF DECEMBER 31, 2003 AND 2002
(Dollars in thousands, except common stock par value and shares)

                                                                                  2003 (1)         2002 (1)
                                                                                ------------     ------------
LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES:
    POLICYHOLDER LIABILITIES AND ACCRUALS:
        Policyholders' account balances                                         $    216,197     $    232,908
        Claims and claims settlement expenses                                          4,071            3,289
                                                                                ------------     ------------
                     Total policyholder liabilities and accruals                     220,268          236,197

    OTHER POLICYHOLDER FUNDS                                                           2,114              787
    FEDERAL INCOME TAXES - DEFERRED                                                    4,698            6,890
    FEDERAL INCOME TAXES - CURRENT                                                       965                -
    AFFILIATED PAYABLES - NET                                                          2,837            2,470
    OTHER LIABILITIES                                                                     28              498
    SEPARATE ACCOUNTS LIABILITIES                                                    943,233          810,384
                                                                                ------------     ------------

                     Total Liabilities                                             1,174,143        1,057,226
                                                                                ------------     ------------

STOCKHOLDER'S EQUITY:
    Common stock, $10 par value - 220,000 shares
        authorized, issued and outstanding                                             2,200            2,200
    Additional paid-in capital                                                        52,310           52,310
    Retained earnings                                                                 21,756           17,384
    Accumulated other comprehensive income                                             1,351              189
                                                                                ------------     ------------
                     Total Stockholder's Equity                                       77,617           72,083
                                                                                ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                      $  1,251,760     $  1,129,309
                                                                                ============     ============

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in thousands)

                                                                               2003 (1)          2002 (1)          2001 (1)
                                                                             ------------      ------------      ------------
REVENUES:

    Policy charge revenue                                                    $     16,388      $     17,963      $     18,723
    Net investment income                                                          12,775            14,583            15,870
    Net realized investment gains (losses)                                            633            (3,158)           (2,477)
                                                                             ------------      ------------      ------------

                  Total Revenues                                                   29,796            29,388            32,116
                                                                             ------------      ------------      ------------

BENEFITS AND EXPENSES:
    Interest credited to policyholders' account balances                            9,756            10,610            10,925
    Policy benefits (net of reinsurance recoveries: 2003 - $705;
       2002 - $959; 2001 - $648)                                                    4,027             4,486             3,050
    Reinsurance premium ceded                                                       1,577             1,748             1,947
    Amortization of deferred policy acquisition costs                               4,810             5,467             3,500
    Insurance expenses and taxes                                                    3,562             3,402             4,921
                                                                             ------------      ------------      ------------

                  Total Benefits and Expenses                                      23,732            25,713            24,343
                                                                             ------------      ------------      ------------

                  Net Earnings Before Federal Income Tax Provision                  6,064             3,675             7,773
                                                                             ------------      ------------      ------------

FEDERAL INCOME TAX PROVISION (BENEFIT):
    Current                                                                         4,510            (2,856)            1,209
    Deferred                                                                       (2,818)            3,423             2,302
                                                                             ------------      ------------      ------------

                  Total Federal Income Tax Provision                                1,692               567             3,511
                                                                             ------------      ------------      ------------

NET EARNINGS                                                                 $      4,372      $      3,108      $      4,262
                                                                             ============      ============      ============

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in thousands)

                                                                                      2003 (1)        2002 (1)        2001(1)
                                                                                     ----------      ----------      ----------
NET EARNINGS                                                                         $    4,372      $    3,108      $    4,262
                                                                                     ----------      ----------      ----------
OTHER COMPREHENSIVE INCOME:

    Net unrealized gains on available-for-sale securities:
       Net unrealized holding gains (losses) arising during the period                    1,245            (237)            936
       Reclassification adjustment for (gains) losses included in net earnings             (321)          3,160           2,238
                                                                                     ----------      ----------      ----------

       Net unrealized gains on investment securities                                        924           2,923           3,174

       Adjustments for:
              Policyholder liabilities                                                      864            (880)           (228)
              Deferred federal income taxes                                                (626)           (715)         (1,031)
                                                                                     ----------      ----------      ----------

    Total other comprehensive income, net of tax                                          1,162           1,328           1,915
                                                                                     ----------      ----------      ----------

COMPREHENSIVE INCOME                                                                 $    5,534      $    4,436      $    6,177
                                                                                     ==========      ==========      ==========

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in thousands)

                                                                              Accumulated
                                                     Additional                  other            Total
                                            Common    paid-in     Retained    comprehensive   stockholder's
                                             stock    capital    earnings(1)  income (loss)     equity (1)
                                            -------  ----------  -----------  -------------   -------------
BALANCE, JANUARY 1, 2001                    $ 2,200  $   52,310  $   10,014   $      (3,054)  $      61,470

    Net earnings                                                      4,262                           4,262
    Other comprehensive income, net of tax                                            1,915           1,915
                                            -------  ----------  ----------   -------------   -------------

BALANCE, DECEMBER 31, 2001                    2,200      52,310      14,276          (1,139)         67,647

    Net earnings                                                      3,108                           3,108
    Other comprehensive income, net of tax                                            1,328           1,328
                                            -------  ----------  ----------   -------------   -------------

BALANCE, DECEMBER 31, 2002                    2,200      52,310      17,384             189          72,083

    Net earnings                                                      4,372                           4,372
    Other comprehensive income, net of tax                                            1,162           1,162
                                            -------  ----------  ----------   -------------   -------------

BALANCE, DECEMBER 31, 2003                  $ 2,200  $   52,310  $   21,756   $       1,351   $      77,617
                                            =======  ==========  ==========   =============   =============

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in thousands)

                                                                                      2003 (1)        2002 (1)        2001(1)
                                                                                     ----------      ----------      ----------
Cash Flows From Operating Activities:
   Net earnings                                                                      $    4,372      $    3,108      $    4,262
   Noncash items included in earnings:
      Amortization of deferred policy acquisition costs                                   4,810           5,467           3,500
      Capitalization of policy acquisition costs                                         (2,323)         (2,074)         (4,220)
      Amortization of investments                                                           689             837             307
      Interest credited to policyholders' account balances                                9,756          10,610          10,925
      Provision (benefit) for deferred Federal income tax                                (2,818)          3,423           2,302
   (Increase) decrease in operating assets:
      Accrued investment income                                                             513            (197)            (27)
      Federal income taxes - current                                                      1,628          (1,628)            129
      Other                                                                                 495               6           1,928
   Increase (decrease) in operating liabilities:
      Claims and claims settlement expenses                                                 782            (820)           (829)
      Other policyholder funds                                                            1,327            (338)            139
      Federal income taxes - current                                                        965            (194)            194
      Affiliated payables - net                                                             367           1,710            (366)
      Other                                                                                (470)           (483)         (1,198)
   Other operating activities:
      Net realized investment (gains) losses (excluding gains on cash and
        cash equivalents)                                                                  (633)          3,158           2,478
                                                                                     ----------      ----------      ----------

        Net cash and cash equivalents provided by operating activities                   19,460          22,585          19,524
                                                                                     ----------      ----------      ----------

Cash Flow From Investing Activities:
   Proceeds from (payments for):
      Sales of available-for-sale securities                                             38,922          32,338          24,345
      Maturities of available-for-sale securities                                        60,331          24,996          31,446
      Purchases of available-for-sale securities                                       (109,475)        (74,117)        (52,428)
      Policy loans on insurance contracts                                                 5,611           6,364          (2,600)
                                                                                     ----------      ----------      ----------
        Net cash and cash equivalents provided by (used in) investing activities         (4,611)        (10,419)            763
                                                                                     ----------      ----------      ----------

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.                      (Continued)

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in thousands)

                                                                                      2003 (1)        2002 (1)        2001 (1)
                                                                                     ----------      ----------      ----------
Cash Flows From Financing Activities:
   Proceeds from (payments for):
      Policyholder deposits (excludes internal policy replacement deposits)              57,372          62,927         107,009
      Policyholder withdrawals (including transfers to/from separate accounts)          (82,975)        (72,525)       (126,286)
                                                                                     ----------      ----------      ----------

       Net cash and cash equivalents used in financing activities                       (25,603)         (9,598)        (19,277)
                                                                                     ----------      ----------      ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (10,754)          2,568           1,010

CASH AND CASH EQUIVALENTS:
    Beginning of year                                                                    23,092          20,524          19,514
                                                                                     ----------      ----------      ----------

    End of year                                                                      $   12,338      $   23,092      $   20,524
                                                                                     ==========      ==========      ==========

Supplementary Disclosure of Cash Flow Information:
    Cash paid to (received from) affiliates for:
       Federal income taxes                                                          $    1,917      $   (1,034)     $      886
       Interest                                                                              18              11              64

(1) Amounts have been restated as discussed in Note 2 to the financial statements.

See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

NOTES TO FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS: ML Life Insurance Company of New York (the "Company") is a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co."). The Company is domiciled in the State of New York.

      The Company sells non-participating annuity products, including variable annuities, modified guaranteed annuities and immediate annuities. The Company is licensed to sell insurance and annuities in nine states; however, it currently limits its marketing activities to the State of New York. The Company markets its products solely through the retail network of Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), a wholly owned broker-dealer subsidiary of Merrill Lynch & Co.

      BASIS OF REPORTING: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and prevailing industry practices, both of which require management to make estimates that affect the reported amounts and disclosure of contingencies in the financial statements. Actual results could differ from those estimates.

      The significant accounting policies and related judgements underlying the Company's financial statements are summarized below. In applying these policies, management makes subjective and complex judgements that frequently require estimates about matters that are inherently uncertain.

      For the purpose of reporting cashflows, cash and cash equivalents include cash on hand and on deposit and short-term investments with original maturities of three months or less.

      Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

      REVENUE RECOGNITION: Revenues for variable annuity contracts consist of policy charges for i) mortality and expense risks, ii) certain benefit guarantees selected by the contract owner, iii) administration fees, iv) annual contract maintenance charges, and v) withdrawal charges assessed on contracts surrendered during the withdrawal charge period.

      Revenues for variable life insurance contracts consist of policy charges for i) mortality and expense risks, ii) cost of insurance fees, iii) amortization of deferred sales charges, and iv) withdrawal charges assessed on contracts surrendered during the withdrawal charge period. The Company does not currently manufacture variable life insurance contracts.

      Revenues for interest-sensitive annuity contracts (market value adjusted annuities and immediate annuities) and interest-sensitive life insurance contracts (single premium whole life insurance, which is not currently marketed) consist of i) investment income, ii) gains (losses) on the sale of invested assets, and iii) withdrawal charges assessed on contracts surrendered during the withdrawal charge period.

      INVESTMENTS: The Company's investments in fixed maturity and equity securities are classified as available-for-sale and are carried at estimated fair value with unrealized gains and losses included in stockholder's equity as a component of accumulated other comprehensive income, net of tax. If management determines that a decline in the value of an available-for-sale security is other-than-temporary, the carrying value is adjusted to estimated fair value and the decline in value is recorded as a net realized investment loss. Management makes this determination through a series of discussions with the Company's portfolio managers and credit analysts, as well as information obtained from external sources (i.e. company announcements, ratings agency announcements, or news wire services). The factors that give rise to potential impairments include, but are not limited to, i) certain credit-related events such as default of principal or interest payments, ii) bankruptcy of issuer, and iii) certain security restructurings. In the absence of a readily ascertainable market value, the estimated fair value on these securities represents management's estimate of the security's ultimate recovery value. Management bases this determination on the most recent information available.

      For fixed maturity securities, premiums are amortized to the earlier of the call or maturity date, discounts are accreted to the maturity date, and interest income is accrued daily. For equity securities, dividends are recognized on the ex-dividend date. Realized gains and losses on the sale or maturity of investments are determined on the basis of specific identification. Investment transactions are recorded on the trade date.

      Certain fixed maturity securities are considered non-investment grade. The Company defines non-investment grade fixed maturity securities as unsecured debt obligations that have a rating equivalent to Standard and Poor's (or similar rating agency) BB+ or lower.

      Policy loans on insurance contracts are stated at unpaid principal balances.

      DEFERRED POLICY ACQUISITION COSTS: Certain policy acquisition costs for life and annuity contracts are deferred and amortized based on the estimated future gross profits for each group of contracts. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date. The impact of these revisions on cumulative amortization is recorded as a charge or credit to current operations. It is reasonably possible that estimates of future gross profits could be reduced in the future, resulting in a material reduction in the carrying amount of deferred policy acquisition costs.

      Policy acquisition costs are principally commissions and a portion of certain other expenses relating to policy acquisition, underwriting and issuance that are primarily related to and vary with the production of new business. Insurance expenses and taxes reported in the Statements of Earnings are net of amounts deferred. Policy acquisition costs can also arise from the acquisition or reinsurance of existing inforce policies from other insurers. These costs include ceding commissions and professional fees related to the reinsurance assumed. The deferred costs are amortized in proportion to the estimated future gross profits over the anticipated life of the acquired insurance contracts utilizing an interest methodology.

      During 1990, the Company entered into an assumption reinsurance agreement with an unaffiliated insurer. The acquisition costs relating to this agreement are being amortized over a twenty-five year period using an effective interest rate of 7.5%. This reinsurance agreement provided for payment of contingent ceding commissions, for a ten year period, based upon the persistency and mortality experience of the insurance contracts assumed. Payments made for contingent ceding commissions were capitalized and amortized using an identical methodology as that used for the initial acquisition costs. The following is a reconciliation of the acquisition costs related to this reinsurance agreement for the years ended December 31:

                                           2003            2002            2001
                                        ----------      ----------      ----------
Beginning balance                       $    9,703      $   11,341      $   12,765
Capitalized amounts                              -               -              17
Interest accrued                               728             851             957
Amortization                                (1,601)         (2,489)         (2,398)
                                        ----------      ----------      ----------
Ending balance                          $    8,830      $    9,703      $   11,341
                                        ==========      ==========      ==========

      The following table presents the expected amortization, net of interest accrued, of these deferred acquisition costs over the next five years. Amortization may be adjusted based on periodic evaluation of the expected gross profits on the reinsured policies.

2004             $600
2005             $646
2006             $738
2007             $726
2008             $718

      SEPARATE ACCOUNTS: Assets and liabilities of Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contract owners, are shown as separate captions in the Balance Sheets. Separate Accounts are established in conformity with New York State Insurance Law and are generally not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to general claims of the Company only to the extent the value of such assets exceeds Separate Accounts liabilities.

      Net investment income and net realized and unrealized gains (losses) attributable to Separate Accounts assets accrue directly to the contract owner and are not reported as revenue in the Company's Statements of Earnings.

      POLICYHOLDERS' ACCOUNT BALANCES: Liabilities for the Company's universal life type contracts, including its life insurance and annuity products, are equal to the full accumulation value of such contracts as of the valuation date plus deficiency reserves for certain products. Interest-crediting rates for the Company's fixed-rate products are as follows:

Interest-sensitive life products                                    4.00%
Interest-sensitive deferred annuities                               3.00% - 7.40%
Immediate annuities                                                 3.00% - 8.80%

      These rates may be changed at the option of the Company after initial guaranteed rates expire, unless contracts are subject to minimum interest rate guarantees.

      CLAIMS AND CLAIMS SETTLEMENT EXPENSES: Liabilities for claims and claims settlement expenses equal the death benefit (plus accrued interest) for claims that have been reported to the Company but have not settled and an estimate, based upon prior experience, for unreported claims. Additionally, the Company has established a mortality benefit accrual for its variable annuity products.

      INCOME TAXES: The results of operations of the Company are included in the consolidated Federal income tax return of Merrill Lynch & Co. The Company has entered into a tax-sharing agreement with Merrill Lynch & Co. whereby the Company will calculate its current tax provision based on its operations. Under the agreement, the Company periodically remits to Merrill Lynch & Co. its current Federal income tax liability.

      The Company uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. See Note 4 to the financial statements for further information.

      The Company is generally subject to taxes on premiums and, in substantially all states, is exempt from state income taxes.

      ACCOUNTING PRONOUNCEMENTS: On April 30, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statements of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Financial Statements.

      On July 7, 2003, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP provides guidance on accounting and reporting by insurance companies for certain nontraditional long-duration contracts and for separate accounts. The SOP is effective for financial statements for the Company beginning in 2004. The SOP requires the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that the Company currently employs. The adoption of SOP 03-1 will approximately result in a $3.0 million increase in policyholder liabilities and a corresponding pre-tax charge to earnings. The adoption of SOP 03-1 is considered a change in accounting principle.

      In November of 2003, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, as it relates to disclosures for SFAS 115 securities. In addition to the disclosures already required by SFAS 115, EITF Issue 03-01 requires both quantitative and qualitative disclosures for marketable equity and debt securities. The new disclosure requirements are required to be applied to financial statements for fiscal years ending after December 15, 2003. See Note 3 to the Financial Statements for these disclosures.

NOTE 2. OTHER EVENTS

      Effective for the first quarter of 2004, Merrill Lynch & Co. adopted the fair value method of accounting for stock-based compensation under SFAS 123, Accounting for Stock-Based Compensation, using the retroactive restatement method described in SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The adoption of the fair value method of accounting by Merrill Lynch & Co. resulted in additional allocated compensation expense to the Company. The December 31, 2003 and December 31, 2002 Balance Sheets have been restated for the allocation of these expenses. Accordingly, the December 31, 2003 Balance Sheet reflects a $127 decrease in current federal income taxes payable, a $377 increase in net affiliated payables, and a $250 decrease in retained earnings. The December 31, 2002 Balance Sheet reflects a $124 increase in current federal income taxes receivable, a $367 increase in net affiliated payables, and a $243 decrease in retained earnings.

      For the years ended December 31, 2003, 2002, and 2001, $10 ($7 after-tax), $66 ($43 after-tax), and $101 ($67 after-tax), respectively, of additional compensation expense was recorded. This expense is reported as a component of insurance expenses and taxes in the Statements of Earnings.

      In addition, Note 5, Note 7, and Note 10 to the Financial Statements have been restated accordingly.

NOTE 3. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments are carried at fair value or amounts that approximate fair value. The carrying value of financial instruments as of December 31 were:

                                                                                    2003             2002
                                                                                ------------     ------------
Assets:
    Fixed maturity securities (1)                                               $    182,182     $    165,467
    Equity securities (1)                                                                  -            5,625
    Policy loans on insurance contracts (2)                                           80,992           86,603
    Cash and cash equivalents (3)                                                     12,338           23,092
    Separate Accounts assets (4)                                                     943,233          810,384
                                                                                ------------     ------------
Total financial instruments                                                     $  1,218,745     $  1,091,171
                                                                                ============     ============

(1) For publicly traded securities, the estimated fair value is determined using quoted market prices. For securities without a readily ascertainable market value, the Company utilizes pricing services and broker quotes. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the balance sheets. At December 31, 2003 and 2002, securities without a readily ascertainable market value, having an amortized cost of $21,702 and $20,353, had an estimated fair value of $22,580 and $18,844, respectively.

(2) The Company estimates the fair value of policy loans as equal to the book value of the loans. Policy loans are fully collateralized by the account value of the associated insurance contracts, and the spread between the policy loan interest rate and the interest rate credited to the account value held as collateral is fixed.

(3) The estimated fair value of cash and cash equivalents approximates the carrying value.

(4) Assets held in Separate Accounts are carried at the net asset value provided by the fund managers.

NOTE 4. INVESTMENTS

      The amortized cost and estimated fair value of investments in fixed maturity securities and equity securities as of December 31 were:

                                                                        2003
                                               -------------------------------------------------------
                                                                Gross          Gross        Estimated
                                               Amortized      Unrealized     Unrealized       Fair
                                                  Cost          Gains          Losses         Value
                                               ----------     ----------     ----------     ----------
Fixed maturity securities:
        Corporate debt securities              $  158,415     $    4,420     $    1,082     $  161,753
        U.S. Government and agencies               15,049            748              -         15,797
        Foreign governments                         3,005            248              2          3,251
        Mortgage-backed securities                  1,301             90             10          1,381
                                               ----------     ----------     ----------     ----------

           Total fixed maturity securities     $  177,770     $    5,506     $    1,094     $  182,182
                                               ==========     ==========     ==========     ==========

                                                                        2002
                                               -------------------------------------------------------
                                                 Cost /         Gross          Gross        Estimated
                                               Amortized      Unrealized     Unrealized        Fair
                                                  Cost          Gains          Losses          Value
                                               ----------     ----------     ----------     ----------
Fixed maturity securities:
        Corporate debt securities              $  137,726     $    4,582     $    2,542     $  139,766
        U.S. Government and agencies               20,054          1,329              -         21,383
        Foreign governments                         2,008            205              -          2,213
        Mortgage-backed securities                  1,920            185              -          2,105
                                               ----------     ----------     ----------     ----------

           Total fixed maturity securities     $  161,708     $    6,301     $    2,542     $  165,467
                                               ==========     ==========     ==========     ==========

Equity securities:
        Non-redeemable preferred stocks        $    5,896     $       35     $      306     $    5,625
                                               ==========     ==========     ==========     ==========

      Estimated fair value and gross unrealized losses by length of time that certain fixed maturity securities have been in a continuous unrealized loss position at December 31, 2003 were:

                                                 Less than 12 Months           More than 12 Months                  Total
                                              -------------------------     -------------------------     -------------------------
                                              Estimated      Unrealized     Estimated      Unrealized     Estimated      Unrealized
                                              Fair Value       Losses       Fair Value       Losses       Fair Value       Losses
                                              ----------     ----------     ----------     ----------     ----------     ----------
Fixed Maturity Securities:
     Corporate debt securities                $   37,273     $      856     $    1,227     $      226     $   38,500     $    1,082
     Foreign governments                             997              2              -              -            997              2
     Mortgage-backed securities                      604             10              -              -            604             10
                                              ----------     ----------     ----------     ----------     ----------     ----------

Total temporarily impaired securities         $   38,874     $      868     $    1,227     $      226     $   40,101     $    1,094
                                              ==========     ==========     ==========     ==========     ==========     ==========

      Unrealized losses primarily relate to corporate debt securities rated BBB or higher and are due to price fluctuations as a result of changes in interest rates. These investments are not considered other-than-temporarily impaired since based on the most recent available information the Company has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the amortized cost of the investment.

      Realized investment losses on securities deemed to have incurred other-than-temporary declines in fair value were $786, $3,503, and $405 for the years ended December 31, 2003, 2002, and 2001 respectively.

      The amortized cost and estimated fair value of fixed maturity securities at December 31, 2003 by contractual maturity were:

                                                                                                  Estimated
                                                                                 Amortized          Fair
                                                                                    Cost            Value
                                                                                ------------     ------------
Fixed maturity securities:
        Due in one year or less                                                 $     20,935     $     21,123
        Due after one year through five years                                        138,415          141,602
        Due after five years through ten years                                         8,437            8,809
        Due after ten years                                                            8,682            9,267
                                                                                ------------     ------------
                                                                                     176,469          180,801

        Mortgage-backed securities                                                     1,301            1,381
                                                                                ------------     ------------

           Total fixed maturity securities                                      $    177,770     $    182,182
                                                                                ============     ============

      Fixed maturity securities not due at a single maturity date have been included in the preceding table in the year of final maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

      The amortized cost and estimated fair value of fixed maturity securities at December 31, 2003 by rating agency equivalent were:

                                                                                                  Estimated
                                                                                  Amortized         Fair
                                                                                    Cost            Value
                                                                                ------------     ------------
AAA                                                                             $     52,686     $     54,211
AA                                                                                    29,903           30,067
A                                                                                     75,576           78,176
BBB                                                                                   18,211           18,395
Non-investment grade                                                                   1,394            1,333
                                                                                ------------     ------------

       Total fixed maturity securities                                          $    177,770     $    182,182
                                                                                ============     ============

      The Company has recorded certain adjustments to policyholders' account balances in conjunction with unrealized holding gains or losses on investments classified as available-for-sale. The Company adjusts those liabilities as if the unrealized holding gains or losses had actually been realized, with corresponding credits or charges reported in accumulated other comprehensive income, net of taxes. The components of net unrealized gains (losses) included in accumulated other comprehensive income as of December 31 were as follows:

                                                                                    2003             2002
                                                                                ------------     ------------
Assets:
    Fixed maturity securities                                                   $      4,412     $      3,759
    Equity securities                                                                      -             (271)
                                                                                ------------     ------------
                                                                                       4,412            3,488
                                                                                ------------     ------------
Liabilities:
    Policyholders' account balances                                                    2,334            3,198
    Federal income taxes - deferred                                                      727              101
                                                                                ------------     ------------
                                                                                       3,061            3,299
                                                                                ------------     ------------
Stockholder's equity:
    Accumulated other comprehensive income                                      $      1,351     $        189
                                                                                ============     ============

      Proceeds and gross realized investment gains and losses from the sale of available-for-sale securities for the years ended December 31 were:

                                           2003           2002           2001
                                        ----------     ----------     ----------
Proceeds                                $   38,922     $   32,338     $   24,345
Gross realized investment gains              2,485          1,259            223
Gross realized investment losses             1,852          4,417          2,701

      The Company considers fair value at the date of sale to be equal to proceeds received. Proceeds for gross realized investment losses from the sale of available-for-sale securities were $7,903, $12,335 and $8,739 for the years ended December 31, 2003, 2002, and 2001, respectively.

      The Company had investment securities with a carrying value of $959 that were deposited with insurance regulatory authorities at both December 31, 2003 and 2002.

      Excluding investments in U.S. Government and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturity securities portfolio.

      Net investment income arose from the following sources for the years ended December 31:

                                                          2003            2002            2001
                                                       ----------      ----------      ----------
Fixed maturity securities                              $    8,589      $    9,131      $    9,929
Equity securities                                             206             855           1,104
Policy loans on insurance contracts                         4,004           4,400           4,440
Cash and cash equivalents                                     221             410             760
Other                                                          52              72               1
                                                       ----------      ----------      ----------

Gross investment income                                    13,072          14,868          16,234
Less investment expenses                                     (297)           (285)           (364)
                                                       ----------      ----------      ----------

Net investment income                                  $   12,775      $   14,583      $   15,870
                                                       ==========      ==========      ==========

      Net realized investment gains (losses), for the years ended December 31 were as follows:

                                                          2003           2002            2001
                                                       ----------     ----------      ----------
Fixed maturity securities                              $      460     $   (3,642)     $   (2,458)
Equity securities                                             173            484             (20)
Cash and cash equivalents                                       -              -               1
                                                       ----------     ----------      ----------

Net realized investment gains (losses)                 $      633     $   (3,158)     $   (2,477)
                                                       ==========     ==========      ==========

NOTE 5. FEDERAL INCOME TAXES

      The following is a reconciliation of the provision for income taxes based on earnings before Federal income taxes, computed using the Federal statutory tax rate, versus the reported provision for income taxes for the years ended December 31:

                                                                              2003            2002            2001
                                                                           ----------      ----------      ----------
Provision for income taxes computed at Federal statutory rate              $    2,123      $    1,286      $    2,722
Increase (decrease) in income taxes resulting from:
        Dividend received deduction                                              (243)           (707)            (78)
           Foreign tax credit                                                    (188)            (12)             17
           Interest adjustments                                                     -               -             832
        Non-deductible fees                                                         -               -              18
                                                                           ----------      ----------      ----------

Federal income tax provision                                               $    1,692      $      567      $    3,511
                                                                           ==========      ==========      ==========

      The Federal statutory rate for each of the three years ended December 31 was 35%.

      The Company provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each are as follows:

                                                                         2003            2002            2001
                                                                      ----------      ----------      ----------
Policyholders' account balances                                       $   (2,308)     $    4,335      $    1,859
Deferred policy acquisition costs                                           (508)           (852)            440
Investment adjustments                                                        (2)            (60)              3
                                                                      ----------      ----------      ----------

Deferred Federal income tax provision (benefit)                       $   (2,818)     $    3,423      $    2,302
                                                                      ==========      ==========      ==========

      Deferred tax assets and liabilities as of December 31 are determined as follows:

                                                                                    2003             2002
                                                                                ------------     ------------
Deferred tax assets:
    Investment adjustments                                                      $      1,446     $      1,444
    Policyholders' account balances                                                      924                -
                                                                                ------------     ------------
           Total deferred tax assets                                                   2,370            1,444
                                                                                ------------     ------------

Deferred tax liabilities:
    Deferred policy acquisition costs                                                  6,341            6,849
    Net unrealized investment gain on investment securities                              727              101
    Policyholders' account balances                                                        -            1,384
                                                                                ------------     ------------
           Total deferred tax liabilities                                              7,068            8,334
                                                                                ------------     ------------

           Net deferred tax liability                                           $      4,698     $      6,890
                                                                                ============     ============

      The Company anticipates that all deferred tax assets will be realized, therefore no valuation allowance has been provided.

NOTE 6. REINSURANCE

      In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under indemnity reinsurance agreements, primarily excess coverage and coinsurance agreements. The maximum amount of mortality risk retained by the Company is approximately $500 on single life policies and joint life policies.

      Indemnity reinsurance agreements do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company regularly evaluates the financial condition of its reinsurers so as to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit and funds withheld totaling $124 that can be drawn upon for delinquent reinsurance recoverables.

      As of December 31, 2003, the Company had the following life insurance inforce:

                                                                                       Percentage
                                           Ceded to       Assumed                      of amount
                             Gross          other        from other        Net         assumed to
                             amount       companies      companies        amount          net
                           ----------     ----------     ----------     ----------     ----------
Life insurance
    inforce                $  692,752     $  101,108     $    1,976     $  593,620        0.3%

      The Company was a party to a reinsurance agreement with an unaffiliated insurer, whereby the Company assumed mortality risk, within certain limits, on a block of yearly renewable term life insurance contracts. During 2002, the unaffiliated insurer recaptured this block of business from the Company.

      In addition, the Company seeks to limit its exposure to guaranteed features contained in certain variable annuity contracts. Specifically, the Company reinsures certain guaranteed living and minimum death benefit provisions to the extent reinsurance capacity is available in the marketplace. As of December 31, 2003, 100% and 2% of the account value for variable annuity contracts containing guaranteed living and minimum death benefit provisions, respectively, were reinsured.

NOTE 7. RELATED PARTY TRANSACTIONS

      The Company and MLIG are parties to a service agreement whereby MLIG has agreed to provide certain accounting, data processing, legal, actuarial, management, advertising and other services to the Company. Expenses incurred by MLIG, in relation to this service agreement, are reimbursed by the Company on an allocated cost basis. Charges billed to the Company by MLIG pursuant to the agreement were $3,441, $3,478 and $5,064 for 2003, 2002 and 2001 respectively. Charges attributable to this agreement are included in insurance expenses and taxes, except for investment related expenses, which are included in net investment income. The Company is allocated interest expense on its accounts payable to MLIG that approximates the daily Federal funds rate. Total intercompany interest incurred was $18, $11 and $64 for 2003, 2002 and 2001, respectively. Intercompany interest is included in net investment income.

      The Company and Merrill Lynch Investment Managers, L.P. ("MLIM") are parties to a service agreement whereby MLIM has agreed to provide certain invested asset management services to the Company. The Company pays a fee to MLIM for these services through the MLIG service agreement. Charges attributable to this agreement and allocated to the Company by MLIG were $171, $150 and $145 for 2003, 2002 and 2001, respectively.

      During 2002, MLIG entered into an agreement with Roszel Advisors, LLC ("Roszel"), a subsidiary of MLIG, with respect to administrative services for the MLIG Variable Insurance Trust (`the Trust"). Certain Separate Accounts of the Company may invest in the various mutual fund portfolios of the Trust in connection with variable annuity contracts the Company has inforce. Under this agreement, Roszel pays MLIG an amount equal to a percentage of the assets invested in the Trust through the Separate Accounts. Revenue attributable to this agreement is included in policy charge revenue. The Company received from MLIG its allocable share of such compensation in the amount of $101 and $22 during 2003 and 2002, respectively.

      The Company has a general agency agreement with Merrill Lynch Life Agency Inc. ("MLLA") whereby registered representatives of MLPF&S, who are the Company's licensed insurance agents, solicit applications for contracts to be issued by the Company. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA were $2,267, $1,902 and $3,910 for 2003, 2002 and 2001, respectively. Substantially all of these commissions were capitalized as deferred policy acquisitions costs and are being amortized in accordance with the policy discussed in Note 1 to the Financial Statements.

      While management believes that the service agreements referenced above are calculated on a reasonable basis, they may not necessarily be indicative of the costs that would have been incurred with an unrelated third party. Affiliated agreements generally contain reciprocal indemnity provisions pertaining to each party's representations and contractual obligations thereunder.

NOTE 8. STOCKHOLDER'S EQUITY AND STATUTORY REGULATIONS

      Notice of intention to declare a dividend must be filed with the New York Superintendent of Insurance who may disallow the payment. The Company filed no dividend requests during 2003, 2002 or 2001.

      Statutory capital and surplus at December 31, 2003 and 2002, was $28,371, and $21,411, respectively. At December 31, 2003 and 2002, approximately $2,617 and $1,921, respectively, of stockholder's equity was available for distribution to MLIG.

      Applicable insurance department regulations require that the Company report its accounts in accordance with statutory accounting practices. Statutory accounting practices differ from principles utilized in these financial statements as follows: policy acquisition costs are expensed as incurred, future policy benefit reserves are established using different actuarial assumptions, provisions for deferred income taxes are limited to temporary differences that will be recognized within one year, and securities are valued on a different basis. The Company's statutory net income (loss) for 2003, 2002 and 2001 was $6,567, ($13,824) and $348, respectively. The statutory net loss incurred during 2002 was primarily due to establishing additional policy benefit reserves required by state insurance regulation.

      The Company's statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the New York Insurance Department. The State of New York has adopted the National Association of Insurance Commissioner's statutory accounting practices as a component of prescribed or permitted practices by the State of New York.

      The National Association of Insurance Commissioners utilizes the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital that a life insurance company should have based upon that company's risk profile. As of December 31, 2003, and 2002, based on the RBC formula, the Company's total adjusted capital level was well in excess of the minimum amount of capital required to avoid regulatory action.

NOTE 9. COMMITMENTS AND CONTINGENCIES

      State insurance laws generally require that all life insurers who are licensed to transact business within a state become members of the state's life insurance guaranty association. These associations have been established for the protection of policyholders from loss (within specified limits) as a result of the insolvency of an insurer. At the time an insolvency occurs, the guaranty association assesses the remaining members of the association an amount sufficient to satisfy the insolvent insurer's policyholder obligations (within specified limits). Based upon the public information available at this time, management believes the Company has no material financial obligations to state guaranty associations.

      In the normal course of business, the Company is subject to various claims and assessments. Management believes the settlement of these matters would not have a material effect on the financial position or results of operations of the Company.

NOTE 10. SEGMENT INFORMATION

      In reporting to management, the Company's operating results are categorized into two business segments: Life Insurance and Annuities. The Company's Life Insurance segment consists of variable life insurance products and interest-sensitive life insurance products. The Company's Annuity segment consists of variable annuities and interest-sensitive annuities. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. All revenue and expense transactions are recorded at the product level and accumulated at the business segment level for review by management. The "Other" category, presented in the following segment financial information, represents net revenues and earnings on assets that do not support life or annuity contract owner liabilities.

      The following table summarizes each business segment's contribution to the consolidated amounts:

                                                 Life
                2003                           Insurance      Annuities        Other          Total
                                               ----------     ----------     ----------     ----------
Net interest spread (a)                        $      485     $    1,697     $      837     $    3,019
Other revenues                                      7,605          9,416              -         17,021
                                               ----------     ----------     ----------     ----------

Net revenues                                        8,090         11,113            837         20,040
                                               ----------     ----------     ----------     ----------

Policy benefits                                     2,114          1,913              -          4,027
Reinsurance premium ceded                           1,562             15              -          1,577
Amortization of deferred policy
   acquisition costs                                1,632          3,178              -          4,810
Other non-interest expenses                         1,219          2,343              -          3,562
                                               ----------     ----------     ----------     ----------

Total non-interest expenses                         6,527          7,449              -         13,976
                                               ----------     ----------     ----------     ----------

Net earnings before Federal income
    tax provision                                   1,563          3,664            837          6,064
Federal income tax provision                          306          1,093            293          1,692
                                               ----------     ----------     ----------     ----------

Net earnings                                   $    1,257     $    2,571     $      544     $    4,372
                                               ==========     ==========     ==========     ==========

Balance Sheet Information:

Total assets                                   $  397,569     $  831,328     $   22,863     $1,251,760
Deferred policy acquisition costs                  10,179         14,856              -         25,035
Policyholder liabilities and accruals              93,172        127,096              -        220,268
Other policyholder funds                              677          1,437              -          2,114

                                                 Life
                2002                           Insurance      Annuities        Other          Total
                                               ----------     ----------     ----------     ----------
Net interest spread (a)                        $      662     $    2,503     $      808     $    3,973
Other revenues                                      8,440          6,478           (113)        14,805
                                               ----------     ----------     ----------     ----------

Net revenues                                        9,102          8,981            695         18,778
                                               ----------     ----------     ----------     ----------

Policy benefits                                     2,216          2,270              -          4,486
Reinsurance premium ceded                           1,748              -              -          1,748
Amortization of deferred policy
   acquisition costs                                2,163          3,304              -          5,467
Other non-interest expenses                         1,245          2,157              -          3,402
                                               ----------     ----------     ----------     ----------

Total non-interest expenses                         7,372          7,731              -         15,103
                                               ----------     ----------     ----------     ----------

Net earnings before Federal income
    tax provision                                   1,730          1,250            695          3,675
Federal income tax provision (benefit)                367            (43)           243            567
                                               ----------     ----------     ----------     ----------

Net earnings                                   $    1,363     $    1,293     $      452     $    3,108
                                               ==========     ==========     ==========     ==========

Balance Sheet Information:

Total assets                                   $  390,290     $  725,557     $   13,462     $1,129,309
Deferred policy acquisition costs                  11,760         15,762              -         27,522
Policyholder liabilities and accruals              99,271        136,926              -        236,197
Other policyholder funds                              588            199              -            787

                                                 Life
                2001                           Insurance      Annuities        Other          Total
                                               ----------     ----------     ----------     ----------
Net interest spread (a)                        $    1,311     $    2,638     $      996     $    4,945
Other revenues                                      9,028          7,210              8         16,246
                                               ----------     ----------     ----------     ----------

Net revenues                                       10,339          9,848          1,004         21,191
                                               ----------     ----------     ----------     ----------

Policy benefits                                     1,322          1,728              -          3,050
Reinsurance premium ceded                           1,947              -              -          1,947
Amortization of deferred policy
   acquisition costs                                2,018          1,482              -          3,500
Other non-interest expenses                         2,094          2,827              -          4,921
                                               ----------     ----------     ----------     ----------

Total non-interest expenses                         7,381          6,037              -         13,418
                                               ----------     ----------     ----------     ----------

Net earnings before Federal income
    tax provision                                   2,958          3,811          1,004          7,773
Federal income tax provision                        1,121          2,039            351          3,511
                                               ----------     ----------     ----------     ----------

Net earnings                                   $    1,837     $    1,772     $      653     $    4,262
                                               ==========     ==========     ==========     ==========

Balance Sheet Information:

Total assets                                   $  452,156     $  828,087     $   21,397     $1,301,640
Deferred policy acquisition costs                  13,847         17,068              -         30,915
Policyholder liabilities and accruals             107,660        127,465              -        235,125
Other policyholder funds                              686            439              -          1,125

(a) Management considers investment income net of interest credited to policyholders' account balances in evaluating results.

The table below summarizes the Company's net revenues by product for 2003, 2002 and 2001:

                                                                   2003           2002            2001
                                                                ----------     ----------      ----------
Life Insurance
               Variable life                                    $    8,041     $    8,919      $    9,989
               Interest-sensitive whole life                            49            183             350
                                                                ----------     ----------      ----------

               Total Life Insurance                                  8,090          9,102          10,339
                                                                ----------     ----------      ----------

Annuities
               Variable annuities                                    9,587          9,782           9,853
               Interest-sensitive annuities                          1,526           (801)             (5)
                                                                ----------     ----------      ----------

               Total Annuities                                      11,113          8,981           9,848
                                                                ----------     ----------      ----------

Other                                                                  837            695           1,004
                                                                ----------     ----------      ----------

Total                                                           $   20,040     $   18,778      $   21,191
                                                                ==========     ==========      ==========

                                   * * * * * *

                                     PART C
                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS


(a)  Financial Statements
      (1)          Financial Statements of ML of New York Variable Annuity
                    Separate Account A as of September 30, 2004 (unaudited),
                    and December 31, 2003, for the nine-month period ended
                    September 30, 2004 (unaudited); and for the two years ended
                    December 31, 2003; and the Notes relating thereto appear in the Statement of Additional Information.
      (2)          Financial Statements of ML Life Insurance Company of New
                    York as of September 30, 2004 (unaudited) and December 31,
                    2003 and 2002, for the three- and nine-month periods ended
                    September 30, 2004, September 30, 2003 (unaudited); and for the three years ended December 31, 2003; and the Notes
                    relating thereto appear in the Statement of Additional
                    Information.
(b)  Exhibits
      (1)          Resolution of the Board of Directors of ML Life Insurance
                    Company of New York establishing the ML of New York
                    Variable Annuity Separate Account A. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10
                    to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
      (2)          Not Applicable.
      (3)          Underwriting Agreement Between ML Life Insurance Company of
                    New York and Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 10 to Form N-4, Registration
                    No. 33-43654 Filed December 9, 1996.)
      (4) (a)      Form of Contract and Schedule Pages for the Flexible Premium
                    Individual Deferred Variable Annuity.
          (b)      Guaranteed Minimum Income Benefit Endorsement and Schedule
                    Pages.
          (c)      Guaranteed Minimum Death Benefit Endorsement and Schedule
                    Pages.
          (d)      Bonus Endorsement and Schedule Pages.
          (e)      Spousal Beneficiary Continuation Endorsement.
      (5)          Form of Application for the Flexible Premium Individual
                    Deferred Variable Annuity.
      (6) (a)(i)   Certificate of Amendment and Restatement of Charter of Royal
                    Tandem Life Insurance Company. (Incorporated by Reference
                    to Registrant's Post-Effective Amendment No. 10 to Form
                    N-4, Registration No. 33-43654 Filed December 9, 1996.)
          (a)(ii)  Certificate of Amendment of the Charter of ML Life Insurance
                    Company of New York. (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 10 to Form N-4,
                    Registration No. 33-43654 Filed December 9, 1996.)
          (b)      By-Laws of ML Life Insurance Company of New York.
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 10 to Form N-4, Registration No. 33-43654
                    filed December 9, 1996.)
      (7)          Not Applicable.
      (8) (a)      Amended General Agency Agreement. (Incorporated by Reference
                    to Registrant's Post-Effective Amendment No. 5 to Form N-4,
                    Registration No. 33-43654 Filed April 28, 1994.)
          (b)      Indemnity Agreement Between ML Life Insurance Company of New
                    York and Merrill Lynch Life Agency, Inc. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10
                    to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
          (c)      Management Agreement Between ML Life Insurance Company of
                    New York and Merrill Lynch Asset Management, Inc.
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 10 to Form N-4, Registration No. 33-43654
                    Filed December 9, 1996.)


          (d)      Agreement Between ML Life Insurance Company of New York and
                    Merrill Lynch Variable Series Funds, Inc. Relating to
                    Maintaining Constant Net Asset Value for the Domestic Money
                    Market Fund. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 10 to Form N-4, Registration
                    No. 33-43654 Filed December 9, 1996.)
          (e)      Agreement Between ML Life Insurance Company of New York and
                    Merrill Lynch Variable Series Funds, Inc. Relating to
                    Valuation and Purchase Procedures. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
          (f)      Service Agreement Between Tandem Financial Group, Inc. and
                    Royal Tandem Life Insurance Company. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
          (g)      Reimbursement Agreement Between Merrill Lynch Asset
                    Management, Inc. and Merrill Lynch Life Agency, Inc.
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 10 to Form N-4, Registration No. 33-43654
                    Filed December 9, 1996.)
          (h)      Amendment to the Reimbursement Agreement Between Merrill
                    Lynch Asset Management, L.P. and Merrill Lynch Life Agency,
                    Inc. (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (i)      Form of Participation Agreement Between Merrill Lynch
                    Variable Series Funds, Inc., Merrill Lynch Life Insurance
                    Company, ML Life Insurance Company of New York, and Family
                    Life Insurance Company (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 5 to Form N-4,
                    Registration No. 33-43654 Filed April 28, 1994).
          (j)      Form of Participation Agreement Between Merrill Lynch
                    Variable Series Funds, Inc. and ML Life Insurance Company of New York (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 10 to Form N-4, Registration
                    No. 33-43654 Filed December 9, 1996).
          (k)      Participation Agreement By And Among AIM Variable Insurance
                    Funds, Inc., AIM Distributors, Inc., and ML Life Insurance
                    Company of New York (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 11 to Form N-4,
                    Registration No. 33-43654 Filed April 23, 1997).
          (l)      Amendment to the Participation Agreement By and Among AIM
                    Variable Insurance Funds, Inc., AIM Distributors, Inc., and
                    ML Life Insurance Company of New York. (Incorporated by
                    Reference to Registrant's Registration Statement on Form
                    N-4, Registration No. 333-34894 Filed April 17, 2000).
          (m)      Form of Participation Agreement Among ML Life Insurance
                    Company of New York, Alliance Capital Management L.P., and
                    Alliance Fund Distributors, Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form
                    N-4, Registration No. 33-43654 Filed December 9, 1996).
          (n)      Form of Amendment to Participation Agreement Among ML Life
                    Insurance Company of New York, Alliance Capital Management
                    L.P., and Alliance Fund Distributors, Inc. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 12 to Form N-4, Registration No. 33-43654 Filed May 1, 1998).
          (o)      Form of Amendment to Participation Agreement Between Merrill
                    Lynch Variable Series Funds, Inc. and ML Life Insurance
                    Company of New York (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 12 to Form N-4,
                    Registration No. 33-43654 Filed May 1, 1998).
          (p)      Form of Amendment to Participation Agreement Between Merrill
                    Lynch Variable Series Funds, Inc. and ML Life Insurance
                    Company of New York (Incorporated by Reference to
                    Registrant's Registration Statement on Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000).


          (q)      Form of Participation Agreement Between Merrill Lynch,
                    Pierce, Fenner & Smith Incorporated and ML Life Insurance
                    Company of New York (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 12 to Form N-4,
                    Registration No. 33-43654 Filed May 1, 1998).
          (r)      Form of Amendment to Participation Agreement Among ML Life
                    Insurance Company of New York, Alliance Capital Management
                    L.P., and Alliance Fund Distributors, Inc. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 12
                    to Form N-4, Registration No. 33-43654 Filed May 1, 1998).
          (s)      Amendment to the Participation Agreement Among ML Life
                    Insurance Company of New York, Alliance Capital Management
                    L.P., and Alliance Fund Distributors, Inc. Dated June 5,
                    1998. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 15 to Form N-4, Registration
                    No. 33-43654 Filed May 1, 2000).
          (t)      Amendment to the Participation Agreement Among ML Life
                    Insurance Company of New York, Alliance Capital Management
                    L.P., and Alliance Fund Distributors, Inc. Dated July 22,
                    1999. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 15 to Form N-4, Registration
                    No. 33-43654 Filed May 1, 2000).
          (u)      Form of Participation Agreement Between American Century
                    Investment Services, Inc. and ML Life Insurance Company of
                    New York. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 17 to Form N-4, Registration
                    No. 33-43654 Filed April 30, 2001).
          (v)      Form of Participation Agreement Between Davis Variable
                    Account Fund, Inc. and ML Life Insurance Company of New
                    York (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000).
          (w)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and PIMCO Variable Insurance Trust.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (x)      Form of Participation Agreement Between Federated Securities
                    Corp., Insurance Series, and ML Life Insurance Company of
                    New York. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 5 to Form N-4, Registration
                    No. 333-34894 Filed April 23, 2004.)
          (y)      Form of Participation Agreement Between PIMCO Advisors VIT,
                    OCC Distributors LLC, and ML Life Insurance Company of New
                    York. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 5 to Form N-4, Registration
                    No. 333-34894 Filed April 23, 2004.)
          (z)      Form of Participation Agreement Between Van Kampen Life
                    Investment Trust and ML Life Insurance Company of New York.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (aa)     Form of Participation Agreement between OppenheimerFunds
                    Distributor, Inc. and ML Life Insurance Company of New
                    York. (Incorporated by reference to Merrill Lynch Life
                    Variable Annuity Separate Account D's Pre-Effective
                    Amendment No. 1 to the Registration Statement on Form N-4,
                    Registration No. 333-98283 Filed June 3, 2003.)
          (bb)     Form of Participation Agreement between Franklin Templeton
                    Distributors, Inc. and ML Life Insurance Company of New
                    York. (Incorporated by reference to Merrill Lynch Life
                    Variable Annuity Separate Account D 's Pre-Effective
                    Amendment No. 1 to the Registration Statement on Form N-4,
                    Registration No. 333-98283 Filed June 3, 2003.)
      (9)          Opinion of Barry G. Skolnick, Esq. and Consent to its use as
                    to the legality of the securities being registered.
     (10) (a)      Written Consent of Sutherland Asbill & Brennan LLP.
          (b)      Written Consent of Deloitte & Touche LLP, independent
                    registered public accounting firm.
          (c)      Written Consent of Barry G. Skolnick, Esq. (See Exhibit 9)


     (11)          Not Applicable.
     (12)          Not Applicable.
     (13) (a)      Power of Attorney from Frederick J.C. Butler. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4
                    to Form N-4, Registration No. 33-43654 Filed March 2,
                    1994.)
          (b)      Power of Attorney from Robert L. Israeloff. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (c)      Power of Attorney from Cynthia L. Kahn. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (d)      Power of Attorney from Robert A. King. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (e)      Power of Attorney from Irving M. Pollack. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (f)      Power of Attorney from Barry G. Skolnick. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (g)      Power of Attorney from Richard M. Drew. (Incorporated by
                    Reference to Registrant's Form N-4, Registration No.
                    333-34894 Filed April 17, 2000.)
          (h)      Power of Attorney from Christopher J. Grady. (Incorporated by Reference to ML Life Insurance Company of New York's
                    Annual Report on Form 10-K, filed April 2, 2001.)
          (i)      Power of Attorney from H. McIntyre Gardner. (Incorporated by
                    Reference to Registrant's Registration Statement on Form
                    N-4, Registration No. 333-69220 Filed September 10, 2001.)
          (j)      Power of Attorney from Joseph Justice. (Incorporated by
                    Reference to Registrant's Registration Statement on Form
                    N-4, Registration No. 333-69220 Filed September 10, 2001.)
          (k)      Power of Attorney from Nikos Kardassis. (Incorporated by
                    Reference to Registrant's Registration Statement on Form
                    N-4, Registration No. 333-69220 Filed September 10, 2001.)
          (l)      Power of Attorney from Lori M. Salvo. (Incorporated by
                    Reference to Registrant's Registration Statement on Form
                    N-4, Registration No. 333-69220 Filed September 10, 2001.)
          (m)      Power of Attorney from Deborah J. Adler. (Incorporated by
                    Reference to Registrant's Registration Statement on Form
                    N-4, File No. 333-34894 Filed April 22, 2003.)
          (n)      Power of Attorney from Concetta M. Ruggiero. (Incorporated by Reference to Registrant's Registration Statement on Form
                    N-4, File No. 333-34894 Filed April 22, 2003.)

ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR*

NAME                              PRINCIPAL BUSINESS ADDRESS         POSITION WITH DEPOSITOR*
----                             ----------------------------  ------------------------------------
Deborah J. Adler                 1300 Merrill Lynch Drive,     Director, Senior Vice President, and
                                 2(nd) Floor,                    Chief Actuary.
                                 Pennington, NJ 08534
Frederick J.C. Butler            Butler, Chapman & Co. LLC     Director.
                                 320 Park Avenue
                                 New York, NY 10022
Richard M. Drew                  3430 81st Street, Apt. #2     Director.
                                 Jackson Heights, NY 11372
H. McIntyre Gardner              4 World Financial Center      Director and Chairman of the Board.
                                 31(st) Floor, Room 042
                                 New York, NY 10281
Christopher J. Grady             800 Scudders Mill Road - 3D   Director and Senior Vice President.
                                 Plainsboro, NJ 08536
Robert L. Israeloff              455 Longboat Club Road,       Director.
                                 Apt 704
                                 Longboat Key, FL 34228
Joseph E. Justice                1300 Merrill Lynch Drive,     Director, Senior Vice President,
                                 2(nd) Floor,                    Chief Financial Officer, and
                                 Pennington, NJ 08534            Treasurer.
Nikos K. Kardassis               800 Scudders Mill Road - 3D   Director, President and Chief
                                 Plainsboro, NJ 08536            Executive Officer.
Robert A. King                   119 Formby                    Director.
                                 Williamsburg, VA 23188
Irving M. Pollack                11400 Strand Drive            Director.
                                 Suite 310
                                 Rockville, MD 20852-2970
Concetta M. Ruggiero             800 Scudders Mill Road - 3D   Director and Senior Vice President.
                                 Plainsboro, NJ 08536
Lori M. Salvo                    1300 Merrill Lynch Drive,     Director, Senior Vice President,
                                 2(nd) Floor,                    Senior Counsel, Director of
                                 Pennington, NJ 08534            Compliance and Secretary.
Cynthia Kahn Sherman             8231 Bay Colony Drive         Director.
                                 Unit 1503
                                 Naples, FL 34108
Barry G. Skolnick                1300 Merrill Lynch Drive,     Director, Senior Vice President and
                                 2(nd) Floor,                    General Counsel.
                                 Pennington, NJ 08534
Andrew J. Bucklee                1300 Merrill Lynch Drive,     Senior Vice President.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Brian H. Buckley                 1300 Merrill Lynch Drive,     Vice President and Senior Counsel.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Toni DeChiara                    1300 Merrill Lynch Drive,     Vice President.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Alison Denis                     800 Scudders Mill Road - 3D   Senior Vice President.
                                 Plainsboro, New Jersey 08536
Edward W. Diffin, Jr.            1300 Merrill Lynch Drive,     Vice President and Senior Counsel.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Scott Edblom                     1300 Merrill Lynch Drive,     Vice President and Product Actuary.
                                 2(nd) Floor,
                                 Pennington, NJ 08534

NAME                              PRINCIPAL BUSINESS ADDRESS         POSITION WITH DEPOSITOR*
----                             ----------------------------  ------------------------------------
Amy L. Ferrero                   4804 Deer Lake Drive East     Senior Vice President,
                                 Jacksonville, FL 32246          Administration.
Frances C. Grabish               1300 Merrill Lynch Drive,     Vice President and Senior Counsel.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Roger Helms                      1300 Merrill Lynch Drive,     Vice President.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Radha Lakshminarayanan           1300 Merrill Lynch Drive,     Vice President and Corporate
                                 2(nd) Floor,                    Actuary.
                                 Pennington, NJ 08534
Patrick Lusk                     1300 Merrill Lynch Drive,     Vice President and Appointed
                                 2(nd) Floor,                    Actuary.
                                 Pennington, NJ 08534
Robin A. Maston                  1300 Merrill Lynch Drive,     Vice President and Senior Compliance
                                 2(nd) Floor,                    Officer.
                                 Pennington, NJ 08534
Jane R. Michael                  4804 Deer Lake Drive East     Vice President.
                                 Jacksonville, FL 32246
Paul Michalowski                 1300 Merrill Lynch Drive,     Vice President.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Terry L. Rapp                    1300 Merrill Lynch Drive,     Vice President and Senior Compliance
                                 2(nd) Floor,                    Officer.
                                 Pennington, NJ 08534
Sarah Scanga                     1300 Merrill Lynch Drive,     Vice President.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Cheryl Y. Sullivan               1300 Merrill Lynch Drive,     Vice President and Attorney.
                                 2(nd) Floor,
                                 Pennington, NJ 08534
Greta Rein Ulmer                 1300 Merrill Lynch Drive,     Vice President and Senior Compliance
                                 2(nd) Floor,                    Officer.
                                 Pennington, NJ 08534
Kelley Woods                     4804 Deer Lake Drive East     Vice President.
                                 Jacksonville, FL 32246
Connie F. Yost                   1300 Merrill Lynch Drive,     Vice President and Controller.
                                 2(nd) Floor
                                 Pennington, New Jersey 08534


---------------
* Each director is elected to serve until the next annual shareholder meeting or until his or her successor is elected and shall have qualified.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

     ML Life Insurance Company of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc.

     A list of subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.") appears below.

                         SUBSIDIARIES OF THE REGISTRANT

     The following are subsidiaries of ML & Co. as of February 24, 2004 and the states or jurisdictions in which they are organized. Indentation indicates the principal parent of each subsidiary. Except as otherwise specified, in each case ML & Co. owns, directly or indirectly, at least 99% of the voting securities of each subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a "significant subsidiary" as that term is defined in Rule 1.02(w) of the Regulation S-X under the Securities Exchange Act of 1934.

                                                                STATE OR
NAME                                                            JURISDICTION OF ENTITY
----                                                            ----------------------
Merrill Lynch & Co., Inc. ..............................        Delaware
  Merrill Lynch, Pierce, Fenner & Smith Incorporated
     (1)................................................        Delaware
     Merrill Lynch Life Agency Inc. (2).................        Washington
     Merrill Lynch Professional Clearing Corp. (3)......        Delaware
  Merrill Lynch Capital Services, Inc. .................        Delaware
  Merrill Lynch Government Securities, Inc. ............        Delaware
     Merrill Lynch Money Markets Inc. ..................        Delaware
  Merrill Lynch Group, Inc. ............................        Delaware
     Merrill Lynch Investment Managers Group Limited
       (4)..............................................        England
       Merrill Lynch Investment Managers Holdings
          Limited.......................................        England
       Merrill Lynch Investment Managers Limited........        England
     Fund Asset Management, L.P. (5)....................        Delaware
     Merrill Lynch Investment Managers, L.P. (5)........        Delaware
       Merrill Lynch Investment Managers, LLC...........        Delaware
       Merrill Lynch Alternative Investments LLC........        Delaware
     Merrill Lynch Bank & Trust Co. ....................        New Jersey
       Financial Data Services, Inc. ...................        Florida
          ML Mortgage Holdings Inc. ....................        Delaware
     Merrill Lynch Insurance Group, Inc. ...............        Delaware
       Merrill Lynch Life Insurance Company.............        Arkansas
       ML Life Insurance Company of New York............        New York
       Roszel Advisors, LLC.............................        Delaware
     Merrill Lynch International Finance Corporation....        New York
       Merrill Lynch International Bank Limited.........        England
          Merrill Lynch Bank (Suisse) S.A. .............        Switzerland
       Merrill Lynch Group Holdings Limited.............        Ireland
          Merrill Lynch Capital Markets Bank Limited....        Ireland
     Merrill Lynch Mortgage Capital Inc. (6)............        Delaware
     Merrill Lynch Trust Company, FSB...................        Federal
     Merrill Lynch Fiduciary Services, Inc. ............        New York
     MLDP Holdings, Inc. ...............................        Delaware
       Merrill Lynch Derivatives Products AG............        Switzerland
  ML IBK Positions, Inc. ...............................        Delaware
     Merrill Lynch Capital Corporation..................        Delaware
  ML Leasing Equipment Corp. (7)........................        Delaware
  Merrill Lynch Canada Holdings Company.................        Nova Scotia
     Merrill Lynch Canada Finance Company...............        Nova Scotia
     Merrill Lynch & Co., Canada Ltd. ..................        Ontario
       Merrill Lynch Canada Inc. .......................        Canada
Merrill Lynch Bank USA..................................        Utah
  Merrill Lynch Bank USA Funding Corporation............        Delaware
  Merrill Lynch Business Financial Services Inc. .......        Delaware
  Merrill Lynch Credit Corporation......................        Delaware
     Merrill Lynch NJ Investment Corporation............        New Jersey
  Merrill Lynch Utah Investment Corporation.............        Utah
  Merrill Lynch Community Development Company, LLC......        New Jersey
  Merrill Lynch Commercial Finance Corp. ...............        Delaware

                                                                STATE OR
NAME                                                            JURISDICTION OF ENTITY
----                                                            ----------------------
Merrill Lynch International Incorporated................        Delaware
  Merrill Lynch (Australasia) Pty Limited...............        New South Wales, Australia
     Merrill Lynch Finance (Australia) Pty Limited......        Victoria, Australia
     Merrill Lynch International (Australia) Limited
       (8)..............................................        New South Wales, Australia
  Merrill Lynch International Holdings Inc. ............        Delaware
     Merrill Lynch Bank and Trust Company (Cayman)
       Limited..........................................        Cayman Islands, British West
                                                                  Indies
     Merrill Lynch Capital Markets AG...................        Switzerland
     Merrill Lynch Europe PLC...........................        England
       Merrill Lynch Holdings Limited (9)...............        England
          Merrill Lynch International (10)..............        England
       Merrill Lynch Capital Markets Espana S.A.
          S.V. .........................................        Spain
       Merrill Lynch (Singapore) Pte. Ltd. (11).........        Singapore
     Merrill Lynch South Africa (Pty) Ltd. (12).........        South Africa
     Merrill Lynch Mexico, S.A. de C.V., Casa de
       Bolsa............................................        Mexico
     Merrill Lynch Argentina S.A. ......................        Argentina
     Merrill Lynch Pierce Fenner & Smith de Argentina
       S.A.F.M. y de M..................................        Argentina
     Banco Merrill Lynch de Investimentos S.A. .........        Brazil
     Merrill Lynch S.A. ................................        Luxembourg
     Merrill Lynch Europe Ltd. .........................        Cayman Islands, British West
                                                                  Indies
     Merrill Lynch France S.A.S. .......................        France
       Merrill Lynch Capital Markets (France) S.A.S. ...        France
       Merrill Lynch, Pierce, Fenner & Smith S.A.S. ....        France
     Merrill Lynch (Asia Pacific) Limited...............        Hong Kong
       Merrill Lynch Far East Limited...................        Hong Kong
  Merrill Lynch Japan Securities Co., Ltd. .............        Japan
     Merrill Lynch Japan Finance Co., Ltd. .............        Japan

---------------
 (1) MLPF&S also conducts business as "Merrill Lynch & Co."

 (2) Similarly named  affiliates and  subsidiaries that  engage in  the sale  of
     insurance   and  annuity   products  are  incorporated   in  various  other
     jurisdictions.

 (3) The preferred stock of the corporation is owned by an unaffiliated group of investors.

 (4) Held through several intermediate holding companies.

 (5) Princeton Services, Inc. is general partner and ML & Co. is limited partner.

 (6) Held through several intermediate subsidiaries.

 (7) This corporation has more than 32 direct or indirect subsidiaries operating in the United States and serving as either general partners or associate general partners of limited partnerships.

 (8) Held through an intermediate subsidiary.

 (9) Held through an intermediate subsidiary.

(10) Partially owned by another indirect subsidiary of ML & Co.

(11) Held through intermediate subsidiaries.

(12) Partially owned by another indirect subsidiary of ML & Co.

ITEM 27. NUMBER OF CONTRACTS

     As of the date hereof, there are no owners of the Contracts.

ITEM 28. INDEMNIFICATION

     There is no indemnification of the principal underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated, with respect to the Contract.

     The indemnity agreement between ML Life Insurance Company of New York ("ML of New York") and its affiliate Merrill Lynch Life Agency Inc. ("MLLA"), with respect to MLLA's general agency responsibilities on behalf of ML of New York and the Contract, provides:

        ML of New York will indemnify and hold harmless MLLA and all persons associated with MLLA as such term is defined in Section 3(a) (21) of the Securities Exchange Act of 1934 against all claims, losses, liabilities and expenses, to include reasonable attorneys' fees, arising out of the sale by MLLA of insurance products under the above-referenced Agreement, provided that ML of New York shall not be bound to indemnify or hold harmless MLLA or its associated persons for claims, losses, liabilities and expenses arising directly out of the willful misconduct or negligence of MLLA or its associated persons.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. There is no indemnification of the principal underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated, with respect to the Contract.

ITEM 29. PRINCIPAL UNDERWRITERS

     (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated also acts as principal underwriter for the following additional funds: CBA Money Fund; CMA Government Securities Fund; CMA Money Fund; CMA Tax-Exempt Fund; CMA Treasury Fund; CMA Multi-State Municipal Series Trust; WCMA Money Fund; WCMA Government Securities Fund; WCMA Tax-Exempt Fund; WCMA Treasury Fund; The Merrill Lynch Fund of Stripped ("Zero") U.S. Treasury Securities; The Fund of Stripped ("Zero") U.S. Treasury Securities; Merrill Lynch Trust for Government Securities; MLIG Variable Insurance Trust; Municipal Income Fund; Municipal Investment Trust Fund; Defined Asset Funds; Corporate Income Fund; Government Securities Income Fund; Equity Investor Fund; and Preferred Income Strategies Fund, Inc.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated also acts as principal underwriter for the following additional accounts: ML of New York Variable Annuity Separate Account B; ML of New York Variable Annuity Separate Account C; ML of New York Variable Annuity Separate Account D; Merrill Lynch Variable Life Separate Account; Merrill Lynch Life Variable Life Separate Account II; Merrill Lynch Life Variable Annuity Separate Account; Merrill Lynch Life Variable Annuity Separate Account A; Merrill Lynch Life Variable Annuity Separate Account B; Merrill Lynch Life Variable Annuity Separate Account C; Merrill Lynch Life Variable Annuity Separate Account D; ML of New York Variable Life Separate Account; ML of New York Variable Life Separate Account II and ML of New York Variable Annuity Separate Account.

     (b) The directors, president, treasurer and executive vice presidents of Merrill Lynch, Pierce, Fenner & Smith Incorporated are as follows:

           NAME AND PRINCIPAL
            BUSINESS ADDRESS                 POSITIONS AND OFFICES WITH UNDERWRITER
           ------------------               -----------------------------------------
Candace E. Browning                         Director and Senior Vice President
Gregory J. Fleming                          Director and Executive Vice President
James P. Gorman                             Director, Chairman of the Board and Chief
                                              Executive Officer
Do Woo Kim                                  Director and Executive Vice President
Carlos M. Morales                           Director and Senior Vice President
Rosemary T. Berkery                         Executive Vice President
Ahmass L. Fakahany                          Executive Vice President
Allen G. Braithwaite, III                   Treasurer

---------------

     Business address for  all persons listed:   4 World  Financial Center,  New
York, NY 10080.

     (c) Not applicable

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     All accounts, books, and records required to be maintained by Section 31(a) of the 1940 Act and the rules promulgated thereunder are maintained by the depositor at the principal executive offices at 222 Broadway, 14(th) Floor, New York, NY 10038, at Merrill Lynch Insurance Group Services, Inc., at 4804 Deer Lake Drive East, Jacksonville, Florida 32246, and at the office of the General Counsel at 1300 Merrill Lynch Drive, 2nd Floor, Pennington, NJ 08534.

ITEM 31. MANAGEMENT SERVICES

     Not Applicable.

ITEM 32. UNDERTAKINGS AND REPRESENTATIONS

     (a) Registrant undertakes to file a post-effective amendment to the Registrant Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

     (b) Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a statement of additional information, or (2) a postcard or similar written communications affixed to or included in the prospectus that the applicant can remove to send for a statement of additional information.

     (c)   Registrant  undertakes   to  deliver  any   statement  of  additional
information and any financial statements required to be made available under this Form promptly upon written or oral request.

     (d) ML Life Insurance Company of New York hereby represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by ML Life Insurance Company of New York.

                                   SIGNATURES


     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, ML of New York Variable Annuity Separate Account A, has caused this Amendment to be signed on its behalf, in the Borough of Pennington, State of New Jersey, on this 8th day of March, 2005.


                                           ML of New York Variable
                                           Annuity
                                           Separate Account A
                                                   (Registrant)


Attest: /s/ EDWARD W. DIFFIN, JR.              By: /s/ BARRY G. SKOLNICK
       --------------------------------------  -----------------------------------------
       Edward W. Diffin, Jr.                       Barry G. Skolnick
       Vice President and Senior Counsel           Senior Vice President and General Counsel

                                           ML Life Insurance Company of
                                           New York
                                                     (Depositor)


Attest: /s/ EDWARD W. DIFFIN, JR.              By: /s/ BARRY G. SKOLNICK
        -------------------------------------  -----------------------------------------
        Edward W. Diffin, Jr.                      Barry G. Skolnick
        Vice President and Senior Counsel          Senior Vice President and General Counsel


     As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 8, 2005.


                  SIGNATURE                                        TITLE
                  ---------                                        -----

                      *                        Director, Senior Vice President, and Chief
---------------------------------------------    Actuary
              Deborah J. Adler

                      *                        Director
---------------------------------------------
            Frederick J.C. Butler

                      *                        Director
---------------------------------------------
               Richard M. Drew

                      *                        Director and Chairman of the Board
---------------------------------------------
             H. McIntyre Gardner

                      *                        Director and Senior Vice President
---------------------------------------------
            Christopher J. Grady

                      *                        Director
---------------------------------------------
             Robert L. Israeloff

                      *                        Director, Senior Vice President, Chief
---------------------------------------------    Financial Officer, and Treasurer
              Joseph E. Justice

                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *                        Director, President, and Chief Executive
---------------------------------------------    Officer
             Nikos K. Kardassis

                      *                        Director
---------------------------------------------
               Robert A. King

                      *                        Director
---------------------------------------------
              Irving M. Pollack

                      *                        Director and Senior Vice President
---------------------------------------------
            Concetta M. Ruggiero

                      *                        Director, Senior Vice President, Senior
---------------------------------------------    Counsel, Director of Compliance, and
                Lori M. Salvo                    Secretary

                      *                        Director
---------------------------------------------
            Cynthia Kahn Sherman

         *By: /s/ BARRY G. SKOLNICK            In his own capacity as Director, Senior Vice
---------------------------------------------    President, and General Counsel, and as
              Barry G. Skolnick                  Attorney-In-Fact

                                 EXHIBIT INDEX



EXHIBIT                            DESCRIPTION
-------                            -----------
 (4)(a)    Form of Contract and Schedule Pages for the Flexible Premium
           Individual Deferred Variable Annuity
 (4)(b)    Guaranteed Minimum Income Benefit Endorsement and Schedule
           Pages
 (4)(c)    Guaranteed Minimum Death Benefit Endorsement and Schedule
           Pages
 (4)(d)    Bonus Endorsement and Schedule Pages
 (4)(e)    Spousal Beneficiary Continuation Endorsement
 (5)       Form of Application for the Flexible Premium Individual
           Deferred Variable Annuity
 (9)       Opinion and Consent of Barry G. Skolnick, Esq.
(10)(a)    Written Consent of Sutherland Asbill & Brennan LLP
(10)(b)    Written Consent of Deloitte & Touche LLP, independent
           registered public accounting firm